     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                              PRACTICEWORKS, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

           DELAWARE                           7372                          52-2259090
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)        Identification Number)

                               1765 THE EXCHANGE
                                   SUITE 200
                             ATLANTA, GEORGIA 30339
                                 (770) 850-5006

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                                JAMES A. COCHRAN
                            CHIEF FINANCIAL OFFICER
                              PRACTICEWORKS, INC.
                               1765 THE EXCHANGE
                                   SUITE 200
                             ATLANTA, GEORGIA 30339
                                 (770) 850-5006
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:

                               JOHN J. KELLEY III
                                KING & SPALDING
                              191 PEACHTREE STREET
                          ATLANTA, GEORGIA 30303-1763
                                 (404) 572-4600
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.
    If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                              PROPOSED             PROPOSED
                                          AMOUNT               MAXIMUM              MAXIMUM             AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES         TO BE           OFFERING PRICE          AGGREGATE          REGISTRATION
         TO BE REGISTERED               REGISTERED          PER SHARE(1)       OFFERING PRICE(1)         FEE(1)
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
  share............................     482,253 shares          $8.65             $4,171,489             $1,043
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, on the basis of the high and low sales prices of Common Stock of PracticeWorks, Inc. on the American Stock Exchange on July 3, 2001.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JULY 10, 2001

PROSPECTUS
                              PRACTICEWORKS, INC.
                                 482,253 SHARES

                                  COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)

     This prospectus relates to 482,253 shares of our common stock that we may be required to issue to WebMD Corporation in satisfaction of pre-existing obligations owed to WebMD. If any shares are issued to WebMD in settlement of our obligations, we will not receive any proceeds from the issuance of these shares.

     PracticeWorks common stock is currently traded on the American Stock Exchange under the symbol "PRW." On July 9, 2001, the closing price of our common stock on the American Stock Exchange was $8.75.

                           -------------------------

     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED IN THIS PROSPECTUS BEGINNING ON PAGE 11.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS          , 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................   11
Capitalization..............................................   40
Market Price Information....................................   41
Dividend Policies...........................................   41
Plan of Distribution........................................   41
Use of Proceeds.............................................   42
Selected Financial Data.....................................   43
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   48
Business....................................................   69
Management..................................................   93
PracticeWorks Executive Compensation........................   95
Security Ownership of Beneficial Owners and Management......  101
Description of Capital Stock................................  103
Anti-Takeover Provisions of PracticeWorks' Certificate of
  Incorporation, Bylaws and Delaware Law....................  110
Liability and Indemnification of Directors and Officers.....  114
Legal Matters...............................................  115
Experts.....................................................  115
Additional Information......................................  116
Index to Financial Statements...............................  F-1

                                    SUMMARY

     This summary highlights selected information contained elsewhere in this document. To acquire a better understanding of PracticeWorks, you should read this entire document carefully, including the risk factors beginning on page 11 and the financial statements and the notes thereto beginning on page F-1. Throughout this prospectus, the terms "we" and "our" refer solely to PracticeWorks.

                                  OUR BUSINESS

     PracticeWorks is an information management technology provider for dentists, orthodontists and oral and maxillofacial surgeons. Our offerings currently include the following:

     - practice management applications -- we develop software applications that automate dental, orthodontic and oral and maxillofacial surgery practices, such as scheduling and billing;

     - business-to-business e-commerce services -- we provide access to systems that enable online purchasing of orthodontic and office supplies;

     - electronic data interchange, or EDI, services -- we provide access to systems that permit our customers to electronically submit insurance claims and patient billing information for processing at national clearinghouses; and

     - ongoing maintenance, support and training related to the above services.

     These applications and services are designed to automate the provider's practice, resulting in greater efficiency, lower costs and higher quality care. As of May 31, 2001, we had an installed base of approximately 57,000 providers in the United States, including 49,000 dentists, 4,000 orthodontists and 4,000 oral and maxillofacial surgeons. We derive substantially all of our revenues from our installed customer base through a combination of systems and software licenses and maintenance support and service fees. We currently have an installed worldwide customer base of 61,000 providers.

     During the fourth quarter of 1999, we changed our business model from one based on revenues generated from a one-time licensing fee with continuing maintenance, support and service to a subscription-based model whereby revenues are generated from our customers' paying a fixed monthly fee for use of our practice management applications and maintenance and support services.

     During the fourth quarter of 2001, we intend to offer specified modules of our practice management applications through an application service provider, or ASP, model, to offer an Internet portal, to develop practice websites for our customers and to expand our e-commerce services to include online purchasing of dental supplies. To date, with the exception of e-commerce, we have not generated any revenues from these activities. We expect to release our ASP applications for the dental market in the fourth quarter of 2001 and for the orthodontic and oral and maxillofacial markets in the first quarter of 2002. Although our initial ASP applications will contain the basic functionality required to manage a dentist's office, they will not offer the full functionality of our current products. We expect to provide full functionality of our ASP applications for the dental market in the first quarter of 2002 and for the orthodontic and the oral and maxillofacial markets in the fourth quarter of 2002.

     PracticeWorks was incorporated in August 2000. Our principal executive offices are located at 1765 The Exchange, Suite 200, Atlanta, Georgia 30339, and our telephone number is (770) 850-5006.

                              RECENT DEVELOPMENTS

SPIN-OFF FROM INFOCURE

     On March 5, 2001, InfoCure Corporation spun off the operations of PracticeWorks through a pro rata distribution to InfoCure's stockholders of all of the issued and outstanding shares of PracticeWorks common stock. Prior to the spin-off, PracticeWorks was a wholly owned subsidiary of InfoCure. At the time of the spin-off, PracticeWorks became an independent, publicly-traded company operating what was previously InfoCure's dental business. This business includes the dental, orthodontic and oral and maxillofacial surgery business lines.

INFOSOFT ACQUISITION

     On March 7, 2001, we completed the acquisition of SoftDent, LLC, or InfoSoft, the practice management software subsidiary of Ceramco, Inc., a wholly owned subsidiary of DENTSPLY International, Inc. The aggregate consideration paid in connection with this acquisition was approximately $32.7 million including fees and expenses. In connection with this acquisition, we issued 32,000 shares of our series A convertible redeemable preferred stock to Ceramco having a stated redemption value of $32.0 million in five years. These shares of series A convertible redeemable preferred stock are convertible into approximately 9.8%, or 970,574 shares, of our outstanding common stock at the time of the spin-off.

MEDICAL DYNAMICS ACQUISITION

     InfoCure originally agreed to acquire Medical Dynamics pursuant to an Agreement and Plan of Reorganization dated as of December 21, 1999. The agreement, as amended and restated, was further amended to provide that PracticeWorks will assume all of InfoCure's obligations under the agreement except for InfoCure's obligation to issue a specified number of shares of InfoCure common stock. The aggregate consideration to be paid to the Medical Dynamics shareholders in connection with the merger is approximately $7.5 million including fees and expenses. Each Medical Dynamics shareholder of greater than 100 shares of Medical Dynamics common stock will receive 0.017183 shares of PracticeWorks common stock, 0.07558 shares of PracticeWorks series B convertible redeemable preferred stock and 0.06873 shares of InfoCure common stock in exchange for each share of Medical Dynamics common stock outstanding on a fully diluted basis on the date of the merger. Each holder of 100 or fewer shares of Medical Dynamics common stock will receive $0.75 in cash for each share of Medical Dynamics. Assuming 13.2 million shares of Medical Dynamics are outstanding on a fully diluted basis on the date of the acquisition, PracticeWorks will issue approximately 219,500 shares of PracticeWorks common stock and approximately 965,000 shares of PracticeWorks series B convertible redeemable preferred stock (with a stated redemption value of $5.3 million) and will pay approximately $325,000 in cash as consideration for the merger. Assuming full conversion of the PracticeWorks series B convertible redeemable preferred stock, the PracticeWorks securities to be issued in connection with the Medical Dynamics merger will represent, in the aggregate, less than 2.0% of PracticeWorks' common stock at the time of the distribution. InfoCure will issue approximately 878,000 shares of its common stock as a portion of the consideration for the merger. This transaction is subject to the approval of the Medical Dynamics shareholders and is expected to close in the third quarter of 2001.

CRESCENT INVESTMENT AND EQUITY LINE

     On March 6, 2001, we issued 100,000 shares of our series C convertible redeemable preferred stock to Crescent International Ltd. in a private placement for $5.0 million. We are using the proceeds of this investment to fund our general operations.

     The shares of series C convertible redeemable preferred stock are not convertible during the first year after issuance. Thereafter, the holders of series C convertible redeemable preferred stock can convert all or a portion of the shares. In no event, however, will the holders of the series C convertible redeemable preferred stock be entitled to obtain, in the aggregate for all conversions, more than 20.0% of our common stock upon conversion. Accordingly, a holder would not be able to convert a portion of the series C convertible redeemable preferred stock, up to 19.9% of the outstanding stock, and then sell all or a portion of its common stock, and then convert more of its holdings, up to 19.9%, at a later date. The number of shares of common stock to be received upon conversion will equal the liquidation preference, $5.0 million, of the series C convertible redeemable preferred stock to be redeemed divided by the conversion price.

     We will have the right either to redeem in cash or to require the conversion of the shares of series C convertible redeemable preferred stock, provided certain conditions are met. If the series C convertible redeemable preferred stock has not been converted after four years, the holders may require us to redeem the series C convertible redeemable preferred stock at a redemption price equal to 175% of the liquidation preference, or $8.75 million. The series C convertible redeemable preferred stock will be entitled to vote, on an as-converted basis, together with the holders of our common stock, on all matters on which the holders of our common stock are entitled to vote; however, the outstanding shares of series C convertible redeemable preferred stock, together with the shares of common stock into which the preferred stock has been converted, will not be entitled to cast more than 9.9% of the votes cast on any matter on which stockholders are entitled to vote.

     On March 6, 2001, we entered into an equity line agreement with Crescent that allows us to issue and sell and requires Crescent to purchase, upon our request, shares of our common stock for consideration of up to $35.0 million (minus applicable fees and expenses). The purchase price for shares of common stock sold to Crescent under this equity line will be equal to an average common stock trading price for a period preceding the applicable sale, less a discount. We may sell up to $2.5 million of common stock at any one time. Management does not currently believe that it will be necessary to draw any amounts under the Crescent equity line.

                                  THE OFFERING

     This prospectus relates to 482,253 shares of PracticeWorks common stock that we may be required to issue to WebMD Corporation in satisfaction of pre-existing obligations. These shares, if issued, would represent approximately 5.0% of our issued and outstanding shares of common stock. If any shares are issued to WebMD in settlement of our obligations, we will not receive any proceeds from the issuance of these shares.

                                  RISK FACTORS

     You should review the risks relating to the distribution and our business described in "Risk Factors" beginning on page 11. These risks include, among others, the following:

     - We have a recent history of losses and we may never achieve or maintain profitability. We had net losses of $8.6 million for the three months ended March 31, 2001 and net losses of $29.4 million for the year ended December 31, 2000.

     - We anticipate incurring substantial operating losses and negative operating cash flow in the foreseeable future. Because we expect to continue to recognize reduced revenues compared to our prior business model due to our introduction of subscription pricing in the second quarter of 2000, we expect our operating and net losses to continue for the foreseeable future.

     - We have an accumulated deficit. Our accumulated deficit as of March 31, 2001 was $3.6 million.

     - We operate in a highly competitive market with low barriers to entry. The market for providing information management technology to dentists, orthodontists and oral and maxillofacial surgeons is highly competitive. In addition, the market for Internet-based application service providers in the healthcare industry is relatively new and evolving. Many of our competitors have substantially greater resources, longer operating histories, greater name recognition and more established relationships than we have. In addition, the lack of barriers to entry in our market exposes us to a potentially increasing number of competitors.

     - We may be unable to improve the operations of Medical Dynamics. In connection with the spin-off, we assumed InfoCure's obligation to acquire Medical Dynamics. Medical Dynamics' independent accountants have stated in their audit report that there is substantial doubt as to Medical Dynamics' ability to continue as a going concern. As of March 31, 2001, InfoCure had advanced to Medical Dynamics $1.65 million to repay specified existing obligations and for general working capital purposes. We may be unable to improve the operations of Medical Dynamics following the acquisition.

     - You may experience significant dilution as a result of issuances of our stock in connection with our acquisitions of InfoSoft and Medical Dynamics. In connection with the recent issuance of our series A convertible redeemable preferred stock to Ceramco in connection with the InfoSoft acquisition and the planned issuance of our series B convertible redeemable preferred stock to the stockholders of Medical

       Dynamics in the third quarter of 2001, you may experience dilution, as these holders of convertible redeemable preferred stock are entitled, under specified circumstances, to convert this preferred stock into shares of our common stock. The convertible redeemable preferred stock issued and issuable pursuant to the InfoSoft and Medical Dynamics acquisitions is convertible, in the aggregate, into approximately 11.8% of our common stock.

     - You may experience significant dilution upon conversion of the series C convertible redeemable preferred stock and if additional shares of our common stock are issued to Crescent under the Crescent equity line or upon exercise of warrants that may be issued to Crescent.

        - The series C convertible redeemable preferred stock is not convertible during the first year after issuance. Thereafter, the holders of the series C convertible redeemable preferred stock can convert all or a portion of the shares. In no event, however, will the holders of the series C convertible redeemable preferred stock be entitled to obtain, in the aggregate for all conversions, more than 20.0% of our common stock upon conversion. Accordingly, a holder would not be able to convert a portion of the series C convertible redeemable preferred stock, up to 19.9% of the outstanding common stock, and then sell all or a portion of its common stock, and then convert more of its holdings, up to 19.9%, at a later date.

        - The conversion price is based on a floating rate formula and may be below the market value of our common stock on the date of the conversion. As a result, the lower the stock price at the time the holder converts, the more common stock the holder will receive upon conversion, subject to the 20.0% limitation. To the extent a holder of series C convertible redeemable preferred stock converts and sells shares of our common stock, the price of our common stock may decrease due to the additional number of shares on the market. This could allow holders of the series C convertible redeemable preferred stock to convert their shares of preferred stock, subject to the 20.0% limitation, into greater amounts of our common stock, the sales of which could further depress the price of our common stock.

        - We also entered into an equity line agreement with Crescent that allows us to issue and sell, and requires Crescent to purchase, upon our request, shares of our common stock. The issuance of shares of our common stock to Crescent pursuant to the equity line will result in dilution to you.

        - Crescent will receive a warrant to purchase additional shares of our common stock if we utilize the Crescent equity line and may receive additional warrants to protect against certain price declines between the date we issue the common stock and the date a resale registration statement is declared effective. The issuance of shares of our common stock to Crescent upon exercise of such warrants will result in additional dilution to you.

- Crescent could obtain a majority of our common stock and exercise substantial control over our business and operations. Crescent could obtain a majority of our common stock as a result of conversion of the series C convertible redeemable preferred stock, purchases under the equity line and exercises of the incentive and protective warrants. As a result, Crescent could exercise substantial control over our business and operations.

- Issuances of equity securities may subject us to substantial tax liabilities. If we issue to Crescent or one or more other persons an aggregate of 50% or greater of our common stock, our March 5, 2001 spin-off from InfoCure may be determined to be taxable to InfoCure, and we will be required to indemnify InfoCure for these tax liabilities. This indemnification obligation, if triggered, could be substantial.

                             SUMMARY HISTORICAL AND
                            PRO FORMA FINANCIAL DATA

     You should read the following summary financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", PracticeWorks' unaudited financial statements as of March 31, 2001 and for the three months ended March 31, 2001 and 2000 and PracticeWorks' audited financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 and the related notes appearing elsewhere in this proxy statement-prospectus. The statement of operations data for each of the years in the three-year period ended December 31, 2000, and the balance sheet data as of December 31, 2000 and 1999 are derived from, and qualified by reference to, the financial statements included elsewhere in this prospectus that have been audited by BDO Seidman, LLP, PracticeWorks' independent certified public accountants. The statement of operations data for the eleven months ended December 31, 1997 and the balance sheet data as of December 31, 1998 and 1997 are derived from, and qualified by reference to, the financial statements audited by BDO Seidman, LLP, not included in this prospectus. The information for the three months ended March 31, 2001 and 2000 and the information as of March 31, 2001 is unaudited. Results for the three month period ended March 31, 2001 are not necessarily indicative of results that may be expected for the fiscal year. We believe that the assumptions underlying the preparation of our financial statements are reasonable. Our subscription based revenue model is different than the one we have used historically and we are currently developing new applications and services we have not historically offered. Therefore, the financial information included in this section may not be indicative of our future results of operations, financial position and cash flows. In addition, this financial information may not reflect the financial results we would have achieved if we had been a separate stand-alone entity during these periods.

     The financial statements for all periods presented give retroactive effect to poolings of interests treatment for five acquisitions completed during 1999 attributed to us by InfoCure and include the results of operations for all purchase acquisitions acquired by us or attributed to us by InfoCure from the respective acquisition date.

                                             THREE MONTHS
                                                 ENDED
                                               MARCH 31,           YEAR ENDED DECEMBER 31,
                                          -------------------   ------------------------------
                                          2001(1)    2000(2)    2000(2)    1999(3)    1998(4)
                                          --------   --------   --------   --------   --------
                                              (UNAUDITED)            (IN THOUSANDS EXCEPT
                                                                       PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenue...........................  $11,817    $  9,820   $ 40,015   $ 54,591   $ 43,487
                                          -------    --------   --------   --------   --------
Operating expense:
  Hardware and other purchases for
    resale..............................    1,447       1,296      5,337      9,654      9,726
  Selling, general and administrative
    (excluding compensatory stock awards
    and certain other non-recurring
    charges)............................   10,212       8,520     38,895     28,666     21,061
  Research and development..............      726         654      3,481      4,185      3,537
  Depreciation and amortization.........    5,314       3,293     17,250      3,284      2,272
  Restructuring(5)(6)...................     (310)        778      3,869        940      1,031
  Impairment and other non-recurring
    charges(5)(6).......................    2,436          --      3,541        874         --
  Merger costs..........................       --          --         --        659         69
  Compensatory stock awards.............       --          --         --        428      6,447
  Gain on disposal of fixed assets......       --        (640)      (636)        --         --
                                          -------    --------   --------   --------   --------
    Total operating expense.............   19,819      13,901     71,737     48,690     44,143
                                          -------    --------   --------   --------   --------

                                             THREE MONTHS
                                                 ENDED
                                               MARCH 31,           YEAR ENDED DECEMBER 31,
                                          -------------------   ------------------------------
                                          2001(1)    2000(2)    2000(2)    1999(3)    1998(4)
                                          --------   --------   --------   --------   --------
                                              (UNAUDITED)            (IN THOUSANDS EXCEPT
                                                                       PER SHARE DATA)
Operating (loss) income.................   (8,002)     (4,081)   (31,722)     5,901       (656)
Interest expense and other, net.........      625         379      2,117      1,335        966
                                          -------    --------   --------   --------   --------
(Loss) income before income taxes and
  extraordinary item....................   (8,627)     (4,460)   (33,839)     4,566     (1,622)
(Benefit) provision for income taxes....       --      (1,502)    (4,399)     2,186        873
                                          -------    --------   --------   --------   --------
(Loss) income before extraordinary
  item..................................   (8,627)     (2,958)   (29,440)     2,380     (2,495)
Extraordinary item, net of income
  taxes.................................       --          --         --        (72)        --
                                          -------    --------   --------   --------   --------
Accrued and accretive dividends on
  preferred stock.......................      333          --         --         --         --
                                          -------    --------   --------   --------   --------
    Net (loss) income available to
       common stockholders..............  $(8,960)   $ (2,958)  $(29,440)  $  2,308   $ (2,495)
                                          =======    ========   ========   ========   ========
Per share data:
Basic and diluted:
  (Loss) income before extraordinary
    item................................  $ (0.99)   $  (0.36)  $  (3.51)  $   0.34   $  (0.52)
  Extraordinary item, net of tax........       --          --         --       0.01         --
                                          -------    --------   --------   --------   --------
Accrued and service dividends on
  preferred stock.......................    (0.04)         --         --         --         --
                                          -------    --------   --------   --------   --------
Net (loss) income available to common
  stockholders..........................  $ (1.03)   $  (0.36)  $  (3.51)  $   0.33   $  (0.52)
                                          =======    ========   ========   ========   ========
Other Data (in thousands):
  EBITDA, as adjusted(7)................  $  (568)   $   (650)  $ (7,698)  $ 12,086   $  9,163
Cash flow from:
  Operating activities..................       48         362     (8,603)     5,814      2,258
  Investing activities..................   (1,792)    (11,536)   (26,970)   (10,276)   (15,575)
  Financing activities..................    4,902      12,368     37,015      5,356     14,209

                                                       AS OF          AS OF DECEMBER 31,
                                                     MARCH 31,    ---------------------------
                                                        2001       2000      1999      1998
                                                     ----------   -------   -------   -------
                                                                  (IN THOUSANDS)
Consolidated balance sheet data:
  Cash and cash equivalents........................   $ 7,135     $ 3,979   $ 2,527   $ 1,633
  Working capital..................................    (5,370)     (3,172)   (1,190)   (1,034)
  Total assets.....................................    93,359      68,522    57,842    37,098
  Long-term debt, less current portion.............    20,031      20,239     9,614    14,769
  Net equity.......................................    23,436      29,829    32,419    10,800

-------------------------

(1) During the quarter ended March 31, 2001, we acquired one company in a transaction accounted for as a purchase.

(2) During the three months ended March 31, 2000 and during year ended December 31, 2000, InfoCure acquired four and six companies, respectively, attributed to us in transactions accounted for as purchases.

(3) During 1999, InfoCure acquired four companies attributed to us in transactions accounted for as purchases.

(4) During 1998, InfoCure acquired one company attributed to us in a transaction accounted for as a purchase.

(5) On August 1, 2000, we announced our 2000 restructuring plan which included the termination of 145 employees resulting in severance and other termination benefits of $1.7 million, and the closure and consolidation of 11 facilities resulting in facility closure costs and other charges of $1.3 million. For the year ended December 31, 2000, restructuring also included $816,000 related to the 1999 plan. Impairment and other non-recurring charges consisted of impairment charges of approximately $500,000 for asset write-downs and a write-down of inventory of $1.5 million related to our decision to discontinue selling hardware and hardware support in certain of our business lines in connection with our new hardware agreement with Dell Computer Corporation. In addition, PracticeWorks incurred approximately $1.4 million in charges related to the spin-off consisting principally of professional service fees. During the year ended December 31, 1999, restructuring consisted of contingent consideration related to acquired companies whose products were discontinued of $700,000, charges for asset write-downs of $97,000, facility closure costs of $95,000 and severance and other termination benefits of $48,000. An additional $816,000 of costs related to the 1999 restructuring were recorded in 2000. These costs consisted primarily of termination and other severance costs for employee terminations determined in 1999 but for whom the details were not communicated until 2000. During the year ended December 31, 1999, impairment and other non-recurring charges consisted of a write-off of capitalized software costs of $874,000. During the year ended December 31, 1998, restructuring consisted of contingent consideration related to acquired companies whose products were discontinued of $750,000 and severance and other termination benefits of $281,000. During the eleven months ended December 31, 1997, restructuring consisted of the write-off of goodwill of $3.5 million, contingent consideration of $2.2 million related to acquired companies whose products were discontinued, facility closure costs of $401,000, the write-off of capitalized software costs of $339,000 and other charges for asset write-downs of $90,000.

(6) During the quarter ended March 31, 2001, we incurred non-recurring charges of $2.4 million relating primarily to professional fees, printing and similar costs in connection with completion of the spin-off from InfoCure offset by a reduction of $310,000 in restructuring costs due to the renegotiation of terminated facility leases.

(7) EBITDA, as adjusted, represents earnings before interest, (benefit) provision for income taxes, depreciation and amortization, restructuring, impairment and other non-recurring charges, merger costs, compensatory stock awards and gain on disposal of fixed assets. We have excluded restructuring and other charges, merger costs, compensatory stock awards and gain on disposal of fixed assets from EBITDA, as adjusted, because we do not believe those costs are representative of the normal recurring nature of our operations. EBITDA, as adjusted, is provided because it is a measure commonly used by analysts and investors to determine a company's ability to incur and service debt. EBITDA, as adjusted, is not a measurement in accordance with generally accepted accounting principles, or GAAP, and should not be considered an alternative to, or more meaningful than, net
    (loss) income as a measure of our profitability or cash flows as a measure of our liquidity. All companies do not calculate EBITDA, as adjusted, in the same manner. Accordingly, our EBITDA, as adjusted, may not be comparable with that of other companies. We have included information concerning EBITDA, as adjusted, because management believes EBITDA, as adjusted, provides a useful measure of its performance. You should note, however, that the items excluded from EBITDA, as adjusted, are significant components in understanding and assessing our performance.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following summary unaudited pro forma condensed combined financial information has been derived from the historical financial statements of PracticeWorks and Medical Dynamics. The unaudited pro forma condensed combined balance sheet data as of March 31, 2001 has been presented as if the pending acquisition of Medical Dynamics had been consummated on that date. The unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2000 and the three months ended March 31, 2001 have been presented as if the pending acquisition of Medical Dynamics had been consummated on January 1, 2000. The unaudited pro forma condensed combined balance sheet as of March 31, 2001 and the pro forma condensed combined statement of operations data for the year ended December 31, 2000 and the three months ended March 31, 2001 also reflect the impact of PracticeWorks' acquisition of InfoSoft completed March 7, 2001 and the sale of $5 million of series C convertible redeemable preferred stock completed March 6, 2001.

     The summary unaudited pro forma condensed combined financial information gives effect to (1) PracticeWorks' potential issuance of 482,253 shares of common stock to WebMD and (2) the proposed the acquisitions of Medical Dynamics and InfoSoft under the purchase method of accounting for business combinations, and is based upon the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

                                            THREE MONTHS ENDED         YEAR ENDED
                                              MARCH 31, 2001       DECEMBER 31, 2000
                                            ------------------   ----------------------
                                                                     (IN THOUSANDS,
                                                                    EXCEPT PER SHARE
                                                                         DATA)
STATEMENT OF OPERATIONS DATA:
Total revenue.............................       $ 13,818               $ 51,683
Depreciation and amortization.............          7,125                 28,766
Restructuring and other non-recurring
  charges.................................          2,120                  7,410
Operating loss............................         (9,772)               (41,577)
Preferred dividends.......................          1,458                  5,833
Net loss available to common
  stockholders............................        (11,918)               (45,020)
Net loss per share, basic and diluted.....          (1.27)                 (4.96)

                                                              MARCH 31, 2001
                                                              --------------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................     $  6,793
Working capital.............................................       (6,972)
Total assets................................................      101,644
Long-term debt, less current portion........................       20,103
Series A convertible redeemable preferred stock -- net......       21,281
Series B convertible redeemable preferred stock -- net......        3,750
Series C convertible redeemable preferred stock -- net......        5,052
Stockholders' equity........................................       26,468

                                  RISK FACTORS

     In addition to the information contained elsewhere in this document, you should carefully read the following risk factors related to the distribution and to PracticeWorks. All references to "we" or "our" are deemed to refer to PracticeWorks and its subsidiaries. As the context requires, all references to the "distribution" refer to the spin-off of PracticeWorks from InfoCure on March 5, 2001.

PRIOR TO THE SPIN-OFF, WE HAD NO OPERATING HISTORY AS AN INDEPENDENT COMPANY AND WE MAY BE UNABLE TO MAKE THE CHANGES NECESSARY TO OPERATE AS A STAND-ALONE COMPANY.

     Prior to the March 5, 2001 spin-off, we did not have an operating history as an independent public company. We relied on InfoCure for various financial, administrative and managerial expertise in conducting our operations. Following the distribution, InfoCure has no obligation to provide assistance to us other than the interim services which are provided by InfoCure under the Transition Services Agreement entered into in connection with the spin-off. The services provided to InfoCure by PracticeWorks include the preparation of tax returns, maintenance of the general ledger, preparation of financial statements, corporate record-keeping and payroll. The services provided to PracticeWorks by InfoCure include insurance-related services and employee benefits services. Because our business had never been operated as an independent company prior to the spin-off, we cannot assure you that we will be able to successfully put in place the financial, administrative and managerial structure necessary to operate as an independent company, or that the development of such a structure will not require a significant amount of management's time or result in significant additional operating costs, any of which could cause our results of operations to suffer. Further, for the period from July 1997 through March 5, 2001, InfoCure has made net cash advances of approximately $40.1 million to PracticeWorks. If we are unable to develop our own sources of funding, we may be unable to execute on our business plan.

WE HAVE A RECENT HISTORY OF LOSSES AND WE MAY NEVER ACHIEVE OR MAINTAIN PROFITABILITY.

     We had net losses of $8.6 million for the three months ended March 31, 2001 and $29.4 million for the year ended December 31, 2000. Our accumulated deficit as of March 31, 2001 was $3.6 million. We expect to continue to recognize reduced revenues due to our introduction in the second quarter of 2000 of subscription pricing. This is due to the elimination of the large up-front payment that we received in connection with one-time licenses. As a result, we expect our operating and net losses to continue for the foreseeable future. We cannot assure you we will increase revenue or control expenses sufficiently to achieve or maintain profitability in the future.

WE HAVE CERTAIN OBLIGATIONS THAT WILL NEED TO BE REFINANCED, AND WE MAY BE UNABLE TO REFINANCE THESE OBLIGATIONS ON FAVORABLE TERMS.

     We have certain obligations that will need to be refinanced. The outstanding principal balance of the FINOVA loan will amortize at 5.0% per quarter beginning October 1, 2001, and the remaining outstanding balance under the facility will be due in full on June 30, 2003. As of March 31, 2001, the outstanding principal balance of the FINOVA loan was approximately $21.6 million. In addition, we may be required to finance the redemption of our convertible redeemable preferred stock. If the series A convertible redeemable preferred stock is not converted prior to March 7, 2005, the fourth anniversary of the date of issuance, the holders will have the right to require us to redeem this preferred stock at a redemption price equal to the liquidation preference, which is initially $32.0 million, plus accrued and unpaid dividends. If the series B convertible redeemable preferred stock is not converted prior to the fourth anniversary of the date of issuance, we will be required to redeem this preferred stock at a redemption price equal to the liquidation preference, which is initially $5.3 million, plus accrued and unpaid dividends. If the series C convertible redeemable preferred stock is not converted prior to March 6, 2005, the holders will have the right to require us to redeem this preferred stock at a redemption price equal to 175% of the liquidation preference, or $8.75 million. However, the terms of the FINOVA credit facility prohibit redemption of any preferred stock without FINOVA's consent. We cannot assure you that we will have sufficient funds available to repay these obligations when they become due, and we may not be able to refinance these obligations on favorable terms. Since an acquisition of a 50% or greater interest in PracticeWorks by one or more persons within the four-year period beginning two years before the distribution could cause the distribution to be taxable, we may be limited in our ability to refinance these obligations by issuing equity.

OUR HISTORICAL FINANCIAL INFORMATION DOES NOT REFLECT THE PRICING MODEL AND MANY OF THE APPLICATION AND SERVICE OFFERINGS THAT WE EXPECT TO BE THE FOCUS OF OUR BUSINESS IN THE FUTURE, WHICH MAKES IT DIFFICULT TO EVALUATE OUR HISTORICAL AND FUTURE FINANCIAL PERFORMANCE.

     PracticeWorks began operating as a separate division of InfoCure in the first quarter of 2000. Historically, we charged our customers a license fee plus maintenance and service fees for our practice management applications and services. For the three months ended March 31, 2001, we derived approximately 30% of our revenue from license and service fees, including software upgrades and reselling hardware components, and 70% from maintenance and support services, subscriptions and e-services (electronic data interchange, or EDI, transactions and royalties and other revenues from e-commerce and other services). Our new pricing strategy is to migrate substantially all of our providers to subscription pricing over the next five years. In addition, our business strategy is to promote the most technologically advanced of our existing applications, our application service provider, or ASP, applications and the other new applications and services, including our Internet portal and website development and hosting services that we are currently developing. We expect the revenue and operating expenses from subscription pricing and our new application and service offerings to differ from our historical results. Specifically, revenue from subscription pricing will initially be lower than revenue provided by one-time licenses because of the elimination of the large up-front payment associated with selling software licenses. Accordingly, our historical financial information reflects our results from a pricing model that differs from the pricing model to which we are transitioning our customer base and application and service offerings that represent only a portion of the applications and services that we expect to offer in the future.

OUR DIRECTORS AND EXECUTIVE OFFICERS HAD CERTAIN CONFLICTS OF INTEREST WITH RESPECT TO THE DISTRIBUTION, WHICH MAY HAVE RESULTED IN TERMS UNFAVORABLE TO US.

     Our directors and executive officers had certain conflicts of interest with respect to setting the terms of the distribution, negotiating the terms of the agreements governing our relationship with InfoCure following the distribution, and approving the distribution. Richard E. Perlman and James K. Price, two members of InfoCure's board of directors, resigned from all positions with InfoCure upon completion of the distribution and became directors of PracticeWorks at that time. Additionally, all of our executive officers immediately following the distribution were employees of InfoCure immediately prior to the distribution. Certain of our executive officers who were executive officers of InfoCure entered into new employment agreements with PracticeWorks. Also, in August 2000, these directors and executive officers received grants of options to purchase an aggregate of 3.35 million shares of InfoCure common stock in the following amounts: Richard E. Perlman -- 1.2 million shares; James K. Price -- 1.2 million shares; James C. Davis -- 700,000 shares; and James A. Cochran -- 250,000 shares. On March 5, 2001, these options automatically converted into options to purchase PracticeWorks common stock, and if the distribution had not been completed before March 31, 2001, approximately 75% of these options would have been cancelled. Accordingly, these directors and executive officers may have had an incentive to approve the distribution even if the terms were unfavorable to us.

THE AGREEMENTS GOVERNING OUR RELATIONSHIP WITH INFOCURE FOLLOWING THE DISTRIBUTION WERE NEGOTIATED WHILE WE WERE A SUBSIDIARY OF INFOCURE AND AS A RESULT, WE CANNOT ASSURE YOU THAT THE AGREEMENTS ARE ON TERMS FAVORABLE TO US.

     The agreements governing our relationship with InfoCure following the distribution were negotiated in a parent-subsidiary context and were negotiated in the overall context of our separation from InfoCure. At the time of these negotiations, our executive officers were executive officers of InfoCure. We cannot assure you that these agreements were the result of arm's-length negotiations. Especially as it relates to the transition services agreement and the licensing agreements, we cannot assure you that these agreements are on terms comparable to those which might have been obtained from unaffiliated third parties. Additionally, after we terminate these agreements, we may not be able to replace the services and support which InfoCure will provide under these agreements in a timely manner or on terms and conditions, including cost, as favorable as those we will receive from InfoCure.

WE MAY HAVE POTENTIAL CONFLICTS OF INTEREST WITH RESPECT TO OUR ONGOING RELATIONSHIPS WITH INFOCURE, AND THE RESOLUTION OF THESE CONFLICTS MAY BE ON TERMS UNFAVORABLE TO US.

     All of our executive officers and directors, at the time of the spin-off, owned stock in both InfoCure and PracticeWorks. This ownership could create, or appear to create, potential conflicts of interest with respect to the resolution of disputes arising out of, among other things, the agreements governing the two entities following the distribution. We can not assure you that our directors and executive officers will resolve potential conflicts in a manner which is in the best interests of PracticeWorks. Also, the appearance of conflicts, even if such conflicts do not materialize, might adversely affect the public's perception of our company following the distribution.

OUR ASP APPLICATIONS AND SERVICES WILL NOT INITIALLY OFFER FULL FUNCTIONALITY WHICH MAY MAKE IT DIFFICULT TO ATTRACT NEW CUSTOMERS FOR THESE PRODUCTS.

     Our initial ASP applications will not offer the full functionality of our current products. Specifically, while our dental ASP will initially feature the functionality required by most dental practices, plus the efficiency of the ASP delivery model, upon initial release, the application will not include third party features such as charting, graphical representation or imaging of teeth or electronic medical records. We expect to provide these levels of functionality in the first quarter of 2002. Similarly, although our ASP applications for the orthodontic and oral and maxillofacial surgery markets will contain the administrative and financial management functions required to manage a dentist's office, they will not initially include the third party features or support for imaging and x-rays. We expect to provide such functionality for the orthodontic and the oral and maxillofacial surgery markets in the fourth quarter of 2002. While we believe the fact that the planned releases offering the administrative and financial functions required by most dentists, coupled with the efficiency of the ASP delivery model will be a competitive advantage, the lack of full functionality may result in our products not being well received in the marketplace. Should these circumstances occur, our ability to convert existing customers to these applications and our ability to achieve lower costs from this technology will be adversely affected. Additionally, our ability to attract new customers may be adversely affected as well. As a result, we may be unable to grow revenues and our ability to achieve profitability will be impaired.

WE MAY EXPERIENCE DELAYS IN RELEASING OUR ASP APPLICATIONS IN TARGETED MARKETS.

     We may experience delays in releasing our ASP applications in their respective target markets. We expect to release our ASP applications for use by dentists in the United States during the fourth quarter of 2001 and our orthodontic and oral and maxillofacial surgery ASP applications by the first quarter of 2002. We expect to release our Internet portal and our website development and hosting services in the fourth quarter of 2001. However, we cannot assure you that we will not experience a delay in releasing our ASP applications to our targeted markets. Any delay in releasing our ASP applications may impair our ability to attract new customers and to grow revenues and achieve profitability.

WE MAY NOT SUCCESSFULLY COMPLETE THE DEVELOPMENT OF OUR NEW APPLICATIONS AND SERVICES, WHICH WOULD AFFECT OUR ABILITY TO IMPLEMENT OUR GROWTH STRATEGY.

     Our strategy for growing our business and achieving profitability depends upon our ability to offer a number of additional applications and services in the near future. We are continuing to develop our ASP applications and our Internet portal, or website, and the services it will enable. We expect to initially release our ASP applications for use by dentists in the United States during the fourth quarter of 2001 and our orthodontic and oral and maxillofacial surgery ASP applications by the first quarter of 2002. Our initial ASP applications will not offer the full functionality of our current products. We expect to release our Internet portal in the fourth quarter of 2001. During 2001, we expect to spend approximately $1.2 million in development expenditures for the completion and enhancement of the Internet portal and our ASP products. These expenditures will be financed through operating cash flows and the proceeds from the Crescent investment. However, because the development of our applications and services entails significant technical and business risks and requires substantial expenditures and lead time, we may be unable to offer these applications and services on our projected schedule, in a cost-effective manner or at all. If the offering of any or all of these applications and services is delayed or cancelled, our ability to grow our business and achieve profitability will be substantially impaired.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS FROM THIRD PARTY CHALLENGES, IT MAY SIGNIFICANTLY IMPAIR OUR COMPETITIVE POSITION.

     Our success and ability to compete depend in part on our ability to protect our proprietary intellectual property rights, which consists primarily of our internally developed and acquired software. Any failure to adequately protect our proprietary rights could result in our competitors offering similar services, which could impair our competitive advantage and decrease our revenue. To protect our proprietary rights, we rely primarily on a combination of copyright, trade secret and trademark laws, confidentiality agreements with third parties, and protective contractual provisions such as those contained in license agreements with suppliers, vendors and customers. In addition, our employees are expected to sign an agreement to comply with our corporate policies and procedures, including our policy regarding non-disclosure of confidential information. We have not entered into these agreements in every case, and there remains a risk that existing copyright, trademark and trade secret laws afford only limited protection.

     We cannot assure you that our means of protecting our proprietary rights are adequate. Policing use of our proprietary information is difficult, and the steps we have taken might not prevent misappropriation, particularly in foreign countries where the laws may not protect our proprietary rights as fully as do the laws of the United States. Despite our efforts, unauthorized parties may copy aspects of our applications or services and obtain and use information that we regard as proprietary. Our competitors could also independently develop similar technology. Other parties may breach confidentiality agreements and other protective contracts into which we have entered. We may not become aware of, or have adequate remedies in the event of, breaches.

THE DISTRIBUTION MAY FAIL TO QUALIFY FOR NONRECOGNITION TREATMENT UNDER SECTION 355 OF THE INTERNAL REVENUE CODE.

     In connection with the distribution, King & Spalding, counsel to InfoCure, rendered an opinion to the effect that, although the matter is not free from doubt, the distribution should qualify for nonrecognition treatment under
Section 355 of the Internal Revenue Code. There can be no assurance, however, that the distribution will qualify for nonrecognition treatment under Section 355 of the Internal Revenue Code, and the opinion of King & Spalding will be subject to a degree of uncertainty for a number of reasons. First, Section 355 of the Internal Revenue Code is highly technical and complex, and many aspects of the statute have not yet been addressed by judicial decisions, Treasury regulations, or other administrative guidance. The opinion of King & Spalding represents its best interpretation of the legal requirements of Section 355 as applied to the distribution, but an opinion of counsel is not binding on the Internal Revenue Service or the courts. Second, the determination of whether a transaction qualifies for nonrecognition treatment under Section 355 of the Internal Revenue Code depends in part on the business reasons for the transaction and satisfaction of numerous other fact-based requirements. The opinion of King & Spalding, therefore, was subject to certain assumptions and based on various factual representations made by officers of InfoCure and PracticeWorks. If any of the assumptions or representations upon which the opinion of King & Spalding was based are inaccurate or incomplete in any material respect, the distribution could fail to qualify for nonrecognition treatment under Section 355 of the Internal Revenue Code. Finally, the opinion of King & Spalding is subject to uncertainty because it is possible that the distribution could be rendered taxable to InfoCure, but not its stockholders, under Section 355(e) of the Internal Revenue Code as a result of subsequent acquisitions of the stock or assets of InfoCure or PracticeWorks.

INFOCURE COULD INCUR A SUBSTANTIAL CORPORATE INCOME TAX LIABILITY IN CONNECTION WITH THE DISTRIBUTION, AND PRACTICEWORKS MAY BE REQUIRED TO INDEMNIFY INFOCURE FOR ALL OR A PORTION OF THIS TAX LIABILITY.

     If the distribution fails to qualify for nonrecognition treatment under
Section 355 of the Internal Revenue Code, then a corporate income tax also could be payable by InfoCure based upon the difference between (1) the aggregate fair market value of the shares of PracticeWorks common stock distributed in the distribution and (2) InfoCure's adjusted basis in the shares of PracticeWorks stock. Although the corporate level tax would be payable by InfoCure, we have agreed to indemnify InfoCure under certain circumstances for all or a portion of this tax liability. This indemnification obligation, if triggered, could be substantial. In addition, under the federal income tax regulations that govern corporations filing a consolidated return, each member of InfoCure's consolidated group, including PracticeWorks, is jointly and severally liable for any tax liability incurred by InfoCure prior to the distribution or in connection with the distribution.

     Even if the distribution qualifies for nonrecognition treatment under
Section 355 of the Internal Revenue Code, a corporate income tax could be payable by InfoCure as described above pursuant to Section 355(e) of the Internal Revenue Code if, during the four-year period beginning two years before the distribution, one or more persons were to acquire a 50% or greater interest in InfoCure or PracticeWorks as part of a plan or series of related transactions that includes the distribution. For example, a transaction or series of transactions resulting in an acquisition of a 50% or greater interest in either InfoCure or PracticeWorks, in the aggregate, by one or more persons within the two-year period following the distribution would trigger a corporate level tax liability to InfoCure under Section 355(e) unless InfoCure affirmatively establishes that the acquisition or acquisitions were not part of a plan or series of related transactions that included the distribution. If such an acquisition of either InfoCure or PracticeWorks were to occur within the two-year period following the distribution, InfoCure may be unable to prove that the acquisition was not part of a plan or series of related transactions that included the distribution, in which case the distribution would be taxable to InfoCure under Section 355(e) of the Internal Revenue Code. The distribution also could be taxable to InfoCure, but not its stockholders, under Section 355(e) of the Internal Revenue Code if certain acquisitions of "predecessors" of either InfoCure or PracticeWorks are treated as having occurred pursuant to a plan or series of related transactions that includes the distribution. A number of corporations that InfoCure acquired within the two-year period preceding the distribution may be treated as predecessors of InfoCure or of PracticeWorks under Section 355(e), although the statute is not clear and no administrative guidance or court decisions to date have addressed the matter. If corporations acquired by InfoCure within the two-year period preceding the distribution are treated as predecessors of InfoCure or PracticeWorks, the distribution would be presumed to occur pursuant to a plan or series of related transactions that included InfoCure's acquisition of the predecessor corporations, and the distribution would be taxable to InfoCure unless InfoCure affirmatively establishes that none of its pre-distribution acquisitions of any predecessors occurred pursuant to a plan or series of related transactions that includes the distribution.

ISSUANCES OF SHARES OF OUR COMMON STOCK IN CONNECTION WITH RECENTLY COMPLETED TRANSACTIONS AND AN ACQUISITION THAT IS PENDING TOGETHER WITH FUTURE ISSUANCES MAY SUBJECT US TO SUBSTANTIAL TAX LIABILITIES.

     If during the four-year period beginning two years before the distribution one or more persons acquire a 50% or greater interest in PracticeWorks as part of a plan or series of related transactions that includes the distribution, the distribution may be a taxable transaction to InfoCure. The tax would be a corporate level tax liability payable by InfoCure. We have agreed to indemnify InfoCure under certain circumstances for all or a portion of the corporate income tax liability. This indemnification obligation, if triggered, could be substantial.

     We have already consummated certain transactions involving the issuance of our stock. The acquisition of InfoSoft involved our issuance of securities convertible into approximately 9.8% of our common stock. In addition, Crescent may acquire up to 20% of our common stock upon conversion of our series C convertible redeemable preferred stock. Crescent may acquire even more common stock if we utilize our equity line through direct purchases and upon exercise of the incentive and protective warrants. The acquisition of Medical Dynamics will involve our issuance of securities representing less than 2.0% of our common stock. Additionally, we are issuing to you approximately 5.0% of our common stock. These issuances together with other issuances in the future could result in a determination that there has been an acquisition of a 50% or greater interest in PracticeWorks in the four-year period.

IN CONNECTION WITH THE SPIN-OFF, PRACTICEWORKS ASSUMED ANY AND ALL CONTINGENT LIABILITY OF INFOCURE RELATING TO THE DEFINITIVE RESOLUTION OF A LAWSUIT FILED AGAINST INFOCURE, ALLEGING BREACH OF CONTRACT AND OTHER CLAIMS, AND PRACTICEWORKS CAN NOT ASSURE YOU AS TO THE OUTCOME OF THIS MATTER.

     In connection with the spin-off, PracticeWorks assumed any and all contingent liability of InfoCure relating to the definitive resolution of a lawsuit filed against InfoCure by an individual who sold his business to InfoCure in exchange for InfoCure stock. This lawsuit alleges that InfoCure breached the terms of a registration rights agreement it executed with this individual. This complaint further alleges breach of fiduciary duties owed to the plaintiff as a stockholder of InfoCure and tort claims against InfoCure as a result of the alleged failure to timely register shares for resale. The amount of damages sought by this plaintiff is in excess of $3.2 million. PracticeWorks cannot assure you that InfoCure will be successful defending these claims. If InfoCure were to be found liable for a substantial portion, or the maximum amount of damages sought, this would have an adverse effect on PracticeWorks' business and operating results.

YOU MAY EXPERIENCE SIGNIFICANT DILUTION AS A RESULT OF THE INFOSOFT ACQUISITION AND THE PROPOSED MEDICAL DYNAMICS ACQUISITION.

     In connection with our acquisition of InfoSoft, we issued 32,000 shares of our series A convertible redeemable preferred stock. The series A convertible redeemable preferred stock issued to Ceramco pursuant to the InfoSoft acquisition is convertible, in the aggregate, into approximately 9.8%, or 970,574 shares of our common stock outstanding at the time of the spin-off. If Ceramco converts all, or a portion of the series A convertible redeemable preferred stock into shares of our common stock, this will result in dilution to you.

     In connection with our proposed acquisition of Medical Dynamics, we will issue approximately 965,000 shares of series B convertible redeemable preferred stock and approximately 219,000 shares of common stock. The common stock and series B convertible redeemable preferred stock to be issued to the Medical Dynamics shareholders, assuming full conversion of the series B convertible redeemable preferred stock, will represent, in the aggregate, less than 2.0% of our common stock at the time of the distribution. If all or a portion of the series B convertible redeemable preferred stock is converted into common stock, you will be diluted.

THE CONVERSION OF THE SERIES C CONVERTIBLE REDEEMABLE PREFERRED STOCK MAY RESULT IN SUBSTANTIAL DILUTION TO YOU.

     You may be diluted if Crescent converts the series C convertible redeemable preferred stock into shares of our common stock. The series C convertible redeemable preferred stock is not convertible into our common stock during the first year after issuance. Thereafter, the holders of series C convertible redeemable preferred stock can convert all or a portion of the shares. In no event, however, will the holders of the series C convertible redeemable preferred stock be entitled to obtain, in the aggregate for all conversions, more than 20.0% of our common stock upon conversion. Accordingly, a holder would not be able to convert a portion of the series C convertible redeemable preferred stock, up to 19.9% of the outstanding common stock, and then sell all or a portion of its common stock, and then convert more of its holdings, up to 19.9%, at a later date.

     The number of shares of common stock to be received upon conversion will equal the liquidation preference of the series C convertible redeemable preferred stock to be redeemed, or $50 per share, divided by the conversion price. The conversion price will be equal to the lesser of (1) 107.5% of the average closing bid price of our common stock for the 50 consecutive trading days immediately following the distribution, such 50 day average being referred to as the "reference price," and (2) the average of the three lowest closing bid prices of our common stock during the 22 trading day period immediately preceding the applicable conversion date. As a result, the actual conversion price may be less than the market value of our common stock on the date of the conversion. The conversion price determined according to the formula may not be less than a specified minimum conversion price, which means 75.0% of the reference price. However, beginning 18 months after the date we issue the series C convertible redeemable preferred stock, the minimum conversion price will decrease by 7.5% of the reference price on the first day of each month. As a result, the lower the stock price at the time the holder converts, the more common stock the holder will receive upon conversion, subject to the 20.0% limitation.

     To the extent a holder of series C convertible redeemable preferred stock converts and sells shares of our common stock, the price of our common stock may decrease due to the additional number of shares on the market. This could allow holders of the series C convertible redeemable preferred stock to convert their shares of preferred stock into greater amounts of our common stock, the sales of which could further depress the price of our common stock.

     The following table sets forth the number of shares of our common stock into which the series C convertible redeemable preferred stock is convertible at various assumed conversion prices and the percentages of our total outstanding common stock represented by such shares. The percentages are based on 9,117,238 shares of common stock outstanding as of June 27, 2001 and assume the issuance of the 482,253 shares that may be issued to WebMD as described in this prospectus.

         ASSUMED               NUMBER OF SHARES OF       PERCENTAGE OF OUR OUTSTANDING
CONVERSION PRICE PER SHARE    COMMON STOCK ISSUABLE              COMMON STOCK
--------------------------  --------------------------   -----------------------------
          $15.00                      333,333                         3.5%
           10.00                      500,000                         5.2
            5.00                    1,000,000                        10.4
            1.00                    1,919,889*                       20.0*

-------------------------
* The maximum number of shares of our common stock issuable, in the aggregate, upon conversion of the series C convertible redeemable preferred stock will not represent more than 20.0% of our common stock.

     The 20.0% maximum discussed above limits the total number of shares of our common stock that the holders of series C convertible redeemable preferred stock may receive upon conversion. In addition, there is a limit on the number of shares of our common stock that a holder of series C convertible redeemable preferred stock may hold on any conversion date, which may restrict the number of shares of preferred stock that a holder may convert on any particular conversion date. The holders of our series C convertible redeemable preferred stock may not convert into shares of our common stock if, as a result, the holders and their affiliates would own more than 9.9% of all our common stock outstanding on the applicable conversion date. This restriction, however, does not prevent the holders from converting some of their series C convertible redeemable preferred stock, up to 9.9% of the outstanding common stock, and then selling all or a portion of their common stock, and then converting more shares of series C convertible redeemable preferred stock, up to 9.9% of our outstanding common stock, at a later date, subject to the 20.0% limitation on the aggregate number of shares of our common stock that may be issued upon conversion of the series C convertible redeemable preferred stock. In this way, the holders of our series C convertible redeemable preferred stock could sell more than 9.9% of our outstanding common stock while never holding more than 9.9% at any one time. The conversion terms of the series C convertible redeemable preferred stock may result in substantial dilution to you as well as reduced market prices for our common stock.

     We have a right to redeem the series C convertible redeemable preferred stock and prevent dilution to our stockholders if specified conditions exist. The redemption price will increase proportionately each year from 115% of the liquidation preference during the first year to 160% of the liquidation preference following the third anniversary of issuance. However, the terms of the FINOVA credit facility will prohibit redemption without FINOVA's consent. Also, we cannot assure you that we will have funds available to redeem the series C convertible redeemable preferred stock even if all conditions permitting redemption were satisfied.

     We are required to register for resale all shares of common stock issued to Crescent upon conversion of the series C convertible redeemable preferred stock. We will be subject to certain cash penalties if we do not timely register the underlying shares of our common stock. If we fail to obtain effectiveness of the resale registration statement or to maintain the effectiveness of the resale registration statement, we must pay Crescent in cash an amount equal to 2.0% per month of the aggregate purchase price of all of the registrable securities covered by the resale registration statement. In addition, if the number of shares of common stock covered by the resale registration statement is insufficient to permit the conversion in full of the series C convertible redeemable preferred stock, we must pay Crescent in cash an amount equal to 1.5% per month of the market value of the shares that have not been registered for each month until a registration statement covering the resale of any such shares has been declared effective.

THE ISSUANCE OF SHARES OF COMMON STOCK UNDER THE CRESCENT EQUITY LINE AND UPON THE EXERCISE OF WARRANTS THAT MAY BE ISSUED TO CRESCENT IN CONNECTION WITH THE EQUITY LINE MAY RESULT IN SUBSTANTIAL DILUTION TO YOU.

     Our common stock is subject to further dilution upon the issuance of shares of our common stock to Crescent in connection with the Crescent equity line. The purchase price for shares of common stock sold to Crescent under this equity line will be 94% of the average of the lowest three consecutive bid prices during the 22 day trading period immediately preceding the applicable sale. As a result, the actual sales price may be less than the market value of our common share on the date of the sale.

     We may cause Crescent to purchase a maximum of $2.5 million of our common stock during any 22 day pricing period. The following table sets forth the number of shares of our common stock that may be issuable to Crescent if we utilize $5.0 million of the availability under the equity line at various assumed purchase prices and the percentages of our total outstanding common stock represented by such shares. The percentages are based on 9,117,238 shares of common stock outstanding on June 27, 2001, the assumed issuance of the 482,253 shares that may be issued to WebMD as described in this prospectus, plus the shares issued upon a $5.0 million purchase under the equity line.

           ASSUMED              NUMBER OF SHARES OF       PERCENTAGE OF OUR OUTSTANDING
  PURCHASE PRICE PER SHARE     COMMON STOCK ISSUABLE              COMMON STOCK
  ------------------------     ---------------------      -----------------------------
           $15.00                      333,333                         3.4%
            10.00                      500,000                         5.0
             5.00                    1,000,000                         9.4
             1.00                    5,000,000                        34.2

     In addition, if we sell shares to Crescent under the equity line, we will be required to issue to Crescent an incentive warrant to purchase a number of shares of our common stock equal to $3.5 million divided by the purchase price of our common stock in the first sale to Crescent. The exercise price will be 150% of the purchase price in the first sale. The following table sets forth the number of shares of common stock that may be issuable to Crescent upon exercise of the incentive warrant. The exercise prices are 150% of the assumed purchase prices in the first sale under the equity line as set forth in the table below. The number of shares of common stock issuable upon exercise equals $3.5 million divided by the assumed purchase prices in the first sale as set forth in the table below. The percentages are based on 9,117,238 shares of common stock outstanding on June 27, 2001, the assumed issuance of the 482,253 shares that may be issued to WebMD as described in this prospectus, plus the shares issued upon exercise of the incentive warrant.

       ASSUMED                                                              PERCENTAGE OF OUR
   PURCHASE PRICE      EXERCISE PRICE      NUMBER OF SHARES OF                 OUTSTANDING
      PER SHARE          PER SHARE        COMMON STOCK ISSUABLE               COMMON STOCK
   --------------      --------------   --------------------------      -------------------------
       $15.00              $22.50                 233,333                          2.4%
        10.00               15.00                 350,000                          3.5
         5.00                7.50                 700,000                          6.8
         1.00                1.50               3,500,000                         26.7

     After issuance of unregistered shares under the equity line, we are obligated to file a resale registration statement within 20 days and use our best efforts to have the registration statement declared effective. We must issue to Crescent protective warrants to purchase shares of our common stock at $0.01 per share, which are intended to protect Crescent economically from any loss as a result of a drop in market price of our common stock that might occur between issuance of the unregistered shares and effectiveness of the resale registration statement. The warrants will only become exercisable if the market price of the common stock on the date the resale registration statement covering these unregistered shares is declared effective is lower than the market price on the date the unregistered shares are issued. As the issuance of these protective warrants directly relates to the sale of common stock, we will account for these issuances as a cost of raising capital, the impact of which will be reported in shareholders equity.

     We will also be subject to certain cash penalties if we do not timely register for resale the shares of our common stock issued under the equity line and issuable upon exercise of the incentive and the protective warrants. If we fail to obtain effectiveness of the resale registration statement or to maintain the effectiveness of the resale registration statement, we must pay Crescent in cash an amount equal to 2.0% per month of the aggregate purchase price of all of the registrable securities covered by the resale registration statement. In addition, if the number of shares of common stock covered by the resale registration statement is insufficient, we must pay Crescent in cash an amount equal to 1.5% per month of the market value of the shares that have not been registered for each month until a registration statement covering the resale of any such shares has been declared effective. Regarding any cash penalties associated with the warrants, we will net these amounts against the proceeds from the sale of stock as such costs are considered costs of raising capital.

IF CRESCENT CONVERTS ITS SHARES OF SERIES C CONVERTIBLE REDEEMABLE PREFERRED STOCK AND WE ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK TO CRESCENT UNDER THE EQUITY LINE AND UPON EXERCISE OF THE INCENTIVE AND PROTECTIVE WARRANTS, CRESCENT COULD OWN A MAJORITY OF OUR COMMON STOCK AND EXERCISE SUBSTANTIAL CONTROL OVER OUR OPERATIONS.

     If Crescent converts its shares of our series C convertible redeemable preferred stock and if we issue shares of our common stock to Crescent under the equity line and upon exercise of the incentive and protective warrants, Crescent could own a majority of our common stock and exercise substantial control over our operations. Crescent could elect a majority of our board of directors, which would enable persons elected by Crescent to direct the business, policies and management of PracticeWorks. Actions taken by, or at the direction of, Crescent could conflict with the interests of our other stockholders. In addition, the acquisition by Crescent of a majority of our common stock would constitute an event of default under the FINOVA credit facility.

     The number of shares of common stock to be owned by Crescent will depend upon the conversion price at the time of conversion of the series C convertible redeemable preferred stock, the purchase price at the time of any issuance of common stock under the equity line, the incentive warrant exercise price and the value of any protective warrants issued. The following table sets forth the number of shares of common stock issuable to Crescent at various assumed conversion prices and purchase prices. We assumed that we have issued $5.0 million to Crescent under the equity line. The incentive warrant exercise price equals 150% of the assumed purchase prices set forth in the table below. The percentages are based on 9,117,238 shares of common stock outstanding on June 27, 2001, the assumed issuance of the 482,253 shares that may be issued to WebMD as described in this prospectus, plus the shares issued upon conversion of the series C convertible redeemable preferred stock, the shares issued upon a $5.0 million purchase under the equity line and the shares issued upon exercise of the incentive warrant. All of the assumptions and calculations are consistent with the prior tables.

  ASSUMED CONVERSION         NUMBER OF
  PRICE PER SHARE FOR         SHARES
  SERIES C PREFERRED       ISSUABLE UPON                       NUMBER OF SHARES
   STOCK AND ASSUMED       CONVERSION OF    NUMBER OF SHARES     ISSUABLE UPON                   PERCENTAGE OF
  PURCHASE PRICE PER         SERIES C        ISSUABLE UNDER       EXERCISE OF        TOTAL      OUR OUTSTANDING
SHARE UNDER EQUITY LINE   PREFERRED STOCK     EQUITY LINE      INCENTIVE WARRANT     SHARES      COMMON STOCK
-----------------------   ---------------   ----------------   -----------------   ----------   ---------------

        $15.00                 333,333           333,333             233,333          899,999         8.6%

         10.00                 500,000           500,000             350,000        1,350,000        12.3

          5.00               1,000,000         1,000,000             700,000        2,700,000        22.0

          1.00               1,919,889*        5,000,000           3,500,000       10,419,889        52.0

-------------------------
* The maximum number of shares of our common stock issuable, in the aggregate, upon conversion of the series C convertible redeemable preferred stock will not represent more than 20.0% of our common stock.

SHORT SELLING OF OUR COMMON STOCK COULD RESULT FROM SIGNIFICANT DOWNWARD PRESSURE ON THE PRICE OF OUR COMMON STOCK.

     Significant downward pressure on the price of our common stock could occur as the holders of our convertible redeemable preferred stock convert their shares of preferred stock into common stock and sell material amounts of common stock. In response, holders of our convertible redeemable preferred stock may engage in short sales by borrowing common stock at the current market price in hope of buying our common stock in the future at a lower price. Crescent has contractually agreed not to engage in short sales of our common stock. However, short selling by other persons may depress the price of our common stock.

YOU MAY EXPERIENCE SIGNIFICANT DILUTION IF FUTURE EQUITY OFFERINGS ARE USED TO FUND OUR OPERATIONS OR ACQUIRE COMPLEMENTARY BUSINESSES OR AS A RESULT OF OPTION AND WARRANT EXERCISES.

     We expect to incur increased operating costs associated with the development of our ASP applications and other new applications and services, the establishment of additional business relationships and marketing and sales expenses in connection with the introduction of new applications and services. If we finance future acquisitions through the issuance of equity securities, our stockholders could experience significant additional dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of our common stock. Since an acquisition of a 50% or greater interest in PracticeWorks by one or more persons within the four-year period beginning two years before the distribution could cause the distribution to be taxable, we may be limited in the amount of equity we can issue for future financing activities or potential acquisitions.

     In connection with the distribution, we replaced options held by InfoCure employees who became PracticeWorks employees with options to purchase shares of PracticeWorks common stock. PracticeWorks has issued warrants to Crescent and FINOVA in connection with antidilution provisions contained in their existing InfoCure warrants. Additionally, as a result of the antidilution provisions of the outstanding warrants to purchase InfoCure common stock, InfoCure warrant holders will have the right to acquire up to approximately 100,000 shares of our common stock in connection with the exercise of the InfoCure warrants. The issuance of shares of our common stock upon the exercise of these options and warrants will result in dilution to you.

THE FINOVA CREDIT FACILITY IMPOSES LIMITATIONS AND FINANCIAL COVENANTS, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO OPERATE OUR BUSINESS.

     The FINOVA credit facility contains limitations on our business and financial covenants. For example, the credit facility includes a minimum net worth requirement, a minimum current ratio requirement and a minimum liquidity requirement. Management believes that the covenants that have the greatest likelihood of potentially restricting our operations are required quarterly tests for minimum net worth and minimum liquidity.

     Minimum net worth means, as of any date of determination, the consolidated net worth of PracticeWorks and our subsidiaries calculated in accordance with generally accepted accounting principles, plus the carrying value of the three planned issuances of our convertible redeemable preferred stock. At March 31, 2001, our minimum net worth as determined under this definition was $50.0 million. The table below shows the applicable minimum net worth requirements for the end of each quarter during the term of the loan:

QUARTER                                                       MINIMUM AMOUNT
-------                                                       --------------
March 31, 2001..............................................   $41,760,000
June 30, 2001...............................................    34,720,000
September 30, 2001..........................................    28,200,000
December 31, 2001...........................................    22,360,000
March 31, 2002..............................................    18,100,000
June 30, 2002...............................................    30,480,000
September 30, 2002..........................................    28,020,000
December 31, 2002...........................................    27,000,000
March 31, 2003..............................................    27,600,000

     Minimum liquidity means cash and cash equivalents, such as securities issued or guaranteed by the United States government, certificates of deposit and commercial paper, plus amounts available on the next settlement date, up to $2.5 million, under the Crescent equity line. Our liquidity at March 31, 2001 as determined under this definition was $9.6 million. The table below shows the applicable minimum liquidity requirements for the end of each quarter during the term of the loan:

DATE                                                          MINIMUM AMOUNT
----                                                          --------------
March 31, 2001..............................................   $ 6,375,000
June 30, 2001...............................................     5,395,000
September 30, 2001..........................................     4,255,000
December 31, 2001...........................................     2,932,000
March 31, 2002..............................................     2,835,000
June 30, 2002...............................................     3,455,000
September 30, 2002..........................................     4,955,000
December 31, 2002...........................................     7,575,000
March 31, 2003..............................................    11,125,000

     In addition, the credit facility limits our ability to make capital expenditures in excess of specified amounts for each year during the loan. We are not permitted to carry forward any unused amounts from a prior year. The table below shows the applicable capital expenditure limitations for each year during the term of the loan:

PERIOD                                                        MAXIMUM AMOUNT
------                                                        --------------
2001........................................................    $2,600,000
2002........................................................     3,100,000
Each year thereafter........................................     3,300,000

The levels for the quarterly tests for minimum net worth and liquidity and the annual capital expenditures limitations have been computed based on discussions with the lender regarding our business plan. Also, the credit facility includes restrictions on our ability, without FINOVA's consent, to incur additional indebtedness, create liens, conduct mergers and acquisitions, pay dividends, redeem capital stock or invest in other entities, even if we believe these activities are in the best interests of our stockholders.

     If we do not satisfy the financial covenants in the credit facility, this failure will constitute an event of default under the credit facility. Upon an event of default, the lender may, at its option, terminate the loan commitments and declare all amounts outstanding under the credit facility immediately due and payable. In addition, the lender may exercise various remedies under the credit facility, including foreclosure on and sale of our assets. If the lender accelerates the obligation to repay amounts under the credit facility we cannot assure you that we will have sufficient funds available to repay the obligations, and we may not be able to refinance these obligations on favorable terms or at all. If we are unable to repay or refinance these obligations, we may need to seek protection under the bankruptcy laws. If we seek protection under the bankruptcy laws, it will further impede our ability to obtain additional financing and to operate our business, and you could lose your entire investment in PracticeWorks common stock.

IF WE CANNOT MEET THE AMERICAN STOCK EXCHANGE MAINTENANCE RULES AND OTHER REQUIREMENTS, THE AMERICAN STOCK EXCHANGE MAY DELIST OUR COMMON STOCK, WHICH COULD NEGATIVELY AFFECT THE PRICE OF OUR COMMON STOCK AND YOUR ABILITY TO SELL THE COMMON STOCK.

     In the future, we may not be able to meet the maintenance rules and requirements of the American Stock Exchange. The maintenance rules of the American Stock Exchange specify that the exchange may initiate the delisting of an issuer's stock if, among other things, the issuer has sustained losses from continuing operations and/or net losses in its five most recent fiscal years, or, if the issuer has sustained losses for three of its past four fiscal years and stockholders' equity is less than $4.0 million, or, if the issuer has sustained losses for two of its past three fiscal years and stockholders' equity is less than $2.0 million. In addition, the American Stock Exchange rules require shareholder approval prior to the issuance of securities in connection with a transaction involving the sale or issuance of common stock equal to 20.0% or more of a company's outstanding common stock before the issuance for less than the greater of book or market value of the stock. If we were no longer in compliance with the American Stock Exchange rules and were unable to receive a waiver or achieve compliance, and if our common stock were to be delisted from the American Stock Exchange, you may find it more difficult to sell your common stock. This lack of liquidity also may make it more difficult for us to raise capital in the future.

IF THE AMERICAN STOCK EXCHANGE DELISTS OUR COMMON STOCK, COMPLIANCE WITH THE PENNY STOCK REGULATIONS WHICH WOULD RESULT COULD MAKE IT MORE DIFFICULT TO SELL YOUR COMMON STOCK.

     In the event that our securities are not listed on the American Stock Exchange, trading of the common stock would be conducted in the "pink sheets" or through the National Association of Securities Dealers' Electronic Bulletin Board and covered by Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

     The SEC adopted regulations that generally define a penny stock as any equity security that has a market price of less than $5.00 per share. However, our common stock will not constitute penny stock if our common stock is quoted on the American Stock Exchange. If in the future our common stock falls within the definition of penny stock, these regulations would require the delivery, prior to any transaction involving our common stock, of a disclosure schedule explaining the penny stock market and the risks associated with it. Furthermore, the ability of broker/dealers and holders to sell the common stock would be limited. As a result, the market liquidity for the common stock would be severely and adversely affected. We cannot assure you that trading in our securities will not be subject to these or other regulations in the future which would negatively affect the market for our common stock.

WE MAY NOT BE ABLE TO ESTABLISH THE BUSINESS RELATIONSHIPS NECESSARY TO IMPLEMENT OUR GROWTH STRATEGY.

     We expect to develop additional business relationships with providers of dental and other supplies. This is necessary to allow us to begin offering our e-commerce application, which we call the PracticeWorks Exchange, in the dental and oral and maxillofacial surgery markets. The PracticeWorks Exchange is a software application that was designed to reduce administrative effort and increase the efficiency of the procurement function of a practice by enabling online purchasing of dental and office supplies.

     The availability of the PracticeWorks Exchange to our dental and oral and maxillofacial surgery customers is dependent on our ability to develop business relationships with suppliers in these industries. We cannot assure you that we will be able to develop or sustain these relationships. Establishing these relationships will involve negotiation with various suppliers and we may be unable to reach acceptable agreements. We have not currently finalized any relationships with suppliers in the dental and oral and maxillofacial surgery markets, and as a result, we are unable to predict when the PracticeWorks Exchange will be operational in the dental and oral and maxillofacial surgery markets. If we are unable to establish business relationships with providers of dental and other supplies, our ability to offer the PracticeWorks Exchange will be limited and our ability to grow our business and achieve profitability will be substantially impaired.

     The PracticeWorks Exchange has been operational for our orthodontic customers since May 2000 and has generated nominal revenues to date.

WE MAY BE UNABLE TO GROW OUR REVENUE IF CUSTOMERS DO NOT RESPOND FAVORABLY TO OUR NEW APPLICATIONS AND SERVICES.

     Our growth strategy depends on our ability to generate usage of our ASP applications, Internet portal, the PracticeWorks Exchange and other new applications and services by a large number of dentists, orthodontists and oral and maxillofacial surgeons. We cannot be certain that these new applications and services will achieve market acceptance. In order to successfully sell our new applications and services, we will need to convince new and existing customers that the features and functionality of our applications justify their cost, as well as the time and administrative expense required for conversion. They may be unwilling to adopt new practice management systems if they have made an extensive investment in hardware, software and training for existing systems. In addition, potential customers are likely to be unfamiliar with the ASP delivery model and may be unwilling to utilize a practice management system in which the application and patient data is stored on an off-site server and delivered to their offices through the Internet. Our ASP applications have not been released yet, and therefore, we currently have no customers using our ASP applications and related services. If we are unsuccessful in attracting customers to our new applications and services or if the market for our applications and services does not grow or grows slowly, achieving profitability could take longer than expected or we may never achieve profitability.

WE MAY INCUR INCREASED EXPENSES IF THE TRANSITION SERVICES AGREEMENT WITH INFOCURE IS TERMINATED.

     In connection with the distribution, we entered into a Transition Services Agreement with InfoCure. This agreement provides that InfoCure will provide services, such as insurance and employee benefits, to us, and we will provide services, such as tax, accounting, corporate record-keeping and payroll, to InfoCure. The agreement will be terminable by either party at any time upon 30 days prior written notice. If the agreement is terminated, we will be required to obtain insurance and employee benefits services from a third party. This could be more expensive than the fees which we will be required to pay under the Transition Services Agreement.

WE EXPECT OUR QUARTERLY OPERATING RESULTS TO FLUCTUATE, WHICH COULD CAUSE OUR STOCK PRICE TO FLUCTUATE.

     Our revenue and operating results may vary significantly from quarter to quarter due to a number of factors which are outside of our control. Some of these factors include:

     - the rate of adoption of our new applications and services by new and existing customers;

     - costs of developing new applications and services;

     - changes in the adoption of Internet usage and acceptance by healthcare providers of electronic commerce;

     - changes in customer purchasing patterns;

     - costs related to acquisitions of technologies or businesses; and

     - general economic conditions, as well as those specific to the healthcare information technology market and related industries.

     In addition, the following factors that are within our control may cause our revenue and operating results to vary significantly from quarter to quarter:

     - our success in appropriately setting subscription fees and the rate at which new and existing customers adopt subscription pricing;

     - the timing of the release of our ASP applications and Internet portal and the introduction of the PracticeWorks Exchange to the dental and oral and maxillofacial surgery markets;

     - our success in establishing additional business relationships, including those necessary to enable the introduction of the PracticeWorks Exchange in the dental and oral and maxillofacial surgery markets; and

     - the timing and amount of sales and marketing expenditures.

     Any change in one or more of these or other factors could cause our annual or quarterly operating results to fluctuate. If our operating results do not meet market expectations, our stock price will likely decline.

OUR SUBSCRIPTION PRICING MODEL IS UNPROVEN AND WE MAY BE UNABLE TO SET SUBSCRIPTION FEES AT LEVELS WHICH ENABLE US TO ACHIEVE PROFITABILITY.

     The success of our subscription pricing model depends on our ability to set subscription fees for our applications and services at rates that will allow us to achieve profitability. Under our subscription pricing model, our customers pay a fixed, monthly subscription fee for our practice management applications, maintenance and support. The subscription fee is based on the practice specialty and number of authorized system users. We have limited experience with subscription pricing as we first introduced it to our customers during the second quarter of 2000. Furthermore, the markets for practice management applications and services delivered on a subscription basis is new and

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

evolving. There are relatively few similar products whose subscription fees we can evaluate in setting our fees and the providers of those products have also had to set their fees in the context of an undeveloped market. As a result, we have limited information from which to evaluate the appropriate level for our subscription fees and we may fail to set our subscription fees at levels that enable us to become profitable. In addition, we expect to enter into multi-year agreements with subscribers pursuant to which subscription fees or increases in fees will be locked-in typically for three to five years, limiting our ability to increase our subscription fees for those subscribers. If we fail to appropriately price our subscription fees, achieving profitability could take longer than expected or we may never achieve profitability.

IF WE CANNOT EFFICIENTLY CONVERT THE DATA STORED IN EXISTING PRACTICE MANAGEMENT APPLICATIONS TO OUR ASP APPLICATIONS, OUR GROWTH AND RESULTS MAY BE HARMED.

     When customers elect to use our ASP applications, they may need us to convert the data stored in their existing practice management applications to our ASP applications. We expect conversions to take approximately 30 days from the date that a practice establishes Internet connectivity. If we cannot rapidly and accurately convert the data stored in customers' existing practice management systems to our ASP applications, whether they are existing customers using our applications or new customers, our business will suffer. If we experience difficulties or delays in converting this data, we will be forced to incur additional costs necessary to correctly convert the data and we may be unable to attract additional customers.

OUR NEW PRODUCT STRATEGY AND SUBSCRIPTION PRICING MODEL WILL REQUIRE ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE.

     We expect our transition to the subscription pricing model to continue to adversely impact our cash flow until subscription fees replace the decline in one-time revenue from license fees and hardware sales. In addition, we expect to incur operating costs associated with the development of our ASP applications, Internet portal and other new applications and services, the establishment of additional business relationships and marketing and sales expenses in connection with the introduction of new applications and services. We currently expect to spend approximately $1.0 million on hardware, software and maintenance costs, approximately $1.7 million in sales, marketing and brand awareness expenditures and approximately $800,000 associated with additional employees. We believe that operating cash flows, along with the proceeds from the Crescent preferred stock investment, will be sufficient to meet these, and other working capital needs in both in the short term, which means the next twelve months, and in the long term, which means a reasonable period of time thereafter. However, we may also need to raise funds in the future to meet our working capital needs. Additional financing may not be available when and if we need it, and if available, it may not be available on terms favorable to us. Recently, some Internet companies with a history of operating losses have been unable to raise additional financing. If adequate funds are not available on acceptable terms, we may not be able effectively to develop and enhance our application and service offerings, market our applications and services, respond to competitive pressures or fund acquisitions. If we raise additional funds by issuing equity or convertible debt securities, your ownership will be diluted and our stock price may decline. Any new securities could also have rights, preferences and privileges senior to those of our common stock.

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

WE PLAN TO EXPAND RAPIDLY AND WE MAY BE UNABLE TO MANAGE OUR GROWTH.

     We intend to rapidly grow our business. However, we cannot be sure that we will successfully manage our growth. In order to successfully manage our growth, we must:

     - expand and enhance our administrative infrastructure;

     - improve our management, financial and information systems and controls;

     - expand, train and manage our employees effectively; and

     - successfully retain and recruit additional employees.

     Continued growth could place a further strain on our management, operations and financial resources because we have not historically functioned as an independent company. There will also be additional demands on our sales, marketing, information systems and administrative resources as we offer new applications and services, such as the ASP delivery model, an Internet portal and website development and hosting, and expand our target markets and customers. We cannot assure you that our operating and financial control systems, administrative infrastructure, facilities and personnel will be adequate to support our future operations or to effectively adapt to future growth. If we cannot manage our growth effectively, our business may be harmed.

WE MAY NOT BE ABLE TO ACHIEVE A RECOGNIZED BRAND NAME FOR PRACTICEWORKS, WHICH WOULD MAKE IT DIFFICULT TO IMPLEMENT OUR BUSINESS STRATEGY.

     Achieving market acceptance for our new applications and services will require substantial sales and marketing efforts and the expenditure of significant funds to increase awareness and demand by our target customers. We expect to spend approximately $1.4 million on the branding of the PracticeWorks name and on programs that will promote market awareness of this brand. We will finance these expenditures through operating cash flows and from the proceeds of the Crescent preferred stock investment. To cultivate new customers within the dental, orthodontic and oral and maxillofacial surgery markets, we plan to implement a program designed to create a strong brand identity for PracticeWorks. We also need to ensure that our current customers, especially those obtained through acquisitions, are familiar with the PracticeWorks brand name. If we fail to successfully create a recognized brand name for PracticeWorks, our ability to obtain new customers and retain current customers could suffer.

WE MAY BE UNABLE TO CONTINUE TO ATTRACT QUALIFIED PERSONNEL, WHICH WOULD AFFECT OUR ABILITY TO EXPAND OUR BUSINESS.

     We believe our success depends largely on our ability to attract and retain highly skilled technical, managerial and marketing personnel to develop and market our new applications and services. We have added 90 employees since January 1, 2001, including 80 related to the InfoSoft acquisition, and we expect to hire over 50 additional employees during the next 12 months. We expect to spend approximately $200,000 on recruiting costs associated with hiring these new employees. We will fund these expenditures through operating cash flows. Individuals with the information technology skills we need to further develop our applications and services are in short supply and competition for qualified personnel is particularly intense. Further, it can be difficult to hire experienced sales professionals. We may not be able to hire the necessary personnel to implement our business strategy, or we may need to pay higher compensation for employees than we

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

currently expect. If we are unable to hire and retain qualified employees, our business and expansion plans will suffer.

WE ARE DEPENDENT UPON OUR EXECUTIVE OFFICERS, AND THE LOSS OF THESE PERSONNEL COULD DISRUPT OUR GROWTH.

     Our success depends on the continued services and performance of our executive officers and we cannot guarantee that we will be able to retain those individuals. The loss of the services of one or more of our executive officers could seriously impair our ability to implement the changes in our application and service offerings and pricing model that we are currently undertaking and our ability to manage and expand our business. We do not maintain key person life insurance.

THE MARKETS WE SERVE ARE HIGHLY COMPETITIVE, AND WE MAY BE UNABLE TO COMPETE WITH BUSINESSES THAT HAVE GREATER RESOURCES THAN WE DO.

     The market for providing information management technology to dentists, orthodontists and oral and maxillofacial surgeons is extremely competitive. In addition, the market for Internet-based application service providers in the healthcare industry is relatively new and evolving. We anticipate that competition will continue to intensify as the use of the Internet grows. Our competitive position is difficult to evaluate due to the variety of current and potential competitors and the evolving nature of the healthcare information technology market.

     Our primary competitors include national and regional providers of traditional practice management systems, application service providers, healthcare e-commerce and Internet connectivity companies. Specifically, we compete with EagleSoft, a subsidiary of Patterson Dental Supply, Inc., Dentrix Dental Systems, Inc., a subsidiary of Henry Schein, Inc., the Trizetto Group, Inc. and MediBuy. We believe, based on published industry reports, that we have licensed our practice management applications to more dental, orthodontic and oral and maxillofacial surgery practices than any of our competitors. Each of these types of companies currently competes with us or can be expected to compete with us in the future in delivering information management technology to dentists, orthodontists and oral and maxillofacial surgeons, including the delivery of practice management applications and services through the ASP delivery model. Furthermore, major software companies and other entities, including those specializing in the healthcare industry that are not currently offering applications or services that compete with our applications, may enter our markets. We also expect to compete with traditional and online retailers of dental, medical and office supplies, health content providers and website developers. In addition, companies with which we have business relationships may compete with us from time to time by selling, consulting on or hosting other applications that compete with our applications and services.

     Many of our competitors have substantially greater financial, technical and marketing resources, longer operating histories, greater name recognition and more established relationships in the healthcare information technology market than we have. In addition, the lack of barriers to entry in our market exposes us to a potentially increasing number of competitors. We cannot assure you that we will have the resources or expertise to compete successfully in the future. If we are unable to develop and expand our applications and services or adapt to changing customer needs as well as our current or future competitors are able to do, we may experience reduced profitability and a loss of market share.

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

WE MAY HAVE DIFFICULTY INTEGRATING CURRENT AND FUTURE ACQUISITIONS INTO OUR BUSINESS.

     Since December 1, 1999, InfoCure has acquired 12 companies that were attributed to us in the spin-off. Additionally, immediately following the spin-off, we completed the acquisition of InfoSoft, and we have acquired two additional companies in the second quarter of 2001. We may from time to time acquire other companies, including our proposed acquisition of Medical Dynamics. As a result, we are exposed to increased risks relating to integrating these companies into our business, including:

     - integration of new operations, products, services and personnel;

     - integration of InfoSoft's independent distribution network into our existing distribution channels;

     - diversion of resources from our existing business;

     - client communication and branding awareness;

     - inability to generate revenues from new products and services sufficient to offset associated acquisition costs;

     - maintenance of uniform standards, controls and policies;

     - accounting issues that adversely affect our financial results;

     - impairment of employee and customer relations as a result of any integration of new management personnel; and

     - dilution to existing stockholders from the issuance of equity securities.

     In addition, liabilities or other problems associated with an acquired business may adversely affect our business or operating results.

WE MAY BE UNABLE TO IMPROVE THE OPERATIONS OF MEDICAL DYNAMICS FOLLOWING COMPLETION OF THE ACQUISITION.

     In connection with the spin-off, PracticeWorks assumed InfoCure's obligation to acquire Medical Dynamics. InfoCure originally agreed to acquire Medical Dynamics pursuant to an Agreement and Plan of Reorganization dated as of December 21, 1999. The agreement, as amended and restated, was amended further on December 19, 2000, to provide that PracticeWorks will assume all of InfoCure's obligations under the agreement except for InfoCure's obligation to issue a specified number of shares of InfoCure common stock. Since the original execution of the agreement, Medical Dynamics' net sales have dropped considerably. Further, Medical Dynamics' independent accountants have stated in their audit report that there is substantial doubt as to Medical Dynamics' ability to continue as a going concern. As of March 31, 2001, InfoCure has advanced to Medical Dynamics $1.65 million to repay certain existing obligations and for general working capital purposes. There can be no assurance that PracticeWorks will be able to improve the operations of Medical Dynamics following the acquisition.

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

WE HAVE RECORDED, AND MAY CONTINUE TO RECORD, A SIGNIFICANT AMOUNT OF GOODWILL IN CONNECTION WITH OUR ACQUISITION STRATEGY.

     As a result of our recent acquisitions, goodwill accounted for 50.3% of our total assets as of March 31, 2001. As of March 31, 2001, we had recorded goodwill of $47.0 million. In addition, we may record additional goodwill related to future acquisitions. We recorded goodwill of approximately $18.3 million related to the preliminary purchase price allocation of the InfoSoft acquisition and anticipate recording $10.0 to $11.0 million related to the Medical Dynamics acquisition. We plan to amortize both amounts over three years, resulting in additional annual amortization expense of approximately $9.7 million. Under current generally accepted accounting principles, aggregate amortization expense related to goodwill is expected to be $24.2 million and $25.0 million for 2001 and 2002, respectively, and as we integrate the acquired companies into our business, we will evaluate the carrying amount of goodwill whenever adverse facts and circumstances occur indicating an impairment in value. If the benefits of our acquisitions do not ultimately exceed the associated costs, including any dilution to our stockholders resulting from the issuance of shares of our common stock in connection with our acquisitions, we could continue to incur increased losses, or be required to write down some or all of the unamortized goodwill and other intangible assets. As a result, our results of operations may be adversely affected.

     Additionally, prior to the fourth quarter of 1999, goodwill was amortized on a straight-line basis over a 15-year estimated useful life. As a result of our new product strategy involving the development of ASP applications and other Internet-based applications and services, the transition to a subscription pricing model and the current rate of change within the ASP information management technology industries, we estimated that the useful life of remaining goodwill and goodwill for our recent acquisitions is currently three years. If our assumptions underlying this change or our estimates with respect to this time period are inaccurate, our net losses could increase.

MARKET ACCEPTANCE OF OUR INTERNET-BASED APPLICATIONS AND SERVICES WILL BE DEPENDENT ON INCREASED USE OF THE INTERNET BY OUR CUSTOMERS AND THEIR SUPPLIERS, AND A LACK OF GROWTH OR DECLINE IN THEIR INTERNET USE MAY ADVERSELY AFFECT OUR BUSINESS MODEL.

     We intend to grow, in part, by encouraging dentists, orthodontists and oral and maxillofacial surgeons to use our ASP applications, which are accessed through the Internet, to place orders with suppliers over the Internet using our PracticeWorks Exchange application and to access other services on our Internet portal. If use of the Internet for commerce and communication in the healthcare industry does not increase, our customers and healthcare suppliers may not utilize the Internet as we anticipate and our growth could be substantially limited. Rapid growth in the use of the Internet is a recent phenomenon. As a result, acceptance and use may not continue to develop at historical rates. A number of factors may inhibit the continued growth and development of the Internet, including:

     - inadequate network infrastructure;

     - lack of availability of cost-effective high-speed service;

     - security and privacy concerns; or

     - inconsistent quality of services.

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

     If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. In addition, websites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Internet usage could grow more slowly or decline. Even if Internet usage grows generally, our business will suffer if our existing and potential customers, many of whom have not traditionally utilized the Internet for business purposes, do not accept Internet-based systems.

WE WOULD NOT BE ABLE TO DELIVER OUR ASP APPLICATIONS OR OUR INTERNET PORTAL IF THIRD PARTIES DO NOT PROVIDE INFRASTRUCTURE AND APPLICATION HOSTING.

     We do not intend to develop or maintain Internet infrastructure or application hosting capabilities to support our ASP applications, our Internet portal or the services it enables. Therefore, we are dependent on obtaining those capabilities from our hosting partner, GlobalCenter, or another third party hosting partner. The ability to remotely host our ASP applications and our Internet portal is central to our business strategy and depends on the efficient and uninterrupted operation of the computer and network systems of the hosting partner we select. If we fail to establish or continue a relationship with a hosting partner on acceptable terms, or if our hosting partner fails to host our ASP or our Internet portal applications due to a breach of our agreement with the hosting partner, technical difficulties or for any other reason, we may be unable to provide our ASP applications and other services to our customers, which would harm our business.

SYSTEM FAILURES MAY CAUSE INTERRUPTIONS OF OUR INTERNET-BASED APPLICATIONS AND SERVICES, WHICH COULD AFFECT OUR CUSTOMERS' SATISFACTION WITH OUR SYSTEMS.

     The performance of our hosting partner's servers, networking hardware and software infrastructure will be critical to our ability to provide our ASP applications and our Internet portal and the services it will enable. Any systems failure or interruption could result in disruption of service or loss or compromise of customer data. These failures, especially if they are prolonged or repeated, would make our services less attractive to customers and damage our reputation. Our hosting partner's systems may fail because:

     - its systems and operations will be vulnerable to damage or interruption from human error, natural disaster, power loss, telecommunications failures, break-ins, sabotage, computer viruses and similar events;

     - its hardware and application software may experience system failures;

     - performance may suffer due to firewall security;

     - there may be errors in architectural design; and

     - it may be unable to manage its growth and to attract and retain employees.

Any system failure that causes an interruption in service or a decrease in responsiveness of our Internet-based services, if sustained or repeated, may adversely affect our business and operating results.

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

INTERNET SECURITY CONCERNS COULD ADVERSELY AFFECT OUR BUSINESS.

     The secure transmission of confidential information over public networks is a fundamental requirement for the applications and services we plan to offer over the Internet. Concerns over the security of transactions and information and other privacy issues may inhibit the growth of the Internet and delivery of applications and services such as ours over the Internet. We plan to use encryption and authentication technology for the transmission of confidential information over the Internet. However, technological advances, including new discoveries in the field of cryptography, could result in a compromise or breach of our security systems. Therefore, we cannot be certain that our security measures will prevent breaches. An intruder who breaches our security measures could misappropriate proprietary information or cause interruptions in our operations. In addition, we could be required to spend a significant amount of time and money to protect against security breaches or to alleviate problems caused by such breaches. Security breaches could also expose us to a risk of loss or litigation and possible liability. As a result, security breaches could adversely affect our reputation, our business or our operating results.

TECHNOLOGY SYSTEMS MAY CHANGE FASTER THAN WE ARE ABLE TO UPDATE OUR PRODUCTS, WHICH WOULD AFFECT OUR ABILITY TO GROW OUR BUSINESS.

     Although the healthcare industry, including dental, orthodontic and oral and maxillofacial surgery practices, has been slow to respond to technological advances, many companies are introducing technologically advanced products in anticipation of growing demand in this market. As a result, the healthcare industry is likely to experience rapidly changing technology, evolving industry standards, emerging competition and the frequent introduction of new applications and services. Our success could depend partly on our ability to:

     - develop new or enhance existing applications and services to meet our customers' changing needs in a timely and cost-effective manner;

     - respond effectively to technological changes and new application and service offerings of our competitors; and

     - maintain and continue to develop relationships with providers of Internet infrastructure and application hosting capabilities.

     We cannot assure you that we will be able to accomplish any or all of these goals. Many of our competitors may develop products or technologies that are better or more attractive than ours or that may render our applications and services obsolete. If we do not succeed in adapting our applications and services, our business could be harmed.

WE ARE SUBJECT TO GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES AND OUR FAILURE OR INABILITY TO COMPLY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     HIPAA. Federal regulations have been adopted, and others proposed, that will impact the manner in which we conduct our business. The Health Insurance Portability and Accountability Act of 1996, or HIPAA, required the Secretary of the Department of Health and Human Services, referred to as the Secretary, to promulgate national standards to facilitate the electronic exchange of health information as part of specified standard health care and health coverage transactions, and to ensure the confidentiality and security

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

of such information. The regulations will apply directly to specified health care providers, health plans and health care clearinghouses, referred to as covered entities. In addition, the privacy and security regulations will require that covered entities enter into written agreements that contractually will impose many of the regulatory requirements on business associates with which covered entities share confidential health information.

     The Secretary adopted final regulations governing the requirements for standard electronic transactions on August 17, 2000 and adopted final health information privacy regulations on December 28, 2000. The HIPAA regulations become effective sixty days after publication and require compliance by most covered entities within 24 months of the effective date while specified small health plans will have 36 months to comply. Accordingly, most covered entities must comply with the electronic transactions regulations by October 16, 2002 and must comply with the privacy regulations by February 26, 2003. On August 12, 1998, the Secretary proposed regulations to establish health information security standards which are yet to be adopted in final form.

     A substantial part of our activities involves the receipt or delivery of confidential health information concerning patients of the dentists, orthodontists and oral and maxillofacial surgeons with whom we have direct relationships. For example, we transfer confidential health information to national health care clearinghouses through our EDI services, and we will transmit confidential health information over the Internet in connection with offering our ASP applications. In some circumstances, we will receive confidential health information from health care providers and may provide specified clearinghouse functions before transmitting such information to health plans responsible for paying for health care services.

     The HIPAA regulations may require us to expend significant resources to comply with applicable requirements. The privacy regulations in particular will impose significant requirements on covered entities and their business associates with respect to permissible uses and disclosures of individually identifiable health information. Because these regulations are new, there is uncertainty as to how they will be interpreted and enforced. In addition, the delay in adopting final security regulations creates uncertainties as to what security requirements ultimately will be imposed, to what extent we will be required to comply with those requirements, and what the deadline for compliance will be.

     Although we will make a good faith effort to ensure that we comply with, and that our products enable compliance with, applicable HIPAA requirements, we may not be able to conform our operations and products to such requirements in a timely manner, or at all. The failure to do so could subject us to civil liability when we are the business associate of a covered entity, and could subject us to civil liability and criminal sanctions to the extent we are regulated directly as a covered entity. In addition, delay in developing or failure to develop products that would enable HIPAA compliance for our current and prospective customers could put us at a significant disadvantage in the marketplace. Accordingly, the sale of our products and our business could be harmed by the implementation of HIPAA regulations.

     OTHER E-COMMERCE REGULATION. Additionally, we may be subject to additional federal and state statutes and regulations in connection with our changing product strategy, which includes internet services and products. On an increasingly frequent basis, federal and state legislators are proposing laws and regulations that apply to internet commerce and communications. Areas being affected by this regulation include user privacy, pricing, content, taxation, copyright protection, distribution, and quality of products and services.

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To the extent that our products and services are subject to these laws and regulations, the sale of our products and our business could be harmed.

CHANGES IN STATE AND FEDERAL LAWS RELATING TO CONFIDENTIALITY OF PATIENT MEDICAL RECORDS COULD LIMIT OUR CUSTOMERS' ABILITY TO USE OUR SERVICES.

     We cannot assure you that changes to state or federal laws will not materially affect or restrict the ability of healthcare providers to submit information from patient records using our products and services. Any such restrictions would inevitably decrease the value of our applications to our customers, which could materially harm our business. The confidentiality of patient records and the circumstances under which records may be released are already subject to substantial regulation by state governments. Although compliance with these laws and regulations is principally the responsibility of the healthcare provider under these current laws, statutes and regulations governing patient confidentiality rights are evolving rapidly. In addition to the obligations being imposed at a state level, legislation governing the dissemination of medical information is being passed at the federal level. The legislation may require holders of this information to implement security measures, which could entail substantial expenditures on our part. Consequently, the sale of our products and our business could be harmed.

CHANGES IN THE REGULATORY AND ECONOMIC ENVIRONMENT IN THE HEALTHCARE INDUSTRY COULD ADVERSELY AFFECT OUR BUSINESS.

     The healthcare industry is highly regulated and subject to changing political, economic and regulatory influences. These factors affect the purchasing practices and operation of healthcare organizations. Changes in current healthcare financing and reimbursement systems could require us to make unplanned enhancements of applications or services, or result in delays or cancellations of orders or the revocation of endorsement of our products and services by companies with which we have business relationships and others. Federal and state legislatures periodically consider programs to reform or amend the U.S. healthcare system. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates, or otherwise change the environment in which healthcare industry participants operate. Healthcare industry participants may respond by reducing their investments or postponing investment decisions, including investments in our applications and services. As a consequence, our business could be adversely affected.

     In addition to the adopted and proposed requirements under HIPAA, the United States Food and Drug Administration, or FDA, is vested with the responsibility for ensuring the safety and efficacy of medical devices under the Federal Food, Drug and Cosmetic Act. Computer applications and software are considered as medical devices for purposes of this Act and, as such, are subject to regulation by the FDA when they are indicated, labeled or intended to be used in the diagnosis of disease or other conditions or in the cure, mitigation, treatment or prevention of disease, or they are intended to affect the structure or function of the body. We do not believe that any of our current products or services are subject to FDA regulation as medical devices. However, we plan to expand our product and service offerings into areas that may be subject to FDA regulation. We have no experience in dealing with FDA regulation and, accordingly, any compliance efforts could prove to be time consuming, burdensome and expensive, which could negatively affect the sale of our products and our business.

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ASSERTING, DEFENDING AND MAINTAINING OUR INTELLECTUAL PROPERTY RIGHTS COULD BE
DIFFICULT AND COSTLY AND FAILURE TO DO SO MAY DIMINISH OUR ABILITY TO COMPETE EFFECTIVELY AND MAY HARM OUR OPERATING RESULTS.

     We may need to pursue lawsuits or legal action in the future to enforce our intellectual property rights, to protect our trade secrets and domain names and to determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications for trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings to determine priority of rights to the trademark. Similarly, competitors may have filed applications for patents, may have received patents and may obtain additional patents and proprietary rights relating to applications or services that block or compete with ours. We may have to participate in interference proceedings to determine the priority of invention and the right to a patent for the application. Litigation and interference proceedings, even if they are successful, are expensive to pursue and time consuming, and we could use a substantial amount of our financial resources in either case.

WE MAY FACE THIRD-PARTY CLAIMS ALLEGING INFRINGEMENT OF THEIR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD RESULT IN SIGNIFICANT EXPENSE TO US AND LOSS OF SIGNIFICANT RIGHTS.

     From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business. This risk may increase as the number of entrants to our market increases and we improve the functionality of our applications and services, potentially causing an overlap with the applications and services of other companies. Any claims against us, or companies with which we have business relationships, asserting that our applications or services infringe or may infringe proprietary rights of third parties, whether with or without merit, could be time consuming, result in costly litigation, divert the efforts of our technical and management personnel, disrupt our relationships with our customers or require us to enter into royalty or licensing agreements, any of which could have a negative impact upon our operating results. Royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. If a claim against us is successful and we cannot obtain a license to the relevant technology on acceptable terms, license a substitute technology, or redesign our applications or services to avoid infringement, our business and financial results could be harmed.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BYLAWS AND THE TAX DISAFFILIATION AGREEMENT MAY DISCOURAGE TAKEOVERS WHICH WOULD OTHERWISE BE IN THE BEST INTEREST OF OUR STOCKHOLDERS.

     Our certificate of incorporation and bylaws contain provisions that may make more difficult or expensive or that may discourage a tender offer, change in control or takeover attempt that is opposed by our board of directors. In particular, our certificate of incorporation and bylaws include the following anti-takeover provisions:

          (1) classify our board of directors into three groups, so that stockholders elect only one-third of the board each year;

          (2) permit stockholders to remove directors only for cause;

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

          (3) permit a special stockholders' meeting to be called only by the chairman of the board of directors, the chief executive officer or a majority of the board of directors;

          (4) require stockholders to give us advance notice to nominate candidates for election to our board of directors or to make stockholder proposals at a stockholders' meeting;

          (5) permit our board of directors to issue, without stockholder approval, preferred stock with such terms as the board may determine; and

          (6) require the vote of the holders of at least 66 2/3% of our voting shares for stockholder amendments to our bylaws.

     In addition, Section 203 of the Delaware General Corporation Law provides certain restrictions on business combinations between us and any party acquiring a 15% or greater interest in our voting stock other than in a transaction approved by our board of directors and in certain cases by our stockholders. These provisions of our certificate of incorporation and bylaws and Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of PracticeWorks, even if our stockholders support such proposals. These provisions could also make it more difficult for third parties to remove and replace the members of our board of directors. Moreover, these provisions could diminish the opportunities for stockholders to participate in certain tender offers, including tender offers at prices above the then-current market value of our common stock, and may also inhibit increases in the trading price of our common stock that could result from takeover attempts or speculation.

     In connection with the distribution, we agreed to indemnify InfoCure for all taxes and liabilities incurred solely because (1) we breach a representation or covenant given to King & Spalding in connection with rendering its tax opinion, which contributes to an Internal Revenue Service determination that the distribution was not tax-free or (2) a post-distribution action or omission by us or one or more of our affiliates contributes to an Internal Revenue Service determination that the distribution was not tax-free. Unless InfoCure effectively rebuts the presumption that a change in control transaction involving PracticeWorks or disposition of PracticeWorks occurring prior to the second anniversary of the distribution date is pursuant to the same plan or series of related transactions as the distribution, the Internal Revenue Service might determine that the distribution was not tax-free, giving rise to our indemnification obligation. These provisions of the tax disaffiliation agreement entered into with InfoCure in connection with the spin-off may have the effect of discouraging or preventing an acquisition of PracticeWorks or a disposition of our businesses, which may in turn depress the market price for PracticeWorks common stock.

THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS WHICH MAY DIFFER FROM ACTUAL EVENTS.

     This document contains forward-looking statements that reflect our current assumptions and estimates of future performance, the development and timing of our release of new applications and services, the rate of adoption of our new applications and services by new and existing customers, our success in establishing business relationships, the growth of our business, and general economic conditions. These statements may pertain to periods following the distribution. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those projected, stated, or implied by the forward-looking statements. Our results and the accuracy of the forward-looking statements could be affected by many factors, including the risk factors discussed above.

                                 CAPITALIZATION

     The following table sets forth our cash and capitalization as of March 31, 2001:

     - on an actual basis; and

     - pro forma to reflect (a) the issuance of approximately 219,500 shares of our common stock and approximately 965,000 shares of our series B convertible redeemable preferred stock to assume InfoCure's obligations under the Medical Dynamics merger agreement; and (b) the potential issuance of 482,253 shares to WebMD.

                                                                 MARCH 31, 2001
                                                              ---------------------
                                                               ACTUAL    PRO FORMA
                                                              --------   ----------
                                                                 (IN THOUSANDS,
                                                              EXCEPT SHARE AND PER
                                                                   SHARE DATA)
Cash and cash equivalents...................................  $ 7,135     $ 6,793
                                                              =======     =======
Current portion of long-term debt...........................  $ 2,126     $ 2,366
                                                              =======     =======
Long-term debt, less current portion........................  $20,031     $20,103
                                                              -------     -------
Convertible redeemable preferred stock, $0.01 par value;
  20,000,000 shares authorized:
  Series A 6.5% convertible redeemable preferred; $32,000
     liquidation preference and redemption value; 32,000
     shares issued and outstanding; carrying value includes
     accumulated dividends of $136 and is net of $10,855
     unamortized discount(1)................................   21,281      21,281
  Series B 6.0% convertible redeemable preferred; $5.44 per
     share liquidation preference and redemption value;
     965,000 shares authorized; shares issued and
     outstanding, 0 actual; 965,000 pro forma, net of $1,500
     discount(1)............................................       --       3,750
  Series C convertible redeemable preferred; $5,000
     liquidation preference and redemption value; 100,000
     shares issued and outstanding, 0 pro forma.............    5,052       5,052
                                                              -------     -------
     Total convertible redeemable preferred stock...........   26,333      30,083
                                                              -------     -------
Stockholders' equity:
  Common stock: $.01 par value; 100,000,000 shares
     authorized; 8,783,814 shares issued and outstanding,
     9,485,567 pro forma....................................       88          95
  Additional paid-in capital................................   26,989      30,014
  Accumulated deficit.......................................   (3,576)     (3,576)
  Accumulated other comprehensive loss......................      (65)        (65)
                                                              -------     -------
     Total stockholders' equity.............................   23,436      26,468
                                                              -------     -------
     Total capitalization...................................  $69,800     $76,654
                                                              =======     =======

-------------------------

(1) The discounts represent adjustments to estimate fair value for the series A and series B convertible redeemable preferred stock. The discounts will be amortized over the five-year redemption period as an accretive dividend, which will impact earnings per share.

                            MARKET PRICE INFORMATION

     On June 27, 2001, there were 9,117,238 shares of PracticeWorks common stock outstanding, held by 675 holders of record.

     PracticeWorks common stock began trading on the American Stock Exchange on March 6, 2001. Prior to this date, PracticeWorks common stock was not publicly traded. The following table sets forth, for the periods indicated, the high and low sale prices per share of PracticeWorks common stock on the American Stock Exchange.

                                                              HIGH     LOW
                                                              -----   -----
Year Ending December 31, 2001:
  Second Quarter(1).........................................  $8.75   $4.10
  First Quarter.............................................   7.47    4.60

-------------------------

(1) Through July 10, 2001.

                               DIVIDEND POLICIES

     Our dividend policy is set by our board of directors. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any future determination as to the declaration and payment of dividends will be at the discretion of our board of directors and will depend on then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that our board of directors considers relevant. In addition, our credit facility with FINOVA prohibits payment of dividends on our common stock.

     Holders of series A convertible redeemable preferred stock are entitled to receive cumulative dividends of 6.5% when and if declared by our board of directors and also share on an as-converted basis with the holders of our common stock in any dividends declared on our common stock. Unpaid dividends on the series A convertible redeemable preferred stock will accrue whether or not they have been declared.

     Holders of series B convertible redeemable preferred stock will be entitled to receive cumulative dividends at an annual rate of 6.0%, and dividend payments may be made in cash or shares of our common stock.

     Holders of series C convertible redeemable preferred stock are not entitled to dividends. Our board of directors must pay accrued and unpaid dividends to the holders of our series C convertible redeemable preferred stock before any dividends are paid to the holders of our common stock.

                              PLAN OF DISTRIBUTION

     This prospectus relates to 482,253 shares of PracticeWorks common stock that we may be required to issue to WebMD Corporation in satisfaction of pre-existing contract obligations. These shares, if issued, would represent approximately 5.0% of our issued and outstanding shares of common stock. If any shares are issued to WebMD in settlement of our obligations, we will not receive any proceeds from the issuance of these shares.

     In February 2000, InfoCure and WebMD executed a letter agreement pursuant to which WebMD made a $10.0 million investment in InfoCure. InfoCure was to form a new subsidiary called VitalWorks, which was to receive the $10.0 million and issue to WebMD 400,000 shares of VitalWorks convertible preferred stock. In conjunction with the February

2000 letter agreement, InfoCure and WebMD also entered into a marketing agreement which provided for utilization, delivery and promotion of WebMD's clinical financial transaction, EDI and portal services. The VitalWorks convertible preferred stock was to have automatically converted into 1.0% of the outstanding common stock of VitalWorks upon the completion of VitalWorks' initial public offering. If the VitalWorks initial public offering was not consummated by November 11, 2000, WebMD had the right to exchange the VitalWorks convertible preferred stock for shares of InfoCure common stock based on a current price for InfoCure common stock. The VitalWorks convertible preferred stock was never issued to WebMD, and the initial public offering was never consummated. On November 29, 2000, WebMD notified InfoCure of its right to receive 1,929,012 shares of InfoCure common stock, which if issued would have represented approximately 5.0% of the total outstanding shares of InfoCure common stock. On March 2, 2001, InfoCure issued 1,929,012 shares of InfoCure common stock to WebMD.

     The record date for the spin-off was February 21, 2001. If WebMD had acquired the shares of InfoCure common stock prior to the record date of the spin-off, WebMD would have been entitled to receive shares of PracticeWorks common stock in the spin-off. As part of the liabilities assumed by PracticeWorks in the spin-off, PracticeWorks agreed to assume InfoCure's contingent obligation to issue to WebMD up to 482,253 shares of PracticeWorks common stock, or approximately 5.0% of the outstanding PracticeWorks common stock. These shares would represent the PracticeWorks common stock that WebMD would have been entitled to receive in the spin-off had it owned the full number of shares of InfoCure common stock on the record date.

     The shares offered by this prospectus may be issued to WebMD in settlement of our contractual obligations. We are registering these shares so that if such shares are issued in a potential settlement with WebMD, the shares will be freely tradeable shares. However, registration of these shares does not necessarily mean that any of these shares will be issued or sold. If we issue any shares of our common stock to WebMD, WebMD will act independently of us in making decisions with respect to any sales of the shares of our common stock issued to WebMD under this prospectus.

                                USE OF PROCEEDS

     The shares offered hereby are to be issued in satisfaction of certain pre-existing obligations owed to WebMD. We will not receive any proceeds from the offering.

                            SELECTED FINANCIAL DATA

     You should read the following selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", PracticeWorks' unaudited financial statements as of March 31, 2001 and for the three months ended March 31, 2001 and 2000 and PracticeWorks' audited financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 and the related notes appearing elsewhere in this prospectus. The statement of operations data for each of the years in the three-year period ended December 31, 2000, and the balance sheet data as of December 31, 2000 and 1999 are derived from, and qualified by reference to, the financial statements included elsewhere in this prospectus that have been audited by BDO Seidman, LLP, PracticeWorks' independent certified public accountants. The statement of operations data for the eleven months ended December 31, 1997 and the balance sheet data as of December 31, 1998 and 1997 are derived from, and qualified by reference to, the financial statements audited by BDO Seidman, LLP, not included in this prospectus. The information for the three months ended March 31, 2001 and 2000 and for the year ended January 31, 1997 and the information as of March 31, 2001 and January 31, 1997 is unaudited. Results for the three month period ended March 31, 2001 are not necessarily indicative of results that may be expected for the fiscal year. We believe that the assumptions underlying the preparation of our financial statements are reasonable. Our subscription based revenue model is different than the one we have used historically and we are currently developing new applications and services we have not historically offered. Therefore, the financial information included in this section may not be indicative of our future results of operations, financial position and cash flows. In addition, this financial information may not reflect the financial results we would have achieved if we had been a separate stand-alone entity during these periods.

     The financial statements for all periods presented give retroactive effect to poolings of interests treatment for five acquisitions completed during 1999 attributed to us by InfoCure and include the results of operations for all purchase acquisitions acquired by us or attributed to us by InfoCure from the respective acquisition date.

                                 THREE MONTHS
                                    ENDED                                           ELEVEN MONTHS
                                  MARCH 31,           YEAR ENDED DECEMBER 31,           ENDED       YEAR ENDED
                              ------------------   ------------------------------   DECEMBER 31,    JANUARY 31,
                              2001(1)   2000(2)    2000(2)    1999(3)    1998(4)       1997(5)         1997
                              -------   --------   --------   --------   --------   -------------   -----------
                                 (UNAUDITED)            (IN THOUSANDS EXCEPT PER SHARE DATA)        (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA:
Total revenue...............  $11,817   $  9,820   $ 40,015   $ 54,591   $ 43,487      $21,484        $19,645
                              -------   --------   --------   --------   --------      -------        -------
Operating expense:
  Hardware and other
    purchases for resale....    1,447      1,296      5,337      9,654      9,726        3,722          6,334
  Selling, general and
    administrative
    (excluding compensatory
    stock awards and certain
    other non-recurring
    charges)................   10,212      8,520     38,895     28,666     21,061       11,703          9,394
  Research and
    development.............      726        654      3,481      4,185      3,537        3,267          1,924
  Depreciation and
    amortization............    5,314      3,293     17,250      3,284      2,272          551            283
  Restructuring(6)(7).......     (310)       778      3,869        940      1,031        6,463             --
  Impairment and other non-
    recurring
    charges(6)(7)...........    2,436         --      3,541        874         --           --             --
  Merger costs..............       --         --         --        659         69           --             --

                                 THREE MONTHS
                                    ENDED                                           ELEVEN MONTHS
                                  MARCH 31,           YEAR ENDED DECEMBER 31,           ENDED       YEAR ENDED
                              ------------------   ------------------------------   DECEMBER 31,    JANUARY 31,
                              2001(1)   2000(2)    2000(2)    1999(3)    1998(4)       1997(5)         1997
                              -------   --------   --------   --------   --------   -------------   -----------
                                 (UNAUDITED)            (IN THOUSANDS EXCEPT PER SHARE DATA)        (UNAUDITED)
  Compensatory stock
    awards..................       --         --         --        428      6,447           14             --
  Gain on disposal of fixed
    assets..................       --       (640)      (636)        --         --           --             --
                              -------   --------   --------   --------   --------      -------        -------
         Total operating
           expense..........   19,819     13,901     71,737     48,690     44,143       25,720         17,935
                              -------   --------   --------   --------   --------      -------        -------
Operating (loss) income.....   (8,002)    (4,081)   (31,722)     5,901       (656)      (4,236)         1,710
Interest expense and other,
  net.......................      625        379      2,117      1,335        966          198            182
                              -------   --------   --------   --------   --------      -------        -------
(Loss) income before income
  taxes and extraordinary
  item......................   (8,627)    (4,460)   (33,839)     4,566     (1,622)      (4,434)         1,528
(Benefit) provision for
  income taxes..............       --     (1,502)    (4,399)     2,186        873         (171)           (26)
                              -------   --------   --------   --------   --------      -------        -------
(Loss) income before
  extraordinary item........   (8,627)    (2,958)   (29,440)     2,380     (2,495)      (4,263)         1,554
Extraordinary item, net of
  income taxes..............       --         --         --        (72)        --           --             --
                              -------   --------   --------   --------   --------      -------        -------
Accrued and accretive
  dividends on preferred
  stock.....................      333         --         --         --         --           --             --
                              -------   --------   --------   --------   --------      -------        -------
         Net (loss) income
           available to
           common
           stockholders.....  $(8,960)  $ (2,958)  $(29,440)  $  2,308   $ (2,495)     $(4,263)       $ 1,554
                              =======   ========   ========   ========   ========      =======        =======
Per share data:
Basic and diluted:
  (Loss) income before
    extraordinary item......  $ (0.99)  $  (0.36)  $  (3.51)  $   0.34   $  (0.52)     $ (1.10)       $  1.13
  Extraordinary item, net of
    tax.....................       --         --         --       0.01         --           --             --
                              -------   --------   --------   --------   --------      -------        -------
Accrued and accretive
  dividends on preferred
  stock.....................    (0.04)        --         --         --         --           --             --
                              -------   --------   --------   --------   --------      -------        -------
Net (loss) income available
  to common stockholders....  $ (1.03)  $  (0.36)  $  (3.51)  $   0.33   $  (0.52)     $ (1.10)       $  1.13
                              =======   ========   ========   ========   ========      =======        =======
OTHER DATA:
  EBITDA, as adjusted(8)....  $  (568)  $   (650)  $ (7,698)  $ 12,086   $  9,163      $ 2,792        $ 1,993
Cash flow from:
  Operating activities......       48        362     (8,603)     5,814      2,258        3,016         (8,341)
  Investing activities......   (1,792)   (11,536)   (26,970)   (10,276)   (15,575)      (5,730)           484
  Financing activities......    4,902     12,368     37,015      5,356     14,209        2,817         15,357

                                         AS OF                AS OF DECEMBER 31,                AS OF
                                       MARCH 31,     -------------------------------------   JANUARY 31,
                                          2001        2000      1999      1998      1997        1997
                                      ------------   -------   -------   -------   -------   -----------
                                      (UNAUDITED)               (IN THOUSANDS)          (UNAUDITED)
Consolidated Balance Sheet Data:
  Cash and cash equivalents.........    $ 7,135      $ 3,979   $ 2,527   $ 1,633   $   741     $  638
  Working capital...................     (5,370)      (3,172)   (1,190)   (1,034)   (3,598)     1,337
  Total assets......................     93,359       68,522    57,842    37,098    14,434      3,659
  Long-term debt, less current
portion.............................     20,031       20,239     9,614    14,769     4,405        351
  Net equity........................     23,436       29,829    32,419    10,800       983      1,229

-------------------------

(1) During the quarter ended March 31, 2001, we acquired one company in a transaction accounted for as a purchase.

(2) During the three months ended March 31, 2000 and during the year ended December 31, 2000, InfoCure acquired four and six companies, respectively, attributed to us in transactions accounted for as purchases.

(3) During 1999, InfoCure acquired four companies attributed to us in transactions accounted for as purchases.

(4) During 1998, InfoCure acquired one company attributed to us in a transaction accounted for as a purchase.

(5) InfoCure changed its fiscal year end from January 31 to December 31 effective February 1, 1997. Accordingly, the 1997 fiscal period is comprised of eleven months. During 1997, InfoCure acquired two companies attributed to PracticeWorks in transactions accounted for as purchases.

(6) On August 1, 2000, we announced our 2000 restructuring plan which included the termination of 145 employees resulting in severance and other termination benefits of $1.7 million, and the closure and consolidation of 11 facilities resulting in facility closure costs and other charges of $1.3 million. For the year ended December 31, 2000, restructuring also included $816,000 related to the 1999 plan. Impairment and other non-recurring charges consisted of impairment charges of approximately $500,000 for asset write-downs and a write-down of inventory of $1.5 million related to our decision to discontinue selling hardware and hardware support in certain of our business lines in connection with our new hardware agreement with Dell Computer Corporation. In addition, we incurred approximately $1.4 million in charges related to the spin-off consisting principally of professional service fees. During the year ended December 31, 1999, restructuring consisted of contingent consideration related to acquired companies whose products were discontinued of $700,000, charges for asset write-downs of $97,000, facility closure costs of $95,000 and severance and other termination benefits of $48,000. An additional $816,000 of costs related to the 1999 restructuring were recorded in 2000. These costs consisted primarily of termination and other severance costs for employee terminations determined in 1999 but for whom the details were not communicated until 2000. During the year ended December 31, 1999, impairment and other non-recurring charges consisted of a write-off of capitalized software costs of $874,000. During the year ended December 31, 1998, restructuring consisted of contingent consideration related to acquired companies whose products were discontinued of $750,000 and severance and other termination benefits of $281,000. During the eleven months ended December 31, 1997, restructuring consisted of the write-off of goodwill of $3.5 million, contingent consideration of $2.2 million related to acquired companies whose products were discontinued, facility closure costs of $401,000, the write-off of capitalized software costs of $339,000 and other charges for asset write-downs of $90,000.

(7) During the quarter ended March 31, 2001, we incurred non-recurring charges of $2.4 million relating primarily to professional fees, printing and similar costs in connection with completion of the spin-off from InfoCure offset by a reduction of $310,000 in restructuring costs due to the renegotiation of terminated facility leases.

(8) EBITDA, as adjusted, represents earnings before interest, (benefit) provision for income taxes, depreciation and amortization, restructuring, impairment and other non-recurring charges, merger costs, compensatory stock awards and gain on disposal of fixed assets. We have excluded restructuring and other charges, merger costs, compensatory stock awards and gain on disposal of fixed assets from EBITDA, as adjusted, because we do not believe those costs are representative of the normal recurring nature of our operations. EBITDA, as adjusted, is provided because it is a measure commonly used by analysts and investors to determine a company's ability to incur and service debt. EBITDA, as adjusted, is not a measurement in accordance with generally accepted accounting principles, or GAAP, and should not be considered an alternative to, or more meaningful than, net (loss) income as a measure of our profitability or cash flows as a measure of our liquidity. All companies do not calculate EBITDA, as adjusted, in the same manner. Accordingly, our EBITDA, as adjusted, may not be comparable with that of other companies. We have included information concerning EBITDA, as adjusted, because management believes EBITDA, as adjusted, provides a useful measure of its performance. You should note, however, that the items excluded from EBITDA, as adjusted, are significant components in understanding and assessing our performance.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following selected unaudited pro forma condensed combined financial information has been derived from the historical financial statements of PracticeWorks and Medical Dynamics. The unaudited pro forma condensed combined balance sheet data as of March 31, 2001 has been presented as if the pending acquisition of Medical Dynamics had been consummated on that date. The unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2000 and the three months ended March 31, 2001 have been presented as if the pending acquisition of Medical Dynamics had been consummated on January 1, 2000. The unaudited pro forma condensed combined balance sheet data as of March 31, 2001 and the pro forma condensed combined statement of operations data for the three months ended March 31, 2001 and the year ended December 31, 2000 also reflect the impact of our acquisition of InfoSoft completed March 7, 2001 and the sale of $5.0 million of series C convertible redeemable preferred stock completed March 6, 2001.

     The selected unaudited pro forma condensed combined financial information gives effect to (1) PracticeWorks' potential issuance of 482,253 shares of common stock to WEBMD and (2) the proposed acquisitions of Medical Dynamics and InfoSoft under the purchase method of accounting for business combinations, and is based upon the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

                                          THREE MONTHS ENDED         YEAR ENDED
                                            MARCH 31, 2001        DECEMBER 31, 2000
                                          ------------------   -----------------------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenue...........................       $ 13,818               $ 51,683
Depreciation and amortization...........          7,125                 28,766
Restructuring and other non-recurring
  charges...............................          2,120                  7,410
Operating loss..........................         (9,772)               (41,577)
Preferred dividends.....................          1,458                  5,833
Net loss available to common
  stockholders..........................        (11,918)               (45,020)
Net loss per share, basic and diluted...          (1.27)                 (4.96)

                                                              MARCH 31, 2001
                                                              --------------
                                                                   (IN
                                                                THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................     $  6,793
Working capital.............................................       (6,972)
Total assets................................................      101,644
Long-term debt, less current portion........................       20,103
Series A convertible redeemable preferred stock -- net......       21,281
Series B convertible redeemable preferred stock -- net......        3,750
Series C convertible redeemable preferred stock -- net......        5,052
Stockholders' equity........................................       26,468

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the "Selected Financial Data" and the accompanying financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

OVERVIEW

     PracticeWorks is an information management technology provider for dentists, orthodontists and oral and maxillofacial surgeons. PracticeWorks' offerings include practice management applications, business-to-business e-commerce services, electronic data interchange, or EDI, services, ongoing maintenance and support and training. These applications and services are designed to automate the provider's practice, resulting in greater efficiency, lower costs and higher quality care. As of May 31, 2001, PracticeWorks had an installed base of approximately 57,000 providers, including 49,000 dentists, 4,000 orthodontists and 4,000 oral and maxillofacial surgeons in the United States. Including the recent InfoSoft acquisition, PracticeWorks' installed base worldwide is approximately 61,000 providers.

     For all of the periods presented in this prospectus up to March 5, 2001, PracticeWorks operated as part of InfoCure Corporation. On March 5, 2001, InfoCure completed the distribution of all of the outstanding shares of PracticeWorks, Inc. common stock to its stockholders. InfoCure currently owns none of PracticeWorks' outstanding common stock.

     A substantial part of PracticeWorks' growth has been achieved through acquisitions. From July 10, 1997 through December 31, 2000, InfoCure completed 18 acquisitions that were attributed to PracticeWorks in the spin-off. Additionally, PracticeWorks completed the acquisition of InfoSoft in the first quarter of 2001. PracticeWorks anticipates closing the acquisition of Medical Dynamics in the third quarter of 2001. Given the significant number of acquisitions in each of the periods presented, the results of operations from period to period may not necessarily be comparable. Of the 18 acquisitions, the five companies listed below (the "1999 Pooled Companies") were acquired in transactions accounted for as poolings of interests during the year ended December 31, 1999. These mergers provided for the exchange of substantially all of the outstanding equity interests of such companies for shares of InfoCure's common stock.

                                                              SHARES OF INFOCURE
                                                                 COMMON STOCK
COMPANY                                                             ISSUED
-------                                                       ------------------
OMSystems, Inc..............................................      2,287,998
Ardsley, M.I.S., Inc........................................        209,016
Kevin Kozlowski, Inc., d/b/a Human Touch Software...........        255,247
Unident Corporation.........................................        357,796
InfoLogic, Inc..............................................        102,096

     Because these acquisitions were accounted for as poolings of interests, the financial statements included in this document have been retroactively restated to reflect them. As a result, the financial position, results of operations and cash flows are presented as if the 1999 Pooled Companies had been included for all periods presented. See notes to the financial statements. Of the 18 acquisitions, InfoCure acquired six dental practice management companies that were accounted for as purchases during the year ended December 31, 2000. The aggregate consideration for these acquisitions was $13.4 million in cash and $2.4 million in InfoCure common stock. Goodwill of approximately $15.7 million was recorded for these transactions and will be amortized over an estimated useful life of three years.

     On March 7, 2001, PracticeWorks acquired SoftDent, LLC, or InfoSoft, the practice management software subsidiary of Ceramco, Inc., a wholly owned subsidiary of DENTSPLY, International, Inc. ("DENTSPLY"). In connection with this acquisition, PracticeWorks issued 32,000 shares of its series A convertible redeemable preferred stock having a stated redemption value of $32.0 million. The holder can redeem the preferred stock for $32.0 million after five years. The shares of series A convertible redeemable preferred stock are convertible into approximately 9.8% of PracticeWorks' outstanding common stock at the time of the spin-off, or 970,574 shares. The purchase price was allocated based on preliminary estimated fair values to tangible assets, developed technology and total liabilities assumed. PracticeWorks recorded goodwill of $18.3 million, inclusive of approximately $700,000 in transaction costs, which is being amortized over three years. The fair value of the transaction, net of an estimated $11.0 million discount on the series A convertible redeemable preferred stock consideration, is approximately $21.7 million including estimated transaction costs. The $11.0 million discount is being recognized over the five-year redemption period as an accretive dividend.

     In connection with the spin-off, PracticeWorks assumed all of InfoCure's obligations under the Medical Dynamics merger agreement except for InfoCure's obligation to issue a specified number of shares of InfoCure common stock. In connection with the proposed acquisition, each Medical Dynamics shareholder of greater than 100 shares of Medical Dynamics common stock will receive 0.017183 shares of PracticeWorks common stock, 0.07558 shares of PracticeWorks series B convertible redeemable preferred stock and 0.06873 shares of InfoCure common stock in exchange for each share of Medical Dynamics common stock outstanding on a fully diluted basis on the date of the merger. Each holder of 100 or fewer shares of Medical Dynamics common stock will receive $0.75 in cash for each share of Medical Dynamics. Assuming 13.2 million shares of Medical Dynamics are outstanding on a fully diluted basis on the date of the acquisition, PracticeWorks will issue approximately 219,500 shares of PracticeWorks common stock and approximately 965,000 shares of PracticeWorks series B convertible redeemable preferred stock (with a stated redemption value of $5.3 million) and will pay approximately $325,000 in cash as consideration for the merger. Assuming full conversion of the PracticeWorks series B convertible redeemable preferred stock, the PracticeWorks securities to be issued in connection with the Medical Dynamics merger will represent, in the aggregate, less than 2% of PracticeWorks' common stock at the time of the spin-off. InfoCure will issue approximately 878,000 shares of its common stock as a portion of the consideration for the merger. Based on the relative closing prices for each security on June 14, 2001, consideration for Medical Dynamics will be $3.2 million in PracticeWorks and InfoCure common stock, $5.3 million in PracticeWorks series B convertible redeemable preferred stock and $325,000 in cash. The total consideration is approximately $7.5 million, including $300,000 in estimated transaction costs, $500,000 estimated value assigned to stock options being assumed and after giving effect to a $1.5 million discount applied to reduce the series B convertible redeemable preferred stock to approximate fair value. The purchase price will be allocated based on fair values of tangible assets and total liabilities assumed. PracticeWorks expects to record goodwill of $10 million to $11 million which will be amortized over three years. The $1.5 million discount will be recognized over the five-year redemption period as an accretive dividend.

     PracticeWorks bases its revenue recognition policies for sales of software on the provisions of the American Institute of Certified Public Accountants' Statement of Position ("SOP") No. 97-2, "Software Revenue Recognition." Revenue from software sales is recognized upon shipment in instances where PracticeWorks has evidence of a contract, the fee charged is fixed and determinable and collection is probable. Revenue from hardware sales is recognized upon product shipment. Revenue from support and maintenance contracts, which are typically one year in length, is recognized ratably over the life of the contract. Revenue from other services is recognized as the services are provided.

     Depreciation and amortization expense results primarily from the amortization of goodwill, which represents the excess of the consideration we paid over the fair value of the net assets acquired in acquisitions accounted for under the purchase method of accounting. As of March 31, 2001, PracticeWorks' balance sheet included goodwill, net of accumulated amortization, of $47.0 million. Since the fourth quarter of 1999, goodwill has been amortized over its estimated useful life of three years. Goodwill had previously been amortized over 15 years, which was derived primarily from PracticeWorks' historical experience with the length of PracticeWorks' customer relationships. In the fourth quarter of 1999, management responded to external changes in the business environment by making significant changes to its strategic business model and product strategy. As a result, management determined that the estimated useful life of goodwill should be shortened substantially to be more reflective of the impact of these changes, the current rate of technological change and competitive conditions within the marketplace. The three-year life is based, in part, on the term of PracticeWorks' new subscription agreement. This change in accounting estimate is applied prospectively from the fourth quarter of 1999 and increased 1999 amortization expense by approximately $600,000. As of March 31, 2001, future amortization expense related to goodwill (excluding subsequent acquisitions) is estimated to total approximately $25.0 million per year.

     Depreciation and amortization expense also includes depreciation of property and equipment and amortization of software development costs. Property and equipment are assigned depreciable lives ranging from three to 40 years. Software development costs are expensed until technological feasibility is achieved. Costs incurred after achievement of technological feasibility and before general release are capitalized and amortized, generally over a four-year life. Costs incurred after general release are expensed as incurred. As discussed below, during the fourth quarter of 1999, PracticeWorks adopted a new product strategy involving the development of ASP applications and other Internet-based applications and services. Additionally, in connection with restructuring the businesses of recently acquired companies, PracticeWorks decided to modify future product offerings. As a result of these decisions, PracticeWorks recorded an impairment charge of approximately $874,000 in the fourth quarter of 1999 representing the write-off of the carrying value of certain software development costs.

CHANGE IN PRODUCT STRATEGY AND BUSINESS MODEL

     In the fourth quarter of 1999, PracticeWorks decided to transition to a subscription pricing model and commenced development of practice management applications that may be delivered through an ASP delivery model and other Internet-based applications and services.

     Following these decisions, in the second quarter of 2000 PracticeWorks began offering substantially all of its products and services on a subscription basis. Under this subscription pricing model, customers pay a fixed, monthly fee for use of PracticeWorks' practice management applications and maintenance and support services. The subscription fee for each customer is based upon the practice specialty and the number of authorized system users. This represents a change in PracticeWorks' historical pricing model in which customers were charged an initial licensing fee for use of practice management products and were charged for continuing maintenance and support. As a result of the transition to a subscription pricing model, PracticeWorks has experienced a decline in one-time revenue from software license fees and hardware sales, which we expect to be replaced over time by monthly subscription fees. In addition, as PracticeWorks converts existing customers to its new subscription contracts, the recurring support revenue from our installed customer base will gradually decline and will be replaced by increasing monthly subscription fee revenue. PracticeWorks expects the percentage of its revenue that is recurring in nature to increase substantially as a result of this change.

     Under its subscription pricing model, as with PracticeWorks' historical pricing model, PracticeWorks will charge its customers transaction fees, on a per-transaction basis, for the use of its EDI services.

     PracticeWorks' existing practice management applications are installed either on servers or personal computers located in the provider's office. PracticeWorks is developing ASP applications, which will be remotely hosted on a central server which its customers will access through a standard Internet browser. PracticeWorks expects to release an ASP application for use by dentists in the United States during the fourth quarter of 2001 and to release ASP applications for orthodontists and oral and maxillofacial surgeons by the first quarter of 2002. Although PracticeWorks' initial ASP applications will contain the basic functionality required to manage a dentist's office, they will not offer the full functionality of our core products. Following the release of these applications, PracticeWorks will offer customers a choice between its most advanced existing applications and its ASP applications. PracticeWorks expects to provide full functionality consistent with its existing products for its ASP applications in the dental market in the first quarter of 2002 and in the orthodontic and oral and maxillofacial markets in the fourth quarter of 2002.

     In addition, PracticeWorks has developed the PracticeWorks Exchange, an e-commerce application that enables convenient, online purchasing of dental, orthodontic and office supplies and promotional materials offered by companies with which PracticeWorks has business relationships. The PracticeWorks Exchange features an electronic catalogue of the supplies offered by PracticeWorks' e-commerce suppliers. Customers can create orders by selecting products from this catalogue, and the PracticeWorks Exchange sends the order to be fulfilled by one of PracticeWorks' e-commerce suppliers. The PracticeWorks Exchange also offers an inventory management function which can automatically generate practice-specific supply orders for orthodontic supplies based on the pre-determined needs of the practice. PracticeWorks currently offers the PracticeWorks Exchange only to PracticeWorks' orthodontic customers. Because the PracticeWorks Exchange was released on a limited basis in May 2000, the aggregate revenue generated by the PracticeWorks Exchange for the year ended December 31, 2000 was nominal. PracticeWorks currently has three business relationships which relate to the PracticeWorks Exchange. Two of these current business relationships benefit its customers by providing discounted supplies and services to its customers. These two relationships also generate revenue for PracticeWorks in the form of royalty payments or rebates. These rebates and royalties payable to PracticeWorks generally range from 5.0% to 10.0% of sales generated through the PracticeWorks Exchange. PracticeWorks' other current business relationship with a distributor benefits its customers by providing a vehicle by which customer orders for supplies are fulfilled and shipped at a discount to its customers. Pursuant to this business relationship, PracticeWorks generates revenue based on the sale of each product effected through its supplier and net income based on the margin between the amount PracticeWorks charges its customers and the cost of these products purchased from the distributor. Further, its product costs are discounted as specific sales levels are reached. The revenue PracticeWorks recognizes through its relationship with the distributor is based on the sales volume of products purchased through the distributor by the customers. PracticeWorks is developing additional business relationships to facilitate online ordering of dental supplies, which will allow it to begin offering the PracticeWorks Exchange in the dental and oral and maxillofacial surgery markets.

     PracticeWorks cannot currently predict when the PracticeWorks Exchange will be available in the dental and oral and maxillofacial surgery markets, as this is dependent on its establishing business relationships with suppliers in these industries. PracticeWorks expects to derive increasing revenue from e-commerce transactions utilizing the PracticeWorks Exchange. PracticeWorks is also developing an Internet portal which will provide access to its ASP applications, enable secure communication between patients and providers, feature healthcare content relevant to the markets PracticeWorks serves and provides access to additional online services. Further, PracticeWorks intends to develop business relationships to enable it to design custom websites for its customers, enabling them to utilize the Internet to provide information about their practices and market their services.

     PracticeWorks began the implementation of these changes in its pricing model and product strategy during the year ended December 31, 2000. During the three months ended March 31, 2000, PracticeWorks formalized its sales approach relating to its new pricing model and ASP applications and developed new marketing materials. In addition, during the year ended December 31, 2000, PracticeWorks completed company-wide training and education related to its subscription pricing model for its sales and support staffs. Because these training initiatives were ongoing throughout the year ended December 31, 2000, PracticeWorks had a reduced sales effort from that of comparable periods.

     PracticeWorks also believes that the overall reduction in its sales was partially due to purchases customers made in 1999 to prepare for Year 2000 computer issues. These factors impacted its results for the year ended December 31, 2000 compared to the year ended December 31, 1999. In addition, because of the changes in its pricing model and product offerings, PracticeWorks does not believe its historical financial results are representative of future results.

RESTRUCTURING, IMPAIRMENT AND OTHER NON-RECURRING CHARGES

     THE 2000 PLAN. In July 2000, PracticeWorks completed a comprehensive assessment of infrastructure requirements including personnel, facilities and other resources for PracticeWorks. As a result of the integration efforts required for the recent acquisitions and the assessment of infrastructure requirements to execute PracticeWorks' new product strategy and subscription pricing model, management adopted a significant initiative to restructure PracticeWorks. On August 1, 2000, we announced the plan of restructuring which included the consolidation and closing of approximately 11 facilities and the reduction of approximately 145 employees.

     In the third and fourth quarters of 2000, PracticeWorks recorded non-recurring charges of approximately $3.0 million related to the restructuring. The components of the charges are $1.7 million related to severance and other termination costs and $1.3 million related to facility closure and consolidation costs, including cancellation of leases and other contracts. During the first quarter of 2001, PracticeWorks recorded a reduction of $310,000 in the restructuring reserve relating to the re-negotiation of terminated facility leases. Beginning in the first quarter of 2001 the restructuring is expected to reduce annual operating expenses by approximately $8.0 million to $9.0 million.

     In addition to the restructuring, PracticeWorks also incurred approximately $3.5 million for impairment and other non-recurring charges including impairment charges related to asset write-downs of approximately $500,000 for assets and $1.5 million for inventory and $1.4 million in charges related to the spin-off, consisting principally of professional fees. PracticeWorks incurred $2.4 million in non-recurring charges during the first quarter of 2001 relating primarily to professional fees, printing and similar costs in connection with the completion of the spin-off from InfoCure.

     The inventory write-down described above related to PracticeWorks' decision to discontinue selling hardware and hardware support in certain of its business lines in connection with its new hardware agreement with Dell Computer Corporation. Under PracticeWorks' historical business model, combined sales of hardware and hardware support comprised approximately 15.0% of total historical revenues. However, the costs of hardware purchased for resale, the direct costs associated with hardware support and the estimated overhead associated with these activities typically aggregated approximately 85.0% to 95.0% of the related revenue. Accordingly, the gross margin on the sales of hardware and hardware maintenance ranged from 5.0% to 15.0%. PracticeWorks' new business model attempts to minimize activities that make such small gross margin contributions and instead focuses on building recurring revenues from subscription-based use of PracticeWorks' applications.

     Under PracticeWorks' new agreement with Dell, entered into on August 1, 2000, PracticeWorks' customers will obtain hardware and related support for Windows-Intel platform products directly from Dell at a 5.0% to 10.0% discount to market prices. In exchange for access to PracticeWorks' customers and its assistance in coordinating the referrals, PracticeWorks will receive a marketing fee. An additional benefit of the Dell agreement is the elimination of the substantial capital requirement which would have been needed to provide hardware under PracticeWorks' subscription pricing model.

     In comparison to PracticeWorks' historical business model, the decision to exit hardware sales and related support activities would have reduced total revenues by approximately $4.0 million based on 2000 revenues. Operating expenses for 2000 would have been reduced by an estimated $3.0 million to $3.5 million with a corresponding reduction in operating income for 2000 of between approximately $500,000 and $1.0 million. However, this reduction would have been substantially mitigated by the fees available under the terms of the Dell marketing agreement.

     The validity of this comparison, in management's opinion, is not directly relevant to future trends. As compared to PracticeWorks' historical business model, its subscription pricing model contemplates that revenues from traditional sales of licenses and hardware would decline and be replaced by revenues from subscription fees. While this decline will be somewhat accentuated by PracticeWorks' decision to exit certain hardware and related support activities, PracticeWorks believes that the effect on operating income will be essentially neutral as the previous margins from such activities are replaced by a combination of the marketing fee and anticipated reductions in indirect costs. Further, cash flows will be positively impacted by the significant reduction in capital expenditures which would have been otherwise required to effectively finance customers' purchases.

     THE 1999 PLAN. In the fourth quarter of 1999, InfoCure decided to restructure its business into a medical division and a dental division. The dental division formed in this restructuring constitutes the business that was transferred to PracticeWorks in the spin-off. At the time of the restructuring, PracticeWorks decided to transition to subscription pricing and to commence development of ASP applications and other Internet-based applications and services. Management committed to a plan of restructuring and reorganization in connection with the establishment of the dental division and these changes in PracticeWorks' pricing model and product strategy. This restructuring plan, which was substantially completed in the second quarter of 2000, included consolidating facilities, eliminating staffing redundancies and repositioning PracticeWorks to capitalize on the change in our pricing model and product strategy. In the fourth quarter of 1999, PracticeWorks recorded approximately $940,000 in restructuring in connection with this plan. The components of these charges are:

     - $700,000 reflecting contingent consideration deemed payable to former stockholders of entities whose products were discontinued as part of the restructuring;

     - $97,000 representing other asset write-downs and costs;

     - $95,000 representing facility closure and consolidation costs, including cancellation of leases and other contracts; and

     - $48,000 representing incremental costs associated with completion of discontinued customer contracts.

     In connection with the 1998 restructuring, PracticeWorks recorded an impairment charge of $874,000 representing the carrying value of software development costs, the estimated useful life of which was considered minimal based on changes to its product strategy.

     Additional charges related to the 1999 plan were recorded in 2000 primarily to provide for costs associated with staffing reductions and other asset write-downs. These personnel changes were finalized and communicated in the first quarter of 2000. Accordingly, compensation costs, including severance and other termination benefits, and asset write-downs aggregating $816,000 were recorded in 2000.

     THE 1997 PLAN. In 1997, PracticeWorks adopted a plan to restructure its operations by consolidating existing facilities and acquired operations. In connection with the restructuring plan, which was substantially completed in the second quarter of 1998, PracticeWorks recorded restructuring and other charges totaling $6.5 million in the fourth quarter of 1997 and $1.0 million in the first six months of 1998.

SEGMENT AND MARKET INFORMATION

     We report our results in two segments: recurring revenue and non-recurring revenue. Recurring revenue includes contractual arrangements for maintenance and support services, subscriptions and e-services (including electronic data interchange, or "EDI" transactions, and royalties and other revenues from e-commerce and other Internet-based services). Non-recurring revenue includes one-time sales of licenses and systems and fees for training and implementation services.

CONSOLIDATED RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED
MARCH 31, 2000

     REVENUE (IN THOUSANDS)

    REVENUES FOR THE THREE             PERCENT              PERCENT     DOLLAR   PERCENT
    MONTHS ENDED MARCH 31,    2001     OF TOTAL     2000    OF TOTAL    CHANGE   CHANGE
    ----------------------   -------   --------    ------   --------    ------   -------
    Recurring..............  $ 8,235     69.7%     $5,427     55.3%     $2,808     51.7%

    Non-recurring..........    3,582     30.3       4,393     44.7        (811)   (18.5)
                             -------    -----      ------    -----      ------    -----

              Total........  $11,817    100.0%     $9,820    100.0%     $1,997     20.3%
                             =======    =====      ======    =====      ======    =====

     TOTAL REVENUE. Effective in 2001, we changed the manner in which we report revenues to be more reflective of our new business model. For periods prior to December 31, 2000 we reported revenues from sale of systems and software and from maintenance, support and services. Commencing in 2001, we classify revenues as recurring and non-recurring. Results for the three months ended March 31, 2000 have been reclassified for consistency. Total revenue for the three months ended March 31, 2001 increased by $2.0 million, or 20.3%, from the three months ended March 31, 2000, primarily as a result of organic growth in the core elements of our new business model of $1.7 million. For the three months ended March 31, 2001, revenues attributable to acquisitions added $2.5 million including $1.6 million attributable to acquisitions made in the first and second quarters of 2000 and $900,000 attributable to the InfoSoft acquisition. The growth in revenues from our core business and acquisitions was offset by a reduction of $1.2 million in software sales as a result of our transition to subscription-based pricing and a $1.0 million reduction in hardware sales related as well to subscription pricing and to our new hardware agreement entered into in August 2000.

     RECURRING REVENUE. Recurring revenue includes contractual arrangements for maintenance and support services, subscriptions and e-services. Recurring revenue for the three months ended March 31, 2001 increased by $2.8 million, or 51.7%, from the three months ended March 31, 2000 as a result of increases of $800,000 in subscriptions, $1.0 million in maintenance contracts and $1.0 million in e-services. These increases are largely volume related and include the effects of new services offered to existing customers. Increases in maintenance and e-services include approximately $700,000 of maintenance revenue attributed to the effect of several small acquisitions completed in 2000 and approximately $500,000 of e-services revenue attributable to the InfoSoft acquisition.

     NON-RECURRING REVENUE. Non-recurring revenue includes one-time sales of licenses and systems and fees for training and implementation services. Non-recurring revenue for the three months ended March 31, 2001 decreased by $800,000, or 18.5%, from the three months ended March 31, 2000, primarily as a result of an $800,000 net decrease in hardware sales and a $400,000 net decrease in software licenses, offset by an increase of $400,000 in training and implementation service revenue. The decrease in hardware and software sales includes a $2.0 million net reduction in domestic sales offset by increases of $800,000 in foreign sales. The domestic decrease is the expected result of lower unit sales of one-time licenses as we transition to subscription pricing for most products coupled with lower unit sales of hardware related as well to subscription pricing and to an agreement we entered in August 2000 to essentially outsource hardware in certain business lines in exchange for a marketing fee. The foreign sales activity resulted from an acquisition completed in the second quarter of 2000. Increases in training and implementation revenue reflects growth in subscription units.

     OPERATING COSTS AND EXPENSES (IN THOUSANDS)

OPERATING COSTS AND
EXPENSES FOR THE THREE           PERCENT             PERCENT     DOLLAR   PERCENT
MONTHS ENDED MARCH 31,   2001    OF SALES    2000    OF SALES    CHANGE   CHANGE
----------------------  ------   --------   ------   --------    ------   -------
Hardware and other
  purchases for
  resale..............   1,447     12.2%     1,296     13.2%       151      11.7%
Selling, general and
  administrative......  10,212     86.4      8,520     86.8      1,692      19.9
Research and
  development.........     726      6.1        654      6.7         72      11.0
Depreciation and
  amortization........   5,314     45.0      3,293     33.5      2,021      61.4
Restructuring and
  other non-recurring
  charges.............   2,120     17.9        778      7.9      1,342     172.5
Interest expense,
  net.................     625      5.3        379      3.9        246      64.9
Income tax benefit....      --       --     (1,502)   (15.3)     1,502    (100.0)

     HARDWARE AND OTHER PURCHASES FOR RESALE. Hardware and other purchases for resale consists of costs incurred to purchase hardware and includes costs of processing, forms and postage for EDI claims and statements and other e-services, outsourced hardware maintenance, third-party software and other items for resale in connection with the sales of new systems and software. Hardware and other purchases for resale for the three months ended March 31, 2001, compared to the three months ended March 31, 2000, increased in the aggregate due to the growth in e-services but decreased as a percentage of sales as a result of an increase in higher margin e-services transactions and software maintenance contracts and a decrease in lower margin hardware sales.

     SELLING, GENERAL AND ADMINISTRATIVE, OR SG&A. SG&A expense includes salaries and benefits, product maintenance and support, variable commissions and bonuses, marketing, travel, communications, facilities, insurance and other administrative expenses. SG&A expense increased by $1.7 million, or 19.9%. Of this increase, approximately $416,000 was attributable to the InfoSoft acquisition completed in March 31, 2001. Additionally, the allowance for doubtful accounts increased $500,000 when compared to the first quarter of 2000 to more closely align with our revenue growth and collection experience. The remainder of this increase is due to the effect of SG&A costs from the acquisitions completed in the first and second quarter of 2000, offset by the reduction in SG&A costs resulting from the August 2000 restructuring.

     RESEARCH AND DEVELOPMENT. Research and development expense increased $72,000 or 11.0% for the three months ended March 31, 2001 primarily as a result of costs incurred on products acquired during 2000.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased $2.0 million or 61.4% primarily due to the additional amortization expense from the acquisitions completed in the first and second quarters of 2000 and, to a lesser extent, the InfoSoft acquisition completed in March 2001.

     RESTRUCTURING AND OTHER NON-RECURRING CHARGES. In the three months ended March 31, 2001, PracticeWorks incurred approximately $2.4 million in non-recurring charges relating primarily to professional fees, printing and similar costs in connection with the completion of the Spin-Off from InfoCure offset by a $310,000 reduction in restructuring costs relating to the re-negotiation of terminated facility leases. In the three months ended March 31, 2000, PracticeWorks incurred restructuring charges of approximately $778,000 primarily associated with contingent consideration payable to former stockholders of entities whose products were discontinued as part of the 1999 restructuring plan.

     INTEREST EXPENSE, NET. Interest expense increased by $246,000 or 64.9% due to the increase in the amount of the outstanding balance under our credit facility and other debt agreements during the comparable periods coupled with increases in the prime lending rate.

     INCOME TAX BENEFIT. For the three months ended March 31, 2001, PracticeWorks generated net pre-tax losses for financial reporting purposes of approximately $8.6 million and taxable net operating losses of approximately $5.2 million. The financial reporting losses differ from the taxable losses primarily due to book versus tax differences in goodwill amortization, including non-deductible amounts. Approximately $3.2 million of these taxable losses were generated prior to the Spin-Off and remained with InfoCure. The remaining $2.0 million of these taxable losses generated subsequent to the Spin-Off, are attributable to PracticeWorks and will be available to offset any future taxable income we generate. These net operating loss carryforwards create a deferred tax asset of approximately $800,000. Additionally, certain of the assets and liabilities spun-off to PracticeWorks had temporary differences between their book and tax bases which carried over to PracticeWorks. As a result, PracticeWorks' deferred tax assets at March 31, 2001 relating to temporary differences approximate $5.9 million. Total deferred tax assets at March 31, 2001, including the net operating loss carryforwards and temporary differences in the book and tax bases of assets and liabilities aggregate $6.7 million.

     PracticeWorks reported deferred tax assets at March 31, 2001 of approximately $5.4 million representing essentially amounts attributable to us based solely on reversing temporary differences as recorded by InfoCure through December 31, 2000. Management believes that it is more likely than not that these deferred tax assets will be realized based on our financial projections, sales backlog and other operational factors. These factors indicate we will generate taxable income within the next three to five years sufficient to realize the tax benefits represented by these future deductible temporary differences. During the quarter ended March 31, 2001, we recorded a valuation allowance of approximately $1.3 million to reduce the total deferred tax assets to the amount that we believe is more likely than not to be realized.

  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

     The following table sets forth certain statement of operations data as a percentage of total revenue for the periods indicated:

                                                   YEAR ENDED DECEMBER 31,
                                                  -------------------------
                                                   2000      1999     1998
                                                  ------    ------   ------
Revenue:
  Systems and software..........................   28.7%     62.9%    64.0%
  Maintenance, support and services.............   71.3      37.1     36.0
                                                  -----     -----    -----
          Total revenue.........................  100.0     100.0    100.0
                                                  -----     -----    -----
Operating expense:
  Hardware and other items purchased for
     resale.....................................   13.3      17.7     22.4
  Selling, general and administrative (excluding
     compensatory stock awards).................   97.2      52.5     48.4
  Research and development......................    8.7       7.7      8.1
  Depreciation and amortization.................   43.1       6.0      5.2
  Restructuring.................................    9.7       1.7      2.4
  Impairment and other non-recurring charges....    8.8       1.6       --
  Merger costs..................................     --       1.2      0.2
  Compensatory stock awards.....................     --       0.8     14.8
  Gain on disposal of fixed assets..............   (1.6)       --       --
                                                  -----     -----    -----
          Total operating expense...............  179.2      89.2    101.5
                                                  -----     -----    -----
Operating (loss) income.........................  (79.2)     10.8     (1.5)
Interest expense and other, net.................    5.3       2.4      2.2
                                                  -----     -----    -----
(Loss) income before income taxes and
  extraordinary item............................  (84.5)      8.4     (3.7)
(Benefit) provision for income taxes............  (11.0)      4.0      2.0
                                                  -----     -----    -----
          Net (loss) income before extraordinary
             item...............................  (73.5)%    4.4%     (5.7)%
                                                  =====     =====    =====

  YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     REVENUE. Total revenue for the year ended December 31, 2000 decreased $14.6 million, or 26.7%, to $40.0 million from $54.6 million for the year ended December 31, 1999. For the year ended December 31, 2000, systems and software revenue decreased $22.8 million, or 66.5%, to $11.5 million from $34.3 million in the year ended December 31, 1999. These decreases are the result of lower unit sales in the current period due to PracticeWorks' transition to a subscription pricing model and the result of some customers preparing during 1999 for any potential Year 2000 computer issues. Maintenance, support and service revenue for the year ended December 31, 2000 increased $8.2 million, or 40.4%, to $28.5 million from $20.3 million for the year ended December 31, 1999. These increases are primarily due to additional revenue of approximately $5.2 million

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

generated by acquisitions made in December 1999 and March and April 2000. The increase also includes an increase in EDI revenue of $3.1 million for the year ended December 31, 2000, resulting from an increase in the number of practices using this service, and to a much lesser extent, revenue related to new subscription contracts.

     HARDWARE AND OTHER ITEMS PURCHASED FOR RESALE. For the year ended December 31, 2000, hardware and other items purchased for resale was $5.3 million, or 13.3% of total revenue compared to $9.7 million, or 17.7% of total revenue, for the year ended December 31, 1999. These changes as a percentage of revenue reflect the increase in higher margin EDI transactions and software maintenance contracts and a decrease in lower margin hardware sales. PracticeWorks expects to continue to experience decreasing hardware sales in light of PracticeWorks' agreement announced with Dell Computer Corporation.

     SELLING, GENERAL AND ADMINISTRATIVE, OR SG&A. SG&A expense includes salaries and benefits (excluding compensatory stock awards), product maintenance and support, variable commissions and bonuses, marketing, travel, communications, facilities, insurance and other administrative expenses. SG&A expenses exclude research and development, depreciation and amortization, restructuring and other non-recurring charges. SG&A expense increased $10.2 million, or 35.5%, to $38.9 million for the year ended December 31, 2000, from $28.7 million for the year ended December 31, 1999. Of this amount, approximately $8.0 million was related to the SG&A costs of the acquisitions made in December 1999 and the 2000 acquisitions. We incurred marketing expenses related to the new subscription pricing model of approximately $300,000. Legal and professional fees increased approximately $570,000 due to costs related to potential acquisitions and other transactions that were not completed. During the third quarter of 2000 PracticeWorks also increased the allowance for doubtful accounts by approximately $400,000. The basis for this additional provision was derived from PracticeWorks' analysis of the negative effects on current collection experience as a result of closing and consolidating offices and reducing staff in conjunction with having implemented the 2000 Restructuring Plan.

     RESEARCH AND DEVELOPMENT. Research and development expense decreased to $3.5 million for the year ended December 31, 2000 from $4.2 million for the year ended December 31, 1999. This decrease is primarily due to an increase in software development costs eligible for capitalization related to products PracticeWorks will be offering in the future and a decrease in the costs related to products that will be discontinued in the future. For the year ended December 31, 2000, $835,000 was capitalized related to software development costs.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased $14.0 million, to $17.3 million for the year ended December 31, 2000, from $3.3 million for the year ended December 31, 1999. This increase in depreciation and amortization expense is primarily due to the change in the estimated useful life of goodwill from 15 years to three years during the fourth quarter of 1999 and also to acquisitions completed during the fourth quarter of 1999 and during 2000.

     RESTRUCTURING. On August 1, 2000, PracticeWorks announced its intention to terminate approximately 145 employees and to close or consolidate 11 facilities as part of our 2000 restructuring plan. As a result, in the third and fourth quarter of 2000 PracticeWorks incurred costs of $1.7 million related to severance and other termination benefits and facility closure costs and other charges of $1.3 million. For the year ended

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

December 31, 2000, restructuring also includes $816,000 consisting primarily of severance and other termination costs, concluding the 1999 plan.

     IMPAIRMENT AND OTHER NON-RECURRING CHARGES. During the year ended December 31, 2000 PracticeWorks recorded impairment and other non-recurring charges of approximately $3.5 million. Of this amount, $500,000 related to fixed assets which are being disposed of as a result of PracticeWorks' decision to consolidate our office locations and $1.5 million related to our decision to discontinue hardware sales and support for certain of our business lines in connection with our new hardware agreement with Dell Computer Corporation. PracticeWorks also incurred costs of $1.4 million related to the spin-off, consisting principally of professional service fees.

     INTEREST EXPENSE AND OTHER, NET. Interest expense and other, net increased $782,000 to $2.1 million for the year ended December 31, 2000, from $1.3 million for the year ended December 31, 1999. This increase relates to increases in the amount of the outstanding balances under PracticeWorks' credit facility and other debt agreements.

     (BENEFIT) PROVISION FOR INCOME TAXES. The provision for income taxes was a net benefit of $4.4 million for the year ended December 31, 2000 compared to a net expense of $2.2 million for the year ended December 31, 1999. The change is due to the generation of net operating losses for the year ended December 31, 2000 versus net operating income for the year ended December 31, 1999. The effective income tax rate for the year ended December 31, 2000 was (13.0%) versus 47.9% for the year ended December 31, 1999. The decrease in the effective income tax rate is a result of accelerated non-deductible goodwill amortization as well as recognition of a valuation allowance for net operating losses generated by PracticeWorks prior to the spin-off which will remain with InfoCure upon the spin-off. The variances from the federal statutory rate are due to the effect of non-deductible goodwill amortization, state taxes and the recognition of the valuation allowance noted above.

     PracticeWorks reported net deferred tax assets of $5.2 million in its financial statements as of December 31, 2000, related to differences between the book and tax basis of its assets. Management has assessed PracticeWorks' past financial history, when adjusted for non-recurring items such as restructuring charges, as well as PracticeWorks' sales backlog, and budgeted sales and believes that it is more likely than not that PracticeWorks will generate taxable income within the next three to five years more than sufficient to realize the tax benefits associated with future deductible temporary differences.

     NET (LOSS) INCOME. As a result of the above factors, PracticeWorks' net loss for the year ended December 31, 2000 was $(29.4) million compared to net income of $2.3 million for the year ended December 31, 1999.

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     TOTAL REVENUE. Total revenue for the year ended December 31, 1999 increased $11.1 million, or 25.5%, to $54.6 million from $43.5 million for the year ended December 31, 1998. The acquisitions of the 1999 Pooled Companies, which are accounted for as pooling of interests, are reflected retroactively for all periods presented. Systems and software revenue increased $6.5 million, or 23.4%, to $34.3 million for the year ended December 31, 1999 from $27.8 million for the year ended December 31, 1998. Maintenance, support, and service revenue increased $4.6 million, or 29.3%, to $20.3 million for the year ended December 31, 1999 from $15.7 million for the year ended December 31, 1998. These revenue increases primarily reflect overall volume growth in the business of $10.5 million, including customer purchases made in preparation for year 2000 computer issues, and, to a lesser extent, acquisitions during the fourth quarter of 1999.

     HARDWARE AND OTHER ITEMS PURCHASED FOR RESALE. Hardware and other items purchased for resale was $9.7 million for both the years ended December 31, 1999 and 1998. For the year ended December 31, 1999, hardware and other items purchased for resale as a percentage of total revenue was 17.7%, compared to 22.4%, for the year ended December 31, 1998. This decrease as a percentage of revenue is attributable primarily to a change in the mix of revenues resulting from the growth in service revenues related to EDI, which generally carries higher margins.

     SELLING, GENERAL AND ADMINISTRATIVE, OR SG&A. SG&A expense increased $7.6 million, or 36.0%, to $28.7 million for the year ended December 31, 1999 compared to $21.1 million for the year ended December 31, 1998. This increase reflects primarily additional marketing and administrative personnel and other selling and administrative costs necessary to support the consolidated businesses of the acquired companies. As a percentage of revenue, SG&A expense increased to 52.5% for the year ended December 31, 1999 from 48.4% for the year ended December 31, 1998 primarily due to the fact that the SG&A expense for the acquisition of the 1999 Pooled Companies were substantially higher in relation to their revenues than that of PracticeWorks. Because three of these companies were acquired in December 1999, cost savings measures resulting from their integration had not yet been reflected. Further, during the fourth quarter of 1999, the allowance for doubtful accounts increased by $700,000 to more closely align the allowance with PracticeWorks' collection experience and for the potential write-off associated with customers migrating from traditional support programs to our subscription pricing offerings.

     RESEARCH AND DEVELOPMENT. Research and development expense increased $648,000, or 18.5%, to $4.2 million for the year ended December 31, 1999 from $3.5 million for the year ended December 31, 1998. This increase was due primarily to acquisitions and the number of products that we support. PracticeWorks capitalizes development costs incurred from the time a new product reaches technological feasibility until it is available for general release. The higher level of capitalized costs in 1999 is reflective of the state of development of a variety of projects, including new e-commerce applications. As a percentage of total revenue, research and development expense decreased to 7.7% of total revenue for the year ended December 31, 1999 from 8.1% of total revenue for the year ended December 31, 1998 due to the significant increase in revenues from acquisitions and business growth.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased $1.0 million, or 43.5%, to $3.3 million for the year ended December 31, 1999 from $2.3 million for the year ended December 31, 1998. This increase was primarily due to increased expense for amortization of goodwill resulting from the addition of approximately $10.5 million of goodwill related to the 1999 acquisitions and a change in accounting estimate, which was effected in the fourth quarter of 1999, to reduce the estimated useful life of goodwill from 15 years to three years. This change in accounting estimate resulted in additional goodwill amortization of approximately $600,000 for 1999.

     RESTRUCTURING, IMPAIRMENT AND OTHER NON-RECURRING CHARGES. In the year ended December 31, 1999, PracticeWorks incurred $940,000 in restructuring charges and $874,000 in impairment charges associated with a restructuring plan announced in the fourth quarter of 1999. In the year ended December 31, 1998 we incurred $1.0 million of

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

restructuring charges associated with the 1997 restructuring plan that was completed in 1998.

     MERGER COSTS. PracticeWorks incurred $659,000 in merger costs in 1999 related to the acquisitions of the 1999 Pooled Companies.

     COMPENSATORY STOCK AWARDS. Compensatory stock awards expense decreased $6.0 million, or 93.8%, to $428,000 for the year ended December 31, 1999 from $6.4 million for the year ended December 31, 1998. Compensatory stock award expense for the year ended December 31, 1999 related to the accelerated vesting of restricted stock awards to executive officers of InfoCure. The $6.4 million expense in 1998 related to contingently exercisable stock options of an acquired company. Under the terms of the purchase agreement, the value of the options became determinable in the fourth quarter of 1998, resulting in recognition of compensation expense. As a percentage of total revenue, compensatory stock awards expense decreased to 0.8% for the year ended December 31, 1999 from 14.8% for the year ended December 31, 1998.

     INTEREST EXPENSE AND OTHER, NET. Interest expense and other, net increased $369,000, or 38.2%, to $1.3 million for the year ended December 31, 1999 from $966,000 for the year ended December 31, 1998. The increase relates primarily to higher average outstanding debt balances during 1999 and a higher effective interest rate resulting from the amortization of loan costs. As a percentage of total revenue, interest expense and other, net increased to 2.4% for the year ended December 31, 1999 from 2.2% for the year ended December 31, 1998.

     (BENEFIT) PROVISION FOR INCOME TAXES. The provision for income taxes was $2.2 million for the year ended December 31, 1999, compared to $873,000 for the year ended December 31, 1998. The effective income tax rate of 47.9% for the year ended December 31, 1999 is higher than statutory rates due to state income taxes and permanent differences resulting primarily from the amortization of nondeductible goodwill. In addition, the effective tax rate for 1998 differs from the statutory tax rate due to the more significant impact of pooling of interests accounting with certain S-corporation entities that incurred no federal income taxes prior to their acquisition by InfoCure.

     NET (LOSS) INCOME. As a result of the above factors, our net income for the year ended December 31, 1999 was $2.3 million compared to net loss of $(2.5) million for the year ended December 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES

     PracticeWorks' principal capital requirements have been to fund:

     - acquisitions;

     - working capital;

     - capital expenditures for furniture, fixtures and equipment; and

     - capitalized software development costs.

     Historically, InfoCure has managed cash on a centralized basis. Cash receipts associated with PracticeWorks' business have largely been retained by InfoCure which has provided funds to cover PracticeWorks' disbursements for operating activities, capital expenditures and acquisitions. The cash balances reported by PracticeWorks at

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

December 31, 2000, and 1999 are based on the results of PracticeWorks' operations and the net cash resulting from intercompany transfers between InfoCure and PracticeWorks. The investing and financing activities discussed below were funded as a result of activities entered into by InfoCure and relating to PracticeWorks' operations. The long-term debt amounts reported by PracticeWorks are based on long-term debt that InfoCure incurred to acquire businesses and other assets that were transferred to PracticeWorks in connection with the spin-off.

     During the three months ended March 31, 2001, PracticeWorks generated $48,000 of cash in operating activities relating primarily to (1) a net loss of $8.6 million offset by non-cash charges of $5.3 million in depreciation and amortization and (2) an increase in accounts payable and accrued expenses of $3.4 million. This increase is primarily due to non-recurring charges relating to the spin-off and, to a lesser extent, fees associated with the InfoSoft acquisition. During the three months ended March 31, 2000, PracticeWorks generated $362,000 of cash from operating activities relating primarily to (1) a loss of $3.0 million offset by non-cash charges of $3.3 million for depreciation and amortization and a non-cash benefit of $1.5 million associated with deferred taxes and (2) a decrease in accounts receivable of $1.6 million.

     During the three months ended March 31, 2001, PracticeWorks used $1.8 million of cash in investing activities primarily relating to cash paid in connection with the InfoSoft acquisition of $673,000, cash paid for other intangibles of $669,000 and cash paid for property and equipment expenditures of $233,000. During the three months ended March 31, 2000, PracticeWorks used $11.5 million of cash in investing activities primarily representing cash used for acquisitions and related expenditures of $6.1 million, additional purchase price consideration of $4.4 million, advances to Medical Dynamics of $500,000 and capital expenditures of $598,000.

     During the three months ended March 31, 2001, PracticeWorks generated cash from financing activities of $4.9 million consisting primarily from the sale of series C convertible redeemable preferred stock, net of transaction costs, of $4.7 million and net cash advances from InfoCure of approximately $344,000, offset by the payment of deferred loan costs of $183,000. During the three months ended March 31, 2000, PracticeWorks generated cash from financing activities of $12.4 million consisting primarily of borrowings attributed to us of $7.7 million from InfoCure's line of credit and $4.7 million in cash advances from InfoCure.

     During the year ended December 31, 2000, PracticeWorks used $8.6 million of net cash in operating activities primarily relating to (1) a net loss of $29.4 million, offset by the net effect of non-cash charges and credits of $17.3 million in depreciation and amortization and $3.6 million in restructuring and other charges and the non-cash benefit of $4.4 million associated with deferred taxes, (2) increase of accounts payable and accrued liabilities of approximately $2.6 million and (3) an increase in deferred revenue and customer deposits of $2.3 million. The net use of cash flow from operations is due primarily to the impact of the ongoing transition to subscription-based pricing and customers making purchases in 1999 to prepare for potential Year 2000 issues.

     During the year ended December 31, 1999, PracticeWorks generated $5.8 million of net cash from operating activities primarily relating to net income of $2.3 million, $3.3 million of non-cash charges for depreciation and amortization and restructuring and other charges, and offset by a $3.2 million increase in accounts receivable. During the year ended December 31, 1998, PracticeWorks generated $2.3 million of net cash from operating activities primarily relating to (1) a net loss of $2.5 million, offset by the net effect of non-cash charges of $6.4 million in stock based compensation, $2.3 million in depreciation and amortization and $1.0 million in restructuring and other charges and the non-cash reduction of $700,000 associated with deferred taxes, (2) payment of accounts payable and accrued expenses of approximately $3.5 million, (3) an increase in accounts receivable of $3.1 million, and (4) an increase in deferred revenue and customer deposits of $2.3 million.

     During the year ended December 31, 2000, net cash used in investing activities was $27.0 million, primarily representing cash used for acquisitions and related expenditures of $13.4 million, additional purchase price consideration of $4.4 million, $3.6 million of capital expenditures, $3.7 million of cash paid for other intangibles, and $1.1 million of cash advances to Medical Dynamics. During the year ended December 31, 1999, net cash used in investing activities was $10.3 million, consisting primarily of cash used for acquisitions of $8.3 million. During the year ended December 31, 1998, net cash used in investing activities was $15.6 million, consisting primarily of cash used for acquisitions of $12.5 million and cash used for other intangibles of $2.3 million. PracticeWorks expects to incur capital expenditures of $1.0 million in 2001.

     During the year ended December 31, 2000, PracticeWorks generated $37.0 million of net cash from financing activities consisting primarily of borrowings attributed to us of $12.5 million from InfoCure's line of credit and $24.7 million in cash advances from InfoCure. During the year ended December 31, 1999, we generated net cash from financing activities of $5.4 million, including $8.7 million in proceeds attributed to PracticeWorks from borrowings under InfoCure's line of credit and $13.3 million in cash advances from InfoCure. These proceeds were principally used to retire outstanding debt previously attributed to PracticeWorks of $16.7 million and to fund the 1999 acquisitions. During the year ended December 31, 1998, PracticeWorks generated net cash from financing activities of $14.2 million, including $12.5 million in proceeds from InfoCure's line of credit attributed to it and $1.9 million in cash advances from InfoCure. These proceeds were principally used to fund the 1998 acquisitions.

     In connection with the spin-off, PracticeWorks entered into a credit facility with FINOVA Capital Corporation ("FINOVA") under which PracticeWorks incurred approximately $21.6 million of indebtedness to repay InfoCure's long-term indebtedness relating to our business. The FINOVA credit facility contains restrictions and covenants, including limitations on PracticeWorks' leverage, a minimum net worth requirement, a minimum current ratio requirement and a minimum liquidity requirement. Management believes that the covenants that have the greatest likelihood of potentially restricting PracticeWorks' operations are quarterly tests for minimum net worth and minimum liquidity. Minimum net worth has been defined to include the two completed convertible redeemable preferred stock issuances in the first quarter of 2001, and the planned issuance of convertible redeemable preferred stock and common stock to the stockholders of Medical Dynamics in the third quarter of 2001. The minimum net worth requirement ranges from a high of approximately $41.8 million at the quarter ended March 31, 2001, to a low of approximately $18.1 million at the quarter ended March 31, 2002. Minimum liquidity has been defined as cash and cash equivalents, plus amounts up to $2.5 million available, but not drawn, under the Crescent equity line (discussed below). The minimum liquidity requirement is approximately $6.4 million at the quarter ended March 31, 2001 and ranges from a high of approximately $11.1 million at the quarter ended March 31, 2003, to a low of approximately $2.8 million at the quarter ended March 31, 2002. The levels for the quarterly tests for minimum net worth and liquidity have been computed based on discussions with the lender regarding PracticeWorks' business plan. The credit facility will prohibit payment of dividends on, or redemption of, PracticeWorks' capital stock. Amounts outstanding under the credit agreement will bear interest equal to 1.5% plus a base rate equal to the higher of the prime rate as announced from time to time by Citibank N.A. or a weighted average of the rates on overnight federal fund transactions plus 50 basis points. The outstanding principal balance of the loan will amortize at 5.0% per quarter beginning October 1, 2001, and the entire outstanding balance under the facility will be due in full on June 30, 2003. We were in compliance with all of the loan covenants at March 31, 2001.

     In connection with the spin-off, on March 6, 2001, PracticeWorks entered into an equity line agreement with Crescent that allows PracticeWorks to issue and sell and requires Crescent to purchase, upon PracticeWorks' request, shares of PracticeWorks' common stock for consideration of up to $35.0 million (minus applicable fees and expenses). Under this agreement, PracticeWorks can, from time to time at its option, issue and sell shares of its common stock with an aggregate purchase price of up to twice the average daily trading value of PracticeWorks' common stock during the 22 trading day period immediately preceding the date of the notice to Crescent. However, in no event may PracticeWorks require Crescent to purchase more than $2.5 million at one time. The purchase price for shares of common stock sold to Crescent under this equity line will be 94% of the average of the lowest three consecutive bid prices during the 22 day trading period immediately preceding the applicable sale. Management does not currently believe that it will be necessary to draw any amounts under the Crescent equity line.

     In connection with the spin-off, on March 6, 2001, PracticeWorks issued 100,000 shares of its series C convertible redeemable preferred stock for $5.0 million to Crescent in a private placement. The series C convertible redeemable preferred stock is not convertible for one year after issuance. Thereafter, the holders can convert all or a portion of the shares of series C convertible redeemable preferred stock. In no event will the holders of series C convertible redeemable preferred stock be entitled to obtain, in the aggregate for all conversions, more than 20.0% of PracticeWorks' common stock upon conversion. PracticeWorks will have the right to either redeem in cash at a premium or require the conversion of the shares of series C convertible redeemable preferred stock, provided certain conditions are met. The redemption premiums will increase proportionately each year from 115% of the liquidation preference during the first year after issuance of the preferred stock to 160% of the liquidation preference following the fourth anniversary year of issuance. If the series C convertible redeemable preferred stock has not been converted after four years, the holders may require PracticeWorks' to redeem the series C convertible redeemable preferred stock at a redemption price equal to 175% of the liquidation preference, or $8.75 million. If the price of PracticeWorks' common stock decreases following the spin-off, PracticeWorks may be required to redeem the shares of series C convertible redeemable preferred stock at a significant premium in order to prevent a dilutive conversion of the series C convertible redeemable preferred stock into shares of PracticeWorks' common stock. PracticeWorks may not have the necessary funds to redeem any shares of the series C convertible redeemable preferred stock, or be permitted to do so under the FINOVA credit facility.

     Once issued to the Medical Dynamics stockholders, PracticeWorks will be required to redeem for cash the shares of series B convertible redeemable preferred stock issuable to Medical Dynamics on the fifth anniversary of issuance. The redemption price of the series B convertible redeemable preferred stock will be equal to approximately $5.3 million plus accrued and unpaid dividends. The holders of the shares of series A convertible redeemable preferred stock issued to Ceramco may require the redemption in cash of their shares of series A convertible redeemable preferred stock at any time following the fifth anniversary of issuance. The redemption price of the series A convertible redeemable preferred stock is equal to $32.0 million plus accrued and unpaid dividends. PracticeWorks may not have the necessary funds to redeem any such shares of our convertible redeemable preferred stock or be permitted to do so under the FINOVA credit facility.

     At March 31, 2001, PracticeWorks had total cash and cash equivalents of $7.1 million and a working capital deficit of $5.4 million (including the effect of deferred revenue and customer deposits of $10.6 million). PracticeWorks expects the transition to a subscription pricing model will continue to adversely impact its cash flow until revenue from subscription fees replaces revenue from software license fees and hardware sales. Based on current business plans, the benefits of this transition to subscriptions begins to manifest itself in 2001 when it is anticipated that subscription fees will comprise approximately 10.0% of total revenues. PracticeWorks anticipates the growth in subscription fees and other revenue, coupled with the cost reductions from its 2000 restructuring, will enable it to generate positive earnings before interest, income taxes, depreciation and amortization (EBITDA) commencing in the second quarter of 2001. PracticeWorks believes that its existing cash and anticipated future operating cash flow, combined with availability of funds from other sources of financing, will be sufficient to fund its working capital requirements both in the short term, which means the next twelve months, and in the long term, which means a reasonable period of time thereafter. However, if insufficient funds are available, PracticeWorks may not be able to increase our marketing and sales expenses and grow its businesses or effectively compete in any of its markets, which could materially harm its business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

     This section contains forward-looking statements that reflect PracticeWorks' current assumptions and estimates of future performance, the development and timing of its release of new applications and services, and the rate of adoption of its new applications and services by new and existing customers. Any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those projected, stated or implied by the forward-looking statements.

RECENT ACCOUNTING PRONOUNCEMENTS

     Financial Accounting Standards Board Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivatives and Hedging Activities", as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. Historically, we have not entered into derivative contracts either to hedge existing risks or for speculative purposes. This standard was adopted on January 1, 2001. Adoption of this new standard did not have an effect on PracticeWorks' financial statements.

     The Financial Accounting Standards Board issued Interpretation ("Interpretation") No. 44, "Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25" which was effective July 1, 2000. Interpretation

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No. 44 clarified (a) the definition of employee for purposes of applying Opinion
25, (b) the criteria for determining whether a stock compensation plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. Adoption of the provisions of the Interpretation did not have a significant impact on PracticeWorks' financial statements.

     SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- a Replacement of FASB Statement No. 125" was issued in September 2000 to address securitizations and other transfers of financial assets and collateral, and requires specified new disclosures. Specified disclosure provisions are effective for fiscal years ending after December 15, 2000 with the accounting for transfers and servicing of financial assets and extinguishments of liabilities effective for transactions occurring after March 31, 2001. Adoption of this new standard did not have an effect on PracticeWorks' financial statements.

     In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") No.
101, -- Revenue Recognition, which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the Securities and Exchange Commission. The effective date for SAB No. 101 is September 1, 2001, however we adopted the provisions of SAB No. 101 in the first quarter of 2000 without a significant impact on PracticeWorks' financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT PRACTICEWORKS' MARKET RISK

     Our primary market risks include fluctuations in interest rates and variability in interest rate spread relationships, such as prime to LIBOR spreads. Approximately $21.6 million of PracticeWorks' outstanding debt at March 31, 2001 related to long-term indebtedness under PracticeWorks' credit facility with FINOVA that was used to repay InfoCure's long-term indebtedness related to PracticeWorks' business at the time of the spin-off. Amounts outstanding bear interest equal to 1.5% plus a base rate equal to the higher of the prime rate as announced from time to time by Citibank N.A. or a weighted average of the rates on overnight federal fund transactions plus 50 basis points. The rate base is incremented for margins specified in the agreement. Thus, PracticeWorks' interest rate is subject to market risk in the form of fluctuations in interest rates. The effect of a hypothetical one percentage point increase across all maturities of variable rate debt would result in an increase of approximately $216,000 in pre-tax net loss assuming no further changes in the amount of borrowings subject to variable rate interest from amounts outstanding at March 31, 2001. PracticeWorks does not trade in derivative financial instruments.

     PracticeWorks also conducts operations in Europe and Australia. Accordingly, PracticeWorks is subject to risk for exchange rate fluctuations between such local currencies and the U.S. dollar. For the year ended March 31, 2001, less than 10% of PracticeWorks' total revenues were earned outside the United States and collected in the local currency and related operating expenses were also paid in such corresponding local currencies. PracticeWorks does not conduct any significant hedging activities.

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     The financial statements of PracticeWorks' non-U.S. subsidiaries are translated into U.S. dollars using current rates of exchange, with gains or losses included in the foreign currency translation adjustment account, a component of stockholder's equity. As of March 31, 2001, PracticeWorks had a cumulative translation adjustment of $(65,000).

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                                    BUSINESS

OVERVIEW

     We previously operated as a division of InfoCure Corporation. On March 5, 2001, InfoCure spun off our operations through a pro rata distribution to its stockholders of all of our outstanding common stock. As a result of the spin-off, we became an independent public company operating what was previously InfoCure's dental business. This business includes the dental, orthodontic and oral and maxillofacial surgery business lines.

     We are an information management technology provider for dentists, orthodontists and oral and maxillofacial surgeons. Our offerings include practice management applications, business-to-business e-commerce services, electronic data interchange, or EDI, services, ongoing maintenance and support and training. These applications and services are designed to automate the provider's practice, resulting in greater efficiency, lower costs and higher quality care. As of May 31, 2001, we had an installed base of approximately 57,000 providers, including approximately 49,000 dentists, 4,000 orthodontists and 4,000 oral and maxillofacial surgeons in the United States. In addition, we have approximately 4,000 providers in Europe and Australia.

     We believe that the direct and frequent use of our practice management applications by providers and office staff throughout the business day combined with our substantial installed customer base strongly positions us to facilitate business-to-business e-commerce between our customers and dental, medical and orthodontic product manufacturers and distributors as well as other suppliers. Through business relationships we have established to date, orthodontists using our e-commerce application can make convenient, cost-effective online purchases of orthodontic supplies, office supplies and promotional materials. We are developing additional business relationships to enable online purchasing of dental supplies using our e-commerce application. This will allow us to expand our e-commerce services to the dental and oral and maxillofacial surgery markets and further develop this revenue stream.

     Our existing practice management applications are installed either on servers or personal computers located in the provider's office. We are developing practice management applications that we will deliver through an applications services provider, or ASP, delivery model whereby the applications will be remotely hosted on a central server which our customers will access through a standard Internet browser. Our ASP applications will benefit our customers primarily by:

     - decreasing their total cost of ownership by reducing hardware requirements and allowing them to outsource maintenance and support functions;

     - automatically providing immediate access to future updates and improvements to our applications;

     - enabling secure, online communication with patients; and

     - enabling remote access to their practice management applications.

     We expect to release specified modules of our ASP application for use by dentists in the United States during the fourth quarter of 2001 and to release specified modules of our ASP applications for orthodontists and oral and maxillofacial surgeons by the first quarter of 2002. Although our initial ASP applications will contain the basic functionality required

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to manage a dentist's office, they will not offer the full functionality of our core products. We expect to provide these levels of full functionality for our ASP applications in the dental market in the first quarter of 2002 and in the orthodontic and oral and maxillofacial markets in the fourth quarter of 2002.

RECENT EVENTS

INFOSOFT ACQUISITION

     On March 7, 2001, we completed the acquisition of SoftDent, LLC, or InfoSoft, the practice management software subsidiary of Ceramco, Inc., a wholly owned subsidiary of DENTSPLY International, Inc. The aggregate consideration paid in connection with this acquisition was approximately $32.7 million including fees and expenses. In connection with this acquisition, we issued 32,000 shares of our series A convertible redeemable preferred stock to Ceramco having a stated redemption value of $32.0 million in five years. These shares of series A convertible redeemable preferred stock are convertible into approximately 9.8%, or 970,574 shares, of our outstanding common stock at the time of the spin-off.

     InfoSoft develops and provides dental practice management systems. The acquisition of InfoSoft strengthens our presence in the dental segment of the healthcare information systems market by adding approximately 22,000 dentists to our installed customer base. As a result of this acquisition, we now have an installed customer base of approximately 49,000 dentists in the United States, in addition to 4,000 orthodontists and 4,000 oral and maxillofacial surgeons. The acquisition also affords us opportunities for future conversion of the acquired customer base to newer technology offered by us, the potential revenue from our connectivity offerings and the cost savings potential of eliminating duplicative services and redundancies in staffing.

MEDICAL DYNAMICS ACQUISITION

     In connection with the spin-off, we assumed InfoCure's obligation to acquire Medical Dynamics except for InfoCure's obligation to issue a specified number of shares of InfoCure common stock. The aggregate consideration to be paid to the Medical Dynamics shareholders in connection with the merger is approximately $7.5 million including fees and expenses. Each Medical Dynamics shareholder of greater than 100 shares of Medical Dynamics common stock will receive 0.017183 shares of PracticeWorks common stock, 0.07558 shares of PracticeWorks series B convertible redeemable preferred stock and 0.06873 shares of InfoCure common stock in exchange for each share of Medical Dynamics common stock outstanding on a fully diluted basis on the date of the merger.

     Each holder of 100 or fewer shares of Medical Dynamics common stock will receive $0.75 in cash for each share of Medical Dynamics. Assuming 13.2 million shares of Medical Dynamics are outstanding on a fully diluted basis on the date of the acquisition, PracticeWorks will issue approximately 219,500 shares of PracticeWorks common stock and approximately 965,000 shares of PracticeWorks series B convertible redeemable preferred stock (with a stated redemption value of $5.3 million) and will pay approximately $325,000 in cash as consideration for the merger. Assuming full conversion of the PracticeWorks series B convertible redeemable preferred stock, the PracticeWorks securities to be issued in connection with the Medical Dynamics merger will represent, in the aggregate, less than 2.0% of PracticeWorks' common stock at the time of the

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distribution. InfoCure will issue approximately 878,000 shares of its common stock as a portion of the consideration for the merger.

     The Medical Dynamics merger will require approval of the Medical Dynamics shareholders. No vote of the PracticeWorks or InfoCure shareholders is required to approve the merger. Either PracticeWorks or Medical Dynamics may terminate the merger agreement under specified circumstances, including if both parties consent in writing; if the merger is not completed by September 30, 2001; and if the Medical Dynamics shareholders do not approve the merger. We expect to close this transaction in the third quarter of 2001.

     Medical Dynamics will pay us a "break up" fee of $250,000 if (1) Medical Dynamics approves, enters into, or consummates a transaction contemplated by an acquisition proposal; (2) the Medical Dynamics board withdraws, modifies or changes its recommendation as to the merger; or (3) specified principal stockholders of Medical Dynamics who own approximately 17% of the outstanding shares of Medical Dynamics stock fail to comply with their obligations under a stockholders agreement to vote in favor of the merger. In addition, we will pay Medical Dynamics a fee of $250,000 if Medical Dynamics terminates the merger agreement because InfoCure breaches its representations, warranties or obligations under the merger agreement in any material respect.

     The proposed acquisition of Medical Dynamics will strengthen our presence in the dental segment of the healthcare information systems market by adding approximately 4,000 dentists to our installed customer base. Medical Dynamics' customer base is relatively large and produced a revenue stream of approximately $2.7 million from customer support contracts for the fiscal year ended September 30, 2000. This acquisition also affords opportunities for future conversion of the acquired customer base to newer technology offered by us, the potential for additional revenues from our connectivity offerings and the cost savings potential of eliminating duplicative services and redundancies in staffing.

CRESCENT INVESTMENT AND EQUITY LINE

     On March 6, 2001, we issued 100,000 shares of our series C convertible redeemable preferred stock for $5.0 million to Crescent International in a private placement. We expect to use the proceeds of this investment to fund our general operations.

     The series C convertible redeemable preferred stock is not convertible during the first year after issuance. Thereafter, the holders of the series C convertible redeemable preferred stock can convert all or a portion of the shares. In no event, however, will the holders of the series C convertible redeemable preferred stock be entitled to obtain, in the aggregate for all conversions, more than 20.0% of our common stock upon conversion. Accordingly, a holder would not be able to convert a portion of the series C convertible redeemable preferred stock, up to 19.9% of the outstanding common stock, and then sell all or a portion of its common stock, and then convert more of its holdings, up to 19.9%, at a later date.

     The number of shares of common stock to be received upon conversion will equal the liquidation preference, $5.0 million, of the series C convertible redeemable preferred stock to be redeemed divided by the conversion price. The conversion price will be equal to the lesser of (1) 107.5% of the average closing bid price of our common stock for the 50 consecutive trading days immediately following the distribution, such 50 day average being

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referred to as the "reference price," and (2) the average of the three lowest closing bid prices of our common stock during the 22 trading day period immediately preceding the applicable conversion date. The conversion price determined according to the formula may not be less than 75% of the reference price; however, beginning 18 months after the date we issue the series C convertible redeemable preferred stock, the minimum conversion price will decrease by 7.5% of the reference price on the first day of each month. Holders of the series C convertible redeemable preferred stock will be entitled to receive a liquidation preference of $50 per share, plus a 6.5% annual return, in the event that we liquidate, dissolve or wind up, before any payments or distributions of assets are made or set aside for the benefit of holders of our common stock. We will have the right either to redeem in cash or to require the conversion of the shares of series C convertible redeemable preferred stock, provided certain conditions are met. If the series C convertible redeemable preferred stock has not been converted after four years, the holders may require us to redeem the series C convertible redeemable preferred stock at a redemption price equal to 175% of the liquidation preference, or $8.75 million. Crescent will also receive specified registration rights in connection with its investment. The series C convertible redeemable preferred stock will be entitled to vote on an as-converted basis, together with the holders of our common stock on all matters on which the holders of our common stock are entitled to vote; however, the outstanding shares of series C convertible redeemable preferred stock, together with the shares of common stock into which the preferred stock has been converted, will not be entitled to cast more than 9.9% of the votes cast on any matter on which stockholders are entitled to vote.

     On March 6, 2001, we entered into an equity line agreement with Crescent that allows us to issue and sell and requires Crescent to purchase, upon our request, shares of our common stock for consideration of up to $35.0 million (minus applicable fees and expenses). Under this agreement, we can, from time to time and at our option, issue and sell shares of our common stock with an aggregate purchase price of up to twice the average daily trading value of our common stock during the 22 trading day period immediately preceding the applicable sale date, but no more than $2.5 million at one time. The purchase price for shares of common stock sold to Crescent under this equity line will be 94% of the average of the lowest three consecutive bid prices during the 22 day trading period immediately preceding the applicable sale. Management does not currently believe that it will be necessary to draw any amounts under the Crescent equity line.

     At the time of the first sale of common stock to Crescent under the equity line, we will be required to issue Crescent an incentive warrant to purchase a number of shares of our common stock equal to $3.5 million divided by the purchase price of our common stock in the first sale to Crescent. This warrant will be exercisable for five years. The exercise price will be 150% of the purchase price in the first sale of our common stock to Crescent under the equity line.

     After issuance of unregistered shares under the equity line, we are obligated to file a resale registration statement within 20 days and use our best efforts to have the registration statement declared effective. We must issue to Crescent protective warrants to purchase shares of our common stock at $0.01 per share, which are intended to protect Crescent economically from any loss as a result of a drop in market price of our common stock that might occur between issuance of the unregistered shares and effectiveness of the resale registration statement. The warrants will only become exercisable if the market price of the common stock on the date the resale registration statement covering these unregistered shares is declared effective is lower than the market price on the date the unregistered

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shares are issued. As the issuance of these protective warrants directly relates to the sale of common stock, we will account for these issuances as a cost of raising capital, the impact of which will be reported in shareholders equity.

     We will also be subject to certain cash penalties if we do not timely register for resale the shares of our common stock issued under the equity line and issuable upon exercise of the incentive and the protective warrants. If we fail to obtain effectiveness of the resale registration statement or to maintain the effectiveness of the registration statement, we must pay Crescent in cash an amount equal to 2.0% per month of the aggregate purchase price of all of the registrable securities covered by the resale registration statement. In addition, if the number of shares of common stock covered by the resale registration statement is insufficient, we must pay Crescent in cash an amount equal to 1.5% per month of the market value of the shares that have not been registered for each month until a registration statement covering the resale of any such shares has been declared effective. Regarding any cash penalties associated with the warrants, we will net these amounts against the proceeds from the sale of stock as such costs are considered costs of raising capital.

THE INDUSTRY

CURRENT STATE OF THE DENTAL INDUSTRY

     According to the Health Care Financing Administration, healthcare expenditures were approximately $1.15 trillion, or 13.7% of the U.S. gross domestic product in 1998. Spending on dental services in the United States reached approximately $53.7 billion in 1998 and was expected to increase 6.3% in 1999. Dental services are expected to grow at a compound rate of 6.6% annually through the year 2007, when total dental care would account for $95.2 billion of U.S. healthcare expenditures. Expenditures on dental services are growing at a slightly faster pace than total U.S. healthcare expenditures, growing from 4.7% of the total in 1997 to over 4.8% in 1999. Based on our experience in the industry, we believe the primary drivers of growth in dental services include the aging U.S. population, natural teeth being retained longer, changing dental practices, general population growth and an increase in private dental insurance. According to Dorland Healthcare Information, a healthcare industry research firm, orthodontic services were estimated to have represented $4.1 billion of total dental services expenditures in 1999, an increase of 7.0% annually since 1997.

     The market for professional dental products is estimated to have been approximately $3.1 billion in 1999, growing at annual rate of 6.7% to more than $3.5 billion by 2001, according to the Detwiler Group, a healthcare industry research firm. This market is comprised of a wide range of products including supplies, such as hand instruments, polishing materials and consumables used in patient therapy, and equipment, such as sterilizers, powered hand pieces and ultrasonic cleaners. In addition, orthodontists and oral and maxillofacial surgeons use other specialty equipment and supplies including bonding and wiring material, anesthesia and surgical supplies.

     The traditional supply chain for professional dental and related products is highly fragmented and inefficient, with more than 300 distributors serving dental practices, of which fewer than 20 have more than $20.0 million in annual sales, according to the Detwiler Group. According to Strategic Dental Marketing, an industry market research firm, the six largest manufacturers of dental supplies control approximately 45% of the market, but very few sales are made directly to dental practices. However, the cost

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effective procurement of supplies and equipment is highly important to managing dental practice expenses.

     According to Dorland Health Information, "the spread of managed care in dental care is likely to increase in the future as HMOs and other managed care plans contract with dentists to provide services on a capitated basis in an effort to control costs. The key to prosperity in the capitated environment will be cost control." The managed care, fixed-fee and capitated models are replacing the fee-for-service reimbursement model that has been the traditional basis for payment for healthcare services. We believe this shift will increase the demand for dental practice management applications and services.

     We note that information about the oral and maxillofacial surgery markets was not available and is not included in industry data about the dental services market. Therefore, our discussion of trends and forecasts in the dental services industry is necessarily incomplete.

CURRENT INFORMATION MANAGEMENT TECHNOLOGY SYSTEMS

     To more efficiently manage their practices in connection with cost containment pressures, recent information from the American Dental Association indicates that dental practitioners are increasingly utilizing information management technology, including practice management applications, in the day-to-day operation of their practices. Practice management applications include a range of software products for dentists, physicians and other healthcare providers that are used throughout the business day. Most practice management applications provide several common functions, including:

     - administrative functions, such as patient scheduling;

     - financial functions, such as patient billing and receivables management; and

     - clinical functions, such as preventative care notification.

However, practitioners have informed us that most existing healthcare practice management systems are largely inadequate because those systems:

     - were not designed to handle the complexity of the pricing pressures created by managed care;

     - cannot be automatically upgraded to reflect rapid technological advancements;

     - are not designed to not take advantage of the efficiencies available through the Internet;

     - require substantial up-front investments; and

     - require practices to utilize technology experts to efficiently manage their information technology systems, which is cost prohibitive for all but the largest practices.

THE EMERGENCE OF THE APPLICATION SERVICE PROVIDER MODEL

     The ASP model of application delivery offers the end user local access to an application hosted centrally on remote servers, and all ASP maintenance is performed centrally once for the benefit of the user community. Customers typically pay a monthly subscription fee, which is often based on the number of computer terminals or users

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authorized to access the application. The advantages of this form of technology outsourcing include:

     - the significant reduction or avoidance of up-front costs to purchase software, application maintenance and upgrades;

     - faster implementation;

     - a reduced need for in-house information technology maintenance resources;

     - better data storage at a central site;

     - remote access to applications; and

     - higher level of server security.

     These various benefits combine to create a lower total cost of ownership that can be significant. Gartner Group, an independent research firm, estimates that companies that choose ASP models can reduce related information technology costs by 35% to 55% over the life of an application. Because of these many advantages, Gartner Group further estimates that the overall ASP market will grow from $900 million in 1998 to approximately $23 billion by 2003. The ASP model is especially beneficial for small to medium sized businesses, including dental and related practices, due to the impracticality of retaining in-house information technology resources.

GROWTH OF THE INTERNET AND BUSINESS-TO-BUSINESS ELECTRONIC COMMERCE

     Many companies in a variety of industries have increasingly begun to use the Internet to utilize business-to-business electronic communication to streamline complex processes, purchase and sell goods and exchange information among fragmented groups of customers, manufacturers and distributors. Forrester Research, an independent research firm, has estimated that U.S. business-to-business e-commerce, defined as the total volume of inter-company trade of goods and services in which the final order is placed over the Internet, will increase from $109 billion in 1999 to $1.3 trillion in 2003. Business-to-business e-commerce enables purchasers and sellers in fragmented markets to reduce supply chain inefficiencies. Sellers are able to cost-effectively access additional markets, streamline their sales, marketing and distribution operations, reduce their time-to-market and efficiently distribute updated product information. Buyers can improve their purchasing process and easily access current product information and a broad range of products and services.

OPPORTUNITY FOR NEW INFORMATION MANAGEMENT TECHNOLOGY SYSTEMS FOR PHYSICIANS

     Information management technology and the Internet are becoming increasingly important and commercially viable systems to reduce the current cost burden in many industries. Because of its size, fragmentation and dependence on information exchange, we believe the healthcare sector, including the dental, orthodontic and oral and maxillofacial surgery industries, is ideally suited to benefit from increased use of technology systems to control costs and manage complex data requirements. However, we believe there are unmet needs between the older legacy vendors and the new technology vendors. Legacy vendors can provide systems with advanced features but typically lack systems that are user-friendly and enable electronic communications. On the other hand, new technology vendors can provide this Internet connectivity but often lack the experience, customer base and feature functionality to promote widespread adoption. We believe a significant

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opportunity exists for companies that have experience in delivering information management technology systems to dental providers, advanced feature functionality and new technology systems that enhance connectivity through the Internet.

THE PRACTICEWORKS SYSTEMS

     We offer dentists, orthodontists and oral and maxillofacial surgeons information management technology systems that include:

     - PRACTICE MANAGEMENT APPLICATIONS. Our feature-rich practice management applications are designed to automate dental, orthodontic and oral and maxillofacial surgery practices. We also provide our customers with the necessary training, maintenance and support.

     - E-COMMERCE SERVICES. The PracticeWorks Exchange, our e-commerce application, enables convenient, online purchasing of dental and office supplies and promotional materials offered by our suppliers. Through our existing business relationships, orthodontists currently use the PracticeWorks Exchange to order orthodontic supplies, office supplies and promotional materials. We are developing business relationships to facilitate online ordering of dental supplies, which will allow us to begin offering the PracticeWorks Exchange in the dental and oral and maxillofacial surgery markets.

     - ELECTRONIC DATA INTERCHANGE SERVICES. Through the EDI component of our practice management applications, customers can electronically submit insurance claims and patient billing information for processing at national clearinghouses.

     - ASP APPLICATIONS. We expect to release specified modules of our ASP application for use by dentists in the United States during the fourth quarter of 2001 and our orthodontic and oral and maxillofacial surgery ASP applications by the first quarter of 2002. These applications will be remotely hosted on a central server which our customers will access with a standard Internet browser. Our initial ASP applications will not offer the full functionality of our core products, as our ASP applications currently do not offer charting, graphical representation or imaging of teeth or an electronic medical record. We expect to provide these levels of full functionality for our ASP applications in the dental market in the first quarter of 2002 and for our ASP applications in the orthodontic and oral and maxillofacial markets in the fourth quarter of 2002.

     - INTERNET PORTAL. We are developing an Internet portal, or website, that will provide access to our ASP applications and an Internet-based version of the PracticeWorks Exchange, enable secure communication between patients and providers and feature healthcare content for patients and providers about dentistry, orthodontics and oral and maxillofacial surgery. We also expect to enter into business relationships which will enable us to provide additional services to our customers through our Internet portal. These services may include credentialing, continuing medical education, or CME, banking, insurance and travel services. We expect to release our Internet portal in the fourth quarter of 2001.

     - PRACTICE WEBSITES. We plan to offer custom website development services for our customers, enabling them to use the Internet to provide information about their practices and market their services. We are also plan to pursue relationships with companies that will offer tools for our customers to develop their own websites and

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       provide hosting for our customers' websites. We expect to release our website development and hosting services in the fourth quarter of 2001.

     Our existing applications and services, together with the additional products we are developing, will provide our customers with the following significant benefits:

     - ROBUST AND SPECIALTY-SPECIFIC FUNCTIONALITY. Our practice management applications include features that automate the administrative, financial and clinical information management functions of our customers' practices. In addition to these standard features, many of our applications offer specialized features that serve the practice-specific needs of dental, orthodontic and oral and maxillofacial surgery customers. Our technologically advanced applications are also scalable, providing the flexibility to serve practices of all sizes and with multiple locations.

     - CONVENIENT AND COST-EFFECTIVE E-PROCUREMENT. The PracticeWorks Exchange is designed to reduce the administrative effort and increase the efficiency of a practice by enabling convenient, online purchasing of dental, medical and office supplies at competitive prices from a single application.

     - LOWER START-UP AND TOTAL COSTS. We expect use of our ASP applications to result in a lower total cost of ownership for our customers by reducing hardware requirements and the need for in-house maintenance and support. We offer our practice management applications and maintenance and support services for a fixed, monthly subscription fee, which reduces start-up costs by eliminating one-time application licensing, maintenance and support fees. Subscription pricing also provides our customers with protection against application obsolescence, because we provide customers with upgrades for no additional charge as we expand the functionality of our applications. Furthermore, our customers will be able to purchase hardware directly from Dell Computer Corporation at a discount from its suggested retail prices and pay for their purchases on an installment basis, further reducing start-up and overall costs.

     - CONVENIENCE OF OUR ASP APPLICATIONS AND INTERNET PORTAL. Our ASP applications will provide additional benefits, including rapid implementation and immediate access to upgrades and improvements to our applications as they become available. Our Internet portal will enable remote access to our ASP applications, feature Internet-based training and support services and facilitate secure communication between our customers and their patients through our ASP applications. We also plan to offer Internet-based customer support applications that will enable customers to view the current status of support requests sent using these applications and provide access to a customer knowledge base of frequently-asked questions.

OUR STRATEGY

     Our objective is to become a leading provider of information management technology for dentists, orthodontists and oral and maxillofacial surgeons. Our principal strategies include:

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PROMOTE OUR PRACTICE MANAGEMENT APPLICATIONS

     We plan to offer customers a choice between the most technologically advanced of our applications that are installed in the provider's office, which we call our core applications, and our ASP applications. In addition to marketing our applications to new customers, we intend to actively encourage existing customers to upgrade to our ASP applications or our core applications. Based on our experience in the information management technology industry, we believe providers traditionally upgrade to new practice management systems approximately every five years. We expect this relatively short upgrade cycle, combined with our strong customer relationships and our establishment of a centralized data conversion center to facilitate our efforts to upgrade our existing customers. As our existing customers upgrade to our ASP or core applications, we believe we can reduce our operating costs by retiring some of our existing applications and reducing the overall number of applications we support.

PROMOTE E-COMMERCE BETWEEN OUR CUSTOMERS AND SUPPLIERS

     We believe we can capitalize on the direct and frequent use of our practice management applications by providers and office staff throughout the business day and our significant market penetration to facilitate e-commerce transactions between our customers and dental, medical and orthodontic product manufacturers and distributors as well as other suppliers. We have established business relationships with Ormco Corporation, a leading supplier of orthodontic supplies, a division of United Stationers Supply Co., a leading wholesale provider of office supplies, and Summit Marketing Group, Inc., a leading supplier of promotional materials. Through these relationships, orthodontists currently utilize the PracticeWorks Exchange to place orders directly with Ormco and Summit Marketing Group. Our customers can place orders for office supplies directly with us, a service we market under the brand name PracticeDepot, and the orders are fulfilled by e-NITED, a division of United Stationers. We recently began marketing the PracticeWorks Exchange in the orthodontic market, and we are continuing to promote the product to that market. In addition, we are developing business relationships to facilitate online ordering of dental supplies, which will allow us to begin offering the PracticeWorks Exchange to the dental and oral and maxillofacial surgery markets.

ESTABLISH A NATIONAL MARKETING IDENTITY AND TARGET NEW CUSTOMERS

     We plan to implement a program designed to create a strong brand identity for PracticeWorks and to gain new customers within the dental, orthodontic and oral and maxillofacial surgery markets. Our marketing program will include direct mailings, advertising, participation in trade shows, promotions at user group meetings and an annual seminar program which will enable us to meet face-to-face with existing and potential customers in major U.S. cities.

FURTHER LEVERAGE OUR EXISTING CUSTOMER BASE

     In addition to our efforts to promote our core and ASP applications and e-commerce transactions using the PracticeWorks Exchange, we believe there are other efforts we can take with existing customers to increase revenue and reduce operating costs. A significant number of our existing customers do not currently utilize our EDI services. We plan to encourage customers to begin using our EDI services through a direct marketing campaign. We also recently established a direct sales group to focus on marketing our

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maintenance and support services to our existing customers that do not currently use those services. We expect to convert substantially all of our customer base to subscription pricing over the next five years, which will provide our customers with lower start-up and total costs and will provide us with a substantial source of recurring revenue. We will market subscription pricing to existing customers primarily in conjunction with our efforts to upgrade those customers to our ASP or core applications or as their existing maintenance and support contracts expire.

SELECTIVELY ACQUIRE COMPLEMENTARY BUSINESSES AND TECHNOLOGY

     From July 1997 through December 2000, InfoCure acquired 18 practice management application companies that were attributed to us in connection with the distribution. In addition, we acquired InfoSoft in March 2001, which further expanded our installed customer base, and we have completed two additional acquisitions during the second quarter of 2001. These acquisitions have enabled us to build a substantial customer base, expand into new markets and obtain the technology utilized by those businesses. We intend to pursue additional acquisitions as we identify appropriate opportunities to further increase our customer base, expand into additional markets and enhance our product offerings.

OUR APPLICATIONS AND SERVICES

PRACTICE MANAGEMENT APPLICATIONS

     APPLICATION FEATURES. Our practice management applications are designed to automate the administrative, financial and clinical information management functions for dental, orthodontic and oral and maxillofacial surgery practices. Our applications include features and functions most essential to our customers' practices, primarily in the following areas:

     - ADMINISTRATIVE MANAGEMENT -- appointment scheduling, patient registration, resource management, patient correspondence, referral management and management reporting;

     - FINANCIAL MANAGEMENT -- payor billing, patient billing and accounts receivable management; and

     - CLINICAL INFORMATION MANAGEMENT -- complete documentation of patient visits, patient dental history and treatment planning.

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     In addition to providing standard practice management features, our applications offer advanced features that serve many of the specialty-specific needs of orthodontic and oral and maxillofacial surgery practices. Some of these advanced features are summarized in the following chart:

SPECIALTY AREA                SPECIALTY SPECIFIC FEATURES
--------------                ---------------------------
Orthodontics                  - Contract billing via payment coupons
                              - Time scheduling by units of doctor and
                                assistant time per procedure
                              - Treatment charting
                              - Diagnostic and treatment planning
                              - Automatic patient treatment milestone tracking
                              - Imaging
Oral and Maxillofacial        - Medical and dental claim processing and cross-
  Surgery                       coding
                              - Surgery narrative reporting
                              - Surgery stage tracking
                              - Implant tracking
                              - Pretreatment estimating and treatment planning
                              - Image integration into patient records

     CURRENT APPLICATIONS. We classify our existing practice management applications as either "core" or "classic." Core applications are the applications we currently market to new and existing customers and, together with our ASP applications, are the focus of our ongoing product development efforts. Core applications offer advanced functionality and operate with the latest generation of operating systems and hardware platforms. Classic applications, while continuing to offer adequate functionality, may lack the most advanced practice management features and may not be designed for the latest generation of operating systems. We have designated some of our applications that offer advanced functionality and operate on the latest generation of operating systems as classic applications because we have a core application that we believe better serves the same market. Therefore, our classic applications will not be further marketed or developed as part of our strategy to reduce the number of applications we support.

     As of March 31, 2001, approximately 52% of our practice sites used core applications, while approximately 48% used classic applications. We believe there is a significant opportunity to upgrade those customers utilizing classic applications to our core applications or, when available, to our ASP applications. While we no longer actively market our classic applications, we will continue to provide support for those applications until we determine that it is no longer cost effective to do so.

     ASP APPLICATIONS. We expect to release our ASP application for use by dentists in the United States during the fourth quarter of 2001 and our orthodontic and oral and maxillofacial surgery ASP applications by the first quarter of 2002. Our ASP applications will be remotely hosted on a central server that our customers will access using a standard Internet browser or handheld device. We believe this architectural design will result in lower support costs because maintenance and updating of the application will be performed once on the central server rather than having to be performed at each site. For instance, we will only need to update standardized diagnosis and procedure codes used for

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reimbursement once on the central server for the benefit of all of our customers. In addition, a customer will require only Internet access and a standard browser to access and utilize our ASP applications, minimizing hardware requirements. We are also developing Internet-based training and support services for our ASP applications which will improve accessibility of these services by our customers while reducing our cost of providing these services.

     The advantages to our customers of our ASP applications over traditional software applications include:

     - decreasing their total cost of ownership by reducing hardware requirements and allowing them to outsource maintenance and support functions;

     - automatically providing immediate access to future updates and improvements to our applications;

     - enabling secure, online communication with patients;

     - enabling remote access to their practice management applications;

     - offering better data storage through automatic back ups and storage at secure data centers;

     - providing access to Internet-based support and training; and

     - providing faster implementation for new customers.

     Our dental ASP application will initially feature the functionality required by most dental practices, plus the efficiency of the ASP delivery model. Upon its initial release, the dental ASP application will not include third party features such as charting, graphical representation or imaging of teeth or an electronic medical record. We expect to include such functionality in the first quarter of 2002. We will continue to develop our dental ASP application to offer the full functionality of our core products. In addition, although our ASP applications for the orthodontic and oral and maxillofacial surgery markets will contain the minimum functionality required to manage a dentist's office, they will not initially include all of the functionality of our core applications for those markets, although we will also continue to develop those applications to offer the full functionality of our core applications. For example, the orthodontic and oral and maxillofacial surgery products will not initially contain the third party features or support for imaging and x-rays. We expect to provide this functionality in the fourth quarter of 2002. To the extent that technological advances are achieved and proven in the general market, we intend to incorporate such advances into our ASP products.

INTERNET PORTAL

     We plan to launch our Internet portal, or website, in the fourth quarter of 2001 in connection with the release of our dental ASP application. Customers will access the portal through a standard Internet browser and then log in by entering a unique personal identification number and password. After logging in, customers will be able to utilize our ASP applications, Internet-based version of the PracticeWorks Exchange and our website development services and will have access to an Internet-based customer service application. In addition, our customers will be able to offer their patients access to selected features of our ASP applications through the portal, including a feature that will enable secure, online communication between patient and provider. Practices will also have the

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option to allow their patients to view their provider's schedule, request an appointment and receive confirmation of the appointment, view their clinical records, obtain account information and view the status of insurance claims. Access to our ASP applications will be user-specific, so that customers and patients will have different levels of access and distinct user groups within a provider's office staff may be given varying levels of access. We also expect to enter into business relationships which will enable us to provide additional services to our customers through our Internet portal. These services may include credentialing, continuing medical education, Internet-based banking, insurance and travel services. Our Internet portal will feature relevant content regarding the dental, orthodontic and oral and maxillofacial surgery markets.

THE PRACTICEWORKS EXCHANGE

     The PracticeWorks Exchange, our e-commerce application, is designed to reduce administrative effort and increase the efficiency of the procurement function of a practice by enabling online purchasing of dental, orthodontic and office supplies and promotional materials. The PracticeWorks Exchange features an electronic catalogue of the supplies offered by our e-commerce suppliers. Customers create orders by selecting products from this catalogue, and the PracticeWorks Exchange sends the order to be fulfilled by one of our e-commerce suppliers. The PracticeWorks Exchange also offers an inventory management function which can automatically generate practice-specific supply orders for orthodontic supplies based on the pre-determined needs of the practice.

     We introduced the PracticeWorks Exchange in the orthodontic market in the second quarter of 2000. Through our business relationships, orthodontists use the PracticeWorks Exchange to order orthodontic supplies directly from Ormco and promotional supplies directly from Summit Marketing Group. Customers place orders for office supplies directly with us, a service we offer under the brand name PracticeDepot. Through a business relationship with us, e-NITED fulfills those office supply orders for our customers. We are continuing to develop additional business relationships with providers of dental supplies, which will allow us to expand our marketing of the PracticeWorks Exchange and PracticeDepot to the dental and oral and maxillofacial surgery markets. We plan to include the PracticeWorks Exchange as an additional component of our core practice management applications for no additional charge when we provide those applications to new customers or to existing customers who upgrade to our core applications.

     We released an Internet-enabled version of the PracticeWorks Exchange during the first quarter of 2001. Customers are able to access this version of the PracticeWorks Exchange directly through an Internet browser. The Internet-enabled version of the PracticeWorks Exchange provides real time access to product information and special promotional offerings by us or our e-commerce suppliers, in addition to providing customers the other advantages of an application delivered through the ASP model. We anticipate that the Internet-enabled version of the PracticeWorks Exchange will also subsequently include inventory management functionality during the fourth quarter of 2001.

ELECTRONIC DATA INTERCHANGE

     Using the EDI component of our practice management applications, customers are able to (1) electronically submit insurance claims to independent national clearinghouses that then submit the claims to payers and (2) submit patient billing information to

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clearinghouses that process, print and mail patient statements and provide billing reports to the customer. The use of our EDI services can improve a practice's cash flow by enabling more accurate and rapid submission of claims to third-party payers and statements to patients. Furthermore, our EDI application is an integrated component of most of our practice management applications, enabling customers to submit information to clearinghouses without the need to access a separate system or re-enter data. We expect to expand our EDI services to enable customers to determine patient insurance eligibility in the third quarter of 2001.

WEBSITE DEVELOPMENT SERVICES

     Healthcare practices are increasingly establishing their own websites to market their services and provide information about their practices over the Internet. To serve this growing demand, we plan to offer custom website development services either directly or through a business relationship we plan to form with an independent website developer. We also plan to develop a business relationship with a website developer to provide tools for practices to develop their own websites. Customers will access these website development services through our Internet portal. Through our relationship with GlobalCenter, we plan to offer hosting for our customer's websites. We expect to begin offering these website development and hosting services in connection with launching our Internet portal during the fourth quarter of 2001.

SUBSCRIPTION PRICING MODEL

     Under our subscription pricing model, our customers pay a fixed, monthly subscription fee for our practice management applications, maintenance and support. The subscription fee is based on the practice specialty and number of authorized system users, which may include practitioners and support staff. The subscription fee is set by a contract that is typically three years in length, but may be terminated following the first year if the customer provides notice at least 90 days prior to the end of the first year. Subscription fees also include access to the PracticeWorks Exchange and our EDI application, although customers pay us or an e-commerce supplier for supplies ordered through the PracticeWorks Exchange and pay us a fee per EDI transaction. Subscription fees for users of our ASP applications will also include access to the applications offered through our Internet portal. In some cases, subscription fees will include connection to an Internet service provider, or ISP. We plan to offer this service by establishing a business relationship with an ISP. We will also provide subscribers with updates to our practice management applications as they become available for no additional charge.

BUSINESS RELATIONSHIPS

     We believe the direct and frequent use of our practice management applications by providers and their office staff throughout the business day combined with our substantial installed customer base strongly positions us to facilitate e-commerce between providers and dental, medical and orthodontic product manufacturers and distributors as well as other suppliers. To pursue these opportunities, we intend to form business relationships with companies that can provide fulfillment of supply orders placed through the PracticeWorks Exchange. In addition, we intend to enter into business relationships with (1) a website developer to offer website development services and tools to our customers and (2) vendors that will provide healthcare content that we will offer our customers and

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their patients through our Internet portal. To date, we have entered into business relationships with the following companies:

     GLOBALCENTER. GlobalCenter, a wholly-owned subsidiary of Global Crossing, Ltd., is a leading provider of complex web hosting services to business customers worldwide. We have entered into an agreement with GlobalCenter under which GlobalCenter will provide our customers with Internet connectivity and related services. The agreement, which terminates on October 1, 2001, is automatically renewed annually unless terminated earlier by either party.

     ORMCO CORPORATION. Ormco Corporation, a subsidiary of Sybron Dental Specialities Inc., is a leading provider of orthodontic supplies and other industry-related goods. We have entered into an agreement with Ormco under which Ormco will be our exclusive supplier of orthodontic supplies ordered by our customers through the PracticeWorks Exchange. The two year agreement provides that Ormco will rebate to us a percentage of each sale generated through the PracticeWorks Exchange, a portion of which we will rebate to the customer. The agreement will renew automatically for subsequent one year terms unless terminated earlier by either party.

     E-NITED. e-NITED is a division of United Stationers Supply Co., the leading wholesale distributor of business products and office supplies. We have entered into an agreement with e-NITED under which e-NITED fulfills orders for office supplies placed by our customers using the PracticeWorks Exchange. Customers place orders with PracticeDepot, the trade name under which we offer office supplies, and we then send the orders to e-NITED for fulfillment. e-NITED has order processing facilities nationwide and will ship orders from the closest facility to the PracticeWorks customer, shipping on the same day if the order is received by 2 p.m. e-NITED bills us the for cost of the orders processed and we are responsible for billing our customers and providing payment to e-NITED.

     SUMMIT MARKETING GROUP, INC. Summit Marketing Group, Inc. is a leading supplier of marketing and promotional materials. We have entered into an agreement with Summit under which Summit will be our exclusive supplier of promotional materials for orthodontists ordered by our customers through the PracticeWorks Exchange. The two year agreement provides that Summit will pay us a royalty based on the amount of sales generated through the PracticeWorks Exchange. The agreement will renew automatically for subsequent one year terms unless terminated earlier by either party.

     DELL COMPUTER CORPORATION. Dell Computer Corporation is a leading designer, developer and manufacturer of personal computers and also provides personal computer hardware, software and service and support programs to its customers. We have entered into an agreement with Dell under which Dell will be the exclusive supplier of computer hardware and related products to our customers. Under the agreement, our customers purchase their computer hardware directly from Dell. In addition, Dell will provide general service and support for its products. In connection with its hardware products, Dell also licenses some of its software to us for use by our customers. Dell grants our customers a discount from its suggested retail prices. The one year agreement renews automatically for successive one year terms unless terminated earlier by either party.

     The rebates and royalties payable to us pursuant to our business relationships generally range from 5% to 10% of sales generated through our agreements with Dell and through the PracticeWorks Exchange. Revenue is generated with respect to the e-NITED

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agreement based on sales volume of purchases through the PracticeWorks Exchange.
Revenue is generated with respect to the Dell agreement by a royalty arrangement.

SALES AND MARKETING

SALES

     We generate sales primarily through a direct sales force that is organized by practice area and consisted of 49 sales representatives as of April 30, 2001. Our sales force generates sales to new customers and promotes and sells new applications and services to existing customers. We recently established an additional dedicated sales force to focus on promoting our maintenance and support services to our existing customers who do not utilize those services. We recently introduced a new application for use by our sales force which provides tools for remote generation of proposals, quotes and licenses, lead tracking, sales forecasting and customer base forecasting.

     We plan to focus our sales efforts on the following initiatives:

     - aggressively promote our ASP and core applications to new customers or as upgrades for existing customers;

     - continue our efforts to enroll orthodontic customers in the PracticeWorks Exchange and aggressively promote enrollment in the PracticeWorks Exchange by dentists and oral and maxillofacial surgeons as we introduce the application in those markets;

     - promote use of our maintenance and support services by existing customers who do not currently subscribe to these services through our new dedicated sales force;

     - increase utilization of our EDI applications by new and existing customers through a direct marketing campaign; and

     - encourage existing customers to convert to subscription pricing as their maintenance and support contracts expire or when they upgrade to either our ASP applications or our core products.

InfoSoft currently uses a value added reseller network to distribute products and services. Following completion of the InfoSoft acquisition, we intend to review the agreements governing the reseller network to determine what, if any, changes will be required to integrate distribution of products and sales with our existing sales strategy.

MARKETING

     In connection with the introduction of our subscription pricing model, the continued rollout of the PracticeWorks Exchange and the upcoming release of our ASP application and Internet portal, we have focused our resources on an enhanced marketing program. We expect to spend approximately $1.4 million on the branding of the PracticeWorks name and on programs that will promote market awareness of this brand. Our new marketing program, which we launched in the first quarter of 2001, includes the following components:

     - INTENSE BRANDING CAMPAIGN. We will brand all components of our technology systems, except for specified components associated with the InfoSoft acquisition, with our PracticeWorks logo. While using our practice management applications,

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       the user will constantly see our PracticeWorks logo. In addition, we will use the "PracticeWorks" name in connection with all trade shows and medical journals and other areas in which we have historically advertised individual products under different names.

     - NATIONAL SEMINAR PROGRAM. Our ongoing seminar program will enable us to meet face-to-face with thousands of customers in major U.S. cities to strengthen our customer relationships and apprise them of the new products and features available through our practice management applications and services.

     - LEAD GENERATION. We are implementing a third party lead generation application to track our contact with existing and potential customers to increase the efficiency and management of our sales and our marketing efforts.

     We target our new and existing customers principally through customer referrals, participation in trade shows, our seminar program, direct mailings and advertising.

CUSTOMERS

     As of May 31, 2001, we had an installed base of approximately 57,000 providers in the United States, including 49,000 dentists, 4,000 orthodontists and 4,000 oral and maxillofacial surgeons. We have systems installed in all 50 states.

     In addition, as of May 31, 2001, through the result of an acquisition in April 2000, approximately 2,200 dentists in Sweden, representing approximately 28% of all dentists in Sweden, and approximately 1,500 dentists in the United Kingdom, representing approximately 5% of all dentists in the United Kingdom, utilized our practice management applications. These providers currently utilize our core and classic applications, which we expect will continue to be the primary applications that we promote and support internationally.

CUSTOMER SERVICE AND SUPPORT

     Our support staff provides a wide range of customer support functions. We employ functional and technical support personnel who work directly with our customers to resolve technical, operational and application problems or questions.

     Our support group also assists with the implementation process. Implementation consists of training, hardware installation and, with respect to new customers or existing customers that are upgrading from our classic systems, data conversion. We train providers and their staffs on the use of our products through on-site training and we regularly offer seminar training in major U.S. cities. Data conversion is generally performed while providers are using their existing practice management systems so that the day-to-day operations of their practices are not interrupted. We recently established a centralized data conversion center which we believe will enable us to more efficiently and effectively perform customer data conversions. Hardware support is generally provided directly by the manufacturer or its authorized reseller, although we provide the first level of phone support and dispatch the service call to the appropriate vendor.

     We recently established a centralized support center for our classic applications and we intend to migrate a majority of the support for our classic applications to customer support personnel at this location. We believe this will offer a higher level of support to our customers at reduced expense levels. We plan to leverage the capabilities of our

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support staff through the implementation and use of sophisticated computer software that keeps track of solutions to common computer and software related problems. Use of this software will allow our support staff to learn from the experience of other personnel within our company and is expected to reduce the time required to respond to support requests.

     We are also developing Internet-based training and maintenance and support services for our ASP applications. Internet-based training will allow our customers and their office staff to learn to utilize their practice management systems as needed and on a more consistent basis than periodic on-site training or seminars can offer. The benefit of training services being available on a constant basis is particularly important due to frequent turnover in providers' office personnel. Our Internet-based training will include competency testing which we expect to increase the proficiency of users and to reduce unnecessary maintenance and support requests. We expect our Internet-based training will also reduce our training expenses by reducing the need for on-site training and seminars. Our Internet-based maintenance and support services will include help menus and a summary of frequently asked questions to allow users to solve common problems. We expect these Internet-based services to reduce our costs by reducing the necessary number of maintenance and support personnel.

     As of April 30, 2001, we had 265 employees performing customer support functions.

PRODUCT DEVELOPMENT

     We are currently focusing our product development efforts on our core applications, ASP applications and our Internet portal and the services it will enable. We will devote our product development resources on an ongoing basis to the continuing development of our applications and services. Our product development staff will develop additional functionality for our applications by regularly communicating with our customers, our customer service and support staff and our sales representatives to ensure our applications meet market demands. Our product development staff will also develop additional functionality by assessing the best attributes of our classic applications and applications of companies we may acquire. Further, we have established market specific product advisory councils, consisting of cross-functional product development staff, to advise us with respect to the products requested by their customers. We also intend to establish end user groups to provide feedback to us with respect to the needs of the marketplace. As of April 30, 2001, we had 51 employees performing product development functions. We spent approximately $726,000 on research and development activities during the three months ended March 31, 2001 and approximately $3.5 million, $4.2 million and $3.5 million on research and development during the years ended December 31, 2000, 1999 and 1998, respectively.

TECHNOLOGY

CORE APPLICATIONS

     We believe that PC-based practice management systems are standardizing on the Windows family of operating systems. Our PC-based core applications use industry standard relational database software, such as SQL-Server or B-Trieve, and Microsoft Corporation's operating system software, such as Windows 95, Windows 98 and Windows NT, and networking software, such as Windows Terminal Server. We have adopted 32-bit client/server technology for our PC-based core applications, increasing their scalability in local and wide area network environments.

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ASP APPLICATIONS

     We have established a business relationship with GlobalCenter, which will host our ASP applications on secure servers located at hosting centers it maintains. GlobalCenter will provide continuous back up of data. All data will be transmitted through secure socket layers and will be 128-bit encrypted, the highest level commercially available. Our ASP applications will utilize an Oracle relational database and the remaining components will be Microsoft Corporation applications, including Microsoft Transaction Server, Visual Basic, and Internet Information Server.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     Our success and ability to compete depend in part on our ability to protect our proprietary intellectual property rights in our applications and services. To protect these rights, we rely primarily on a combination of copyright, trade secret and trademark laws, confidentiality agreements with third parties, and protective contractual provisions such as those contained in agreements with companies with which we have business relationships, vendors and customers. In addition, we expect our employees to sign an agreement to comply with our corporate policies and procedures, including our policy regarding non-disclosure of confidential information. Despite our efforts to protect our proprietary information, unauthorized parties may attempt to obtain and use our proprietary information. Policing unauthorized use of our proprietary information is difficult, and the steps we have taken might not prevent misappropriation, particularly in foreign countries where the laws may not protect our proprietary rights as fully as do the laws of the United States. In addition, competitors may independently develop similar applications and services similar to ours.

COMPETITION

     The market for healthcare information services is intensely competitive, rapidly evolving, highly fragmented and subject to rapid technological change. Our competitors can be categorized as follows:

     - national and regional practice management application providers, including EagleSoft, a subsidiary of Patterson Dental Supply, Inc., and Dentrix Dental Systems, Inc., a subsidiary of Henry Schein, Inc.;

     - application services providers, such as the Trizetto Group, Inc.;

     - traditional and online suppliers of dental, medical and office supplies, such as MediBuy, OfficeDepot.com, and Staples.com; and

     - website development companies.

     Each of these types of companies can be expected to compete with us within various segments of the market for information management technology for dentists, orthodontists and oral and maxillofacial surgeons. Some of our competitors may have greater financial, development, technical, marketing and sales resources than we have.

     Furthermore, major software information systems companies and other entities, including those specializing in the healthcare industry that are not presently offering

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applications that compete with our applications and services, may enter our markets. We believe that the primary competitive factors in our industry are:

     - product features and functionality;

     - customer service, support and satisfaction;

     - price;

     - ease of implementation; and

     - ongoing product enhancements.

     Although our position in the market as compared to our competitors is difficult to characterize due principally to the variety of current and potential competitors and the evolving nature of our market, we believe that we presently compete favorably with respect to all of these factors.

PRIVACY ISSUES

     Because our applications and services are utilized to transmit and manage highly sensitive and confidential health information, we must address the security and confidentiality concerns of our customers and their patients. To enable the use of our applications and services for the transmission of sensitive and confidential medical information, we utilize advanced technology designed to ensure a high degree of security. This technology generally includes:

     - security that requires a password to access our systems;

     - user access restrictions that allow our customers to determine the individuals who will have access to data and what level of access each individual will have;

     - encryption of data relating to our ASP applications and e-commerce transactions transmitted over the Internet; and

     - use of a mechanism for preventing outsiders from improperly accessing private data resources on our internal network and our ASP applications, commonly referred to as a "firewall."

     The level of data encryption utilized by our products is in compliance with the encryption guidelines set forth in the proposed rule regarding security and electronic signature standards in connection with Health Insurance Portability and Accountability Act of 1996. We also encourage each of our customers to implement their own firewall to protect the confidentiality of information being transferred into and out of their computer network.

     Internally, we work to ensure the safe handling of confidential data by employees in our electronic services department by:

     - using individual user names and passwords for each employee handling electronic data; and

     - requiring each employee to sign an agreement to comply with all company policies, including our policy regarding handling confidential information.

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

     We monitor proposed regulations that might affect our applications and services, in order to ensure that we are in compliance with such regulations when and if they are effected.

GOVERNMENT REGULATION

HEALTHCARE REGULATION

     As a participant in the healthcare industry, our operations and relationships are subject to regulation by federal and state laws and regulations and enforcement by federal and state governmental agencies. Sanctions may be imposed for violation of these laws. We believe our operations are in substantial compliance with existing laws that are material to our operations.

     HIPAA. The Health Insurance Portability and Accountability Act of 1996, known as HIPAA, required the Secretary of the Department of Health and Human Services, referred to as the Secretary, to promulgate national standards to facilitate the electronic exchange of health information and to ensure the confidentiality and security of such information.

     A substantial part of our activities involves the receipt or delivery of confidential health information concerning patients of the dentists, orthodontists and oral and maxillofacial surgeons with whom we have direct relationships. For example, we transfer confidential health information to national healthcare clearinghouses through our EDI services and we will transmit confidential health information over the Internet in connection with offering our ASP applications. On December 28, 2000, the Secretary published a final rule setting standards to limit the permissible use and disclosure of individually identifiable health information by health care providers, health plans and health care clearinghouses, known collectively as "covered entities." Certain requirements of the rule extend to "business associates" of the covered entities. The covered entities are required to enter into agreements with their business associates, extending applicable provisions of the rule to those business associates. The covered entities are responsible for enforcing those contractual provisions. The Secretary's actions are mandated by HIPAA because Congress did not pass legislation protecting health information privacy by the August 1999 deadline set by HIPAA.

     Because of the broad definition of "business associates" under the final privacy rule, we will at a minimum be considered to be business associates of covered entities. The rule establishes a complex regulatory framework on a variety of subjects, including (1) disclosure and use of health information, (2) individuals' rights to access and amend their health information, (3) individual's rights to an accounting of disclosures and (4) administrative, technical and physical safeguards required of covered entities that maintain or transmit protected health information. The final rule generally prohibits any disclosure or use of protected health information except as authorized either by the rule or by the patient under standards set by the final rule.

     In addition to the federal privacy rule described above, most states have enacted patient confidentiality laws which prohibit the disclosure of confidential medical information. The federal privacy rule would establish minimum standards and would preempt conflicting state laws which are less restrictive than HIPAA regarding health information privacy but would not preempt conflicting state laws that are more restrictive than HIPAA. The rule provides that covered entities must comply with the health information privacy standards within two years after the effective date of the final rule, or February 26,

2003 in the case of most covered entities. The final rule may require substantial changes to our applications and services, policies and procedures.

     In addition to the federal privacy rule, on August 12, 1998 the Secretary issued proposed regulations addressing security standards regarding transmission of health information data under HIPAA. The security standards address various areas, including, administrative procedures, physical safeguards, technical security services and technical security mechanisms. Security standards may require us to enter into agreements with certain of our customers restricting the dissemination of health information and requiring implementation of specified security measures. Final regulations are expected at an undetermined date and will require compliance two years after the effective date of the final rule. Although we are working to design our applications and services to comply with the proposed security standards, there can be no assurance that final security regulations will not require additional modifications to our applications, policies and procedures.

     FDA REGULATION. The Food and Drug Administration, or FDA, generally has the authority to regulate medical devices, including computer applications, when devices are indicated, labeled or intended to be used in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, or are intended to affect the structure or function of the body. We do not believe that any of our current applications or services are subject to FDA regulation as medical devices, however, expansion of our application and service offerings could subject us to FDA regulation. In addition, there can be no assurance that the FDA will not assert jurisdiction over certain aspects of our business. FDA jurisdiction over our business, including our applications and services, could materially impact our ability to introduce new applications and services in a timely manner because of the FDA approval process. In addition, compliance with FDA regulations could be expensive.

REGULATION OF THE INTERNET

     Laws and regulations applicable to communications or commerce over the Internet may be adopted covering user privacy, pricing, content, copyright, distribution and characteristics and quality of products and services. In addition, some states or foreign countries could apply existing laws concerning issues such as property ownership, sales tax, libel and personal privacy to transactions conducted over the Internet. Additional laws or regulations or application of laws to transactions over the Internet could require us to change our operations or increase our cost of doing business.

REGULATION OF OUR INTERNATIONAL OPERATIONS

     We currently have international offices in Australia, the United Kingdom and Sweden. We also have customers located in approximately 15 additional countries. Because we conduct business with dentists, orthodontists and oral and maxillofacial surgeons in foreign countries, we may be subject to additional laws and regulations concerning communications or commerce over the Internet, international taxes and tariffs. Such laws and regulations could require us to change our international operations or increase our cost of doing business internationally.

EMPLOYEES

     As of April 30, 2001, we had 511 full-time employees. Our employees are not subject to any collective bargaining agreements. We believe our relationships with our employees are satisfactory.

FACILITIES

     Our principal executive offices are located in a facility in Atlanta, Georgia that it leases from InfoCure under a long-term lease arrangement. We currently operate seven additional facilities currently leased by us. These facilities are located in Sacramento, California; Norcross, Georgia; Indianapolis, Indiana and Raleigh, North Carolina and we have an office in each of Australia, the United Kingdom and Sweden. The U.S. leases have expiration dates ranging from June 2002 to June 2004. We believe that our facilities are adequate for our current operations and that additional leased space can be obtained if needed.

LEGAL PROCEEDINGS

     From time to time, we are involved in various legal proceedings relating to claims arising in the ordinary course of our business. There are no material legal proceedings to which we are a party and management is unaware of any contemplated actions against us. However, pursuant to the Agreement and Plan of Distribution between InfoCure and us and executed in connection with the spin-off, we agreed to assume any and all contingent liability arising from the definitive resolution of the litigation filed on June 21, 2000 against InfoCure by Joseph Hafner. On June 21, 2000, a lawsuit styled Joseph Hafner v. InfoCure Corporation et al., was filed in the United States District Court in and for the Eastern District of Pennsylvania. The lawsuit alleges that InfoCure breached the terms of a registration rights agreement whereby InfoCure was required, prior to a specified date, to effect the registration for resale with the Securities and Exchange Commission of share of InfoCure's common stock which the plaintiff owned. The complaint further alleges breach of fiduciary duties owed to the plaintiff as a stockholder of InfoCure and tort claims against InfoCure as a result of the alleged failure to timely register shares for resale. The complaint seeks in excess of $3.2 million in compensatory damages as a result of InfoCure's alleged breach of this agreement, as well as punitive damages and reimbursement for the plaintiff's attorney's fees and associated costs and expenses of the lawsuit. On March 30, 2001, the court denied the plaintiff's motions for judgment on the pleadings with respect to plaintiff's claim that InfoCure breached the terms of the registration rights agreement, and the court also denied InfoCure's motion to dismiss certain of the plaintiff's contract and tort claims in the case. InfoCure believes it has meritorious defenses in this matter and intends to pursue these defenses vigorously. Our management believes that the ultimate resolution of this matter will not have a material adverse effect on our financial condition.

                                   MANAGEMENT

     The directors and executive officers of PracticeWorks are as follows:

NAME                                    AGE                  POSITION
----                                    ---                  --------
Richard E. Perlman....................  54    Chairman of the Board of Directors
James K. Price........................  42    President and Chief Executive Officer
                                              and Director
James C. Davis........................  52    Executive Vice President and Director
James A. Cochran......................  53    Senior Vice President, Secretary and
                                              Chief Financial Officer
William A. Shutzer....................  53    Director
William R. Jellison...................  42    Director
Raymond H. Welsh......................  69    Director

     Richard E. Perlman has been Chairman of the Board since PracticeWorks' formation in August 2000. Mr. Perlman served as InfoCure's chairman and treasurer since December 1997 and as a director of InfoCure since March 1997. Mr. Perlman resigned from all positions with InfoCure upon completion of the spin-off. From December 1997 until October 1998, Mr. Perlman served as InfoCure's chief financial officer. Mr. Perlman is the founder of Compass Partners, L.L.C., a merchant banking and financial advisory firm specializing in corporate restructuring and middle market companies, and has served as its president since its inception in May 1995. From 1991 to 1995, Mr. Perlman was executive vice president of Matthew Stuart & Co., Inc., an investment banking firm. Mr. Perlman received a B.S. in Economics from the Wharton School of the University of Pennsylvania and a Masters in Business Administration from the Columbia University Graduate School of Business.

     James K. Price has been PracticeWorks' President and Chief Executive Officer and a director since PracticeWorks' formation in August 2000. Mr. Price was a founder of InfoCure and served as its executive vice president and secretary since its inception in November 1996. Mr. Price resigned from all positions with InfoCure upon completion of the spin-off. Mr. Price served as executive vice president of American Medcare from 1996 until 1997 and was vice president from 1993 to 1995. Mr. Price co-founded International Computer Solutions and served as its executive vice president since 1994, as vice president from 1987 to 1994 and as president from 1985 to 1987. American Medcare and International Computer Solutions merged into InfoCure in July 1997. In addition, from 1991 to 1993, Mr. Price was a vice president of Newport Capital. From 1983 to 1985, Mr. Price was healthcare sales manager of Executive Business Systems, a practice management systems supplier, and from 1981 to 1983 was with Moore Business Systems. Mr. Price holds a B.A. in Marketing from the University of Georgia.

     James C. Davis, D.M.D., has served as PracticeWorks' Executive Vice President since PracticeWorks' formation in August 2000 and was elected a director in March 2001. Dr. Davis manages PracticeWorks' e-commerce operations. Dr. Davis served as Chairman of InfoCure's orthodontic group since February 1999. Dr. Davis resigned from all positions with InfoCure upon completion of the spin-off. He has been a practicing orthodontist for the past 25 years and, in 1982, was a co-founder of OMSystems, Inc., the largest orthodontic practice management software company in North America which InfoCure acquired in February 1999. Dr. Davis received a D.M.D. from the University of Alabama School of Dentistry and a Certificate of Orthodontics from the UCLA School of Dentistry. Dr. Davis previously served as president of the Georgia Association of Orthodontists.

     James A. Cochran served as PracticeWorks' Senior Vice President, Secretary and Chief Financial Officer since our formation in August 2000. He was InfoCure's chief financial officer since August 1999 but resigned from all positions with InfoCure upon completion of the spin-off. From 1992 until joining InfoCure, Mr. Cochran was a member of the accounting firm of BDO Seidman, LLP, serving as a partner since 1995. Mr. Cochran is a Certified Public Accountant. Mr. Cochran received a B.B.A. in Accounting and an M.B.A. in Corporate Finance from Georgia State University.

     William A. Shutzer has been a director of PracticeWorks since March 2001. Since October 2000, he has been a Managing Director of Lehman Brothers, Inc. From September 1999 until September 2000, Mr. Shutzer was a Partner in Thomas Weisel Partners, LLC. From October 1996 to the end of December 1997, he was President of Furman Seiz, Inc., and from January 1998 until September 1999, he was chairman of ING Barings LLC's Investment Banking Group. From March 1994 to October 1996, he was Executive Vice President of Furman Seiz, Inc. From September 1978 until February 1994, Mr. Shutzer was a Managing Director of Lehman Brothers and its predecessors. Mr. Shutzer is currently a director of Tiffany & Co., The Fortress Group, internet.com Corporation, and a member of the Advisory Board of E&J Gallo Winery. Mr. Shutzer received a B.A. from Harvard University and an MBA from the Harvard Graduate School of Business.

     William R. Jellison has been a director of PracticeWorks since March 2001. He is currently the Senior Vice President and Chief Financial Officer of DENTSPLY. He joined DENTSPLY in April of 1998 and has responsibility for worldwide Finance and Information Technology. Prior to joining DENTSPLY, Mr. Jellison had an eighteen-year career with the Donnelly Corporation where he served in a number of positions with increasing responsibilities, including Vice President of Finance, Treasurer and Corporate Controller. A Certified Management Accountant, Mr. Jellison earned his B.A. in business administration from Hope College in Michigan.

     Raymond H. Welsh has been a director of PracticeWorks since March 2001. Prior to the spin-off, he served on the Board of Directors of InfoCure Corporation. Since January 1995, Mr. Welsh has been a Senior Vice President of UBS/PaineWebber, Incorporated. Mr. Welsh is a Trustee of the University of Pennsylvania, The University of Pennsylvania Health System, and Chairman of the Medical Center and HealthSystem's Creating the Future of Medicine Campaign. Mr. Welsh received a B.S. in Economics from the Wharton School of the University of Pennsylvania.

     PracticeWorks currently has six directors. PracticeWorks' certificate of incorporation provides that the terms of office of the directors are divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2002; Class II, whose term will expire at the annual meeting of stockholders to be held in 2003; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2004. James C. Davis and William R. Jellison are Class I directors. James K. Price and Raymond H. Welsh are Class II directors. Richard E. Perlman and William A. Shutzer are Class III directors. So long as any shares of the series A convertible redeemable preferred stock issued to Ceramco are outstanding, PracticeWorks will be required to have a minimum of six directors, and the holders of such series A convertible redeemable preferred stock, voting as a class, will be entitled to elect one director to PracticeWorks' board of directors. However, such holders will not be entitled to vote with respect to the election of PracticeWorks' remaining directors. At each annual meeting of stockholders after the initial classification or special meeting in lieu thereof, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or special meeting held in lieu thereof. This classification structure of the board of directors may have the effect of delaying or preventing changes in control or management of PracticeWorks.

     PracticeWorks' bylaws provide that the authorized number of directors may be changed by an amendment to the bylaws adopted by its board of directors or by the stockholders. In addition, PracticeWorks' certificate of incorporation and its bylaws provide that, in general, vacancies on the board may be filled by a majority of directors in office, although less than a quorum.

COMMITTEES OF THE BOARD

     PracticeWorks' audit committee consists of Messrs. Jellison, Shutzer and Welsh, all of whom are independent directors. The audit committee reviews, acts on and reports to PracticeWorks' board of directors on various auditing and accounting matters, including the election of PracticeWorks' independent accountants, the scope of its annual audits, fees to be paid to the independent accountants, the performance of its independent accountants and our accounting practices and internal controls. We did not have an audit committee during 2000.

     PracticeWorks' compensation committee consists of Mr. Shutzer and Welsh, both of whom are independent directors. PracticeWorks' compensation committee establishes salaries, incentives and other forms of compensation for officers and other employees. This committee will also administer its incentive compensation and benefit plans. PracticeWorks did not have a compensation committee during 2000.

                      PRACTICEWORKS EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     PracticeWorks' directors do not currently receive cash compensation for their services as directors, but are reimbursed for their reasonable and necessary expenses for attending board and board committee meetings. Members of the board who are not PracticeWorks' employees, or employees of any parent, subsidiary or affiliate of PracticeWorks, are eligible to participate in PracticeWorks' stock option plan. Such members receive options to purchase 5,000 shares of its common stock upon election to the board and will receive options to purchase 2,500 shares of PracticeWorks' common stock for each year of service. The exercise price of the options will be the fair market value of PracticeWorks' common stock on the date of grant.

EXECUTIVE COMPENSATION

     Prior to the spin-off, PracticeWorks never paid compensation to its executive officers. During the fiscal years ended December 31, 2000, 1999 and 1998, the individuals were compensated in accordance with InfoCure's plans and policies. The following tables set forth certain information with respect to the annual and long-term compensation paid by

InfoCure for services to InfoCure for PracticeWorks' chief executive officer and other executive officers. The amounts set forth below do not reflect the compensation these persons will receive from PracticeWorks following the spin-off.

     In addition, PracticeWorks has never granted stock options to executive officers. All references in the following tables to stock and stock options relate to awards of stock and stock options granted by InfoCure. Neither PracticeWorks nor InfoCure has granted stock appreciation rights. InfoCure options held by InfoCure employees who became PracticeWorks employees may be replaced by PracticeWorks options. Employees whose InfoCure options were fully vested as of March 5, 2001 had the right to surrender their InfoCure options for options to purchase PracticeWorks common stock until March 25, 2001. Any InfoCure employees who became PracticeWorks' employees who chose not to surrender their vested InfoCure options during this time period continue to hold InfoCure options which will expire according to their terms. Employees who were not fully vested in InfoCure options as of March 5, 2001, had their InfoCure options exchanged for PracticeWorks options as of March 5, 2001.

     The option price for the shares of PracticeWorks common stock subject to each PracticeWorks option was determined by dividing the option price for the related InfoCure option by the PracticeWorks conversion factor, which was 0.47530, as determined by the Employee Benefits and Compensation Allocation Agreement, entered into with InfoCure in connection with the spin-off, and the number of shares of PracticeWorks common stock subject to each PracticeWorks option was determined by multiplying the number of shares subject to the related InfoCure option by the PracticeWorks conversion factor.

     The following table sets forth the total compensation paid by InfoCure for services rendered by PracticeWorks' Chief Executive Officer during the fiscal years ended December 31, 2000, 1999 and 1998 as well as PracticeWorks' other executive officers (collectively, the "Named Executive Officers"). Prior to the spin-off, Messrs. Perlman, Price and Cochran were executive officers of InfoCure. Each of the persons below resigned from all positions with InfoCure effective March 5, 2001.

SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                              COMPENSATION AWARDS
                                          ANNUAL                           -------------------------
                                       COMPENSATION           OTHER        RESTRICTED    SECURITIES
                                    ------------------       ANNUAL          STOCK       UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY     BONUS    COMPENSATION(1)   AWARDS(2)    OPTIONS/SARS   COMPENSATION(3)
---------------------------  ----   --------   -------   ---------------   ----------   ------------   ---------------
Richard E. Perlman........   2000   $215,833   $    --       $    --        $     --     1,200,100             --
  Chairman of the            1999    120,000    23,500        17,380              --       440,100          4,000
  Board                      1998    120,000    33,333            --         367,500       320,000             --
James K. Price............   2000    209,375     4,000            --              --     1,200,200          9,600
  Chief Executive            1999    125,000    19,500        19,452              --       440,200          9,600
  Officer and President      1998    125,000    33,333        19,270         367,500       320,200             --
James C. Davis(4).........   2000    177,083    20,030        18,000              --       700,200          6,214
  Executive Vice             1999    109,375    20,000        14,000              --         3,400             --
  President                  1998         --        --            --              --            --             --

                                                                                   LONG-TERM
                                                                              COMPENSATION AWARDS
                                          ANNUAL                           -------------------------
                                       COMPENSATION           OTHER        RESTRICTED    SECURITIES
                                    ------------------       ANNUAL          STOCK       UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY     BONUS    COMPENSATION(1)   AWARDS(2)    OPTIONS/SARS   COMPENSATION(3)
---------------------------  ----   --------   -------   ---------------   ----------   ------------   ---------------
James A. Cochran(5).......   2000    145,334    25,000        18,000              --       250,100             --
  Senior Vice President      1999     52,083        --         7,660              --       300,000             --
  and Chief                  1998         --        --            --              --            --             --
  Financial Officer

-------------------------

(1) The amounts presented for 2000 include an automobile allowance for the use of a vehicle in the amount of $12,000 for each of Dr. Davis and Mr. Cochran and compensation for business expenses in the amount of $6,000 for each of Dr. Davis and Mr. Cochran. The amounts presented for 1999 include an automobile allowance for the use of a vehicle in the amount of $11,380 for Mr. Perlman, $13,492 for Mr. Price, $9,500 for Dr. Davis and $5,000 for Mr. Cochran and compensation for business expenses in the amount of $6,000 for each of Messrs. Perlman and Price, $4,500 for Dr. Davis and $2,500 for Mr. Cochran. The amount presented for Mr. Price in 1998 includes an automobile allowance for the use of a vehicle in the amount of $13,270 and compensation for business expenses in the amount of $6,000. The compensation set forth in this column does not include compensation in the form of perquisites or other personal benefits for Mr. Perlman in fiscal years 1998 and 2000 and Mr. Price in 2000 because such perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for Mr. Perlman and Mr. Price for such years.

(2) The amounts presented represent the value on the date of grant of restricted stock awards of 60,000 shares to Mr. Perlman and 60,000 shares to Mr. Price, calculated based on the closing price of InfoCure's common stock as reported on The Nasdaq National Market on such date. One-half of the shares awarded to Messrs. Perlman and Price vested in the first quarter of 1999 and the remaining shares vested in the third quarter of 1999. In January 1999, InfoCure entered into agreements with Messrs. Perlman and Price pursuant to which the benefit of the restricted stock awards was credited to a deferred compensation arrangement upon vesting of the restricted stock. The value of the restricted stock awards as of December 31, 1999, calculated on the basis of the closing price for InfoCure's common stock on such date, was $1,871,280 for each of Messrs. Perlman and Price.

(3) The amounts presented represent InfoCure's contribution to the 401(k) savings plan.

(4) Dr. Davis joined InfoCure in February 1999.

(5) Mr. Cochran joined InfoCure in August 1999.

OPTION GRANTS IN LAST FISCAL YEAR

     PracticeWorks did not grant any options during 2000. The following table contains information concerning the stock option grants made by InfoCure to PracticeWorks' chief executive officer and the Named Executive Officers by InfoCure during 2000. The amounts shown for potential realizable values are based upon assumed annualized rates of InfoCure stock price appreciation of five percent and ten percent over the full ten year term (or shorter term) of the options, as required by the SEC, and are not intended to represent or forecast possible future appreciation, if any, of the price of InfoCure or PracticeWorks common stock.

                                               INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                           ----------------------------------------------------------      VALUE AT ASSUMED
                            NUMBER OF          % OF                                         ANNUAL RATES OF
                            SHARES OF          TOTAL                                          STOCK PRICE
                           COMMON STOCK       OPTIONS                                      APPRECIATION FOR
                            UNDERLYING      GRANTED TO        EXERCISE                        OPTION TERM
                             OPTIONS       EMPLOYEES IN        PRICE       EXPIRATION   -----------------------
NAME                         GRANTED           2000         ($/SHARE)(1)      DATE        5%($)        10%($)
----                       ------------   ---------------   ------------   ----------   ----------   ----------
Richard E. Perlman.......         100             *            $31.19        1/1/10     $    1,962   $    4,971
                            1,200,000          10.0%             4.44       8/21/10      3,350,751    8,491,460
James K. Price...........         200             *             31.19        1/1/10          3,923        9,942
                            1,200,000          10.0              4.44       8/21/10      3,350,751    8,491,460
James C. Davis...........         200             *              5.62        7/1/10            707        1,791
                              700,000           5.8              4.44       8/21/10      1,954,605    4,953,352
James A. Cochran.........         100             *              5.50        8/2/10         87,599      209,322
                              250,000           2.1              4.44       8/21/10        698,073    1,769,054

-------------------------

 *  Less than one percent.

(1) All options were granted with exercise prices equal to or in excess of the fair market value of the common stock on the date of grant as determined by the board of directors.

CERTAIN TRANSACTIONS

     During August 2000, InfoCure granted PracticeWorks' executive officers additional options to acquire InfoCure common stock. Mr. Perlman received 1,200,000 options, Mr. Price received 1,200,000 options, Dr. Davis received 700,000 options and Mr. Cochran received 250,000 options. Prior to the spin-off, the exercise price of these options was $4.4375 per share. These options expire ten years from the date of grant. Fifty percent of the options granted to these executive officers vest in four equal annual installments beginning on the first anniversary of the date of grant. The remaining 50% of the options granted to these executive officers will vest five years from the date of grant, but half of these options will immediately vest upon the average closing price of InfoCure's common stock for 20 consecutive trading days being equal to or greater than $8.875 per share and the remaining options will vest upon the average closing stock price for 20 consecutive trading days being equal to or greater than $13.3125 per share.

     In connection with the terms of the spin-off, on March 5, 2001, each of these options was converted to options to purchase PracticeWorks common stock. The conversion ratio equaled 0.47530 PracticeWorks options for each InfoCure option held. Using this conversion ratio, the August 2000 grants converted to 570,360 options each for

Mr. Perlman and Mr. Price, 332,710 options for Dr. Davis, and 118,125 for Mr. Cochran. The exercise price for these options is now $9.34.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUE TABLE

     Shown below is information with respect to the number of InfoCure shares acquired upon exercise of stock options and the aggregate gains realized on exercises during 2000 for the Named Executive Officers. The table also sets forth the number of shares covered by exercisable and unexercisable options held by these executive officers on December 31, 2000 and the aggregate gains that would have been realized had these options been exercised on December 31, 2000, even though these options were not exercised, and the unexercisable options could not have been exercised at that time.

                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED IN
                                                      UNDERLYING UNEXERCISED           THE MONEY OPTIONS AT
                         SHARES                     OPTIONS AT FISCAL YEAR-END          FISCAL YEAR-END(1)
                       ACQUIRED ON     VALUE       ----------------------------    ----------------------------
NAME                    EXERCISE      REALIZED     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                   -----------   ----------    -----------    -------------    -----------    -------------
Richard E. Perlman...    416,618     $2,996,316      133,381        1,650,200        $18,670         $77,151
James K. Price.......    416,618      2,996,316      110,000        1,533,000             --           1,915
James C. Davis.......         --             --           --          703,600             --              --
James A. Cochran.....         --             --       75,000          475,100             --              --

-------------------------

(1) The closing price for InfoCure's common stock as reported by The Nasdaq National Market on December 29, 2000 was $3.75. The value is calculated on the basis of the difference between the option exercise price and $3.75, multiplied by the number of shares of common stock underlying the option.

EMPLOYMENT AGREEMENTS

     In connection with the spin-off, PracticeWorks entered into three-year employment agreements with Richard E. Perlman, James K. Price, James C. Davis and James A. Cochran on substantially the terms described below. The individual employment agreements provide for an initial annual base salary of $350,000 for Messrs. Perlman and Price, $250,000 for Dr. Davis and $175,000 for Mr. Cochran. The agreements also provide for a severance payment for each executive equal to three times his then current annual base salary rate upon the termination of the executive's employment by PracticeWorks without cause or by the executive for good reason or in the event of a change in control. The employment agreements entitle the executives to participate in our employee benefit programs and provide for other customary benefits. In addition, each employment agreement provides compensation pursuant to a program established by the compensation committee of PracticeWorks' board of directors, the grant of stock options on the first day of the executive's employment and periodic grants of options thereafter as recommended by the compensation committee of our board of directors.

     Each employment agreement provides for 100% vesting of all outstanding stock options upon a change in control. The employment agreements also provide for an additional, tax gross-up payment to be made by PracticeWorks to the executive in the event that, upon a change in the control, any payments made to the executive that are subject to an excise tax under Section 4999 of the Internal Revenue Code. Finally, the employment agreements prohibit the executive from engaging in certain activities which compete with PracticeWorks, seek to recruit its employees or disclose any of its trade secrets or otherwise confidential information.

2000 STOCK OPTION PLAN

     PracticeWorks adopted an amended and restated stock option plan, effective December 1, 2000, pursuant to which 8.0 million shares of common stock are reserved for issuance. The PracticeWorks stock options that are outstanding immediately following the spin-off are as a result of the conversion of existing InfoCure options to PracticeWorks options that are deemed issued under the plan. As of the date of the spin-off, approximately 3,500,000 shares of PracticeWorks' common stock were issuable pursuant to presently outstanding options. The plan is administered by the compensation committee of our board of directors. The compensation committee may grant incentive stock options and nonqualified stock options to purchase shares of common stock, stock appreciation rights and may make stock grants to PracticeWorks' directors and employees. Each such stock option, stock appreciation right and stock grant shall be subject to the terms and conditions that the compensation committee deems appropriate. The option price for each stock option granted will be the fair market value of common stock on the date of the grant provided, however, that if the option is an incentive stock option and the employee is the holder of more than ten percent of our issued and outstanding stock, the option price will be no less than 110% of the fair market value of common stock on the date of the grant. Upon a sale, merger or a change in control of PracticeWorks, all stock options, stock appreciation rights and stock grants shall be fully vested. The stock option plan permits PracticeWorks to loan money to or guarantee loans made by a third party to finance all or a part of the exercise of a stock option or the purchase of common stock subject to a stock grant. PracticeWorks' board of directors can amend or terminate the stock option plan at any time.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     PracticeWorks' certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. In addition, PracticeWorks' certificate of incorporation and bylaws provide that PracticeWorks will indemnify PracticeWorks' directors and officers to the fullest extent permitted by Delaware law.

     PracticeWorks' bylaws provide that PracticeWorks will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to PracticeWorks, which may include services in connection with takeover defense measures. These provisions may have the effect of preventing changes in the management.

     At the time of the spin-off, PracticeWorks entered into indemnification agreements with each of PracticeWorks' current directors and officers to give them additional contractual assurances regarding the scope of the indemnification set forth in PracticeWorks' certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of PracticeWorks' directors, officers or employees for which indemnification from PracticeWorks is sought. PracticeWorks is not aware of any threatened litigation that may result in claims for indemnification from PracticeWorks.

     PracticeWorks currently has liability insurance for its directors and officers and intends to extend that coverage for public securities matters.

             SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

     All of PracticeWorks' outstanding common stock was, prior to the spin-off, held beneficially and of record by a wholly owned subsidiary of InfoCure. Subsequent to the spin-off, InfoCure and its subsidiaries do not own any of PracticeWorks' outstanding common stock. The following table sets forth information concerning the shares of PracticeWorks common stock that are beneficially owned by the following individuals:

     - each person that beneficially owns more than five percent of the PracticeWorks common stock outstanding;

     - each of PracticeWorks' directors or director nominees;

     - each of PracticeWorks' executive officers;

     - all of PracticeWorks' directors, director nominees and executive officers as a group; and

     - the table also reflects the issuance to WebMD of the shares of PracticeWorks common stock that we may be required to issue to WebMD in settlement of our pre-existing contract obligations.

     Unless otherwise indicated, the listing is based on the number of PracticeWorks shares held by such beneficial owners as of June 1, 2001. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, PracticeWorks believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The address for each beneficial owner set forth in the table is c/o PracticeWorks, Inc., 1765 The Exchange, Suite 200, Atlanta, Georgia 30339, except as noted below.

     In addition, options to acquire InfoCure common stock held by these beneficial owners were converted into options to acquire PracticeWorks common stock in connection with the spin-off. The number of shares shown as beneficially owned by each beneficial owner in the table below includes shares that can be acquired by that beneficial owner through stock option exercises on or prior to July 31, 2001. In calculating the percentage owned by each beneficial owner, PracticeWorks assumed that all shares issuable upon exercise of options on or prior to July 3, 2001 are exercised by that person. The total

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

number of shares outstanding used in calculating the percentage owned assumes no exercise of options held by other beneficial owners.

                                         TOTAL
                                        COMMON    EXERCISABLE    NUMBER OF SHARES      PERCENT
NAME OF BENEFICIAL OWNER                 STOCK      OPTIONS     BENEFICIALLY OWNED   OF CLASS(1)
------------------------                -------   -----------   ------------------   -----------
Richard E. Perlman....................  264,613     127,526           392,139            4.2%
James K. Price........................  355,990     130,539           486,529            5.3
James C. Davis........................  232,518          --           232,518            2.7
James A. Cochran......................      265      35,646            35,911           *
William R. Jellison...................       --          --                --           *
Raymond H. Welsh......................   31,250       7,130            38,380           *
William A. Shutzer....................   62,500          --            62,500           *
All executive officers and directors
  as a group (7 persons)..............  947,136     300,841         1,247,977           13.3%
WebMD Corporation.....................  482,253          --                --            5.0%
  669 River Drive, Center 2
  Elmwood Park, New Jersey 07407-1361
                                        =======     =======         =========           ====

-------------------------

 *  Less than 1%
(1) Based on an aggregate of 9,117,238 shares of PracticeWorks common stock issued and outstanding as of June 1, 2001.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value, and 20,000,000 shares of preferred stock, $0.01 par value.

COMMON STOCK

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the distribution will be, fully paid and nonassessable. The shares of our common stock to be distributed will be freely transferable, except for our common stock received by persons who may be deemed to be our "affiliates" under the Securities Act of 1933, as amended.

PREFERRED STOCK

     GENERAL. We are authorized, subject to limitations prescribed by Delaware law, to issue a total of 20,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions.

     The terms and rights of any such series may include:

     - the designation of the series,

     - the number of shares of the series, which number our board of directors may thereafter, except where otherwise provided in the applicable certificate of designation, increase or decrease, but not below the number of shares thereof then outstanding,

     - whether dividends, if any, will be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative,

     - the rate of any dividends or method of determining such dividends payable to the holders of the shares of such series, any conditions upon which such dividends will be paid and the date or dates or the method for determining the date or dates upon which such dividends will be payable,

     - the redemption rights and price or prices, if any, for shares of the series,

     - the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series,

     - the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs,

     - whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of us or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made,

     - restrictions on the issuance of shares of the same series or of any other class or series,

     - the voting rights, if any, of the holders of the shares of the series, and

     - any other relative rights, preferences and limitations of such series.

     The board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of PracticeWorks and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.

     Except as described below, we currently have no outstanding shares of preferred stock. The series A, series B and series C convertible redeemable preferred stock will rank pari passu with respect to liquidation preference and the payment of dividends, but each of the series A, series B and series C convertible redeemable preferred stock will rank senior to our common stock with respect to these terms.

SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK ISSUED TO CERAMCO

     In connection with our March 7, 2001 acquisition of the InfoSoft division of DENTSPLY, we issued 32,000 shares of our series A convertible redeemable preferred stock to Ceramco, a wholly owned subsidiary of DENTSPLY, as consideration for the transfer to us of the membership interests in SoftDent, LLC representing the assets which were used in DENTSPLY's business of developing, marketing, licensing and supporting the SoftDent software product. The series A convertible redeemable preferred stock was issued to Ceramco in a private placement. The rights, preferences and limitations of the series A convertible redeemable preferred stock are as follows:

     - holders of the series A convertible redeemable preferred stock will be entitled to receive cumulative dividends, if so declared by our board of directors, at an annual rate of 6.5% and will accumulate if not so declared;

     - holders of the series A convertible redeemable preferred stock will have priority over common stock as to the declaration of dividends and will share, on an as-converted basis, with the holders of our common stock in any dividends declared on the common stock;

     - holders of the series A convertible redeemable preferred stock will be entitled to receive a liquidation preference of $1,000 per share, plus accrued and unpaid dividends in the event that we liquidate, dissolve or wind up before any distribution or payment is made for the benefit of the holders of our common stock, or any series of stock junior to the series A convertible redeemable preferred stock and will share, on an as-converted basis, with the holders of our common stock in any such distribution or payment up to a maximum of 200% of the holders' liquidation preference plus all accrued and unpaid dividends;

     - on the fifth anniversary date of the issuance of the series A convertible redeemable preferred stock, the holders of a majority of the outstanding shares of series A convertible redeemable preferred stock will be entitled to cause us to redeem all of the series A convertible redeemable preferred stock outstanding in cash at a price equal to the then effective liquidation preference plus accrued and unpaid dividends;

     - holders of the series A convertible redeemable preferred stock, voting as a class, are generally entitled to elect one director to our board of directors as long as we have at least six directors, but are not entitled to vote with respect to the election of the remaining directors;

     - holders of the series A convertible redeemable preferred stock will generally have the right to vote, on an as-converted basis, on all matters on which our common stockholders are entitled to vote;

     - at any time prior to the fourth anniversary date of the issuance of the series A convertible redeemable preferred stock, holders of the series A convertible redeemable preferred stock will have the right, at such holders' option, to convert all or a portion of their series A convertible redeemable preferred stock into shares of our common stock based upon a conversion price that, assuming all shares were converted, would result in the issuance of approximately 9.8%, or 970,574 shares, of our outstanding common stock at the time of the spin-off;

     - at any time between the fourth and fifth anniversary dates of the issuance of the series A convertible redeemable preferred stock, holders of the series A convertible redeemable preferred stock will have the right, at such holders' option, to convert all or a portion of their series A convertible redeemable preferred stock into shares of common stock at the conversion price equal to the average of the closing price of our common stock during the 30 trading days prior to the conversion, unless we elect to redeem such shares based on such average closing price, plus all accrued and unpaid dividends;

     - the shares of series A convertible redeemable preferred stock are subject to automatic conversion if the closing price for 20 consecutive trading days exceeds 175% of the conversion price then applicable; and

     - holders of the series A convertible redeemable preferred stock will receive demand and piggyback registration rights as to the common stock issuable upon conversion of the shares of series A convertible redeemable preferred stock we issue.

SERIES B CONVERTIBLE REDEEMABLE PREFERRED STOCK TO BE ISSUED TO MEDICAL DYNAMICS SHAREHOLDERS

     In connection with our assumption of InfoCure's obligations under the Medical Dynamics merger agreement, we will issue approximately 965,000 shares of our series B convertible redeemable preferred stock to the Medical Dynamics stockholders as a portion of the consideration for their shares of Medical Dynamics common stock. The exact rights, preferences and limitations of this preferred stock will be described in a proxy statement sent to all Medical Dynamics stockholders in connection with the Medical Dynamics' stockholders meeting to approve the merger. However, we expect that the series B convertible redeemable preferred stock will have the following rights, preferences and limitations:

     - holders of the series B convertible redeemable preferred stock will be entitled to receive cumulative dividends at an annual rate of 6.0%, and dividend payments may be in cash or shares of our common stock;

     - holders of the series B convertible redeemable preferred stock will be entitled to receive a liquidation preference of $5.44 per share, plus accrued and unpaid dividends in the event that we liquidate, dissolve or wind up, before any payments or distributions of assets are made or set aside for the benefit of the holders of our common stock;

     - on the fifth anniversary date of the issuance of the series B convertible redeemable preferred stock, we will redeem all the series B convertible redeemable preferred stock outstanding in cash at a price equal to the then effective liquidation preference plus accrued and unpaid dividends;

     - holders of the series B convertible redeemable preferred stock will have the right, at such holders' option, to convert all or a portion of their shares of series B convertible redeemable preferred stock into shares of our common stock; and

     - holders of the series B convertible redeemable preferred stock do not have the right to vote on any matter or to receive notice of any meeting of stockholders.

We estimate that all shares of our series B convertible redeemable preferred stock issued in connection with the Medical Dynamics acquisition will be, in the aggregate, convertible into less than 2.0% of our common stock. We cannot assure you that we will be able to complete our acquisition of Medical Dynamics or that any shares of our series B convertible redeemable preferred stock having the terms summarized above will be issued.

SERIES C CONVERTIBLE REDEEMABLE PREFERRED STOCK ISSUED TO CRESCENT

     In connection with the March 6, 2001 Crescent investment, we issued 100,000 shares of our series C convertible redeemable preferred stock to Crescent in a private placement. The series C convertible redeemable preferred stock has the following rights, limitations and preferences:

     - holders of the series C convertible redeemable preferred stock will be entitled to receive a liquidation preference of $50 per share, plus a 6.5% annual return, in the event that we liquidate, dissolve or wind up, before any payments or distributions of assets are made or set aside for the benefit of holders of our common stock;

     - holders of the series C convertible redeemable preferred stock will not be entitled to any dividends;

     - at any time following one year after issuance, holders of the series C convertible redeemable preferred stock will have the right to convert all, or a portion, of our shares of series C convertible redeemable preferred stock into shares of our common stock based upon a conversion price equal to the lesser of (1) 107.5% of the 50-day trading average of our common stock immediately following the distribution, such 50 day average being referred to herein as the "reference price", or (2) the average of the lowest three-day closing price of our common stock during the 22 days prior to conversion; provided, however, that in no event will the holders of the series C convertible redeemable preferred stock be entitled to obtain, in the aggregate for all conversions, more than 19.9% of our common stock upon conversion.

     - the holders of series C convertible redeemable preferred stock may not convert into shares of common stock if, as a result, the holders and their affiliates would own more than 9.9% of all our common stock outstanding on the applicable conversion date; provided, however, that this restriction will not prohibit the holders from converting some of their series C convertible redeemable preferred stock up to 9.9% of our common stock, and then selling all or a portion of their common stock, and then converting more shares of series C convertible redeemable preferred stock up to the 9.9% limitation; provided, that the foregoing is subject to the 20.0% limitation on the aggregate number of shares of our common stock that may be issued upon conversion of the series C convertible redeemable preferred stock.

     - the conversion price will be subject to a floor equal to 75% of the reference price; however, this floor will be reduced by 7.5% of the reference price per month following the 18 month anniversary of issuance of the series C convertible redeemable preferred stock;

     - if the market value of our common stock exceeds 280% of the reference price and if specified conditions are met, we may require conversion of all or a portion of the series C convertible redeemable preferred stock;

     - if the conversion price of the series C convertible redeemable preferred stock is less than 75% of the reference price, we may redeem the series C convertible redeemable preferred stock for cash at a premium equal to 115% of the liquidation preference during the first year after issuance, 130% during the second year, 145% during the third year, 160% during the fourth year;

     - beginning four years after the date of issuance, the holders of series C convertible redeemable preferred stock may require us to redeem the stock at a premium equal to 175% of the liquidation preference, or $8.75 million;

     - holders of the series C convertible redeemable preferred stock will have the right to vote, on an as-converted basis, on all matters on which the holders of our common stock are entitled to vote; however, in no event will all of the outstanding shares of the series C convertible redeemable preferred stock, together with any shares of common stock into which the preferred stock has been converted (provided such shares of common stock are held by holders of series C convertible redeemable preferred stock), be entitled to cast more than 9.9% of the votes cast on any matter on which stockholders are entitled to vote; and

     - holders of the series C convertible redeemable preferred stock will receive resale and piggyback registration rights as to the shares of the common stock issuable upon conversion of the series C convertible redeemable preferred stock. If we fail to obtain effectiveness of the resale registration statement or to maintain the effectiveness of the resale registration statement, we must pay Crescent an amount equal to 2% per month of the aggregate purchase price of all of the registrable securities covered by the resale registration statement. In addition, if the number of shares of common stock covered by the resale registration statement is insufficient to permit the conversion in full of the series C convertible redeemable preferred stock, we must pay Crescent an amount equal to 1.5% per month of the market value of the deficit shares for each month until a registration statement covering the resale of any deficit shares has been declared effective.

NO PREEMPTIVE RIGHTS

     No holder of any of our stock of any class has any preemptive right to subscribe to any of our securities of any kind or class.

WARRANTS

     In connection with the spin-off, we issued warrants to Crescent International Ltd. and FINOVA Capital Corporation in connection with antidilution provisions contained in their existing InfoCure warrants. Additionally, as a result of the antidilution provisions of certain warrants issued by InfoCure to acquire InfoCure common stock, the holders of InfoCure warrants may be entitled to receive up to approximately 100,000 shares of PracticeWorks common stock upon the exercise of the InfoCure warrants. The actual number of shares of PracticeWorks common stock to be issued in connection with the InfoCure warrants will depend on the applicable exercise price and number of shares of InfoCure common stock issued at the time the warrant is exercised.

     If we elect to sell shares of our common stock to Crescent under the Crescent equity line, we will be required to issue Crescent an incentive warrant to purchase a number of shares of our common stock equal to $3.5 million divided by the purchase price of our common stock in the first sale to Crescent. This warrant will be exercisable for five years. The exercise price will be 150% of the purchase price in the first sale. After issuance of unregistered shares under the equity line, we are obligated to file a resale registration statement within 20 days and use our best efforts to have the registration statement declared effective. At the time we issue unregistered shares of our common stock to Crescent under the equity line, we must issue to Crescent protective warrants to purchase shares of our common stock at an exercise price of $0.01 per share. These protective warrants are intended to protect Crescent economically from a drop in market price of our common stock that might occur between issuance of the unregistered shares and effectiveness of the resale registration statement. The warrants will only become exercisable if the market price of the common stock on the date the resale registration statement covering these unregistered shares is declared effective is lower than the market price the date the unregistered shares are issued. As the issuance of these protective warrants directly relates to the sale of common stock, we will account for these issuances as a cost of raising capital, the impact of which will be reported in shareholders equity.

     We will also be subject to certain cash penalties if we do not timely register for resale the shares of our common stock issued under the equity line and issuable upon exercise of the incentive and the protective warrants. If we fail to obtain effectiveness of the resale registration statement or to maintain the effectiveness of the resale registration statement, we must pay Crescent in cash an amount equal to 2.0% per month of the aggregate purchase price of all of the registrable securities covered by the resale registration statement. In addition, if the number of shares of common stock covered by the resale registration statement is insufficient, we must pay Crescent in cash an amount equal to 1.5% per month of the market value of the shares that have not been registered for each month until a registration statement covering the resale of any such shares has been declared effective. Regarding any cash penalties associated with the warrants, we will net these amounts against the proceeds from the sale of stock as such costs are considered costs of raising capital.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the PracticeWorks common stock is StockTrans, Inc., Ardmore, Pennsylvania.

AMERICAN STOCK EXCHANGE LISTING

     Our common stock is listed on the American Stock Exchange under the symbol "PRW."

                            ANTI-TAKEOVER PROVISIONS
             OF PRACTICEWORKS' CERTIFICATE OF INCORPORATION, BYLAWS
                                AND DELAWARE LAW

GENERAL

     Our certificate of incorporation, our bylaws and the Delaware General Corporation Law contain certain provisions that could delay or make more difficult an acquisition of control of PracticeWorks not approved by our board of directors, whether by means of a tender offer, open market purchases, a proxy contest or otherwise. These provisions have been implemented to enable us, particularly but not exclusively in the initial years of our existence as an independent, publicly owned company, to develop our business in a manner which will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in the best interests of PracticeWorks and its stockholders. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of PracticeWorks, although such a proposal, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors. In addition, some provisions of the Tax Disaffiliation Agreement entered into between InfoCure and PracticeWorks may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of PracticeWorks prior to the second anniversary of the distribution date. Set forth below is a description of the provisions contained in our certificate of incorporation and bylaws and the Delaware General Corporation Law that could impede or delay an acquisition of control of PracticeWorks that our board of directors has not approved. This description is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and bylaws, the forms of which are included as exhibits to the registration statement, as well as the Delaware General Corporation Law.

CLASSIFIED BOARD OF DIRECTORS

     Our certificate of incorporation provides for our board of directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year. The first class of directors will initially serve a one-year term, and the second class of directors will initially serve a two-year term. Thereafter, each class of directors will be elected for a three-year term.

     This provision could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date on which the acquiror obtains the controlling stock interest and could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of PracticeWorks. Therefore, it could increase the likelihood that incumbent directors will retain their positions.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

     Our certificate of incorporation and bylaws provide that the number of directors shall be fixed only by resolution of our board of directors from time to time. Our certificate of incorporation provides that the directors may be removed by stockholders only both for cause and by the affirmative vote of at least 66 2/3% of the shares entitled to vote.

     Our certificate of incorporation and bylaws provide that vacancies on the board of directors may be filled only by a majority vote of the remaining directors or by the sole remaining director.

STOCKHOLDER ACTION

     Our certificate of incorporation provides that stockholder action may be taken only at an annual or special meeting of stockholders. Our certificate of incorporation and bylaws provide that special meetings of stockholders may be called only by the chairman of the board of directors, the chief executive officer or a majority of the board of directors. Stockholders are not permitted to call a special meeting or to require our board of directors to call a special meeting of stockholders.

ADVANCE NOTICE FOR STOCKHOLDER PROPOSALS OR NOMINATION AT MEETINGS

     Our bylaws establish an advance notice procedure for stockholder proposals to be brought before any annual or special meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, our board of directors, or by a stockholder who has given our Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, our board of directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to our Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of PracticeWorks.

     To be timely, notice of nominations or other business to be brought before any meeting must be delivered to our Secretary not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before and ends 30 days after such anniversary date, such advance notice shall be given by the later of (1) the close of business on the date 90 days prior to the date of the annual meeting or (2) the close of business on the tenth day following the date that the meeting date is first publicly announced or disclosed.

     Any stockholder who gives notice of a proposal must provide the text of the proposal to be presented, a brief written statement of the reasons why he or she favors the proposal, the stockholder's name and address, the number and class of all shares of each class of PracticeWorks stock owned, any material interest the stockholder may have in the proposal, other than as a PracticeWorks stockholder, and, in the case of any person that holds PracticeWorks stock through a nominee or "street name" holder of record of such stock, evidence establishing such person's indirect ownership of PracticeWorks stock and entitlement to vote on the matter proposed at the annual meeting.

     The notice of any nomination for election as a director must set forth the name of the nominee, the number and class of all shares of each class of PracticeWorks capital stock beneficially owned by the nominee, the information regarding the nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC, the signed consent of each nominee to serve as a director if elected, the nominating stockholder's name and address, the number and class of shares of PracticeWorks stock owned by such nominating stockholder and, in the case of any person that holds PracticeWorks stock through a nominee or "street name" holder of record of such stock, evidence establishing such person's indirect ownership of PracticeWorks stock and entitlement to vote on the matter proposed at the annual meeting.

AMENDMENTS TO BYLAWS

     Our certificate of incorporation provides that only our board of directors or the holders of 66 2/3% of the shares of our capital stock entitled to vote at an annual or special meeting of stockholders have the power to amend or repeal our bylaws.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

     Any proposal to amend, alter, change or repeal any provision of our certificate of incorporation requires approval by the affirmative vote of a majority of the voting power of all of the shares of our capital stock entitled to vote on such matters, with the exception of certain provisions of our certificate of incorporation which require a vote of 66 2/3% or more of such voting power.

PREFERRED STOCK

     Our certificate of incorporation authorizes our board of directors by resolution to issue one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series.

     As of the date hereof, we have issued shares of series A and series C convertible redeemable preferred stock. In addition, we have authorized a third series of convertible redeemable preferred stock to be issued to the current stockholders of Medical Dynamics in connection with this proposed transaction.

     We believe that the availability to issue additional preferred stock will provide us with increased flexibility in structuring possible future financing and acquisitions and in meeting other corporate needs which might arise. Having such authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special stockholders' meeting. The authorized shares of preferred stock, as well as PracticeWorks common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of the American Stock Exchange, any other inter-dealer quotation system or any stock exchange on which our securities may be listed. Our board of directors has the power subject to applicable law to issue additional series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, such series of preferred stock might impede a business combination by including class voting rights which would enable the holder to block such a transaction.

DELAWARE LAW

     Under Section 203 of the Delaware General Corporation Law, or Section 203, certain "business combinations," which are defined generally to include mergers or consolidations between the Delaware corporation and an interested stockholder and transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase the interested stockholder's percentage ownership of stock, between a publicly held Delaware corporation and an "interested stockholder," which is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock or their affiliates, are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

          (1) the corporation has elected in its certificate of incorporation not to be so governed;

          (2) either the business combination or the proposed acquisition of stock resulting in the person becoming an interested stockholder was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder;

          (3) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction, excluding voting stock owned by officers who are also directors or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan; or

          (4) the business combination was approved by the board of directors of the corporation and also ratified by two-thirds of the voting stock which the interested stockholder did not own.

     Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. Our certificate of incorporation does not exclude us from restrictions imposed under Section 203. The provisions of Section 203 may encourage companies interested in acquiring PracticeWorks to negotiate in advance with our board of directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approved either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the management of PracticeWorks. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

            LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

LIMITATION ON LIABILITY OF DIRECTORS

     Pursuant to authority conferred by Section 102 of the Delaware General Corporation Law, Article XI of our certificate of incorporation, or Article XI, eliminates the personal liability of our directors to PracticeWorks or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as it may hereafter be amended. Under the Delaware General Corporation Law as in effect on the date hereof, our directors remain liable for:

          (1) any breach of the duty of loyalty to PracticeWorks or its stockholders;

          (2) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law;

          (3) any violation of Section 174 of the Delaware General Corporation Law, which proscribes the payment of dividends and stock purchases or redemptions under certain circumstances; and

          (4) any transaction from which directors derive an improper personal benefit.

     Article XI provides that any future repeal or amendment of its terms (including any amendment or repeal of Article XI made by virtue of any change in the Delaware General Corporation Law) will not adversely affect any rights of directors existing thereunder with respect to acts or omissions occurring prior to such repeal or amendment.

INDEMNIFICATION

     Our bylaws and Section 145 of the Delaware General Corporation Law, which allows, and in some cases requires, the indemnification of directors and officers under certain circumstances, grant our directors and officers a right to indemnification to the full extent permitted by law for all expenses relating to civil, criminal, administrative or investigative procedures to which they are a party (1) by reason of the fact that they are or were our directors or officers or (2) by reason of the fact that, while they are or were our directors or officers, they are or were serving at our request as a director, officer or employee of another enterprise. Our bylaws further provide that an advancement for any such expenses shall only be made upon delivery to us by the indemnitee of an undertaking to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified by us.

     Insofar as indemnification by us for liabilities arising under the federal securities laws may be permitted to our directors, officers and controlling persons, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the federal securities laws and is, therefore, unenforceable.

INDEMNIFICATION AGREEMENTS

     In connection with the distribution, we entered into indemnification agreements with our directors and officers. These agreements require us to indemnify these directors and officers with respect to their activities as our directors or officers or when serving at our request as a director, officer or trustee of another corporation, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in any threatened, pending or completed suit or proceeding to which they are, or are threatened to be made, parties as a result of their service to us. We agree to indemnify each indemnitee for any one or a combination of the following, whichever is most advantageous to the indemnitee: (1) the benefits provided by our certificate of incorporation and bylaws in effect on the date of the indemnification agreement; (2) the benefits provided by our certificate of incorporation and bylaws at the time expenses are incurred by the indemnitee;
(3) the benefits allowable under Delaware law in effect on the date of the indemnification agreement; (4) the benefits allowable under the law of the jurisdiction under which we exist at the time expenses are incurred by the indemnitee; (5) the benefits available under liability insurance obtained by us; and (6) such other benefits as may be otherwise available to indemnitee under our existing practices. Under the indemnification agreements, each indemnitee will continue to be indemnified even after ceasing to occupy a position as our officer, director, employee or agent with respect to suits or proceedings arising out of acts or omissions during his or her service to us.

     Each indemnitee agrees to notify us promptly of any proceeding brought or threatened and not to make any admission or settlement without our consent, unless the indemnitee determines to undertake his or her own defense and waives the benefits of the indemnification agreement.

                                 LEGAL MATTERS

     King & Spalding will pass on the validity of the common stock offered by this prospectus.

                                    EXPERTS

     The financial statements and schedule of PracticeWorks (a division of InfoCure Corporation) and the financial statements of InfoSoft (a division of Ceramco, Inc., a wholly owned subsidiary of DENTSPLY International, Inc.) included in this prospectus and in the Registration Statement on Form S-1 have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Registration Statement on Form S-1, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Medical Dynamics, Inc. and its subsidiaries included in this prospectus have been audited by Hein + Associates LLP, independent certified public accountants, to the extent and for the periods set forth in their report included herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the PracticeWorks common stock offered by this prospectus. This document does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this document as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The registration statement and the exhibits thereto filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the SEC at Seven World Trade Center, Thirteenth Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such information can be obtained by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a website that contains reports, proxy and information statements and other information regarding statements regarding registrants that file electronically with the SEC. The address of the SEC's website is http://www.sec.gov.

     We are required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, and to file with the SEC reports, proxy statements and other information as required by the Exchange Act. Additionally, we are required to provide annual reports containing audited financial statements to our stockholders in connection with our annual meetings of stockholders. These reports, proxy statements and other information will be available to be inspected and copied at the public reference facilities of the SEC or obtained by mail or over the Internet from the SEC, as described above. The PracticeWorks common stock is listed on the American Stock Exchange. Reports, proxy statements and other information concerning us may also be inspected at the offices of The American Stock Exchange, which is located at 86 Trinity Place, New York, New York 10006-1881.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
PRACTICEWORKS (A DIVISION OF INFOCURE CORPORATION)
  HISTORICAL FINANCIAL STATEMENTS:
Report of Independent Certified Public Accountants..........   F-2
Balance Sheets as of December 31, 2000 and 1999.............   F-3
Statements of Operations for the years ended December 31,
  2000, 1999 and 1998.......................................   F-4
Statements of Changes in Divisional Equity and Comprehensive
  Income for the years ended December 31, 2000, 1999 and
  1998......................................................   F-5
Statements of Cash Flows for the years ended December 31,
  2000, 1999 and 1998.......................................   F-6
Notes to Financial Statements...............................   F-7
PRACTICEWORKS, INC. INTERIM FINANCIAL STATEMENTS:
Condensed Consolidated Balance Sheets as of March 31, 2001
  (unaudited) and December 31, 2000.........................  F-33
Condensed Consolidated Statements of Operations for the
  three months ended March 31, 2001 and 2000 (unaudited)....  F-34
Condensed Consolidated Statements of Cash Flows for the
  three months ended March 31, 2001 and 2000 (unaudited)....  F-35
Notes to Condensed Consolidated Interim Financial Statements
  (unaudited)...............................................  F-36
PRACTICEWORKS, INC. PRO FORMA FINANCIAL STATEMENTS:
Introduction to Unaudited Pro Forma Condensed Combined
  Financial Statements......................................  F-43
Unaudited Pro Forma Condensed Combined Balance Sheet as of
  March 31, 2001............................................  F-45
Unaudited Pro Forma Condensed Combined Statement of
  Operations for the three months ended March 31, 2001......  F-46
Pro Forma Condensed Combined Statement of Operations for the
  year ended December 31, 2000..............................  F-47
Notes to Unaudited Pro Forma Condensed Combined Financial
  Statements................................................  F-48
INFOSOFT (A DIVISION OF CERAMCO, INC., A WHOLLY OWNED
  SUBSIDIARY OF DENTSPLY INTERNATIONAL, INC.)
Report of Independent Certified Public Accountants..........  F-50
Balance Sheets as of December 31, 2000 and 1999.............  F-51
Statements of Income for the years ended December 31, 2000
  and 1999..................................................  F-52
Statements of Changes in Divisional Equity for the years
  ended December 31, 2000 and 1999..........................  F-53
Statements of Cash Flows for the years ended December 31,
  2000 and 1999.............................................  F-54
Notes to Financial Statements...............................  F-55
MEDICAL DYNAMICS, INC. AND SUBSIDIARIES HISTORICAL FINANCIAL
  STATEMENTS:
Independent Auditor's Report................................  F-61
Consolidated Balance Sheet as of September 30, 2000.........  F-62
Consolidated Statements of Operations for the years ended
  September 30, 2000 and 1999...............................  F-63
Consolidated Statements of Stockholders' Equity for the
  years ended September 30, 2000 and 1999...................  F-64
Consolidated Statements of Cash Flows for the years ended
  September 30, 2000 and 1999...............................  F-65
Notes to Consolidated Financial Statements..................  F-67
MEDICAL DYNAMICS, INC. AND SUBSIDIARIES INTERIM FINANCIAL
  STATEMENTS:
Unaudited Consolidated Balance Sheets as of March 31, 2001
  and September 30, 2000....................................  F-78
Unaudited Consolidated Statements of Operations for the
  quarters and six months ended March 31, 2001 and 2000.....  F-79
Unaudited Consolidated Statements of Cash Flows for the six
  months ended March 31, 2001 and 2000......................  F-80
Notes to Consolidated Financial Statements (unaudited)......  F-81

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

PracticeWorks
(A Division of InfoCure Corporation)
Atlanta, Georgia

     We have audited the accompanying balance sheets of PracticeWorks (a division of InfoCure Corporation) (the "Division") as of December 31, 2000 and 1999 and the related statements of operations, changes in divisional equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PracticeWorks as of December 31, 2000 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

BDO Seidman, LLP
Atlanta, Georgia
February 9, 2001
  (except for Note 14,
  which is as of March 7, 2001)

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                                 BALANCE SHEETS

                                                                 DECEMBER 31,
                                                              ------------------
                                                                2000      1999
                                                              --------   -------
                                                                (IN THOUSANDS)
ASSETS (NOTES 1 AND 8)
CURRENT:
  Cash and cash equivalents.................................  $  3,979   $ 2,527
  Accounts receivable-trade, net of allowance of $1,103 and
     $1,113.................................................     8,097     9,041
  Other receivables.........................................       979        97
  Inventory.................................................       845     1,772
  Deferred tax assets (Note 11).............................     1,147       669
  Prepaid expenses and other current assets.................       235       453
                                                              --------   -------
          Total current assets..............................    15,282    14,559
Property and equipment, net of accumulated depreciation
  (Note 5)..................................................     4,120     2,046
Goodwill, net of accumulated amortization of $19,643 and
  $3,927 (Note 3)...........................................    33,571    32,800
Other intangible assets, net of accumulated amortization
  (Note 6)..................................................     9,213     7,806
Deferred tax assets (Note 11)...............................     4,029       108
Other assets................................................     2,307       523
                                                              --------   -------
                                                              $ 68,522   $57,842
                                                              ========   =======
LIABILITIES AND DIVISIONAL EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $  1,483   $ 1,003
  Accrued expenses (Note 7).................................     4,324     7,481
  Accrued restructuring costs (Note 4)......................     1,839       445
  Deferred revenue and customer deposits....................     9,753     6,704
  Current portion of long-term debt (Note 8)................     1,055       116
                                                              --------   -------
          Total current liabilities.........................    18,454    15,749
Long-term debt, less current portion (Note 8)...............    20,239     9,614
Other liabilities...........................................        --        60
                                                              --------   -------
          Total liabilities.................................    38,693    25,423
                                                              --------   -------
Commitments and contingencies (Notes 3, 8 and 9)
DIVISIONAL EQUITY (NOTE 14):
  Net advances from parent..................................    62,650    35,909
  Accumulated other comprehensive income....................       109        --
  Accumulated deficit.......................................   (32,930)   (3,490)
                                                              --------   -------
          Total divisional equity...........................    29,829    32,419
                                                              --------   -------
                                                              $ 68,522   $57,842
                                                              ========   =======

See accompanying notes to financial statements.

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                            STATEMENTS OF OPERATIONS

                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       2000        1999       1998
                                                     ---------   --------   ---------
                                                      (IN THOUSANDS EXCEPT PER SHARE
                                                                  DATA)
Revenue (Note 1):
  Systems and software.............................  $ 11,483    $34,325    $ 27,825
  Maintenance, support and services................    28,532     20,266      15,662
                                                     --------    -------    --------
          Total revenue............................    40,015     54,591      43,487
                                                     --------    -------    --------
Operating expense:
  Hardware and other items purchased for resale....     5,337      9,654       9,726
  Selling, general and administrative (excluding
     compensatory stock awards and other
     non-recurring charges)........................    38,895     28,666      21,061
  Research and development.........................     3,481      4,185       3,537
  Depreciation and amortization....................    17,250      3,284       2,272
  Restructuring (Note 4)...........................     3,869        940       1,031
  Impairment and other non-recurring charges (Note
     4)............................................     3,541        874          --
  Merger costs (Note 3)............................        --        659          69
  Compensatory stock awards........................        --        428       6,447
  Gain on sale of fixed assets.....................      (636)        --          --
                                                     --------    -------    --------
          Total operating expense..................    71,737     48,690      44,143
                                                     --------    -------    --------
Operating (loss) income............................   (31,722)     5,901        (656)
Interest expense and other, net....................     2,117      1,335         966
                                                     --------    -------    --------
(Loss) income before income taxes and extraordinary
  item.............................................   (33,839)     4,566      (1,622)
(Benefit) provision for income taxes (Note 11).....    (4,399)     2,186         873
                                                     --------    -------    --------
(Loss) income before extraordinary item............   (29,440)     2,380      (2,495)
Extraordinary item -- debt extinguishment cost, net
  of income taxes (Note 8).........................        --        (72)         --
                                                     --------    -------    --------
Net (loss) income..................................   (29,440)     2,308      (2,495)
Pro forma tax adjustments (Note 11)................        --       (384)     (1,350)
                                                     --------    -------    --------
Pro forma net (loss) income........................  $(29,440)   $ 2,692    $ (1,145)
                                                     ========    =======    ========
Per share data:
  Basic and diluted:
     Income (loss) before extraordinary item.......  $  (3.51)   $  0.34    $  (0.52)
     Extraordinary item, net of tax................        --       0.01          --
                                                     --------    -------    --------
     Net income (loss).............................     (3.51)      0.33       (0.52)
     Pro forma tax adjustments.....................        --      (0.05)      (0.28)
                                                     --------    -------    --------
     Pro forma net income (loss)...................  $  (3.51)   $  0.38    $  (0.24)
                                                     ========    =======    ========
Shares used in computing per share amounts:
  Basic and diluted (Note 2).......................     8,384      6,994       4,828
                                                     ========    =======    ========

See accompanying notes to financial statements.

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                   STATEMENTS OF CHANGES IN DIVISIONAL EQUITY
                            AND COMPREHENSIVE INCOME

                                                  ACCUMULATED
                                                     OTHER
                                  NET ADVANCES   COMPREHENSIVE   (ACCUMULATED   DIVISIONAL
                                  FROM PARENT       INCOME         DEFICIT)       EQUITY
                                  ------------   -------------   ------------   ----------
                                                       (IN THOUSANDS)
Balances at December 31, 1997...    $ 4,286          $ --          $ (3,303)     $    983
  Net advances from InfoCure....     12,312            --                --        12,312
  Net loss......................         --            --            (2,495)       (2,495)
                                    -------          ----          --------      --------
Balances at December 31, 1998...     16,598            --            (5,798)       10,800
  Net advances from InfoCure....     19,311            --                --        19,311
  Net income....................         --            --             2,308         2,308
                                    -------          ----          --------      --------
Balances at December 31, 1999...     35,909            --            (3,490)       32,419
  Net advances from InfoCure....     26,741            --                --        26,741
  Foreign currency translation
     adjustments................         --           109                --           109
  Net loss......................         --            --           (29,440)      (29,440)
                                    -------          ----          --------      --------
Balances at December 31, 2000...    $62,650          $109          $(32,930)     $ 29,829
                                    =======          ====          ========      ========
  Comprehensive loss:
     Net loss...................                                   $(29,440)
     Foreign currency
       translation
       adjustments..............                                        109
                                                                   --------
          Total comprehensive
             loss...............                                   $(29,331)
                                                                   ========

See accompanying notes to financial statements.

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                            STATEMENTS OF CASH FLOWS

                                                         YEAR ENDED DECEMBER 31,
                                                     -------------------------------
                                                       2000        1999       1998
                                                     --------    --------    -------
                                                             (IN THOUSANDS)
OPERATING ACTIVITIES (NOTE 1):
Net (loss) income..................................  $(29,440)   $  2,308    $(2,495)
Adjustments to reconcile net (loss) income to cash
  flows (used) provided by operating activities:
  Extraordinary item -- debt extinguishment cost...        --         110         --
  Restructuring, impairment and other non-recurring
     charges.......................................     3,637         971         --
  Depreciation and amortization....................    17,250       3,284      2,272
  Provision for doubtful accounts..................       611         774        247
  Stock-based compensation.........................        --         428      6,447
  Deferred income taxes............................    (4,399)        157       (702)
  Gain on disposal of fixed assets.................      (636)         --         --
  Changes in current assets and liabilities, net of
     effect of acquisitions:
     Accounts receivable...........................      (430)     (3,150)    (3,101)
     Inventory, prepaid expenses and other current
       assets......................................      (147)       (262)      (240)
     Accounts payable and accrued expenses.........     2,604       1,461     (2,482)
     Deferred revenue and customer deposits........     2,347        (267)     2,312
                                                     --------    --------    -------
          Net cash (used) provided by operating
            activities.............................    (8,603)      5,814      2,258
                                                     --------    --------    -------
INVESTING ACTIVITIES:
Net cash paid for acquisitions.....................   (13,422)     (8,254)   (12,501)
Additional purchase price consideration............    (4,400)         --         --
Capital expenditures...............................    (3,604)       (307)      (894)
Cash paid for other intangible assets..............    (3,690)     (1,452)    (2,252)
Advances to pending acquisition....................    (1,050)       (500)        --
Other..............................................      (804)        237         72
                                                     --------    --------    -------
          Net cash used by investing activities....   (26,970)    (10,276)   (15,575)
                                                     --------    --------    -------
FINANCING ACTIVITIES:
Borrowings under credit facility and other
  long-term debt...................................    12,543       8,654     12,501
Principal payments on long-term debt...............      (186)    (16,668)      (208)
Net cash advances from parent......................    24,658      13,370      1,916
                                                     --------    --------    -------
          Net cash provided by financing
            activities.............................    37,015       5,356     14,209
                                                     --------    --------    -------
Effect of exchange rate changes on cash and cash
  equivalents......................................        10          --         --
                                                     --------    --------    -------
Net increase in cash and cash equivalents..........     1,452         894        892
Cash and cash equivalents, beginning of period.....     2,527       1,633        741
                                                     --------    --------    -------
Cash and cash equivalents, end of period...........  $  3,979    $  2,527    $ 1,633
                                                     ========    ========    =======

See accompanying notes to financial statements.

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

     The accompanying financial statements are those of PracticeWorks, a division of InfoCure Corporation (the "Division"). Subsequent to December 31, 2000, InfoCure Corporation ("InfoCure") completed the distribution of the common stock of its dental subsidiary, PracticeWorks, Inc. ("PracticeWorks"), to its stockholders in a tax-free distribution (Note 14). The spin-off of PracticeWorks was effected by way of a pro rata dividend (the "Distribution" or "Spin-Off") of all of the issued and outstanding shares of PracticeWorks, Inc. common stock, to InfoCure's stockholders. Immediately prior to the Distribution, InfoCure transferred to PracticeWorks, Inc. the Division's assets and liabilities, consisting of InfoCure's information management technology business for dental, orthodontic, and oral and maxillofacial surgery practices.

     The assets and liabilities of the Division (the "Contributed Businesses") consist primarily of businesses InfoCure acquired at various times from the consummation of InfoCure's initial public offering in July 1997 through 2000. In 2000, InfoCure acquired substantially all of the assets or all of the outstanding equity securities of the following companies: (1) Practice Outlook, Inc. ("Practice Outlook"), (2) Applied Professional Systems, Inc. ("APS"), (3) Technos Corporation ("Intellident"), (4) The Perfect Manager ("Perfect Manager"), (5) Datatrac Service Corporation ("Datatrac"), and (6) Medical Insurance Agency Limited ("MIA"). The Contributed Businesses include two acquisitions made by InfoCure in 1997, one in 1998, four in 1999, and six in 2000, all of which were accounted for as purchases. In addition, InfoCure completed five acquisitions attributable to the Division during 1999, which were accounted for as poolings of interests (see Note 3).

     Revenues and expenses specifically identified with the Division have been directly attributed to the Division in the financial statements. The Division's costs and expenses in the accompanying financial statements include allocations from InfoCure for centralized legal, accounting, treasury, real estate, information technology, and other InfoCure corporate services and infrastructure costs because specific identification of the expenses is not practicable. The expense allocations have been determined on the bases that InfoCure and the Division considered to be reasonable reflections of the utilization of services provided or the benefit received by the Division using ratios such as relative head count, sales and real estate occupied. However, the financial information included herein may not necessarily reflect the financial position and results of operations of PracticeWorks in the future or what these amounts would have been had it been a separate, stand-alone entity during the periods presented. Management believes that if the Division had been a stand-alone entity during the periods presented, the expenses would not have been materially different from the allocations presented.

     The Division is a provider of information management technology for dentists, orthodontists and oral and maxillofacial surgeons throughout the United States, Canada, Europe and Australia. The Division's offerings include practice management applications, business-to-business e-commerce services, electronic data interchange, or EDI, services, ongoing maintenance and support and training. These systems are designed to increase the quality and reduce the cost of providing care by allowing dentists and physicians to manage

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

their practices more efficiently and reduce the administrative burdens created by an increasingly complex healthcare environment. The Division is currently developing new practice management applications, tailored to the needs of dental, orthodontic, and oral and maxillofacial surgery customers that can be delivered through its application services provider, or ASP, delivery model and other Internet-based applications and services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     Revenue from software sales is recognized when all shipment obligations have been met, fees are fixed and determinable, collection of the sale proceeds is deemed probable and persuasive evidence that an agreement exists. Revenue from hardware sales is recognized upon product shipment. Revenue from subscription, support and maintenance contracts, which are typically one to three years in length, is recognized ratably over the life of the contract. Revenue from other services is recognized as the services are provided.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include all highly liquid investments with initial maturity dates of no more than three months. Historically, InfoCure has managed cash for its divisions on a centralized basis.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of financial instruments is the amount at which the instrument could be exchanged in a current transaction between willing parties. Management estimates that the carrying amounts of the Division's financial instruments included in the accompanying balance sheets are not materially different from their fair values.

INVENTORIES

     Inventory consists primarily of peripheral computer equipment and related supplies. Inventory is accounted for on the first-in, first-out basis and reported at the lower of cost or market.

PROPERTY AND EQUIPMENT

     Property and equipment, including equipment under capital leases, are stated at the lower of the fair value or cost. Depreciation is computed over the estimated useful lives of the related assets using both straight-line and accelerated methods for financial reporting and primarily accelerated methods for income tax purposes. Substantial betterments to property and equipment are capitalized and repairs and maintenance are expensed as incurred.

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

CAPITALIZED COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED

     Costs incurred, such as planning, designing, coding and testing, for computer software to be sold, leased or otherwise marketed are expensed as incurred prior to establishing the technological feasibility of a product. Technological feasibility is generally achieved when the detail program design or a working model has been completed. For the period between the establishment of technological feasibility and the time a product is available for general release, such costs are capitalized. Capitalized software costs are amortized using the straight-line method over the estimated lives of the related products (generally 48 months). During the fourth quarter of 1999, PracticeWorks adopted a new product strategy involving the development of ASP applications and other Internet-based applications and services. Additionally, in connection with restructuring the businesses of recently acquired companies, management decided to modify future product offerings. As a result of these decisions, the Division recorded a charge of approximately $874,000 in the fourth quarter of 1999 representing the write-off of the carrying value of certain software development costs.

COSTS OF COMPUTER SOFTWARE DEVELOPED FOR INTERNAL USE

     Computer software development costs that are incurred during the preliminary stage of development, such as product evaluation and selection, are expensed as incurred. Costs incurred during the application development stage, such as design coding and installation, are capitalized and amortized over the useful life of the product, which is generally four years. Training, maintenance and data conversion costs are expensed as incurred.

GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill represents the excess of cost over the fair value of assets acquired in business combinations accounted for under the purchase method. Goodwill is amortized on a straight-line basis over its estimated useful life. Prior to the fourth quarter of 1999, goodwill was amortized over a 15 year estimated useful life, which was reflective of management's analysis that goodwill is derived from the historical and estimated future lives of its customer relationships, the longevity and continuing use of its core products and the relatively minor impact of technological obsolescence on these core products. In the fourth quarter of 1999, as a result of InfoCure's and PracticeWorks' change in product strategy involving the development of ASP applications and other Internet-based applications and services, their transition to a subscription pricing model and the current rate of change within the industry, management estimated that the useful life of its remaining goodwill was three years.

     Other intangible assets include (1) purchased technology, to be amortized over four years, (2) customer lists, amortized over three years and (3) deferred loan costs, amortized over the life of the respective loans at rates which approximate the interest method.

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

LONG-LIVED ASSETS

     Long-lived assets, such as goodwill, property and equipment and capitalized software development costs and cost of computer software developed for internal use are periodically evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows resulting from the use of the assets. When any such impairment exists, the related assets will be written down to fair value. Concurrent with the August 2000 restructuring, the Division recorded an impairment loss of approximately $500,000 relating to assets that will be abandoned due to the closing of facilities (see Note 4).

CHANGE IN ACCOUNTING ESTIMATES

     During the fourth quarter of 1999, management reassessed the useful life of goodwill in view of recent competitive developments, the rapid pace of change engendered by the encroachment of Internet companies into the marketplace and InfoCure's response to these external factors, resulting in a change in product strategy involving the development of ASP applications and other Internet-based applications and services and the transition to a subscription pricing model. While in management's opinion, there was no impairment in the carrying value of this long-lived intangible asset (based on an analysis of undiscounted future cash flows), management determined that the useful life of goodwill should be shortened substantially to be more reflective of the current rate of technological change and competitive conditions. Accordingly, management changed the estimated useful life of goodwill from an original life of 15 years to a remaining life of three years, which change was applied prospectively from the fourth quarter of 1999. This change in accounting estimate increased amortization expense of the Division by approximately $12.7 million and $800,000 in 2000 and 1999, respectively.

     Additionally, based on InfoCure's analysis of current business and market conditions, its cash collection experience and, in light of the potential write-offs associated with customers migrating from traditional support programs to InfoCure's subscription pricing offerings, management also increased the allowance for doubtful accounts in 1999. This change of accounting estimate, recorded in the fourth quarter of 1999, increased the Division's selling, general and administrative expenses by $700,000 in 1999.

DIVISIONAL EQUITY

     Divisional Equity represents InfoCure's net investment in and advances to the Division. Intercompany interest expense has been allocated to, and included in, the accompanying financial statements only for that portion of third-party debt attributed to the Division. No intercompany interest income or expense has been allocated to the Division for InfoCure's net investment in the Division.

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

FOREIGN CURRENCY TRANSLATION

     The functional currency for the Division's foreign operations is the applicable local currency. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using the weighted average exchange rate during the period. The gains or losses resulting from such translations are included in divisional equity.

STOCK-BASED COMPENSATION PLANS

     The Division accounts for its stock-based compensation plans under the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." In Note 10, the Division presents the disclosure requirements of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-based Compensation." SFAS No. 123 requires that companies which elect not to account for stock-based compensation as prescribed by that statement shall disclose, among other things, the pro forma effects on net loss as if SFAS No. 123 had been adopted.

INCOME TAXES

     For the periods presented, the Division was not a separate taxable entity for federal, state or local income tax purposes and its operating results are included in InfoCure's tax returns. The Division calculates its income taxes under the separate return method and accounts for income taxes under the asset and liability method that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Division's financial statements or tax returns. In estimating future tax consequences, management generally considers all expected future events other than possible enactments of changes in the tax laws or rates.

RESTRUCTURING COSTS

     The Division records the costs of consolidating acquired operations into the Division's existing facilities, including the external costs and liabilities to close redundant Division facilities and severance and relocation costs related to the Division's employees in accordance with Emerging Issues Task Force Issue ("EITF") No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in Restructuring)."

PER SHARE DATA

     The historical capital structure of the Division is not representative of the future capital structure of PracticeWorks. The Division commenced operations as a separate legal entity upon completion of the distribution subsequent to the date of the accompanying balance sheet, December 31, 2000 (Notes 1 and 14). For purposes of these financial statements, shares used in computing per share data are based on the distribution ratio of

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

1/4 share of PracticeWorks common stock for every outstanding share of InfoCure common stock. The weighted average shares outstanding are based on the outstanding shares of InfoCure and the distribution ratio. The financial information included herein may not reflect the financial position, results of operations, changes in divisional equity and cash flows of the Division in the future or what they would have been had the Division been a separate, stand-alone entity during the periods presented.

MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

RECLASSIFICATION

     Certain prior year amounts have been reclassified to conform with the current year presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. Historically, the Division has not entered into derivative contracts either to hedge existing risks or for speculative purposes. Accordingly, the Division does not expect adoption of the new standard on January 1, 2001, to affect its financial statements.

     The Financial Accounting Standards Board ("FASB") issued Interpretation ("Interpretation") No. 44, "Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25" which was effective July 1, 2000. Interpretation No. 44 clarified (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a stock compensation plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. Adoption of the provisions of the Interpretation did not have a significant impact on the Division's financial statements.

     During September 2000, the FASB issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- A Replacement of FASB Statement No. 125" ("SFAS No. 140"), which revises the standards of accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. SFAS No. 140 is effective for transfers occurring after March 31, 2001 and for disclosures relating to securitization transactions and collateral for fiscal years ended after December 15, 2000. Management is

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

in the process of evaluating the potential effect of SFAS No. 140 on the Division's financial statements, but does not expect adoption to have a material impact.

     During December 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition" which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. Adoption of SAB No. 101 did not have a material impact on the Division's financial position or results of operations.

3. BUSINESS COMBINATIONS

     As discussed in Note 1, InfoCure completed 18 acquisitions attributable to the Division at various times from the consummation of InfoCure's initial public offering in July 1997 through 2000.

ACQUISITIONS ACCOUNTED FOR USING THE PURCHASE METHOD OF ACCOUNTING

     The following table summarizes the fair values of the assets acquired, liabilities assumed and consideration given in connection with the acquisitions completed in each of the following years and accounted for as purchases and attributed to the Division:

                                                        2000      1999      1998
                                                       -------   -------   -------
                                                             (IN THOUSANDS)
Accounts receivable..................................  $   588   $   555   $   134
Inventory............................................      133        43        --
Prepaid expenses.....................................       74        39       152
Property and equipment...............................      413       260       159
Goodwill.............................................   15,735    10,526    14,988
Capitalized software.................................       39       116       420
Other assets.........................................      437       200        72
Deferred revenue.....................................     (702)     (925)     (715)
Accounts payable and accrued expenses................     (593)     (560)       (9)
Notes payable........................................     (316)       --        --
                                                       -------   -------   -------
          Net assets acquired........................  $15,808   $10,254   $15,201
                                                       =======   =======   =======
These acquisitions were funded as follows:
InfoCure common stock................................  $ 2,386   $ 2,000   $ 2,700
Cash.................................................   13,422     8,254    12,501
                                                       -------   -------   -------
                                                       $15,808   $10,254   $15,201
                                                       =======   =======   =======

     Certain of the 1999 and 1998 purchase acquisition agreements provided for additional consideration based on the acquired company attaining specified revenue or operating income goals. Maximum determinable contingent consideration aggregated $2.0 million and $4.4 million for acquisitions accounted for as purchases during 1999 and 1998, respectively. As more fully described in Note 4, portions of the contingent consideration related to certain acquisitions were deemed earned and payable in connection with the

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Division's restructuring plans. Accordingly, restructuring costs for the years ended December 31, 1999 and 1998 included approximately $700,000 and $750,000, respectively, in settlement of estimated contingent consideration obligations related to the affected companies.

     In 1999, contingent consideration of approximately $4.4 million was earned and accrued as additional purchase price pursuant to the terms of the original purchase agreements and was paid during 2000. As of December 31, 2000, maximum contingent consideration payable based on future performance was $2.0 million. There was no contingent consideration earned during 2000.

     The following unaudited pro forma information presents the results of operations of the Division as if each of the acquisitions had occurred as of the beginning of the immediately preceding period. The pro forma information is not necessarily indicative of what would have occurred had the acquisitions been made as of such periods, nor is it indicative of future results of operations. The pro forma amounts give effect to appropriate adjustments for the fair value of the assets acquired, reductions in personnel costs and other operating expenses not assumed as part of the acquisitions, amortization of intangibles, interest expense and income taxes.

                                                        YEAR ENDED DECEMBER 31,
                                                      ----------------------------
PRO FORMA AMOUNTS                                       2000      1999      1998
-----------------                                     --------   -------   -------
                                                             (IN THOUSANDS)
Revenue.............................................  $ 43,092   $73,245   $52,044
Pro forma net income (loss).........................   (30,757)      432    (3,100)

ACQUISITIONS ACCOUNTED FOR USING THE POOLING OF INTERESTS METHOD OF ACCOUNTING

     Five of the Contributed Businesses acquired by InfoCure during 1999 were accounted for as poolings of interests which provided for the exchange of substantially all of the outstanding equity interest of each entity for shares of InfoCure common stock. Accordingly, the accompanying financial statements have been prepared for all periods presented to include the financial position, results of operations and cash flows of the combined companies. The following table summarizes the shares of InfoCure stock issued in these acquisitions:

                                                   SHARES OF
COMPANY                                         INFOCURE ISSUED     CLOSING DATE
-------                                         ---------------   -----------------
OMSystems, Inc. ("OMS").......................     2,287,998      February 18, 1999
Ardsley, M.I.S., Inc. ("Orthoware")...........       209,016      August 17, 1999
Kevin Kozlowski, Inc. d/b/a Human Touch
  Software ("Human Touch")....................       255,247      December 20, 1999
Unident Corporation ("Unident")...............       357,796      December 21, 1999
InfoLogic, Inc. ("InfoLogic").................       102,096      December 21, 1999

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The following table presents a reconciliation of revenue, income (loss) before extraordinary item and pro forma net income (loss) to those presented in the accompanying financial statements.

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               1999      1998
                                                              -------   -------
                                                               (IN THOUSANDS)
REVENUE:
The Division................................................  $22,238   $18,815
OMS.........................................................   18,651    14,993
Orthoware...................................................    2,330     1,800
Human Touch.................................................    2,288     1,007
Unident.....................................................    6,518     4,510
InfoLogic...................................................    2,566     2,362
                                                              -------   -------
                                                              $54,591   $43,487
                                                              =======   =======
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM:
The Division................................................  $ 3,239   $ 1,022
OMS.........................................................    1,623    (3,296)
Orthoware...................................................      260       (73)
Human Touch.................................................       34        (1)
Unident.....................................................   (1,545)     (163)
InfoLogic...................................................   (1,231)       16
                                                              -------   -------
                                                              $ 2,380   $(2,495)
                                                              =======   =======
PRO FORMA NET INCOME (LOSS) -- AFTER EXTRAORDINARY ITEM:
The Division................................................  $ 3,167   $ 1,022
OMS.........................................................    1,623    (3,296)
Orthoware...................................................      260       (73)
Human Touch.................................................       34        (1)
Unident.....................................................   (1,545)     (163)
InfoLogic...................................................   (1,231)       16
Pro forma tax adjustments...................................      384     1,350
                                                              -------   -------
                                                              $ 2,692   $(1,145)
                                                              =======   =======

     Certain of the companies acquired in 1999 as poolings of interests ("1999 Pooled Companies") had fiscal years that differed from that of the Division. Therefore, the balance sheet as of December 31, 1998 reflects the combination of the Division's balance sheet as of this date with the balance sheets of the 1999 Pooled Companies as of the dates that most closely correspond thereto. The statements of operations for the year ended December 31, 1998 reflect the combination of the Division's results with the results of each of the 1999 Pooled Companies for the most closely comparable periods. As of and for the year ended December 31, 1999, the 1999 Pooled Companies' balance sheets and statements of operations have been restated to coincide with the Division's year-end. As a result, certain of the 1999 Pooled Companies' operations are included in both 1999 and

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

1998. The net revenue and net loss for such duplicated periods was approximately $300,000 and $161,000, respectively.

     The Division incurred costs of approximately $659,000 in completing the acquisition of the 1999 Pooled Companies. Such costs consisted principally of professional fees and related transaction costs.

PENDING ACQUISITIONS

Medical Dynamics Acquisition

     In October 1999, InfoCure entered into a definitive agreement to acquire Medical Dynamics, Inc. ("MEDY"), a dental practice management company. As amended, this agreement contemplates aggregate consideration of approximately $9.9 million comprised of the issuance of shares of InfoCure common stock, issuance of shares of PracticeWorks common and preferred stock and a small cash payment in exchange for all the outstanding equity interests of MEDY. The transaction is expected to close during the second quarter of 2001 and is being attributed to the Division. In connection with this proposed transaction, as of December 31, 2000, InfoCure has advanced MEDY $1.55 million under terms of a loan agreement dated October 1999. As of December 31, 1999, $500,000 had been advanced. The advances are reflected in other non-current assets in the accompanying balance sheets. PracticeWorks will assume all obligations of InfoCure under the merger agreement except for InfoCure's obligation to issue approximately 878,000 shares of its common stock. InfoCure's issuance of these shares will be accounted for by PracticeWorks as an equity contribution to recognize the substance of the transaction as originally contemplated. Under the terms of the original merger agreement, these 878,000 shares were valued at approximately $4.3 million. The ultimate value ascribed to the equity contribution, as well as the total consideration, will be based on the market value of the PracticeWorks and InfoCure common stock when the transaction closes.

InfoSoft Acquisition

     In December 2000, PracticeWorks entered into an agreement to acquire SoftDent, LLC, or InfoSoft, the practice management subsidiary of Ceramco, Inc., a wholly-owned subsidiary of DENTSPLY International, Inc. The agreement provides for PracticeWorks to acquire all of the outstanding membership interests of SoftDent, LLC in exchange for issuing 32,000 shares of 6.5% series A convertible redeemable preferred stock in PracticeWorks, which is convertible into 9.8% of PracticeWorks common stock and is redeemable for $32.0 million after five years if not converted. The acquisition closed subsequent to December 31, 2000 (see
Note 14).

4. RESTRUCTURING AND OTHER CHARGES

     THE 2000 PLAN. On August 1, 2000, InfoCure announced its plans to restructure each of its medical and dental operating divisions, VitalWorks and PracticeWorks, respectively, through a plan of employee reductions and consolidation of existing facilities. During the third and fourth quarter of 2000, the Division closed or consolidated 11

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

facilities and terminated approximately 145 employees. The Division recorded approximately $3.1 million in restructuring costs in 2000 summarized in the table below.

     The terminated leases have various expiration dates through 2005 and the other costs will be substantially paid in the first half of 2001.

     THE 1999 PLAN. In the fourth quarter of 1999, InfoCure decided to restructure its business into medical and dental divisions, changed its product strategy to begin development of ASP applications and Internet solutions, decided to transition to a subscription based-pricing model and completed six acquisitions. Concurrently, management committed to a plan of restructuring and reorganization related to acquisitions completed during 1999, which was completed in the second quarter of 2000, to consolidate certain facilities and eliminate staffing redundancies involving approximately 50 employees. As summarized in the table below, the Division recorded approximately $816,000 and $940,000 during the years ended December 31, 2000 and 1999, respectively, in restructuring costs in connection with the 1999 restructuring in accordance with EITF No. 94-3.

     In accordance with EITF No. 94-3, the Division recognized approximately $281,000 in severance and other termination benefits in 1998 for restructuring charges relating to the 1997 restructuring. Additionally, the Division recognized $750,000 in final settlement of the contingent consideration.

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     A description of the type and amount of restructuring costs and other charges recorded at the commitment date and subsequently incurred for all of the restructurings discussed above are as follows:

                           RESERVE                    COSTS       RESERVE                    COSTS       RESERVE
                           BALANCE                   APPLIED      BALANCE                   APPLIED      BALANCE
                         DECEMBER 31,   ADDITIONS    AGAINST    DECEMBER 31,   ADDITIONS    AGAINST    DECEMBER 31,   ADDITIONS
                             1997       TO RESERVE   RESERVES       1998       TO RESERVE   RESERVES       1999       TO RESERVE
                         ------------   ----------   --------   ------------   ----------   --------   ------------   ----------
                                                                     (IN THOUSANDS)
2000 PLAN
Facility closure and
 consolidation.........      $ --         $   --     $    --        $ --          $ --       $  --         $ --         $1,312
Compensation costs for
 severance and other
 termination
 benefits..............        --             --          --          --            --          --           --          1,691
Other asset write-downs
 and costs.............        --             --          --          --            --          --           --             50
                             ----         ------     -------        ----          ----       -----         ----         ------
   2000 Plan Total.....        --             --          --          --            --          --           --          3,053
                             ----         ------     -------        ----          ----       -----         ----         ------
1999 PLAN
Facility closure and
 consolidation.........        --             --          --          --            95          --           95             14
Compensation costs for
 severance and other
 termination
 benefits..............        --             --          --          --            48         (48)          --            628
Contingent
 consideration payable
 to former stockholders
 of entities whose
 products were
 discontinued as part
 of the consolidation
 and restructuring.....        --             --          --          --           700        (350)         350             --
Other asset write-downs
 and costs.............        --             --          --          --            97         (97)          --            174
                             ----         ------     -------        ----          ----       -----         ----         ------
   1999 Plan Total.....        --             --          --          --           940        (495)         445            816
                             ----         ------     -------        ----          ----       -----         ----         ------
1997 PLAN
Compensation costs for
 severance and other
 termination
 benefits..............        --            281        (281)         --            --          --           --             --
Contingent
 consideration payable
 to former stockholders
 of entities whose
 products were
 discontinued as part
 of the consolidation
 and restructuring.....        --            750        (750)         --            --          --           --             --
                             ----         ------     -------        ----          ----       -----         ----         ------
   1997 Plan Total.....        --          1,031      (1,031)         --            --          --           --             --
                             ----         ------     -------        ----          ----       -----         ----         ------
                             $ --         $1,031     $(1,031)       $ --          $940       $(495)        $445         $3,869
                             ----         ------     -------        ----          ----       -----         ----         ------

                          COSTS       RESERVE
                         APPLIED      BALANCE
                         AGAINST    DECEMBER 31,
                         RESERVES       2000
                         --------   ------------
                             (IN THOUSANDS)
2000 PLAN
Facility closure and
 consolidation.........  $   (90)      $1,222
Compensation costs for
 severance and other
 termination
 benefits..............   (1,074)         617
Other asset write-downs
 and costs.............      (50)          --
                         -------       ------
   2000 Plan Total.....   (1,214)       1,839
                         -------       ------
1999 PLAN
Facility closure and
 consolidation.........     (109)          --
Compensation costs for
 severance and other
 termination
 benefits..............     (628)          --
Contingent
 consideration payable
 to former stockholders
 of entities whose
 products were
 discontinued as part
 of the consolidation
 and restructuring.....     (350)          --
Other asset write-downs
 and costs.............     (174)          --
                         -------       ------
   1999 Plan Total.....   (1,261)          --
                         -------       ------
1997 PLAN
Compensation costs for
 severance and other
 termination
 benefits..............       --           --
Contingent
 consideration payable
 to former stockholders
 of entities whose
 products were
 discontinued as part
 of the consolidation
 and restructuring.....       --           --
                         -------       ------
   1997 Plan Total.....       --           --
                         -------       ------
                         $(2,475)      $1,839
                         -------       ------

IMPAIRMENT AND OTHER NON-RECURRING CHARGES

     Concurrent with the 2000 plan of restructuring, the Division recorded an impairment charge of approximately $500,000 relating to assets that will be abandoned due to the closing of facilities. The Division also recorded a non-recurring charge of approximately $1.5 million to write-down inventory to its estimated net realizable value based on a planned bulk lot disposal as a result of the Division's decision to discontinue selling hardware and hardware support in certain of its business lines in connection with its new hardware agreement with Dell Computer Corporation entered into on August 1, 2000. This

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

agreement provides that Dell will be the exclusive supplier of computer hardware and related products for the Intel platform to the Division's customers.

     The Division also recorded a non-recurring charge of $1.4 million for costs related to the Spin-Off and estimates incurring an additional $1.6 million in the first quarter of 2001 (Notes 1 and 14).

     In connection with the 1999 plan of restructuring and the change in product strategy, management also re-evaluated the carrying value of its investment in capitalized software. As a result, the Division recorded an impairment charge during 1999 of $874,000 to write-off of capitalized software.

5. PROPERTY AND EQUIPMENT

     Major classes of property and equipment consisted of the following:

                                                                     DECEMBER 31,
                                                     ESTIMATED     -----------------
                                                    USEFUL LIVES    2000      1999
                                                    ------------   -------   -------
                                                      (YEARS)       (IN THOUSANDS)
Buildings.........................................     40          $    --   $ 1,883
Office and computer equipment.....................   3 - 5           5,050     2,193
Furniture and fixtures............................   5 - 7             791       733
Leasehold improvements and other..................   3 - 5             209       302
                                                                   -------   -------
                                                                     6,050     5,111
Less accumulated depreciation.....................                  (1,930)   (3,065)
                                                                   -------   -------
                                                                   $ 4,120   $ 2,046
                                                                   =======   =======

     Depreciation expense was approximately $929,000, $900,000, and $800,000 for the years ended December 31, 2000, 1999 and 1998, respectively. In connection with the restructuring plans described in Note 4, the Division disposed of property and equipment, primarily office and computer equipment, with a net book value of approximately $500,000 and $97,000 for the years ended December 31, 2000 and 1999.

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6. OTHER INTANGIBLE ASSETS

     Other intangible assets consisted of the following:

                                                               DECEMBER 31,
                                                              ---------------
                                                               2000     1999
                                                              ------   ------
                                                              (IN THOUSANDS)
Purchased technology........................................  $6,741   $6,530
Capitalized software development costs......................   1,554    1,118
Loan costs..................................................   1,298      423
Other.......................................................     208      102
                                                              ------   ------
                                                               9,801    8,173
Less accumulated amortization...............................    (588)    (367)
                                                              ------   ------
                                                              $9,213   $7,806
                                                              ======   ======

     In the fourth quarter of 1999, InfoCure acquired technology for delivering practice management applications in an ASP delivery model in exchange for cash and common stock aggregating approximately $6.5 million. This technology will be utilized by the Division's research and development staff in the development of its own ASP applications. At the time of acquisition, the software had reached technological feasibility and was in beta testing at three pilot sites. Costs to complete this technology will be capitalized until products are ready for general release, scheduled for the second quarter of 2001, and then will be amortized over the products' estimated useful life. As described in Note 4, approximately $874,000 of capitalized software was written off in 1999 as a result of this change in product strategy. The remaining capitalized software development costs relate to products not being replaced, primarily those related to various e-commerce applications.

     Amortization of capitalized software charged to operations was approximately $432,000, $267,000, and $135,000 for the years ended December 31, 2000, 1999, and 1998, respectively. As discussed in Note 8, approximately $110,000 was allocated to the Division for the write-off of unamortized loan costs in conjunction with the April 1999 prepayment of InfoCure's acquisition credit facility.

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

7. ACCRUED EXPENSES

     Accrued expenses consisted of the following:

                                                          DECEMBER 31,
                                                         ---------------
                                                          2000     1999
                                                         ------   ------
                                                         (IN THOUSANDS)
Additional purchase price consideration................  $   --   $4,400
Compensation...........................................   1,733    1,473
Interest...............................................     578      426
Taxes, other than income...............................      96       93
Professional fees......................................     630      320
Marketing..............................................     285      236
Utilities..............................................     161       74
Other..................................................     841      459
                                                         ------   ------
                                                         $4,324   $7,481
                                                         ======   ======

8. LONG-TERM DEBT

     The amounts recorded as notes payable and other long-term debt attributable to the Division represent borrowings under Infocure's credit facility or other note agreements which were used primarily to acquire the Contributed Businesses and other Division assets. Long-term debt consisted of the following:

                                                          DECEMBER 31,
                                                        ----------------
                                                         2000      1999
                                                        -------   ------
                                                         (IN THOUSANDS)
Notes payable, FINOVA Capital Corporation ("FINOVA")..  $20,690   $8,604
Other.................................................      604    1,126
                                                        -------   ------
                                                         21,294    9,730
Less current portion..................................   (1,055)    (116)
                                                        -------   ------
                                                        $20,239   $9,614
                                                        =======   ======

     Under provisions of an agreement dated August 1999 and amended August 2000, InfoCure has a $100.0 million credit facility with FINOVA consisting of a revolving loan for the funding of the acquisition program and a term loan for certain real estate purchases (as amended, the "InfoCure Credit Facility"). The total amount outstanding under this facility was $55.0 and $36.8 million as of December 31, 2000 and 1999, respectively. The credit facility has a five-year term and is collateralized by substantially all of InfoCure's, and PracticeWorks', assets, cash flows and any assets of companies acquired in the future. Interest accrues at an annual rate based, at InfoCure's option, on prime plus 0.5% to 1.25% or LIBOR plus 2.0% to 2.75%, depending on the achievement of certain debt service ratios. At December 31, 2000, the rate was 10.75%. The agreement provides for mandatory prepayments based upon achieving certain defined levels of cash flows and contains certain restrictive covenants. InfoCure was not in compliance with certain pre-amendment

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

financial covenants contained in the credit facility as of June 30, 2000 and received a waiver for such non-compliance. The InfoCure Credit Facility was amended in August 2000 to eliminate certain financial covenants and establish new financial covenants. At December 31, 2000, InfoCure was in compliance with the new financial covenants. In connection with the Spin-Off subsequent to December 31, 2000, PracticeWorks entered into its own credit facility agreement with FINOVA with similar terms to the InfoCure Credit Facility (Note 14).

     InfoCure's previous credit facility was repaid in April 1999 with proceeds from the sale of its common stock. In connection with this early retirement of debt, an extraordinary item was recognized for the unamortized portion of the loan costs and prepayment costs which aggregated approximately $4.9 million and, net of estimated tax effect, totaled approximately $2.9 million. The Division was allocated approximately $72,000, net of estimated tax effect, based on its respective share of the borrowings.

     As of December 31, 2000, future maturities of long-term debt are as follows:

YEAR                                                AMOUNT
----                                            --------------
                                                (IN THOUSANDS)
2001..........................................     $ 1,055
2002..........................................       4,741
2003..........................................       4,138
2004..........................................      11,360
                                                   -------
                                                   $21,294
                                                   =======

9. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     PracticeWorks leases office facilities and certain equipment under operating leases having original terms ranging from one to seven years. Approximate future minimum rentals, by year and in the aggregate, under noncancellable operating leases with remaining terms of more than one year that relate to facilities and equipment utilized by the Division are as follows:

YEAR                                                AMOUNT
----                                            --------------
                                                (IN THOUSANDS)
2001..........................................      $1,267
2002..........................................         963
2003..........................................         794
2004..........................................         406
2005..........................................         192
                                                    ------
          Total...............................      $3,622
                                                    ======

     Rent expense was approximately $1.5 million, $528,000, and $323,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

EMPLOYEE BENEFIT PLAN

     The Division's eligible employees may participate in a plan known as the InfoCure 401(k) Plan (the "Plan"). Eligible employees may contribute up to 15% of their annual salary to the Plan, subject to certain limitations. InfoCure may make matching contributions and may also provide profit-sharing contributions at its sole discretion. Employees become fully vested in any employer contributions after five years of service. The Division's expense related to employee benefit plans for the years ended December 31, 2000, 1999 and 1998 were $550,000, $680,000, and $205,000, respectively. InfoCure made the contributions for the years ended December 31, 2000, 1999 and 1998 in the following year through the issuance of InfoCure common stock.

LEGAL PROCEEDINGS

     From time to time, PracticeWorks is involved in various legal proceedings relating to claims arising in the ordinary course of its business. There are no material legal proceedings to which PracticeWorks is a party and management is unaware of any contemplated actions against PracticeWorks. However, pursuant to the Agreement and Plan of Distribution, PracticeWorks agreed to assume any and all contingent liability arising from the definitive resolution of the litigation filed on June 21, 2000 against InfoCure by Joseph Hafner. On June 21, 2000, a lawsuit styled Joseph Hafner v. InfoCure Corporation et al., was filed in the United States District Court in and for the Eastern District of Pennsylvania. The lawsuit alleges that InfoCure breached the terms of a registration rights agreement whereby InfoCure was required, prior to a specified date, to effect the registration for resale with the Securities and Exchange Commission of shares of InfoCure's common stock which the plaintiff owned. The complaint further alleges breach of fiduciary duties owed to the plaintiff as a stockholder of InfoCure and tort claims against InfoCure as a result of the alleged failure to timely register shares for resale. The complaint seeks in excess of $3.2 million in compensatory damages as a result of InfoCure's alleged breach of this agreement, as well as punitive damages and reimbursement for the plaintiff's attorney's fees and associated costs and expenses of the lawsuit. A motion to dismiss certain of plaintiff's tort and contract claims was filed by InfoCure on March 19, 2001. InfoCure believes it has meritorious defenses in this matter and intends to pursue these defenses vigorously. Management of PracticeWorks believes that the ultimate resolution of this matter will not have a material adverse effect on our financial condition.

10. STOCK COMPENSATION PLANS

     InfoCure has stock option plans under which the Division's employees and directors may be granted options to purchase common stock. Options are granted at not less than the fair market value at grant date (110% of such value for 10% stockholders). Options vest ratably over the four-year period beginning on the grant date and expire ten years from the grant date.

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     SFAS No. 123, "Accounting for Stock-Based Compensation," defines a "fair value method" of accounting for employee stock options. It also allows accounting for such options under the "intrinsic value method" in accordance with APB No. 25, "Accounting for Stock Issued to Employees" and related interpretations. If a company elects to use the intrinsic value method, then pro forma disclosures of earnings and earnings per share are required as if the fair value method of accounting was applied. The effects of applying SFAS No. 123 in the pro forma disclosures are not necessarily indicative of future amounts because the pro forma disclosures do not take into account the amortization of the fair value of awards prior to 1995.

     Management has elected to account for its stock options under the intrinsic value method as outlined in APB No. 25. The fair value method requires use of option valuation models, such as the Black-Scholes option valuation model, to value employee stock options, upon which a compensation expense is based. The Black-Scholes option valuation model was not developed for use in valuing employee stock options. Instead, this model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because InfoCure's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, it is management's opinion that the existing models do not necessarily provide a reliable measure of the fair value of its employee stock options. Under the intrinsic value method, compensation expense is only recognized if the exercise price of the employee stock option is less than the market price of the underlying stock on the date of grant.

     The fair value for InfoCure's employee stock options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for each year in the three year period ended December 31, 2000.

                                                   YEAR ENDED DECEMBER 31,
                                                   ------------------------
                                                   2000      1999     1998
                                                   -----    ------    -----
Risk-free interest rate..........................   5.2%      6.2%     6.0%
Dividend yield...................................   0.0       0.0      0.0
Volatility factor................................  76.7     119.0     58.0
Weighted average expected life (in years)........     4         4        4

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Division's pro forma information, based on the options to be held by the Division's employees, is as follows:

                                             YEAR ENDED DECEMBER 31,
                                          ------------------------------
                                            2000       1999       1998
                                          --------    -------    -------
                                                  (IN THOUSANDS)
Pro Forma Net (Loss) Income:
  As reported...........................  $(29,440)   $ 2,308    $(2,495)
  Pro forma.............................   (35,001)    (1,446)    (3,052)

11. INCOME TAXES

     The components of the provision (benefit) for income taxes are as follows:

                                               YEAR ENDED DECEMBER 31,
                                             ---------------------------
                                              2000       1999      1998
                                             -------    ------    ------
                                                   (IN THOUSANDS)
Current:
  Federal..................................  $    --    $1,316    $  420
  State....................................       --       291        90
                                             -------    ------    ------
          Total current expense............       --     1,607       510
                                             -------    ------    ------
Deferred:
  Federal..................................   (9,928)      138      (619)
  State....................................   (1,833)       19       (83)
  Change in deferred tax asset valuation
     allowance(a)..........................    7,362        --      (285)
                                             -------    ------    ------
          Total deferred (benefit)
             expense.......................   (4,399)      157      (987)
                                             -------    ------    ------
          Total income tax (benefit)
             expense before extraordinary
             item..........................   (4,399)    1,764      (477)
Income tax benefit on extraordinary item...       --        38        --
Pro forma tax adjustments for pooled
  companies................................       --       384     1,350
                                             -------    ------    ------
          (Benefit) provision for income
             taxes.........................  $(4,399)   $2,186    $  873
                                             =======    ======    ======

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Deferred taxes result from temporary differences between the bases of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The sources of the temporary differences and their effect on deferred tax assets and liabilities are as follows:

                                                         DECEMBER 31,
                                                        ---------------
                                                         2000      1999
                                                        -------    ----
                                                        (IN THOUSANDS)
Current:
  Deferred tax assets:
     Allowance for doubtful accounts..................  $   430    $203
     Deferred revenue and customer deposits...........       --     246
     Accrued restructuring costs......................      713     211
     Accrued expenses.................................        4       9
                                                        -------    ----
          Total current deferred tax assets...........  $ 1,147    $669
                                                        =======    ====
Noncurrent:
  Deferred tax assets:
     Basis difference of goodwill.....................  $ 4,029    $108
     Net operating loss carryforwards(a)..............    7,362      --
     Valuation allowance(a)...........................   (7,362)     --
                                                        -------    ----
          Total noncurrent deferred tax assets........  $ 4,029    $108
                                                        -------    ----
                                                        $ 5,176    $777
                                                        =======    ====

     The Division's effective income tax rate varied from the U.S. federal statutory rate as follows:

                                              YEAR ENDED DECEMBER 31,
                                            ----------------------------
                                              2000       1999      1998
                                            --------    ------    ------
                                                   (IN THOUSANDS)
Expected tax (benefit) expense............  $(11,505)   $1,552    $ (552)
(Decrease) Increase in income taxes
  resulting from:
  State income taxes......................    (1,209)      213       (76)
  Nondeductible goodwill amortization.....     1,139       104       372
  Other, net..............................      (186)      (67)       64
  Effect of operations of pooled companies
     which were pass-through entities.....        --       384     1,350
  Change in deferred tax asset valuation
     allowance(a).........................     7,362        --      (285)
                                            --------    ------    ------
     Net income tax (benefit) expense.....  $ (4,399)   $2,186    $  873
                                            ========    ======    ======

     (a) As a result of the Spin-Off, the net operating loss carryforwards generated by PracticeWorks through the Distribution Date will remain with InfoCure, the parent

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     company (see Note 14). Consequently, the Division has recorded a valuation allowance to fully reserve these net operating loss carryforwards.

     As discussed in Notes 1 and 3, acquisitions attributed to the Division included five companies accounted for as pooling of interests. Four of these five companies were pass-through entities for tax purposes in which the then-owners agreed to report their share of income or loss in their respective individual income tax returns. Upon their acquisition, the pass-through tax status terminated. Pro forma net income (loss) is presented in the statement of operations as if each of these entities had been a taxable corporation during the periods presented.

12. SUPPLEMENTAL CASH FLOW INFORMATION

     All cash payments for interest and income taxes were made by InfoCure on behalf of the Division. All equity instruments issued in conjunction with historical business acquisitions attributed to the Division were issued by InfoCure. Accordingly, there are no significant non-cash transactions.

13. SEGMENT INFORMATION

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which is effective for financial statements for periods beginning after December 15, 1997. SFAS No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual and interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers.

     PracticeWorks is an information management technology provider and has three reportable operating segments: dental, orthodontic and oral and maxillofacial. The three reportable segments are strategic market units that are offered similar products and services. These segments were determined based on the customers and the markets that PracticeWorks serves.

     Performance measurement and resource allocation for the reportable operating segments are based on revenues. PracticeWorks employs shared-service concepts to realize economies of scale and efficient use of resources and does not allocate these to the operating segments. Consequently, the table below summarizes the revenues by reportable operating segment. The accounting policies, specifically the revenue recognition policies, of the reportable operating segments are the same as those described in the Summary of Significant Accounting Policies (Note 2).

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

REPORTABLE SEGMENTS:

                                                                ORAL AND      CONSOLIDATED
                                      DENTAL    ORTHODONTIC   MAXILLOFACIAL      TOTALS
                                      -------   -----------   -------------   ------------
                                                         (IN THOUSANDS)
Revenue for year ended December 31:
  2000..............................  $19,634     $14,945        $ 5,436        $40,015
  1999..............................   11,988      25,940         16,663         54,591
  1998..............................   10,492      24,020          8,975         43,487

     For the years ended 2000, 1999 and 1998, no individual customer accounted for more than 10.0% of PracticeWorks' net revenues.

     The Division's international operations are conducted principally in Europe and began during 2000. The revenue derived from international operations was less than 5.0% of the total revenues of the Division.

14. SUBSEQUENT EVENTS

DISTRIBUTION OF PRACTICEWORKS COMMON STOCK

     On March 5, 2001, (the "Distribution Date") InfoCure completed the pro rata distribution of the common stock of PracticeWorks to its stockholders in a tax-free distribution, effective 11:59 p.m. (the "Distribution"). Immediately prior to the Distribution, InfoCure transferred to PracticeWorks the Division's assets and liabilities, consisting of InfoCure's information management technology business for dental, orthodontic, and oral and maxillofacial surgery practices. The Distribution was effected through a dividend of all of PracticeWorks' issued and outstanding shares, to InfoCure's stockholders of record as of February 21, 2001 (the "Record Date"). InfoCure's stockholders received one share of PracticeWorks common stock for every four shares of InfoCure common stock owned as of the Record Date.

     Concurrent with the Distribution, PracticeWorks borrowed approximately $21.6 million under a credit facility executed with FINOVA (the "PracticeWorks Credit Facility"). The amount equal to the outstanding amounts under the InfoCure Credit Facility was attributed to PracticeWorks on the Distribution Date. The terms of the PracticeWorks Credit Facility are similar to the terms of the InfoCure Credit Facility. See Note 8 for a description of the terms of the InfoCure Credit Facility. In addition, InfoCure employees who became PracticeWorks employees in the Distribution, holding approximately 7.4 million InfoCure employee stock options, exchanged their InfoCure employee stock options for approximately 3.5 million PracticeWorks employee stock options (see "Employee Benefits and Compensation Allocation Agreement" below).

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     For purposes of governing certain of the ongoing relationships between PracticeWorks and InfoCure and to provide for an orderly transition to the status of two independent companies, PracticeWorks and InfoCure entered into various agreements. A brief description of certain of the material agreements follows:

          DISTRIBUTION AGREEMENT. Prior to the Distribution Date, InfoCure and PracticeWorks entered into a Distribution Agreement, which provided for, among other things, the principal corporate transactions required to effect the distribution and the exchange and other agreements relating to the continuing relationship between PracticeWorks and InfoCure after the distribution. Pursuant to the Distribution Agreement, InfoCure transferred to PracticeWorks all assets and liabilities relating to InfoCure's information management technology provider business for dentists, orthodontists and oral and maxillofacial surgeons.

          Pursuant to the Distribution Agreement and effective as of the Distribution Date, PracticeWorks assumed and agreed to indemnify InfoCure against, all liabilities, litigation and claims, including related insurance costs, arising out of its business, and InfoCure retained, and agreed to indemnify PracticeWorks against, all liabilities, litigation and claims, including related insurance costs, arising out of InfoCure's businesses. The foregoing obligations will not entitle an indemnified party to recovery to the extent any such liability is covered by proceeds received by such party from any third party insurance policies.

          The Distribution Agreement provides that each of InfoCure and PracticeWorks will be granted access to certain records and information in the possession of the other, and required the retention by each of InfoCure and PracticeWorks for a period of eight years following the distribution date of all such information in its possession. Also, the Distribution Agreement provided for a three-year period during which neither InfoCure nor PracticeWorks may solicit pre-existing customers or employees of the other party.

          TRANSITION SERVICES AGREEMENT. InfoCure and PracticeWorks entered into a Transition Services Agreement on the Distribution Date. Pursuant to this agreement, in exchange for specified fees, InfoCure will provide to PracticeWorks services including insurance-related services and employee benefit services and PracticeWorks will provide to InfoCure services including the preparation of tax returns, maintenance of the general ledger, preparation of financial statements, corporate record-keeping and payroll. The fees paid pursuant to the Transition Services Agreement will be equal to (a) a pro rata portion of the cost of providing the services, based solely on the number of employees of each company, with respect to payroll services and employee benefits services and (b) the aggregate of all expenses and costs attributable to the provision of the services, with respect to all other services. The Transition Services Agreement provided that each of InfoCure and PracticeWorks undertake to provide the same degree of care and diligence as it uses in providing these services to itself and its subsidiaries. Provision of any service under the Transition Services Agreement will terminate upon 30 days prior written notice by either company, or December 31, 2001, whichever is earlier.

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

          TAX DISAFFILIATION AGREEMENT. InfoCure and PracticeWorks entered into a Tax Disaffiliation Agreement on the Distribution Date which identifies each party's rights and obligations with respect to deficiencies and refunds, if any, of federal, state, local or foreign taxes for periods before and after the Distribution and related matters such as the filing of tax returns and the conduct of Internal Revenue Service and other audits. Under the Tax Disaffiliation Agreement, PracticeWorks will indemnify InfoCure for any tax liability of PracticeWorks or its affiliates for any period. PracticeWorks will also indemnify InfoCure for all taxes and liabilities incurred solely because (1) PracticeWorks breaches a representation or covenant given to King & Spalding in connection with rendering its tax opinion, which breach contributes to an Internal Revenue Service determination that the distribution and the exchange were not tax-free or (2) a post-distribution action or omission by PracticeWorks or an affiliate of PracticeWorks contributes to an Internal Revenue Service determination that the distribution and the exchange were not tax-free. InfoCure will indemnify PracticeWorks for all taxes and liabilities incurred solely because (1) InfoCure breaches a representation or covenant given to King & Spalding in connection with rendering its tax opinion, which breach contributes to an Internal Revenue Service determination that the distribution and the exchange were not tax-free, or (2) a post-Distribution action or omission by InfoCure or an affiliate contributes to an Internal Revenue Service determination that the Distribution and the exchange were not tax-free. If the Internal Revenue Service determines that the Distribution was not tax-free for any other reason, InfoCure and PracticeWorks will indemnify each other against 50% of all taxes and liabilities.

          PracticeWorks will also indemnify InfoCure for any taxes resulting from any internal realignment undertaken to facilitate the distribution and the exchange on or before the distribution date. Any such taxes are not expected to be material.

          EMPLOYEE BENEFITS AND COMPENSATION ALLOCATION AGREEMENT. InfoCure and PracticeWorks entered into an Employee Benefits and Compensation Allocation Agreement on the Distribution Date, which contained provisions relating to employee compensation, benefits and labor matters and the treatment of options to purchase InfoCure common stock held by InfoCure employees who became PracticeWorks employees. This agreement provides that InfoCure options held by InfoCure employees who became PracticeWorks employees may be replaced by PracticeWorks options. Employees whose InfoCure options were fully vested as of the Distribution Date had the right to surrender their InfoCure options for options to purchase PracticeWorks common stock for a period of 20 days following the Distribution Date. Any InfoCure employees who become our employees who chose not to surrender their vested InfoCure options during this time period will continue to hold InfoCure options which, if not exercised, will expire June 3, 2001, or 90 days after the Distribution Date. Employees who were not fully vested in InfoCure options as of the Distribution Date had their InfoCure options exchanged for PracticeWorks options as of the Distribution Date. The option price for the number for the shares of PracticeWorks common stock subject to each option will be determined by dividing the option price for the related InfoCure option by the PracticeWorks conversion factor, and the

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     number of shares of PracticeWorks common stock subject to each PracticeWorks option will be determined by multiplying the number of shares subject to the related InfoCure option by the PracticeWorks conversion factor. The PracticeWorks conversion factor is a number equal to (1) the closing price of InfoCure common stock on the Nasdaq National Market on the distribution date, divided by (2) the opening price of the PracticeWorks common stock on the American Stock Exchange on the day following the distribution date. Based upon these values, the conversion factor was
     0.47530. InfoCure employees who became PracticeWorks employees in the Distribution, holding approximately 7.4 million InfoCure employee stock options exchanged their InfoCure employee stock options for approximately
     3.5 million PracticeWorks employee stock options, thereby canceling the InfoCure employee stock options. No compensation expense resulted from the conversion of these options.

CRESCENT INVESTMENT

     In March 6, 2001, PracticeWorks issued 100,000 shares of its series C convertible redeemable preferred stock for $5.0 million to Crescent International Ltd. in a private placement. If the series C convertible redeemable preferred stock has not been converted after four years, the holders may require PracticeWorks to redeem the series C convertible redeemable preferred stock at a 175% premium to the liquidation preference. PracticeWorks will recognize an accretive dividend of approximately $938,000 annually related to this feature for four years which will adversely impact earnings per share. The series C convertible redeemable preferred stock is not convertible for one year after issuance. During the second year after issuance, holders will not be entitled to obtain more than 20% of PracticeWorks common stock upon conversion. Thereafter, the holders of the series C convertible redeemable preferred stock can convert all or a portion of their shares. The holders will also receive certain registration rights in connection with the investment.

INFOSOFT ACQUISITION

     On March 7, 2001, PracticeWorks closed on the acquisition of SoftDent, LLC, or InfoSoft, the practice management subsidiary of Ceramco, Inc., a wholly-owned subsidiary of DENTSPLY International, Inc. In connection with the acquisition, Ceramco received $32.0 million of PracticeWorks' 6 1/2% convertible redeemable preferred stock. These preferred shares are convertible into PracticeWorks common stock and are redeemable for cash after five years if not converted.

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

15. QUARTERLY INFORMATION (UNAUDITED)

                                        THREE MONTHS ENDED
                       ----------------------------------------------------     YEAR ENDED
                       MARCH 31,   JUNE 30,   SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
                       ---------   --------   -------------    ------------    ------------
                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
2000(A)
Total revenue........   $ 9,820    $10,196       $ 9,836         $ 10,163        $ 40,015
Net loss.............    (2,958)    (5,708)       (8,014)(b)      (12,760)(b)     (29,440)
Shares used in
  computing per share
  amounts............     8,194      8,317         8,544            8,570           8,384
Basic and diluted
  earnings per
  share..............   $ (0.37)   $ (0.69)      $ (0.94)        $  (1.49)       $  (3.51)
1999(A)
Total revenue........   $12,120    $14,461       $14,783         $ 13,227        $ 54,591
Net (loss) income
  before
  extraordinary
  item...............      (310)     1,939         2,560           (1,809)(c)       2,380
Shares used in
  computing per share
  amounts............     5,265      7,054         7,755            7,922           6,994
Basic and diluted
  (loss) earnings per
  share before
  extraordinary
  item...............   $ (0.06)   $  0.28       $  0.33         $  (0.23)       $   0.34

-------------------------

(a) As discussed in Note 3, several business acquisitions were attributed to the Division in 1999 and 2000.

(b) The Division recorded restructuring, impairment and other non-recurring charges approximating $5.8 million in the third and fourth quarters of 2000 and approximately $1.4 million in non-recurring professional fees and other costs related to the spin-off in the fourth quarter of 2000 (see Note 4). The Division also recorded a valuation allowance of approximately $7.4 million on net deferred tax assets in the fourth quarter of 2000 representing the cumulative net operating loss carryforwards generated by PracticeWorks through December 31, 2000 which will remain with InfoCure subsequent to the Distribution (see Note 14).

(c) The Division recorded restructuring charges approximating $1.8 million in the fourth quarter of 1999 (see Note 4). Additionally, the Division changed the estimated useful life of goodwill to three years from 15 years (see
     Note 2).

                              PRACTICEWORKS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                               MARCH 31,     DECEMBER 31,
                                                                 2001            2000
                                                              -----------    ------------
                                                              (UNAUDITED)
ASSETS
CURRENT:
  Cash and cash equivalents.................................    $ 7,135        $ 3,979
  Accounts receivable-trade, net of allowance of $1,452 and
    $1,103..................................................      7,590          8,097
  Other receivables.........................................      1,169            979
  Deferred tax assets.......................................        987          1,147
  Prepaid expenses and other current assets.................      1,308          1,080
                                                                -------        -------
         Total current assets...............................     18,189         15,282
Property and equipment, net of accumulated depreciation of
  $3,395 and $1,930.........................................      6,289          4,120
Goodwill, net of accumulated amortization of $24,314 and
  $19,643...................................................     46,996         33,571
Other intangible assets, net of accumulated amortization of
  $837 and $588.............................................     15,545          9,769
Deferred tax assets.........................................      4,370          4,029
Advances to pending acquisition.............................      1,650          1,550
Other assets................................................        320            201
                                                                -------        -------
                                                                $93,359        $68,522
                                                                =======        =======
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................    $ 5,113        $ 1,483
  Accrued expenses..........................................      4,605          4,324
  Accrued restructuring costs...............................      1,079          1,839
  Deferred revenue and customer deposits....................     10,636          9,753
  Current portion of long-term debt.........................      2,126          1,055
                                                                -------        -------
         Total current liabilities..........................     23,559         18,454
Long-term debt, less current portion........................     20,031         20,239
                                                                -------        -------
         Total liabilities..................................     43,590         38,693
                                                                -------        -------
Commitments and contingencies
Convertible redeemable preferred stock, $0.01 par value;
  20,000,000 shares authorized:
  Series A 6.5% convertible redeemable preferred; $32,000
    liquidation preference and redemption value; 32,000
    shares issued and outstanding at March 31, 2001;
    carrying value includes accumulated dividends of $136
    and is net of $10,855 unamortized discount..............     21,281             --
                                                                -------        -------
  Series C convertible redeemable preferred; $5,000
    liquidation preference and redemption value; 100,000
    shares issued and outstanding at March 31, 2001;
    carrying value includes $52 estimated accrued redemption
    premium.................................................      5,052             --
                                                                -------        -------
STOCKHOLDERS' EQUITY:
  Common stock $0.01 par value, 100,000,000 authorized,
    8,783,814 issued and outstanding at March 31, 2001......         88             --
  Additional paid-in capital (Note 1).......................     26,989             --
  InfoCure Corporation equity...............................         --         29,720
  Accumulated deficit.......................................     (3,576)            --
  Accumulated other comprehensive (loss) income.............        (65)           109
                                                                -------        -------
         Total stockholders' equity.........................     23,436         29,829
                                                                -------        -------
                                                                $93,359        $68,522
                                                                =======        =======

See accompanying notes to condensed consolidated financial statements.

                              PRACTICEWORKS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                THREE MONTHS
                                                                    ENDED
                                                                  MARCH 31,
                                                              -----------------
                                                               2001      2000
                                                              -------   -------
REVENUE:
Recurring...................................................  $ 8,235   $ 5,427
Non-recurring...............................................    3,582     4,393
                                                              -------   -------
  Total revenue.............................................   11,817     9,820
                                                              -------   -------
OPERATING EXPENSE:
Hardware and other purchases for resale.....................    1,447     1,296
Selling, general and administrative.........................   10,212     8,520
Research and development....................................      726       654
Depreciation and amortization...............................    5,314     3,293
Restructuring and other non-recurring charges...............    2,120       778
Gain on disposal of fixed assets............................       --      (640)
                                                              -------   -------
  Total operating expense...................................   19,819    13,901
                                                              -------   -------
Operating loss..............................................   (8,002)   (4,081)
Interest expense and other, net.............................      625       379
                                                              -------   -------
Loss before income taxes....................................   (8,627)   (4,460)
Income tax benefit..........................................       --    (1,502)
                                                              -------   -------
  Net loss..................................................   (8,627)   (2,958)
Accrued and accretive dividends on preferred stock..........      333        --
                                                              -------   -------
  Net loss available to common shareholders.................  $(8,960)  $(2,958)
                                                              =======   =======
Loss per share -- basic and diluted.........................  $ (1.03)  $ (0.36)
                                                              =======   =======
Weighted average shares outstanding:
  Basic and diluted.........................................    8,685     8,194
                                                              =======   =======

See accompanying notes to condensed consolidated financial statements.

                              PRACTICEWORKS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNT)
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                               2001        2000
                                                              -------    --------
CASH PROVIDED BY OPERATING ACTIVITIES:
Net loss....................................................  $(8,627)   $ (2,958)
Adjustments to reconcile net loss to cash flows provided by
  operating activities:
  Restructuring and other charges...........................     (310)         --
  Depreciation and amortization.............................    5,314       3,293
  Provision for doubtful accounts...........................      517          --
  Gain on disposal of fixed assets..........................       --        (640)
  Deferred taxes............................................       --      (1,502)
  Changes in current assets and liabilities, net of
     acquisitions:
     Trade and other receivables............................      266       1,613
     Prepaid expenses and other current assets..............      (90)         33
     Accounts payable and accrued expenses..................    3,414         275
     Deferred revenue and customer deposits.................     (436)        248
                                                              -------    --------
Cash provided by operating activities.......................       48         362
                                                              -------    --------
CASH USED IN INVESTING ACTIVITIES:
Cash paid for acquisitions..................................     (673)     (6,080)
Additional purchase price consideration.....................       --      (4,400)
Property and equipment expenditures.........................     (233)       (598)
Cash paid for other intangible assets.......................     (669)        (31)
Advances to pending acquisition.............................     (100)       (500)
Other.......................................................     (117)         73
                                                              -------    --------
Cash used in investing activities...........................   (1,792)    (11,536)
                                                              -------    --------
CASH PROVIDED BY FINANCING ACTIVITIES:
Net cash advances from InfoCure.............................      344       4,705
Proceeds from sale of series C convertible redeemable
  preferred stock, net......................................    4,741          --
Borrowings of long-term debt................................       --       7,663
Payment of loan costs.......................................     (183)         --
                                                              -------    --------
Cash provided by financing activities.......................    4,902      12,368
                                                              -------    --------
Effect of exchange rate changes on cash and cash
  equivalents...............................................       (2)         --
                                                              -------    --------
Net increase in cash and cash equivalents...................    3,156       1,194
Cash and cash equivalents, beginning of period..............    3,979       2,527
                                                              -------    --------
Cash and cash equivalents, end of period....................  $ 7,135    $  3,721
                                                              =======    ========
NONCASH TRANSACTIONS:
Convertible redeemable preferred stock issued for
  acquisition, net of discount..............................  $21,000    $     --
Issuance of 8,754,937 shares of common stock in exchange for
  net assets at time of spin-off............................   26,600          --
InfoCure common stock issued for acquisitions...............       --       2,386
Disposal of building under capital lease obligation.........       --      (1,109)
                                                              =======    ========
ADDITIONAL CASH FLOW INFORMATION:
Interest paid...............................................  $     9    $     --
                                                              =======    ========

See accompanying notes to condensed consolidated financial statements.

                              PRACTICEWORKS, INC.

                    NOTES TO CONDENSED CONSOLIDATED INTERIM
                        FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1.  NATURE OF OPERATIONS AND BASIS OF PRESENTATION

     PracticeWorks, Inc. was incorporated in Delaware on August 10, 2000 as a wholly owned subsidiary of InfoCure Corporation. On March 5, 2001 (the "Spin-Off Date"), InfoCure completed the pro rata distribution of the all of the outstanding shares of PracticeWorks' common stock to its stockholders in a tax-free distribution (the "Spin-Off"). The Spin-Off was effected through the dividend of one share of PracticeWorks common stock for every four shares of InfoCure common stock held by InfoCure stockholders of record as of February 21, 2001. Immediately prior to the Spin-Off, InfoCure transferred to PracticeWorks the assets and liabilities of its information management technology business for dental, orthodontic and oral and maxillofacial surgery practices, including its interests in all wholly owned subsidiaries engaged in such business. Results of operations prior to the Spin-Off are those of PracticeWorks, a division of InfoCure, considered the predecessor to PracticeWorks, Inc. For purposes of these financial statements the term "PracticeWorks" or the "Company" means PracticeWorks, a division of InfoCure Corporation, for periods prior to the Spin-Off, and PracticeWorks, Inc. for periods after the Spin-Off.

     The information presented at March 31, 2001, and for the three months ended March 31, 2001 and 2000 is unaudited, however, in the opinion of management, includes all normal recurring adjustments necessary for a fair presentation of the consolidated financial position, results of operations and cash flows of PracticeWorks for the periods presented. All significant intercompany balances and transactions have been eliminated in consolidation. The results for the three-month period ended March 31, 2001 are not necessarily indicative of the results to be expected for the full year. Certain information in footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). The consolidated financial statements, notes thereto and other information should be read in conjunction with the historical consolidated financial statements and related notes thereto contained in PracticeWorks' Annual Report on Form 10-K for the year ended December 31, 2000, (the "Form 10-K"). The results for the quarter ended March 31, 2000 and for the period through March 5, 2001 are not reflective of PracticeWorks as a stand-alone entity, but as an operating division of InfoCure. Accumulated deficit reflects activity from March 5, 2001. Certain prior period amounts have been reclassified to conform to the current presentation.

     The Company is a provider of information management technology for dentists, orthodontists and oral and maxillofacial surgeons throughout the United States, and in Canada, Europe and Australia. The Company's offerings include practice management applications, business-to-business e-commerce services, electronic data interchange, or EDI, services, ongoing maintenance and support and training. These systems are designed to increase the quality and reduce the cost of providing care by allowing dentists and physicians to manage their practices more efficiently and reduce the administrative burdens created by an increasingly complex healthcare environment. The Company is currently developing new practice management applications, tailored to the needs of dental, orthodontic and oral and maxillofacial surgery customers that can be delivered through its

                              PRACTICEWORKS, INC.

                    NOTES TO CONDENSED CONSOLIDATED INTERIM
                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

application services provider, or ASP, delivery model and other Internet-based applications and services.

NOTE 2.  REVENUE

     The Company reports two types of revenue: recurring and non-recurring revenue. Recurring revenue includes contractual arrangements for maintenance and support services, subscriptions and e-services (electronic data interchange ("EDI" transactions) and royalties and other revenues from e-commerce and other Internet-based services). Non-recurring revenue includes one-time sales of licenses and systems and fees for training and implementation services.

NOTE 3.  BUSINESS COMBINATIONS

     As reported in the Company's Form 10-K, InfoCure completed three acquisitions during the first quarter of 2000 and an additional three during the second quarter of 2000. These acquisitions were accounted for as purchases and attributed to the Company in conjunction with the Spin-Off. Additionally, on March 7, 2001, the Company acquired the membership interests of SoftDent, LLC, or InfoSoft, the practice management subsidiary of Ceramco, Inc. ("Ceramco"), a wholly owned subsidiary of DENTSPLY International, Inc. ("DENTSPLY"), for which the aggregate consideration was approximately $32.7 million represented by 32,000 shares of the Company's series A convertible redeemable preferred stock and transaction costs. This transaction was also accounted for as a purchase. The following unaudited pro forma information presents the results of operations of the Company as if the foregoing acquisitions had occurred as of the beginning of each of the periods presented. The pro forma information is not necessarily indicative of what would have occurred had the acquisitions been made as of such periods, nor is it indicative of future results of operations. The pro forma amounts give effect to appropriate adjustments for the fair value of the assets acquired, amortization of intangibles, interest expense and income taxes.

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                             ----------------------
                                                               2001         2000
                                                             ---------    ---------
                                                             (IN THOUSANDS, EXCEPT
                                                               PER SHARE AMOUNT)
PRO FORMA AMOUNTS
Revenue....................................................   $13,191      $14,558
Net loss available to common stockholders..................   (10,858)      (6,683)
Loss per common share -- basic and diluted.................     (1.25)       (0.82)

PENDING ACQUISITION

     In October 1999, InfoCure entered into a definitive agreement to acquire Medical Dynamics, Inc. ("Medical Dynamics"), a dental practice management company. As amended, this agreement contemplates aggregate consideration of approximately $8.2 million comprised of the issuance of shares of PracticeWorks common and preferred stock,

                              PRACTICEWORKS, INC.

                    NOTES TO CONDENSED CONSOLIDATED INTERIM
                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

issuance of shares of InfoCure common stock and a small cash payment in exchange for all the outstanding equity interests of Medical Dynamics. The transaction is expected to close during the third quarter of 2001. In connection with this proposed transaction, as of March 31, 2001, InfoCure has advanced MEDY $1.65 million under terms of a loan agreement dated October 1999. PracticeWorks has assumed all obligations of InfoCure under the merger agreement except for InfoCure's obligation to issue approximately 878,000 shares of its common stock. InfoCure's issuance of these shares will be accounted for by PracticeWorks as an equity contribution to recognize the substance of the transaction as originally contemplated.

NOTE 4.  RESTRUCTURING AND OTHER NON-RECURRING CHARGES

RESTRUCTURING

     As reported on PracticeWorks' Form 10-K, InfoCure announced on August 1, 2000 its plans to restructure each of its dental and medical operating divisions, PracticeWorks and VitalWorks, respectively, through a plan of employee reductions and consolidation of existing facilities. During the third and fourth quarter of 2000, PracticeWorks closed or consolidated 11 facilities and terminated approximately 145 employees. The following table sets forth changes in the restructuring reserves during the three months ended March 31, 2001:

                                    RESERVE                       COSTS       RESERVE
                                    BALANCE       ADDITIONS/     APPLIED      BALANCE
                                  DECEMBER 31,    ADJUSTMENTS    AGAINST     MARCH 31,
                                      2000        TO RESERVE     RESERVES      2001
                                  ------------    -----------    --------    ---------
                                                      (IN THOUSANDS)
Facility closure and
  consolidation.................     $1,222          $(389)       $(200)      $  633
Compensation costs for severance
  and other termination
  benefits......................        617             79         (250)         446
                                     ------          -----        -----       ------
          Total.................     $1,839          $(310)       $(450)      $1,079
                                     ======          =====        =====       ======

OTHER NON-RECURRING CHARGES

     During the three months ended March 31, 2001, the Company recorded other non-recurring charges of approximately $2.4 million related primarily to professional fees, printing and similar costs in connection with completion of the Spin-Off.

NOTE 5.  NOTES PAYABLE AND LONG TERM DEBT

     On March 5, 2001, concurrent with the Spin-Off, the Company borrowed approximately $21.6 million under a credit facility executed with FINOVA (the "Credit Facility") to repay amounts attributed to the Company under InfoCure's credit facility. The Credit Facility matures June 30, 2003 and is collateralized by substantially all of the Company's assets. Amounts outstanding will bear interest at a variable rate which, through June 30, 2001, is a margin equal to 1.5% plus a base rate equal to the higher of the prime rate as announced from time to time by Citibank N.A. or a weighted average of the rates on overnight federal fund transactions plus 50 basis points. Subsequent to June 30, 2001,

                              PRACTICEWORKS, INC.

                    NOTES TO CONDENSED CONSOLIDATED INTERIM
                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

the margin increases to 1.75% and after January 1, 2002 increases to 2.25%. The original outstanding principal balance of the loan will amortize at 5.0% per quarter beginning October 1, 2001, and the remaining outstanding balance under the Credit Facility will be due in full on June 30, 2003.

     The Credit Facility contains restrictions and covenants, including limitations on our leverage, a minimum net worth requirement, a minimum current ratio requirement and a minimum liquidity requirement. For a more detailed discussion of the Credit Facility, including the requirements, restrictions and covenants contained therein, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

NOTE 6.  INCOME TAXES

     During the three months ended March 31, 2001, the Company generated approximately $5.2 million in taxable losses. Approximately $3.2 million of these losses were generated prior to the Spin-Off and will remain with InfoCure. The remaining $2.0 million were generated subsequent to the Spin-Off and will be available to offset any future taxable income the Company generates. At March 31, 2001, the Company reported deferred tax assets of $5.4 million consisting of gross deferred tax assets of $6.7 million and a valuation allowance of $1.3 million. The gross deferred tax assets consisted of $5.9 million in temporary differences in the book and tax bases of certain assets and liabilities and $800,000 in net operating loss carryforwards. The Company has recorded a valuation allowance to reduce the deferred tax assets to an amount that management believes is more likely than not to be realized.

NOTE 7.  STOCKHOLDERS' EQUITY

COMMON STOCK

     The weighted average number of shares outstanding used in computing basic and diluted net loss per share for the three months ended March 31, 2001 was 8,685,081. The weighted average number of shares outstanding used in computing diluted net loss for the three months ended March 31, 2001 excludes approximately 975,000 shares of potentially issuable common stock assuming conversion of the series A preferred stock because such inclusion would be antidilutive. Potentially dilutive shares of 87,025 for exercise of options and warrants were also excluded from the diluted loss per share calculation because they were antidilutive.

     For purposes of computing the historical basic and diluted weighted average per share amounts for periods prior to the Spin-Off, PracticeWorks used the distribution ratio of 1/4 share of PracticeWorks common stock for every outstanding share of InfoCure common stock.

SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK ISSUED TO CERAMCO

     In connection with the acquisition of the InfoSoft division of DENTSPLY, PracticeWorks issued 32,000 shares of series A convertible redeemable preferred stock to Ceramco as consideration for the transfer of the membership interests in SoftDent, LLC

                              PRACTICEWORKS, INC.

                    NOTES TO CONDENSED CONSOLIDATED INTERIM
                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

representing the assets which were used in DENTSPLY's business of developing, marketing, licensing and supporting the SoftDent software product. These preferred shares have a stated redemption value of $32.0 million, accrue dividends at an annual rate of 6.5%, are convertible into approximately 9.8% of PracticeWorks outstanding common stock at the time of the Spin-Off, or approximately 975,000 shares, and are redeemable after five years if not converted. Ceramco also received certain registration rights in connection with this acquisition.

SERIES C CONVERTIBLE REDEEMABLE PREFERRED STOCK ISSUED TO CRESCENT

     On March 6, 2001, the Company issued 100,000 shares of its series C convertible redeemable preferred stock for $5.0 million to Crescent International Ltd. ("Crescent"). If the series C convertible redeemable preferred stock has not been converted after four years, the holders may require the Company to redeem the series C convertible redeemable preferred stock at a 175% premium to the liquidation preference. The Company will recognize an accretive dividend of approximately $938,000 annually related to this feature for four years which will impact earnings per share. The series C convertible redeemable preferred stock is not convertible for one year after issuance. Thereafter, the holders of the series C convertible redeemable preferred stock can convert all or a portion of their shares based on a floating conversion price which is a function of our common stock's closing price. Holders will not be entitled to obtain more than 20% of the Company's common stock in the aggregate upon conversion. Crescent also received certain registration rights in connection with its investment.

WARRANTS

     In connection with the Spin-Off, the Company issued to the lender a warrant to purchase up to 98,750 shares of the Company's common stock at a price of $4.80 per share in connection with the antidilution provisions of existing warrants to purchase InfoCure common stock. This warrant is immediately exercisable and has an eight-year term. The estimated fair value of approximately $540,000 has been recorded as deferred loan costs and is being amortized over the life of the loan. No warrants had been exercised as of March 31, 2001.

     In connection with the Spin-Off, the Company issued to the investor a warrant to purchase up to 50,000 shares of the Company's common stock at a price of $18.40 per share in connection with the antidilution provisions of existing warrants to purchase InfoCure common stock. The estimated fair value of this grant is nil. This warrant is immediately exercisable and has a four-year term. No warrants had been exercised as of March 31, 2001.

CONTINGENTLY ISSUABLE SHARES

     As reported in PracticeWorks' Form 10-K, in connection with the Spin-Off, PracticeWorks assumed a portion of InfoCure's contingent obligation under a letter agreement between InfoCure and WebMD Corporation ("WebMD"), formerly Healtheon/WebMD, executed February 2000 whereby PracticeWorks may be obligated to issue up to 482,253 shares of PracticeWorks common stock to WebMD. These shares

                              PRACTICEWORKS, INC.

                    NOTES TO CONDENSED CONSOLIDATED INTERIM
                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

would represent the PracticeWorks common stock that WebMD would have been entitled to receive in the Spin-Off had it owned the full number of shares of InfoCure common stock on the record date. On March 8, 2001, InfoCure filed a lawsuit against WebMD alleging certain claims related to a dispute between the parties with respect to the letter agreement and a related marketing agreement. The exact number of shares of PracticeWorks common stock to be delivered to WebMD, if any, will be determined through negotiations and/or litigation regarding the InfoCure/WebMd February 2000 letter agreement and related marketing agreement.

NOTE 8.  SEGMENT INFORMATION

     SFAS No. 131 establishes standards for the way in which public companies are to disclose certain information about operating segments in their financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers.

     The Company historically evaluated its business based on specialty group (i.e. dental, orthodontic, and oral) clients. The Company's business model has changed and reshaped these bases for evaluation. Effective in the first quarter of 2001, in connection with the Spin-Off, the Company changed the way it evaluates its business to reflect the new business model. Although the Company's products and services are similar, management believes that the delineation between the Company's revenue streams provides definition for reportable segments and is consistent with its newly adopted business model. Consequently, the Company has identified two reportable operating segments based on the criteria of SFAS No. 131: recurring revenue and non-recurring revenue. Recurring revenue includes contractual arrangements for maintenance and support services, subscriptions and e-services. Non-recurring revenue includes one-time sales of licenses and systems and fees for training and implementation services.

     The Company also conducts operations in Europe and Australia. For the three months ended March 31, 2001, less than 10% of the Company's total revenues were generated outside the United States.

     The Company's President and Chief Executive Officer evaluates performance based on measures of segment revenues and company-wide operating results. Employee headcount and operating costs and expenses are managed by functional areas, rather than by revenue segments. Moreover, the Company does not account for or report to the President and CEO its assets or capital expenditures by segments.

     The accompanying statements of operations disclose the financial information of the Company's reportable segments in accordance with SFAS No. 131 for the three months ended March 31, 2001 and 2000.

NOTE 9.  LEGAL PROCEEDINGS

     Pursuant to the Agreement and Plan of Distribution, executed in connection with the Spin-Off, PracticeWorks agreed to assume any and all contingent liability arising from the definitive resolution of the litigation filed on June 21, 2000 against InfoCure by Joseph Hafner. On June 21, 2000, a lawsuit styled Joseph Hafner v. InfoCure Corporation et al.,

                              PRACTICEWORKS, INC.

                    NOTES TO CONDENSED CONSOLIDATED INTERIM
                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

was filed in the United States District Court in and for the Eastern District of Pennsylvania. The lawsuit alleges that InfoCure breached the terms of a registration rights agreement whereby InfoCure was required, prior to a specified date, to effect the registration for resale with the Securities and Exchange Commission of shares of InfoCure's common stock which the plaintiff owned. The complaint further alleges breach of fiduciary duties owed to the plaintiff as a stockholder of InfoCure and tort claims against InfoCure as a result of the alleged failure to timely register shares for resale. The complaint seeks in excess of $3.2 million in compensatory damages as a result of InfoCure's alleged breach of this agreement, as well as punitive damages and reimbursement for the plaintiff's attorney's fees and associated costs and expenses of the lawsuit. On March 30, 2001, the court denied the plaintiff's motions for judgment on the pleadings with respect to plaintiffs' claim that InfoCure breached the terms of the registration rights agreement, and the court also denied InfoCure's motion to dismiss certain of the plaintiff's contract and tort claims in the case. InfoCure's management believes it has meritorious defenses in this matter and intends to pursue these defenses vigorously. Management of PracticeWorks believes that the ultimate resolution of this matter will not have a material adverse effect on PracticeWorks' financial condition.

                              PRACTICEWORKS, INC.

                 INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

     The unaudited pro forma condensed combined financial statements reflect completion on March 5, 2001 of the spin-off by InfoCure Corporation ("InfoCure") of its dental business to PracticeWorks, Inc. ("PracticeWorks") and have been prepared to give effect to PracticeWorks' potential issuance of 482,253 shares of common stock to WebMD Corporation ("WebMD") and the proposed acquisition of all the outstanding equity interest of Medical Dynamics. These shares may be issued to WebMD in satisfaction of certain pre-existing obligations owed to WebMD. Pursuant to the Medical Dynamics merger agreement, each holder of greater than 100 shares of Medical Dynamics common stock will receive 0.06873 shares of InfoCure common stock, 0.017183 shares of PracticeWorks common stock and 0.07558 shares of PracticeWorks series B convertible redeemable preferred stock in exchange for each share of Medical Dynamics common stock held. Each holder of 100 or fewer shares of Medical Dynamics will receive $0.75 in cash for each share of Medical Dynamics common stock held. The unaudited pro forma condensed combined financial statements assume 13.2 million shares of Medical Dynamics common stock are outstanding on a fully diluted basis as of the date of the acquisition, in which case InfoCure would issue approximately 878,000 shares of InfoCure common stock. PracticeWorks would issue approximately 219,000 shares of PracticeWorks common stock, approximately 965,000 shares of PracticeWorks series B convertible redeemable preferred stock and pay approximately $325,000 in cash. The unaudited pro forma condensed combined statements of operations also include the March 7, 2001, acquisition of SoftDent, LLC, or InfoSoft, in exchange for 32,000 shares of PracticeWorks' series A convertible redeemable preferred stock with a stated redemption value of $32.0 million in five years.

     The pro forma condensed combined financial statements included herein reflect application of the purchase method of accounting for the acquisitions. Such financial statements have been prepared from, and should be read in conjunction with, the historical financial statements and notes thereto of PracticeWorks as of and for the three months ended March 31, 2001, and of PracticeWorks and InfoSoft as of and for the year ended December 31, 2000 included elsewhere in this prospectus, and the Medical Dynamics historical consolidated financial statements and notes thereto included in Medical Dynamics' annual report on Form 10-KSB for the year ended September 30, 2000 and its quarterly report on Form 10-QSB for the six months ended March 31, 2001, incorporated herein by reference.

     The pro forma condensed combined balance sheet gives effect to the potential issuance of common stock to WebMD and the acquisition of Medical Dynamics as if they had occurred on March 31, 2001 combining the balance sheets of PracticeWorks and Medical Dynamics as of that date. The pro forma condensed combined statements of operations give effect to the potential issuance of common stock to WebMD and the acquisitions of Medical Dynamics and InfoSoft as if they had occurred on January 1, 2000, combining the results of PracticeWorks and InfoSoft for the three months ended March 31, 2001 and for the year ended December 31, 2000 with those of Medical Dynamics for the three months ended March 31, 2001 and for the twelve-month period ended December 31, 2000.

     The pro forma condensed combined statements of operations for the three months ended March 31, 2001 and for the year ended December 31, 2000 include appropriate

                              PRACTICEWORKS, INC.

                 INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

adjustments for amortization and other items related to the transaction, but exclude any potential cost savings. PracticeWorks believes that it may be able to reduce salaries and related costs and general and administrative expenses as it eliminates duplication of overhead and has formulated a plan of restructuring to implement such savings. There can be no assurance that the restructuring plan will be successful in effecting such cost savings.

     The transactions described above have an impact on InfoCure's financial statements, which, for pro forma purposes, are considered immaterial. Consistent with the terms of the original merger agreement and InfoCure's subsequent spin-off of its dental business to PracticeWorks, InfoCure's issuance of common stock to Medical Dynamics stockholders will be accounted for by PracticeWorks as an equity contribution. InfoCure will record the issuance of these shares by increasing its common stock outstanding and paid-in capital to reflect a fair value at issuance and simultaneously reduce paid-in capital by this same amount to recognize the adjustment to net assets spun-off to PracticeWorks.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that management deems appropriate. The pro forma combined financial information is unaudited and does not purport to represent the consolidated results that would have been obtained had the transactions occurred at the dates indicated, as assumed, nor does it purport to present the results which may be obtained in the future.

                              PRACTICEWORKS, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 MARCH 31, 2001
                                 (IN THOUSANDS)

                                 PRACTICEWORKS,   MEDICAL                     PRO FORMA
                                      INC.        DYNAMICS   ADJUSTMENTS      COMBINED
                                 --------------   --------   -----------      ---------
ASSETS
CURRENT:
Cash and cash equivalents......     $ 7,135       $    755    $   (325)(B)    $  6,793
                                                                  (772)(C)
Accounts and notes receivable,
  net..........................       7,590            157          --           7,747
Deferred tax assets............         987             --          --             987
Prepaid expenses and other
  current assets...............       2,477             14          --           2,491
                                    -------       --------    --------        --------
     Total current assets......      18,189            926      (1,097)         18,018
Property and equipment, net....       6,289            230          --           6,519
Goodwill and other intangible
  assets, net..................      62,541          3,173       6,581(B)       72,295
Deferred tax assets............       4,370             --          --           4,370
Other assets...................       1,970             22      (1,550)(D)         442
                                    -------       --------    --------        --------
                                    $93,359       $  4,351    $  3,934        $101,644
                                    =======       ========    ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable...............     $ 5,113       $     48    $    100(A)     $  5,261
Accrued expenses...............       4,605            607         300(B)        5,364
                                                                  (148)(C)
Accrued restructuring costs....       1,079             --          --           1,079
Deferred revenue and customer
  deposits.....................      10,636            284          --          10,920
Current portion of long-term
  debt.........................       2,126          2,414        (624)(C)       2,366
                                                                (1,550)(D)
                                    -------       --------    --------        --------
     Total current
       liabilities.............      23,559          3,353      (1,922)         24,990
Long-term debt, less current
  portion......................      20,031             72          --          20,103
                                    -------       --------    --------        --------
     Total liabilities.........      43,590          3,425      (1,922)         45,093
                                    -------       --------    --------        --------
Convertible redeemable
  preferred stock..............      26,333             --       3,750(B)       30,083
                                    -------       --------    --------        --------
STOCKHOLDERS' EQUITY:
Common stock...................          88             13           5(A)           95
                                                                   (11)(B)
Additional paid-in capital.....      26,989         28,353          (5)(A)      30,014
                                                                  (100)(A)
                                                               (28,353)(B)
                                                                 1,469(B)
                                                                 1,161(B)
                                                                   500(B)
Accumulated deficit............      (3,576)       (27,440)     27,440(B)       (3,576)
Accumulated other comprehensive
  loss.........................         (65)            --          --             (65)
                                    -------       --------    --------        --------
     Total stockholders'
       equity..................      23,436            926       2,106          26,468
                                    -------       --------    --------        --------
                                    $93,359       $  4,351    $  3,934        $101,644
                                    =======       ========    ========        ========

See accompanying notes to pro forma financial statements.

                              PRACTICEWORKS, INC.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 2001
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                PRACTICEWORKS,              MEDICAL     PRO FORMA     PRO FORMA
                                     INC.        INFOSOFT   DYNAMICS   ADJUSTMENTS    COMBINED
                                --------------   --------   --------   -----------    ---------
Total revenue.................     $ 11,817       $1,374    $   627     $     --      $ 13,818
                                   --------       ------    -------     --------      --------
OPERATING EXPENSE:
Hardware and other purchases
  for resale..................        1,447          495        293           --         2,235
Selling, general and
  administrative..............       10,212          673        419           --        11,304
Research and development......          726           80         --           --           806
Depreciation and
  amortization................        5,314          236         25          839(E)      7,125
                                                                             711(E)
Restructuring and other non-
  recurring charges...........        2,120           --         --           --         2,120
                                   --------       ------    -------     --------      --------
  Total operating expense.....       19,819        1,484        737        1,550        23,590
                                   --------       ------    -------     --------      --------
Operating loss................       (8,002)        (110)      (110)      (1,550)       (9,772)
Interest expense and other,
  net.........................          625           --         63           --           688
                                   --------       ------    -------     --------      --------
Loss before income taxes......       (8,627)        (110)      (173)      (1,550)      (10,460)
Income taxes..................           --           --         --           --            --
                                   --------       ------    -------     --------      --------
  Net loss....................       (8,627)        (110)      (173)      (1,550)      (10,460)
Accrued and accretive
  dividends on preferred
  stock.......................          333           --         --          347(G)      1,458
                                                                              79(H)
                                                                             699(I)
                                   --------       ------    -------     --------      --------
  Net loss available to common
    stockholders..............     $ (8,960)      $ (110)   $  (173)    $ (2,675)     $(11,918)
                                   ========       ======    =======     ========      ========
NET LOSS PER SHARE:
Basic and diluted.............     $  (1.03)                                          $  (1.27)
                                   ========                                           ========
WEIGHTED AVERAGE SHARES
  OUTSTANDING:
Basic and diluted.............        8,685                                              9,386
                                   ========                                           ========

                              PRACTICEWORKS, INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                PRACTICEWORKS,              MEDICAL     PRO FORMA     PRO FORMA
                                     INC.        INFOSOFT   DYNAMICS   ADJUSTMENTS    COMBINED
                                --------------   --------   --------   -----------    ---------
Total revenue.................     $ 40,015       $8,648    $ 3,020     $     --      $ 51,683
                                   --------       ------    -------     --------      --------
Operating expense:
  Hardware and other purchases
    for resale................        5,337          649        704           --         6,690
  Selling, general and
    administrative............       38,895        5,722      2,537           --        47,154
  Research and development....        3,481          395         --           --         3,876
  Depreciation and
    amortization..............       17,250        1,590      1,092        5,992(E)     28,766
                                                                           2,842(E)
  Restructuring and other non-
    recurring charges.........        7,410           --         --           --         7,410
  Gain on disposal of fixed
    assets....................         (636)          --         --           --          (636)
                                   --------       ------    -------     --------      --------
Total operating expense.......       71,737        8,356      4,333        8,834        93,260
                                   --------       ------    -------     --------      --------
Operating (loss) income.......      (31,722)         292     (1,313)      (8,834)      (41,577)
Interest expense and other,
  net.........................        2,117           --        316           --         2,433
                                   --------       ------    -------     --------      --------
(Loss) income before income
  taxes.......................      (33,839)         292     (1,629)      (8,834)      (44,010)
(Benefit) provision for income
  taxes.......................       (4,399)         129         --         (553)(F)    (4,823)
                                   --------       ------    -------     --------      --------
Net (loss) income                   (29,440)         163     (1,629)      (8,281)      (39,187)
Accrued and accretive
  dividends on preferred
  stock.......................           --           --         --        2,080(G)      5,833
                                                                             315(H)
                                                                           3,438(I)
                                   --------       ------    -------     --------      --------
Net (loss) income available to
  common stockholders.........     $(29,440)      $  163    $(1,629)    $(14,114)     $(45,020)
                                   ========       ======    =======     ========      ========
Net loss per share:
  Basic and diluted...........     $  (3.51)                                          $  (4.96)
                                   ========                                           ========
Weighted average shares
  outstanding:
  Basic and diluted...........        8,384                                              9,085
                                   ========                                           ========

                              PRACTICEWORKS, INC.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET ADJUSTMENTS

(A) Records the potential issuance of 482,253 shares of common stock to WebMD net of issuance costs.

(B) Records the Medical Dynamics acquisition, including (1) issuance of approximately 219,500 shares of PracticeWorks common stock and recognizes the issuance of approximately 878,000 shares of InfoCure common stock, together valued at $2.6 million, (2) the issuance of approximately 965,000 shares of PracticeWorks series B convertible redeemable preferred stock, with a stated redemption value of $5.3 million, and (3) the cash payment of approximately $325,000, all in exchange for approximately 13.2 million shares of Medical Dynamics common stock. Also records the exchange of PracticeWorks stock options for outstanding Medical Dynamics stock options valued at approximately $500,000 and estimated transaction costs of $300,000. The PracticeWorks and InfoCure common stock has been valued based on recent closing prices. The valuation of the series B convertible redeemable preferred stock is based on the redemption value net of a discount to adjust to estimated fair value. PracticeWorks will recognize an equity contribution to recognize the issuance of the InfoCure common stock in accordance with the original agreement. For pro forma purposes the total consideration is estimated at $7.5 million.

    This acquisition is accounted for as a purchase with the total consideration allocated to the assets acquired as follows:

   DESCRIPTION                                                       AMOUNT
   -----------                                                   --------------
                                                                 (IN THOUSANDS)

   Total consideration:

     Issuance of series B convertible redeemable preferred
        stock..................................................     $ 5,250

     Discount on series B convertible redeemable preferred
        stock..................................................      (1,500)

     Issuance of PracticeWorks common stock....................       1,163

     Contribution to recognize InfoCure's issuance of common
        stock to Medical Dynamics stockholders.................       1,469

     Payment to certain Medical Dynamics stockholders..........         325

     Transaction costs.........................................         300

     Issuance of stock options.................................         500
                                                                    -------

                                                                      7,507

   Allocation:

     Current assets............................................        (926)

     Property and equipment....................................        (230)

     Other assets..............................................         (22)

     Current liabilities.......................................       3,353

     Long-term debt, net of current portion....................          72

     Goodwill..................................................      (9,754)
                                                                    -------

                                                                    $    --
                                                                    =======

(C) Records payments of accrued salary and vacation and certain promissory notes to Medical Dynamics stockholders, officers and directors upon closing.

                              PRACTICEWORKS, INC.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

(D) Records elimination of loans to Medical Dynamics.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS

(E) Records adjustment to amortization expense to reflect net increase for new basis of goodwill and eliminate amortization for other intangibles to which no value was assigned. Goodwill is amortized using the straight line method over a three year life.

(F) Records the effect of income taxes as though the companies filed consolidated tax returns. Goodwill arising from the acquisitions is not deductible for income tax purposes and therefore does not provide a pro forma income tax benefit.

(G) Records the annual dividends on PracticeWorks convertible redeemable preferred stock issued in connection with the InfoSoft acquisition which was completed on March 7, 2001.

(H) Records the annual dividends on PracticeWorks convertible redeemable preferred stock to be issued in connection with the Medical Dynamics acquisitions.

(I) Records the accretive dividends related to the discount on convertible redeemable preferred stock issued in connection with the InfoSoft acquisition and to be issued in connection with the Medical Dynamics acquisition. Also records the accretive dividend related to the potential redemption premium feature of the convertible redeemable preferred stock issued in connection with the Crescent investment, which was made on March 6, 2001.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

DENTSPLY International, Inc.
(Owner of the InfoSoft division of Ceramco, Inc., a wholly owned subsidiary) York, Pennsylvania

     We have audited the accompanying balance sheets of InfoSoft (a division of Ceramco, Inc., a wholly owned subsidiary of DENTSPLY International, Inc.) (the "Division") as of December 31, 2000 and 1999, and the related statements of income, changes in divisional equity and cash flows for the years then ended. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InfoSoft as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

BDO Seidman, LLP
Atlanta, Georgia
March 2, 2001 (except for Note 7, which is as of March 7, 2001)

                                    INFOSOFT

      (A DIVISION OF CERAMCO, INC., A WHOLLY OWNED SUBSIDIARY OF DENTSPLY
                              INTERNATIONAL, INC.)

                                 BALANCE SHEETS

                                                              DECEMBER 31,
                                                        -------------------------
                                                           2000          1999
                                                        -----------   -----------
ASSETS
Current
  Cash and cash equivalents...........................  $    70,853   $        --
  Accounts receivable, less allowance for doubtful
     accounts $50,000 and $22,000.....................      355,982       592,938
  Supplies inventory..................................       50,129        67,028
  Convention deposits and other prepaid expenses......      273,197       185,438
                                                        -----------   -----------
       Total current assets...........................      750,161       845,404
                                                        -----------   -----------
Property and equipment, net (Note 3)..................      820,839       944,069
                                                        -----------   -----------
Other assets
  Capitalized software costs, less accumulated
     amortization of $1,839,605 and $1,060,771 (Note
     2)...............................................    4,449,170     4,070,711
  Goodwill, less accumulated amortization of
     $1,121,216 and $689,749..........................    5,350,784     5,782,251
                                                        -----------   -----------
       Total other assets.............................    9,799,954     9,852,962
                                                        -----------   -----------
       Total assets...................................  $11,370,954   $11,642,435
                                                        ===========   ===========
LIABILITIES AND DIVISIONAL EQUITY
Current
  Bank overdrafts.....................................  $        --   $   216,912
  Accounts payable....................................       32,518       261,950
  Income taxes payable (Note 5).......................      304,000       520,000
  Accrued expenses:
     Salaries and related expenses....................      345,732       725,082
     Other............................................      277,243       221,612
  Deferred revenue....................................    1,285,144       814,449
                                                        -----------   -----------
       Total current liabilities......................    2,244,637     2,760,005
Deferred tax liabilities, net (Note 5)................    1,236,000       891,000
                                                        -----------   -----------
       Total liabilities..............................    3,480,637     3,651,005
                                                        -----------   -----------
Commitments (Note 4)
Divisional equity
  Net advances from parent............................    5,492,221     5,756,707
  Retained earnings...................................    2,398,096     2,234,723
                                                        -----------   -----------
       Total divisional equity........................    7,890,317     7,991,430
                                                        -----------   -----------
       Total liabilities and divisional equity........  $11,370,954   $11,642,435
                                                        ===========   ===========

See accompanying notes to financial statements.

                                    INFOSOFT

      (A DIVISION OF CERAMCO, INC., A WHOLLY OWNED SUBSIDIARY OF DENTSPLY
                              INTERNATIONAL, INC.)

                              STATEMENTS OF INCOME

                                                          YEAR ENDED DECEMBER 31,
                                                          -----------------------
                                                             2000         1999
                                                          ----------   ----------
Net sales...............................................  $8,647,959   $9,545,002
Costs and expenses
  Cost of products purchased for sale...................     648,713      719,699
  Selling, general and administrative expenses..........   7,311,606    7,228,712
  Research and development..............................     395,267      155,000
                                                          ----------   ----------
     Total operating costs and expenses.................   8,355,586    8,103,411
                                                          ----------   ----------
Net income before income taxes..........................     292,373    1,441,591
Income taxes (Note 5)...................................     129,000      558,000
                                                          ----------   ----------
Net income..............................................  $  163,373   $  883,591
                                                          ==========   ==========

See accompanying notes to financial statements.

                                    INFOSOFT

      (A DIVISION OF CERAMCO, INC., A WHOLLY OWNED SUBSIDIARY OF DENTSPLY
                              INTERNATIONAL, INC.)

                   STATEMENTS OF CHANGES IN DIVISIONAL EQUITY

                                                 NET
                                              ADVANCES      RETAINED
                                             FROM PARENT    EARNINGS       TOTAL
                                             -----------   ----------   -----------
Balance, December 31, 1998.................  $ 7,053,222   $1,351,132   $ 8,404,354
  Net income...............................           --      883,591       883,591
  Net repayments...........................   (1,296,515)          --    (1,296,515)
                                             -----------   ----------   -----------
Balance, December 31, 1999.................    5,756,707    2,234,723     7,991,430
  Net income...............................           --      163,373       163,373
  Net repayments...........................     (264,486)          --      (264,486)
                                             -----------   ----------   -----------
Balance, December 31, 2000.................  $ 5,492,221   $2,398,096   $ 7,890,317
                                             ===========   ==========   ===========

See accompanying notes to financial statements.

                                    INFOSOFT

           (A DIVISION OF CERAMCO, INC., A WHOLLY OWNED SUBSIDIARY OF
                         DENTSPLY INTERNATIONAL, INC.)

                            STATEMENTS OF CASH FLOWS

                                                         YEAR ENDED DECEMBER 31,
                                                        -------------------------
                                                           2000          1999
                                                        -----------   -----------
Operating activities
  Net income..........................................  $   163,373   $   883,591
  Adjustments to reconcile net income to net cash
     Provided by operating activities:
       Depreciation and amortization..................    1,589,888     1,417,213
       Corporate overhead allocation..................      123,909        95,817
       Deferred income taxes..........................      345,000       480,000
       Change in operating assets and liabilities:
          Accounts receivable.........................      236,956      (100,152)
          Supplies inventory..........................       16,899          (622)
          Prepaid expenses............................      (87,759)      172,089
          Bank overdrafts.............................     (216,912)      216,912
          Accounts payable............................     (229,432)      222,626
          Income taxes payable........................     (216,000)       78,000
          Accrued expenses............................     (323,719)       81,966
          Deferred revenue............................      470,695        95,167
                                                        -----------   -----------
Cash provided by operating activities.................    1,872,898     3,642,607
                                                        -----------   -----------
Investing activities
  Capital expenditures................................     (256,357)     (940,073)
  Capitalized software expenditures...................   (1,157,293)   (1,428,875)
                                                        -----------   -----------
Cash used by investing activities.....................   (1,413,650)   (2,368,948)
                                                        -----------   -----------
Financing activity
  Repayments to parent company, net of draws and
     corporate overhead allocation....................     (388,395)   (1,392,332)
                                                        -----------   -----------
Net change in cash and cash equivalents...............       70,853      (118,673)
Cash and cash equivalents, beginning..................           --       118,673
                                                        -----------   -----------
Cash and cash equivalents, ending.....................  $    70,853   $        --
                                                        ===========   ===========

See accompanying notes to financial statements.

                                    INFOSOFT

           (A DIVISION OF CERAMCO, INC., A WHOLLY OWNED SUBSIDIARY OF
                         DENTSPLY INTERNATIONAL, INC.)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1.  NATURE OF OPERATIONS AND BASIS OF PRESENTATION

     The accompanying financial statements include the operations, assets and liabilities of InfoSoft, a division of Ceramco, Inc., a wholly owned subsidiary of DENTSPLY International, Inc ("DENTSPLY"), referred to hereafter as "the Division". The Division provides information management technology to dentists. The Division's offerings include practice management applications, business-to-business e-commerce services, electronic data interchange, or EDI, services, ongoing maintenance and support and training. These systems are designed to increase the quality and reduce the cost of providing care by allowing dentists and physicians to manage their practices more efficiently and reduce the administrative burdens created by an increasingly complex healthcare environment.

     The assets and liabilities of the Division were acquired by DENTSPLY on March 18, 1998, and accounted for under the purchase method of accounting.

     The Division's costs and expenses in the accompanying financial statements include allocations from DENTSPLY for centralized corporate services and infrastructure costs because specific identification of the expenses is not practicable. The expense allocations have been determined on the bases that DENTSPLY and the Division considered to be reasonable reflections of the utilization of services provided or the benefit received by the Division using ratios such as relative head count, sales and real estate occupied. These allocations are minimal as the Division, for the most part, operates independently.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     Revenue from software sales is recognized when all shipment obligations have been met, fees are fixed and determinable, collection of the sale proceeds is deemed probable and persuasive evidence that an agreement exists. Revenue from hardware sales, which was minimal for the periods presented, is recognized upon product shipment. Revenue from support and maintenance contracts, which are typically one year in length, is recognized ratably over the life of the contract. Revenue from electronic claims processing is based upon a per transaction fee. Customers using the Division's electronic claims processing services must pay the Division in advance and maintain prepaid deposits. The Division records these deposits as deferred revenue until the processing of transactions is complete and reported by a third party clearing house. Revenue from other services is recognized as the services are provided.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include all highly liquid investments with initial maturity dates of no more than three months. Historically, DENTSPLY has managed cash for its subsidiaries and divisions on a centralized basis.

                                    INFOSOFT

           (A DIVISION OF CERAMCO, INC., A WHOLLY OWNED SUBSIDIARY OF
                         DENTSPLY INTERNATIONAL, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of financial instruments is the amount at which the instrument could be exchanged in a current transaction between willing parties. Management estimates that the carrying amounts of the Division's financial instruments, which consist primarily of accounts receivable and accounts payable, are not materially different from their fair values.

PROPERTY AND EQUIPMENT

     Property and equipment, are stated at the lower of the fair value or cost. Depreciation is computed over the estimated useful lives of the related assets using both straight-line and accelerated methods for financial reporting and primarily accelerated methods for income tax purposes. Substantial betterments to property and equipment are capitalized and repairs and maintenance are expensed as incurred.

CAPITALIZED COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED

     Costs incurred, such as planning, designing, coding and testing, for computer software to be sold, leased or otherwise marketed are expensed as incurred prior to establishing the technological feasibility of a product. Technological feasibility is generally achieved when the detail program design or a working model has been completed. For the period between the establishment of technological feasibility and the time a product is available for general release, such costs are capitalized. Capitalized software costs are amortized using the straight-line method over the estimated lives of the related products (generally 60 months).

GOODWILL

     Goodwill represents the excess of cost over the fair value of assets acquired in a business combination accounted for under the purchase method. Goodwill is amortized on a straight-line basis over its estimated useful life (15 years).

LONG-LIVED ASSETS

     Long-lived assets, such as goodwill, property and equipment and capitalized software development costs are periodically evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows resulting from the use of the assets. When any such impairment exists, the related assets will be written down to fair value.

DIVISIONAL EQUITY

     Divisional Equity represents DENTSPLY's net advances to the Division, through its wholly owned subsidiary, Ceramco, Inc. and divisional earnings. No intercompany interest income or expense has been allocated to the Division for DENTSPLY's net investment in

                                    INFOSOFT

           (A DIVISION OF CERAMCO, INC., A WHOLLY OWNED SUBSIDIARY OF
                         DENTSPLY INTERNATIONAL, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

the Division, as there is no portion of DENTSPLY's third-party debt attributed to the Division.

INCOME TAXES

     For the periods presented, the Division was not a separate taxable entity for federal, state or local income tax purposes and its operating results are included in the tax return of Ceramco, Inc. and ultimately are included in DENTSPLY's consolidated tax returns. The Division calculates its income taxes under the separate return method and accounts for income taxes under the asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Division's financial statements or tax returns. In estimating future tax consequences, management generally considers all expected future events other than possible enactments of changes in the tax laws or rates.

MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

RECLASSIFICATION

     Certain prior period amounts have been reclassified to conform to the current year presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. Historically, the Division has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Division does not expect adoption of the new standard on January 1, 2001, to affect its financial statements.

     SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- a Replacement of FASB Statement No. 125" was issued in September 2000 to address securitizations and other transfers of financial assets and collateral, and requires specified new disclosures. Specified disclosure provisions are effective for fiscal years ending after December 15, 2000 with the accounting for transfers and servicing of financial assets and extinguishments of liabilities effective for transactions

                                    INFOSOFT

           (A DIVISION OF CERAMCO, INC., A WHOLLY OWNED SUBSIDIARY OF
                         DENTSPLY INTERNATIONAL, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

occurring after March 31, 2001. Adoption of this new standard is not expected to have an effect on our financial statements.

     In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition" which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. The Division believes that adopting SAB No. 101 will not have a material impact on its financial position or results of operations.

NOTE 3.  PROPERTY AND EQUIPMENT

     Major classes of property and equipment consisted of the following:

                                                ESTIMATED          DECEMBER 31,
                                               USEFUL LIVES   -----------------------
                                                 (YEARS)         2000         1999
                                               ------------   ----------   ----------
Office and computer equipment................      2-5        $1,132,199   $  871,606
Furniture and fixtures.......................       10           479,434      483,670
                                                              ----------   ----------
                                                               1,611,633    1,355,276
Less accumulated depreciation................                   (790,794)    (411,207)
                                                              ----------   ----------
                                                              $  820,839   $  944,069
                                                              ==========   ==========

     Depreciation expense was $379,587 and $294,660 for the year ended December 31, 2000 and 1999.

NOTE 4.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     DENTSPLY leases office facilities and certain equipment under operating leases having original terms ranging from one to seven years. Approximate future minimum rentals, by year and in the aggregate, under the noncancellable operating leases with remaining terms of more than one year that relate to facilities utilized by the Division are as follows:

YEAR                                                            AMOUNT
----                                                          ----------
2001........................................................  $  376,000
2002........................................................     387,000
2003........................................................     369,000
2004........................................................     411,000
                                                              ----------
          Total.............................................  $1,543,000
                                                              ==========

     Rent expense was approximately $332,000 and $270,000 for the year ended December 31, 2000 and 1999, respectively.

                                    INFOSOFT

           (A DIVISION OF CERAMCO, INC., A WHOLLY OWNED SUBSIDIARY OF
                         DENTSPLY INTERNATIONAL, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

DEFINED CONTRIBUTION PLANS

     Substantially all of the employees of the Division are eligible to participate in defined contribution plans sponsored by DENTSPLY -- the DENTSPLY Employee Stock Ownership Plan ("ESOP") and a 401(k) savings plan. The ESOP is a non-contributory defined contribution plan. DENTSPLY makes annual contributions to the ESOP of not less than the amounts required to service ESOP debt. The Division records pro rata expense related to the Division's employees relative to all employees of DENTSPLY and its subsidiaries. Total expense recorded by the Division was approximately $91,000 and $70,000 for 2000 and 1999, respectively.

     The 401(k) savings plan allows enrolled participants to contribute up to 15% of their compensation, subject to IRS defined limits. Neither DENTSPLY nor the Division contributes to the 401(k) savings plan.

LITIGATION

     The Division is a party to various legal proceedings related to its agreements with certain of its value-added resellers. Although the ultimate disposition of these proceedings is not presently determinable, management does not believe that adverse determination in any or all of such proceedings would have a material impact on the financial statements of the Division.

NOTE 5.  INCOME TAXES

     The components of the provision for income taxes are as follows:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                            --------------------
                                                              2000        1999
                                                            ---------   --------
Current:
  Federal.................................................  $(177,000)  $ 68,000
  State...................................................    (39,000)    10,000
                                                            ---------   --------
     Total current........................................   (216,000)    78,000
                                                            ---------   --------
Deferred:
  Federal.................................................    283,000    418,000
  State...................................................     62,000     62,000
                                                            ---------   --------
     Total deferred.......................................    345,000    480,000
                                                            ---------   --------
     Income tax expense...................................  $ 129,000   $558,000
                                                            =========   ========

                                    INFOSOFT

           (A DIVISION OF CERAMCO, INC., A WHOLLY OWNED SUBSIDIARY OF
                         DENTSPLY INTERNATIONAL, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Deferred taxes result from temporary differences between the bases of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The sources of the temporary differences and their effect on deferred tax assets and liabilities are as follows:

                                                               DECEMBER 31,
                                                          -----------------------
                                                             2000         1999
                                                          -----------   ---------
DEFERRED TAX ASSETS:
Accounts receivable reserve.............................  $    20,000   $   9,000
Basis difference of property and equipment..............       24,000      15,000
Other...................................................       (1,000)     13,000
                                                          -----------   ---------
  Total deferred tax assets.............................       43,000      37,000
DEFERRED TAX LIABILITIES:
Capitalized software costs..............................   (1,279,000)   (928,000)
                                                          -----------   ---------
  Net deferred tax liabilities..........................  $(1,236,000)  $(891,000)
                                                          ===========   =========

     The Division's effective income tax rate varied from the U.S. federal statutory rate as follows:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                           --------------------
                                                             2000        1999
                                                           --------    --------
Expected tax expense at U.S. federal statutory rate......  $100,000    $490,000
Increase (decrease) in income taxes resulting from:
  State income taxes.....................................    15,000      43,000
  Other, net.............................................    14,000      25,000
                                                           --------    --------
     Net income tax expense..............................  $129,000    $558,000
                                                           ========    ========

NOTE 6.  SUPPLEMENTAL CASH FLOW INFORMATION

     All required cash payments for income taxes were made by DENTSPLY on behalf of the Division.

NOTE 7.  SUBSEQUENT EVENT

     On March 7, 2001, the net assets of the Division were acquired by PracticeWorks, Inc. ("PracticeWorks") in exchange for 6.5% convertible redeemable preferred stock. The preferred stock will be convertible into PracticeWorks' outstanding common stock and is redeemable after five years for $32.0 million. PracticeWorks was formerly a division of InfoCure Corporation ("InfoCure") and was spun-off from InfoCure in a pro rata distribution of PracticeWorks' common stock to InfoCure's common stockholders.

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Medical Dynamics, Inc.
Englewood, Colorado

     We have audited the accompanying consolidated balance sheet of Medical Dynamics, Inc. and subsidiaries (the "Company") as of September 30, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended September 30, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Medical Dynamics, Inc. and subsidiaries as of September 30, 2000, and the results of their operations and their cash flows for the years ended September 30, 2000 and 1999, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HEIN + ASSOCIATES LLP

Denver, Colorado
November 30, 2000

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2000

ASSETS
CURRENT ASSETS:
  Cash and equivalents......................................  $    330,800
  Trade receivables, less allowance for doubtful accounts of
     $19,600................................................        43,300
  Inventories...............................................         2,500
  Prepaid expenses and other................................           700
                                                              ------------
     Total current assets...................................       377,300
                                                              ------------
SOFTWARE DEVELOPMENT AND SUPPORT:
  Software development costs, net of accumulated
     amortization of $1,321,800.............................     1,948,200
  Technical support contracts, net of accumulated
     amortization of $890,700...............................       593,800
                                                              ------------
     Total software development and support.................     2,542,000
                                                              ------------
PROPERTY AND EQUIPMENT:
  Demonstration equipment...................................       143,000
  Machinery and equipment...................................       606,100
  Furniture and fixtures....................................       235,600
  Leasehold improvements....................................        54,500
                                                              ------------
                                                                 1,039,200
  Less accumulated depreciation and amortization............      (753,900)
                                                              ------------
     Property and equipment, net............................       285,300
                                                              ------------
OTHER ASSETS:
  Goodwill, net of accumulated amortization of $225,500.....     1,050,600
  Deposits and other........................................        42,500
                                                              ------------
     Total other assets.....................................     1,093,100
                                                              ------------
     Total Assets...........................................  $  4,297,700
                                                              ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of notes payable.......................  $  2,002,200
  Accounts payable and accrued expenses.....................       665,900
  Unearned revenue..........................................       269,800
                                                              ------------
     Total current liabilities..............................     2,937,900
                                                              ------------
Notes payable, net of current portion.......................       135,900
                                                              ------------
STOCKHOLDERS' EQUITY:
  Preferred stock, $.001 par value; authorized 5,000,000
     shares; none issued....................................            --
  Common stock, $.001 par value; authorized 30,000,000
     shares, issued and outstanding 13,229,206 shares.......        13,200
  Additional paid-in capital................................    28,353,200
  Accumulated deficit.......................................   (27,142,500)
                                                              ------------
     Total stockholders' equity.............................     1,223,900
                                                              ------------
     Total liabilities and stockholders' equity.............  $  4,297,700
                                                              ============

See accompanying notes to these consolidated financial statements.

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           FOR THE YEARS ENDED
                                                              SEPTEMBER 30,
                                                        -------------------------
                                                           2000          1999
                                                        -----------   -----------
NET SALES:
Dental products:
  Software, training, and installation................  $   796,300   $ 3,809,700
  Equipment...........................................      222,200     4,495,900
  Support services....................................    2,669,500     2,522,400
Medical products......................................       11,300       130,700
                                                        -----------   -----------
                                                          3,699,300    10,958,700
                                                        -----------   -----------
COST OF SALES:
Dental products:
  Software, training, and installation................      616,200     1,133,000
  Equipment...........................................      365,400     4,015,300
  Support services....................................      679,100       924,700
Medical products......................................       54,500        34,600
                                                        -----------   -----------
                                                          1,715,200     6,107,600
                                                        -----------   -----------
GROSS PROFIT..........................................    1,984,100     4,851,100
                                                        -----------   -----------
OPERATING EXPENSES:
  Selling and marketing...............................      608,000     3,679,800
  General and administrative..........................    2,945,500     4,983,300
  Stock-based compensation............................       24,400        49,600
  Research and development............................           --         2,900
  Impairment of goodwill..............................           --       655,200
                                                        -----------   -----------
     Total operating expenses.........................    3,577,900     9,370,800
                                                        -----------   -----------
OPERATING LOSS........................................   (1,593,800)   (4,519,700)
OTHER INCOME (EXPENSE):
  Other income........................................        3,800        44,900
  Interest income.....................................       14,300        13,500
  Interest expense....................................     (375,700)     (650,000)
  Loss on Command settlement..........................           --      (286,800)
                                                        -----------   -----------
                                                           (357,600)     (878,400)
                                                        -----------   -----------
Net Loss..............................................  $(1,951,400)  $(5,398,100)
                                                        ===========   ===========
Basic and Diluted Loss Per Common Share...............  $     (0.15)  $     (0.52)
                                                        ===========   ===========
Weighted Average Number of Shares Outstanding.........   13,087,200    10,312,700
                                                        ===========   ===========

See accompanying notes to these consolidated financial statements.

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999

                                        COMMON STOCK       ADDITIONAL
                                    --------------------     PAID-IN     ACCUMULATED
                                      SHARES     AMOUNT      CAPITAL       DEFICIT         TOTAL
                                    ----------   -------   -----------   ------------   -----------
BALANCE, OCTOBER 1, 1998..........  10,034,500   $10,000   $25,246,900   $(19,793,000)  $ 5,463,900
Conversion of debentures to common
  stock:
  Principal, net of discount......   1,144,900    1,200      1,142,200            --      1,143,400
  Accrued interest................     101,300      100        125,900            --        126,000
Fair value of warrants issued for
  debt discount and issuance
  costs...........................          --       --        299,400            --        299,400
Proceeds from exercise of
  options.........................      98,000      100        141,400            --        141,500
Proceeds from sale of common
  stock, net of offering costs of
  $32,900.........................     523,800      500        766,600            --        767,100
Additional shares issued pursuant
  to terms of agreement...........     311,800      300           (300)           --             --
Attribution of compensation under
  stock options and warrants:
  Employee........................          --       --         32,100            --         32,100
  Non-employee....................          --       --         17,500            --         17,500
Net loss..........................          --       --             --    (5,398,100)    (5,398,100)
                                    ----------   -------   -----------   ------------   -----------
BALANCE, SEPTEMBER 30, 1999.......  12,214,300   12,200     27,771,700   (25,191,100)     2,592,800
Conversion of debentures to common
  stock:
  Principal, net of discount......     729,340      720        372,980            --        373,700
Proceeds from exercise of
  options.........................     207,700      200        184,200            --        184,400
Additional shares issued pursuant
  to terms of agreement...........      77,866       80            (80)           --             --
Attribution of compensation under
  stock options and warrants:
  Non-employee....................          --       --         24,400            --         24,400
Net loss..........................          --       --             --    (1,951,400)    (1,951,400)
                                    ----------   -------   -----------   ------------   -----------
BALANCE, SEPTEMBER 30, 2000.......  13,229,206   $13,200   $28,353,200   $(27,142,500)  $ 1,223,900
                                    ==========   =======   ===========   ============   ===========

See accompanying notes to these consolidated financial statements.

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           FOR THE YEARS ENDED
                                                              SEPTEMBER 30,
                                                        -------------------------
                                                           2000          1999
                                                        -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss..............................................  $(1,951,400)  $(5,398,100)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Common stock options granted for compensation and
     other services...................................       24,400        49,600
  Depreciation expense................................      135,900       191,800
  Amortization of intangible assets...................      887,900       937,000
  Amortization of debt discount and issuance costs....      123,000       446,500
  Conversion of accrued interest on debentures to
     common stock.....................................           --       126,000
  Bad debt expense....................................           --        82,300
  Impairment of goodwill..............................           --       655,200
  Loss on disposal of Command, less cash received.....           --       279,500
  Provision for obsolete and slow-moving
     inventories......................................           --        23,700
  Other...............................................           --       (23,200)
  Changes in operating assets and liabilities, net of
     effects of acquisitions:
     Decrease (increase) in:
       Trade receivables..............................      211,100       454,000
       Inventories....................................      186,700       621,700
       Prepaid expenses and other.....................       22,700        13,100
     Increase (decrease) in:
       Accounts payable and accrued expenses..........     (453,700)      263,500
       Unearned revenue...............................      (98,700)       (1,600)
                                                        -----------   -----------
          Net cash used in operating activities.......     (912,100)   (1,279,000)
                                                        -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in restricted cash...........................           --        50,000
Software development costs............................      (68,200)     (229,100)
Purchase of property and equipment....................           --       (85,800)
                                                        -----------   -----------
          Net cash used in investing activities.......  $   (68,200)  $  (264,900)
                                                        ===========   ===========

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

                                                           FOR THE YEARS ENDED
                                                              SEPTEMBER 30,
                                                        -------------------------
                                                           2000          1999
                                                        -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on notes payable...................  $  (353,300)  $  (453,900)
Payment of debt issue costs...........................           --       (90,900)
Proceeds from issuance of common stock................           --       767,100
Proceeds from exercise of common stock options........      184,400       141,500
Proceeds from issuance of convertible debentures......           --       400,000
Proceeds from shareholder loan........................           --       400,000
Proceeds from short-term borrowings...................    1,300,000     5,991,500
Repayment of short-term borrowings....................           --    (5,984,500)
                                                        -----------   -----------
          Net cash provided by financing activities...    1,131,100     1,170,800
                                                        -----------   -----------
Net increase (decrease) in cash and equivalents.......      150,800      (373,100)
Cash and equivalents, beginning of year...............      180,000       553,100
                                                        -----------   -----------
Cash and equivalents, end of year.....................  $   330,800   $   180,000
                                                        ===========   ===========
Supplemental disclosures of cash flow
  information -- Cash paid for interest...............  $   161,900   $   100,500
                                                        ===========   ===========
Supplemental schedule of noncash investing and
  financing activities:
  Conversion of accounts payable to debt..............  $        --   $   118,600
                                                        ===========   ===========
  Conversion of debentures to common stock, net of
     discount.........................................  $   373,700   $ 1,143,400
                                                        ===========   ===========
  Conversion of accrued interest to notes payable.....  $        --   $     9,200
                                                        ===========   ===========
  Fair value of warrants issued for debt discount.....  $        --   $    40,000
                                                        ===========   ===========
  Debt issuance costs incurred for convertible
     debentures.......................................  $        --   $   259,400
                                                        ===========   ===========

See accompanying notes to these consolidated financial statements.

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS OPERATIONS. Medical Dynamics, Inc. (the "Company") is engaged in the development and marketing of practice management software and related products for the dental profession. The Company's principal products are practice management software, patient education systems, digital x-ray systems and a wide variety of ancillary products utilized by the dental profession.

     PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Computer Age Dentist, Inc. (CADI), Information Presentation Systems, Inc. (IPS) and DOM, Inc., d/b/a Command Dental Systems (Command). All significant intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

     USE OF ESTIMATES. The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The actual results could differ from those estimates.

     The Company's consolidated financial statements are based on a number of estimates, including the allowance for doubtful accounts, the provision for obsolete and slow-moving inventories, the selection of estimated useful lives of intangible assets and property and equipment, realization of long-lived assets, assumptions affecting the valuation of common stock issued in business combinations, and stock options and warrants granted to non-employees. It is reasonably possible that estimates affecting the provision for obsolete and slow-moving inventories and realization of long-lived assets will change in the forthcoming year and such revisions could be material.

     CASH EQUIVALENTS. The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. At September 30, 2000, cash equivalents include a mutual fund that invests in money market instruments.

     INVENTORIES. Inventories are stated at the lower of cost (first-in, first-out method) or market and consist primarily of miscellaneous computer hardware.

     PROPERTY AND EQUIPMENT. Property and equipment is stated at cost. Depreciation is computed principally by the straight-line method over the following estimated useful lives:

                                                              YEARS
                                                              ------
Demonstration equipment.....................................       3
Machinery and equipment.....................................  3 - 10
Furniture and fixtures......................................  3 - 10

     Leasehold improvements are amortized over the lesser of the life of the lease or the estimated useful life of the improvement.

     SOFTWARE DEVELOPMENT COSTS. The Company capitalizes costs of producing software to be sold, leased, or otherwise marketed, incurred subsequent to establishing technological feasibility in accordance with Statement of Financial Accounting Standards No. 86.

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

     Amortization of capitalized software development costs is computed on a product-by-product basis. The annual amortization is the greater of the amount computed using the ratio of current gross revenue for a product to the total of current and anticipated future gross revenue for that product or the straight-line method, not to exceed 7 years. In addition, management periodically compares the unamortized capitalized costs for each product to the net realizable value of that product. If the unamortized capitalized costs exceed the net realizable value, the excess will be charged to operations.

     The total amount charged to expense in the statements of operations for amortization of capitalized software costs was $465,700 and $446,100 for the years ended September 30, 2000 and 1999, respectively, and is included in cost of sales.

     Costs incurred in researching, designing and planning for the development of new software are classified as research and development expenses and are charged to operations as incurred.

     OTHER INTANGIBLE ASSETS. Other intangible assets are stated at cost and are amortized utilizing the straight-line method over the following estimated useful lives:

                                                              YEARS
                                                              ------
Technical support contracts.................................       5
Goodwill....................................................      15
Non-compete agreements......................................       5
Patents and trademarks......................................  3 - 10

     DEBT ISSUANCE COSTS. Debt issuance costs are amortized using the interest method over the term of the related debt.

     IMPAIRMENT OF LONG-LIVED ASSETS. Management of the Company assesses impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. If the net carrying value exceeds the net cash flows, then impairment will be recognized to reduce the carrying value to the estimated fair value. During the year ended September 30, 1999, management determined that certain goodwill was impaired due to the closing of certain regional operations, and recorded a loss on impairment of $655,200. No loss on impairment was recorded during the year ended September 30, 2000.

     RESEARCH AND DEVELOPMENT. Research and development costs are charged to operations in the period incurred.

     ADVERTISING. Advertising costs are expensed the first time the advertisement is run. Total advertising costs charged to operations amounted to $74,200 and $503,400 for the years ended September 30, 2000 and 1999, respectively.

     EARNINGS PER SHARE. Net loss per common share is presented in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share. SFAS No. 128 replaces the presentation of primary and fully diluted earnings per share (EPS), with a presentation of basic EPS and diluted EPS. Under SFAS No. 128, basic EPS excludes dilution for potential common shares and is computed by dividing the net loss by the weighted average number of common shares outstanding for the year. Diluted EPS reflects the potential dilution that could occur if securities or other contracts

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES
to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. Basic and diluted EPS are the same in 1999 and 2000 as all potential common shares were antidilutive.

     INCOME TAXES. The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates.

     REVENUE RECOGNITION. The Company recognizes sales when finished goods are shipped to a customer. Revenue from the sale of the Company's proprietary software is recognized when the software is delivered and the Company has substantially performed all material obligations relating to the sale agreement and collectibility is deemed probable by management. Revenue from software services is recognized ratably over the contractual period or as the services are performed.

     Unearned revenue primarily represents payments received on deferred maintenance contracts that has not been earned. The amounts are amortized into revenue on a monthly basis using the straight-line method over the life of the contracts.

     Costs for maintenance and customer support are charged to expense when the related revenue is recognized or when those costs are incurred, whichever occurs first.

     STOCK-BASED COMPENSATION. The Company accounts for stock-based compensation for employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options granted to employees is measured as the excess, if any, of the quoted market price of the Company's common stock at the measurement date (generally, the date of grant) over the amount an employee must pay to acquire the stock.

     In October 1995, the Financial Accounting Standards Board issued a new statement titled Accounting for Stock-Based Compensation (SFAS No. 123). SFAS No. 123 requires that options, warrants, and similar instruments which are granted to non-employees for goods and services be recorded at fair value on the grant date. Fair value is generally determined under an option pricing model using the criteria set forth in SFAS No. 123. The Company did not adopt SFAS No. 123 to account for stock-based compensation for employees but is subject to the pro forma disclosure requirements.

     SEGMENT DISCLOSURES. Operating segments are components of a company about which separate financial information is available that is evaluated regularly by the chief operating decisionmaker in deciding how to allocate resources and in assessing performance. The only material segment that the Company is currently engaged in is the dental products segment. Accordingly, the accompanying financial statements do not include disclosures for the immaterial medical products segment.

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

2. LIQUIDITY

     Through September 30, 2000, the Company has incurred substantial operating losses and negative cash flows from operations. The Company's future viability depends on its ability to increase sales, curtail expenditures and become profitable.

     As discussed further in Note 8, the Company entered into an agreement to be acquired, was successful in obtaining additional debt financing of $250,000 in October 2000 and extended payments terms on certain notes payable. However, management believes additional capital is necessary to fund existing working capital requirements. The Company's ability to continue as a going concern is dependent on completing the acquisition, or raising additional capital.

3. LONG-TERM LIABILITIES

     CONVERTIBLE DEBENTURES. In October 1997, the Company issued convertible debentures totaling $1,100,000. The conversion price is equal to the average of the two lowest closing bid prices of the Company's common stock as reported by NASDAQ during the 60 trading days preceding the conversion date. The Company received net proceeds of $986,000 from the debentures, after paying all costs related to the issuance. Through September 30, 1998, the holder had converted $660,000 of debentures to 315,700 shares of common stock. In October 1998, the holder converted the remaining $440,000 of debentures to 234,667 shares of common stock.

     The Company also granted the debenture holder a warrant to purchase 84,615 shares of the Company's common stock. The warrant is exercisable until October 31, 2000 at an exercise price of $3.38. The estimated fair value of this warrant of $120,000 was accounted for as a discount on the convertible debentures. During 1999, these warrants were canceled.

     In July 1998, the Company issued additional convertible debentures totaling $1,100,000. The conversion price is equal to the average of the two lowest closing bid prices of the Company's common stock as reported by NASDAQ during the 60 trading days preceding the conversion date. The Company received net proceeds of $1,003,000 from the debentures, after paying all costs related to the issuance. Through September 30, 1999, the holder had converted $800,000 of debentures to 910,200 shares of common stock. In October 1999 and January 2000, the holder converted the remaining $300,000 of debentures to 575,273 shares of common stock.

     The Company also granted the Debenture holder a warrant to purchase 110,000 shares of the Company's common stock. The warrant is exercisable until July 31, 2003 at an exercise price of $2.58. The estimated fair value of this warrant of $100,000 was accounted for as a discount on the convertible debentures.

     In November 1998, the Company issued an additional $400,000 of convertible debentures with terms similar to the July 1998 issuance described above. The Company also agreed to issue an additional warrant for 40,000 shares exercisable until November 2003 at an exercise price of $2.58 per share. The estimated fair value of the warrants of $40,000 was accounted for as a discount on the convertible debenture.

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

     During fiscal 1999, the Company entered into amendments to modify certain terms and conditions of the debentures. The conversion price will be equal to 85% of the average of the two lowest closing bid prices over a 60-day period immediately preceding the date of conversion. As a result of the issuance of warrants in 1999 private placement, the exercise price of the outstanding warrants to acquire 150,000 shares at $2.58 per share was decreased to $1.832. As a result of the amendments, additional debt issuance costs of approximately $260,000 were recorded.

     In January 2000, the holder converted $102,600 of debentures to 154,067 shares of common stock. The debenture holder attempted to convert all remaining 1998 debentures but was precluded from doing so due to a provision under which a maximum of 1,880,000 total shares can be issued to the debenture holder. As a result, the balance of $297,400 of debentures were unable to be converted and this amount is now due on demand. In addition, the Company was required to pay a premium of 15% of the demand note to the debenture holder. This amount totaling approximately $44,000 is included in accrued expenses as of September 30, 2000.

     NOTES PAYABLE. At September 30, 2000, long-term debt consists of the following:

Notes payable to InfoCure:
  Interest at 12%, due September 2001 or upon sale of the
     Company, collateralized by substantially all of the
     Company's assets.......................................  $ 1,300,000
Note payable to shareholder (former debenture holder):
  Interest at 8%, due on demand, unsecured..................      297,400
Notes payable to former shareholders of CADI:
  Interest at 12%, due September 2001 or upon sale of the
     Company, subordinated to the note payable to
     InfoCure...............................................      126,700
Notes payable to former owners of Command:
  Interest at 6%, due April 2003, unsecured.................      240,200
  Discount for below-market interest, net of accumulated
     amortization of $21,110................................      (26,500)
                                                              -----------
     Net....................................................      213,700
                                                              -----------
Note payable to shareholder:
  Interest at 12%, due September 2001 or upon sale of the
     Company, collateralized by substantially all of the
     Company's assets, subordinated to the note payable to
     InfoCure...............................................      200,300
                                                              -----------
     Total notes payable....................................    2,138,100
Less current maturities.....................................   (2,002,200)
                                                              -----------
     Notes payable, less current maturities.................  $   135,900
                                                              ===========

     The effective interest rate on the debt incurred under the notes payable to the former owners of CADI and Command was 15% to 16%.

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

     As of September 30, 2000, aggregate maturities of notes payable are as follows:

YEAR ENDING SEPTEMBER 30,                         PRINCIPAL    DISCOUNT      NET
-------------------------                         ----------   --------   ----------
2001............................................  $2,018,000   $15,900    $2,002,100
2002............................................     100,200     9,100        91,100
2003............................................      46,400     1,500        44,900
                                                  ----------   -------    ----------
  Total.........................................  $2,164,600   $26,500    $2,138,100
                                                  ==========   =======    ==========

4. STOCKHOLDERS' EQUITY

     In March 1999, an unaffiliated entity purchased 523,800 shares of the Company's common stock for $800,000. In addition, the Company agreed to issue additional shares to this entity at various determination dates which are intended to compensate the entity for one-third of any decrease in the market price of the Company's stock. As of September 30, 2000, the Company has issued an additional 389,666 shares under this agreement. The Company has no further obligations under the agreement.

     STOCK OPTION PLAN. The Company has two stock option plans under which incentive and non-qualified stock options may be granted to officers, directors, employees, and consultants. Incentive stock options are required to have an exercise price which is not less than the fair market value of the stock at the date of grant. Under the first plan which was approved by shareholders in October 1988, an aggregate of 1,000,000 shares were reserved for issuance pursuant to the terms of the plan. Under the second plan which was approved by shareholders in June 1998, an aggregate of 1,500,000 shares were reserved for issuance pursuant to the terms of the plan. The maximum term is 10 years for options granted under both plans. Activity in the 1988 and 1998 stock option plans for the years ended September 30, 2000 and 1999 is as follows:

                                           1998 PLAN                    1998 PLAN
                                   --------------------------   --------------------------
                                                  WEIGHTED                     WEIGHTED
                                                  AVERAGE                      AVERAGE
                                   NUMBER OF   EXERCISE PRICE   NUMBER OF   EXERCISE PRICE
                                    SHARES       PER SHARE       SHARES       PER SHARE
                                   ---------   --------------   ---------   --------------
Outstanding, October 1, 1998.....   57,200         $1.74              --        $  --
  Granted........................       --            --         234,800          .93
  Exercised......................       --            --              --           --
  Canceled.......................   (5,000)         3.00              --           --
                                    ------                      --------
Outstanding, September 30,
  1999...........................   52,200          1.61         234,800          .93
  Granted........................       --            --          40,000         1.81
  Exercised......................       --            --        (207,700)         .89
  Canceled.......................       --            --         (44,100)        1.64
                                    ------                      --------
Outstanding, September 30,
  2000...........................   52,200          1.61          23,000         1.47
                                    ======                      ========

     Options available for future grant at September 30, 2000 totaled 1,225,200 shares under the 1998 plan. No shares were available for future grants under the 1988 plan.

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

     As of September 30, 2000, all options outstanding under the 1988 plan are vested and 23,000 are vested under the 1998 plan. If not previously exercised, options outstanding at September 30, 2000, will expire as follows:

                                                 1988 PLAN              1998 PLAN
                                            --------------------   --------------------
                                            NUMBER OF   EXERCISE   NUMBER OF   EXERCISE
YEAR ENDING SEPTEMBER 30,                    SHARES      PRICE      SHARES      PRICE
-------------------------                   ---------   --------   ---------   --------
2001......................................   37,200      $1.38          --      $  --
2002......................................   10,000       2.00          --         --
2003......................................    5,000       2.63          --         --
2004......................................       --         --      20,000       1.50
2005......................................       --         --       3,000       1.25
                                             ------                 ------
                                             52,200       1.61      23,000       1.47
                                             ======                 ======

     NON-QUALIFIED STOCK OPTIONS AND WARRANTS. The Company has also granted non-qualified stock options and warrants to officers, directors, employees, consultants, and lenders. The following is a summary of activity during the years ended September 30, 2000 and 1999:

                                                                         WEIGHTED
                                                                         AVERAGE
                                                         NUMBER OF    EXERCISE PRICE
                                                           SHARES       PER SHARE
                                                         ----------   --------------
OUTSTANDING, SEPTEMBER 30, 1998........................   4,236,500       $3.28
Granted to:
  Employees............................................     610,800        3.04
  Consultants..........................................     100,000        1.50
  Convertible debenture holders........................      40,000        2.58
Canceled...............................................  (1,468,700)       3.70
Exercised..............................................     (98,000)       1.44
                                                         ----------
OUTSTANDING, SEPTEMBER 30, 1999........................   3,420,600        2.99
Granted................................................          --          --
Canceled...............................................    (161,000)       3.25
Exercised..............................................          --          --
Expired:
  Employees............................................    (160,900)       1.13
  Consultants..........................................     (75,000)       4.50
                                                         ----------
OUTSTANDING, SEPTEMBER 30, 2000........................   3,023,700        3.03
                                                         ==========

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

     If not previously exercised, non-qualified options and warrants expire as follows:

                                                                         WEIGHTED
                                                                         AVERAGE
                                                             NUMBER OF   EXERCISE
YEAR ENDING SEPTEMBER 30,                                     SHARES      PRICE
-------------------------                                    ---------   --------
2001.......................................................    182,000    $1.73
2001.......................................................    250,000     2.87
2001.......................................................    115,000     3.75
2002.......................................................     10,200     3.00
2003.......................................................     52,000     1.50
2003.......................................................    258,900     2.68
2003.......................................................    274,800     3.84
2004.......................................................    140,800     1.60
2004.......................................................     40,000     2.58
2005.......................................................  1,200,000     3.25
2006.......................................................    500,000     3.25
                                                             ---------
                                                             3,023,700
                                                             =========

     At September 30, 2000, a total of 2,323,700 non-qualified stock options and warrants are vested. Unvested employee performance options were outstanding for 700,000 shares. These options vest when the Company achieves various revenue levels. The Company also has 20,000 options outstanding that vest at future dates. Vesting under most of these options can be accelerated if various performance targets are achieved.

     During the years ended September 30, 2000 and 1999, the Company recognized compensation expense of $0 and $32,100, respectively, related to employee performance options. The ultimate amount of compensation expense related to the employee performance options will be determined based on the market value of the Company's common stock on the date that the options vest.

     The fair value of options granted to non-employees in 1999 (no options were granted to non-employees in 2000) was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

Expected volatility.........................................  78.0%
Risk-free interest rate.....................................   6.0%
Expected dividends..........................................   0.0%
Expected terms (in years)...................................    .7

     For the years ended September 30, 2000 and 1999, options granted to non-employees resulted in the recognition of approximately $24,400 and $17,500, respectively, of compensation expense.

     PRO FORMA STOCK-BASED COMPENSATION DISCLOSURES. The Company applies APB Opinion 25 and related interpretations in accounting for stock options which are granted to

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES
employees. Accordingly, no compensation cost is recognized for grants of options to employees if the exercise prices were not less than the market value of the Company's common stock on the measurement dates. Had compensation cost been determined based on the fair value at the measurement dates consistent with the method of SFAS No. 123, the Company's net loss and loss per share would have been changed to the pro forma amounts indicated below.

                                                        YEARS ENDED SEPTEMBER 30,
                                                        -------------------------
                                                           2000          1999
                                                        -----------   -----------
Net loss:
  As reported.........................................  $(1,951,400)  $(5,398,100)
  Pro forma...........................................   (1,992,600)   (6,739,100)
Net loss per common share:
  As reported.........................................  $      (.15)  $      (.52)
  Pro forma...........................................         (.15)         (.65)

     For purposes of the above pro forma amounts, the weighted average fair value of options granted to employees for the years ended September 30, 2000 and 1999 was $1.25 and $1.00, respectively. The fair value of each employee option granted in 2000 and 1999 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                               YEARS ENDED
                                                              SEPTEMBER 30,
                                                              -------------
                                                              2000     1999
                                                              -----    ----
Expected volatility.........................................  100.8%   81.0%
Risk-free interest rate.....................................    6.0%    6.0%
Expected dividends..........................................    0.0%    0.0%
Expected terms (in years)...................................    5.0     4.5

5. INCOME TAXES

     The amounts which give rise to the net deferred tax asset at September 30, 2000, are as follows:

Net operating loss carryforwards............................  $ 8,497,000
Compensation expense related to stock options...............      109,000
Research and development tax credit carryforwards...........       20,000
Other.......................................................      137,000
                                                              -----------
  Total deferred tax assets.................................    8,763,000
Valuation allowance.........................................   (8,763,000)
                                                              -----------
                                                              $        --
                                                              ===========

     Management has determined that a valuation allowance equal to the deferred tax assets is required since it is more likely than not that the benefits of these assets will not be realized. The valuation allowance decreased by approximately $175,000 and increased

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES
by approximately $900,000 during the years ended September 30, 2000 and 1999, respectively.

     At September 30, 2000, the Company has approximately $22,879,000 of net operating loss carryforwards, and approximately $20,000 of research and development tax credit carryforwards, both of which expire in varying amounts from 2001 through 2020. Usage of the net operating loss carryforwards may be limited by Section 382 of the Internal Revenue Code.

6. EMPLOYEE BENEFIT PLAN

     The Company maintains a defined contribution 401(k) plan which covers eligible employees as defined in the plan document. Matching contributions are at the discretion of the Company. For the years ended September 30, 2000 and 1999, matching contributions totaled approximately $8,800 and $11,000, respectively.

7. COMMITMENTS AND CONTINGENCIES

     LICENSE AGREEMENT. The Company has various agreements to pay royalties to both a former officer and current directors of the Company. These royalties are based on the sales of specified products, some of which are no longer manufactured by the Company. In June 1987, the Company entered into a license agreement with its then CEO and Chairman relating to the use of certain technology invented and developed by the Chairman. In connection with the agreement, the Company agreed to pay royalties based on the greater of 2% of sales of products which relate to this technology or minimum annual royalties of $120,000.

     During 1997, the license agreement was amended to eliminate the minimum annual royalty and to provide for future royalties generally equal to 2% of sales of the products that relate to the technology. For the years ended September 30, 2000 and 1999, the Company did not incur any royalty expense related to this agreement. The license agreement may be terminated by the Chairman in certain circumstances and the rights to the patents may revert to him if commercial development of the related products does not occur within prescribed deadlines.

     OPERATING LEASES. The Company conducts its operations from leased facilities and leases certain equipment. The terms of the facilities leases require the Company to pay all maintenance, utilities, property taxes and insurance. Rent expense has been recorded on a straight-line basis over the life of the lease. Following is a schedule of future minimum commitments under operating leases having an initial or remaining term of more than one year.

YEARS ENDING SEPTEMBER 30,
--------------------------
2001........................................................  $155,600
2002........................................................   108,000
2003........................................................     9,000
                                                              --------
                                                              $272,600
                                                              ========

     Total rent expense was $321,500 and $430,400, net of sublease rentals received, for the years ended September 30, 2000 and 1999, respectively.

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

     EMPLOYMENT AGREEMENTS. The Company has employment agreements with two individuals who are officers or directors of the Company or CADI. As of September 30, 2000, the agreements were effective for a remaining period of two years with an annual aggregate compensation of $210,000.

     CONTINGENCIES. The Company may from time to time be involved in various claims, lawsuits, disputes with third parties, actions involving allegations of discrimination, or breach of contract incidental to the operations of its business. The Company is currently involved in some incidental litigation which it believes will not have a material adverse effect on its financial condition or results of operations. Management has created a legal reserve for this litigation which it believes is sufficient to cover these claims.

     During the year ended September 30, 1999, the Company settled litigation against the former principals of Command Dental Systems, a business acquired by the Company in April 1998, resulting in a loss of approximately $287,000.

8. SUBSEQUENT EVENTS

     In December 1999, the Company entered into an Agreement and Plan of Merger and Reorganization with InfoCure Corporation (InfoCure) wherein InfoCure will acquire 100% of the outstanding common stock of the Company in exchange for common and preferred shares of InfoCure. This agreement was amended in October 2000 and again in December 2000 and the Company anticipates closing the transaction during fiscal year 2001. If the agreement is breached by the Company, the Company may, pursuant to specific details outlined in the agreement, be responsible for reimbursement of InfoCure's costs and expenses incurred in connection with the agreement and payment of a $250,000 termination fee.

     In October 2000, InfoCure advanced the Company an additional $250,000 at an interest rate of 12% and extended the maturity of the entire indebtedness until September 30, 2001.

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

                     UNAUDITED CONSOLIDATED BALANCE SHEETS

                                                               MARCH 31,     SEPTEMBER 30,
                                                                  2001           2000
                                                              ------------   -------------
ASSETS
CURRENT ASSETS:
  Cash and equivalents......................................  $    754,600   $    330,800
  Trade receivables, less allowance for doubtful accounts of
    $23,800 and $19,600.....................................       156,900         43,300
  Inventories...............................................         2,500          2,500
  Prepaid expenses and other................................        11,200            700
                                                              ------------   ------------
         Total current assets...............................       925,200        377,300
                                                              ------------   ------------
SOFTWARE DEVELOPMENT AND SUPPORT:
  Software development costs, net of accumulated
    amortization of $1,555,400 and $1,321,800...............     1,714,600      1,948,200
  Technical support contracts, net of accumulated
    amortization of $1,039,200 and $890,700.................       445,300        593,800
                                                              ------------   ------------
         Total software development and support.............     2,159,900      2,542,000
                                                              ------------   ------------
PROPERTY AND EQUIPMENT:
  Demonstration equipment...................................       143,000        143,000
  Machinery and equipment...................................       606,100        606,100
  Furniture and fixtures....................................       235,600        235,600
  Leasehold improvements....................................        54,500         54,500
                                                              ------------   ------------
                                                                 1,039,200      1,039,200
  Less accumulated depreciation and amortization............      (808,800)      (753,900)
                                                              ------------   ------------
  Property and equipment, net...............................       230,400        285,300
                                                              ------------   ------------
OTHER ASSETS:
  Goodwill, net of accumulated amortization of $268,300 and
    $225,500................................................     1,007,800      1,050,600
  Non-compete agreement's net of accumulated amortization of
    $196,700 and $181,700...................................         2,500         17,500
  Patents and trademarks, net of accumulated amortization of
    $795,900 and $795,700...................................         2,800          3,000
  Deposits and other........................................        22,000         22,000
                                                              ------------   ------------
         Total other assets.................................     1,035,100      1,093,100
                                                              ------------   ------------
         Total assets.......................................  $  4,350,600   $  4,297,700
                                                              ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of notes payable and convertible
    debentures..............................................  $  2,413,900   $  2,002,200
  Accounts payable..........................................        48,200         66,000
  Accrued expenses..........................................       606,800        599,900
  Unearned revenue..........................................       283,600        269,800
                                                              ------------   ------------
         Total current liabilities..........................     3,352,500      2,937,900
                                                              ------------   ------------
  Notes payable, net........................................        71,900        135,900
STOCKHOLDERS' EQUITY:
  Preferred stock, $.001 par value; authorized 5,000,000
    shares; none issued and outstanding.....................            --             --
  Common stock, $.001 par value; authorized 30,000,000
    shares; issued and outstanding 13,229,206 and 13,229,206
    shares..................................................        13,200         13,200
  Additional paid-in capital................................    28,353,200     28,353,200
  Accumulated deficit.......................................   (27,440,200)   (27,142,500)
                                                              ------------   ------------
         Total stockholders' equity.........................       926,200      1,223,900
                                                              ------------   ------------
         Total liabilities and stockholders' equity.........  $  4,350,600   $  4,297,700
                                                              ============   ============

See notes to consolidated financial statements.

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                                      QUARTER ENDED               SIX-MONTHS ENDED
                                        MARCH 31,                    MARCH 31,
                                --------------------------   --------------------------
                                   2001           2000          2001           2000
                                -----------    -----------   -----------    -----------
NET SALES:
  Software, training
     installation.............  $    23,900    $   187,800   $    68,000    $   717,900
  Equipment...................           --         44,900            --        218,800
  Support services............      603,500        660,700     1,229,100      1,305,800
                                -----------    -----------   -----------    -----------
                                    627,400        893,400     1,297,100      2,242,500
                                -----------    -----------   -----------    -----------
COST OF SALES:
  Software, training
     installation.............      142,900        178,000       285,700        347,100
  Equipment...................           --        105,200            --        356,000
  Support services............      150,000        161,600       296,400        350,000
                                -----------    -----------   -----------    -----------
                                    292,800        444,800       582,100      1,053,100
                                -----------    -----------   -----------    -----------
Gross profit..................      334,600        448,600       715,000      1,189,400
                                -----------    -----------   -----------    -----------
OPERATING EXPENSES:
  Selling & marketing.........       34,500        165,900        54,800        365,700
  General & administrative....      409,500        823,300       849,600      1,700,700
  Stock based compensation....           --             --            --         24,400
                                -----------    -----------   -----------    -----------
          Total operating
            expenses..........      444,000        989,200       904,400      2,090,800
                                -----------    -----------   -----------    -----------
Operating income (loss).......     (109,400)      (540,600)     (189,400)      (901,400)
OTHER INCOME (EXPENSE):
  Other income................           --          3,800        20,000          3,800
  Interest income.............        9,500          4,400        13,900          7,000
  Interest expense............      (72,400)       (92,300)     (142,200)      (182,400)
                                -----------    -----------   -----------    -----------
Net income (loss).............  $  (172,300)   $  (624,700)  $  (297,700)   $(1,073,000)
                                ===========    ===========   ===========    ===========
Earnings per share............  $     (0.01)   $     (0.05)  $     (0.02)   $     (0.09)
                                ===========    ===========   ===========    ===========
Weighted average number of
  shares outstanding..........   13,229,200     12,225,900    13,229,200     12,225,900
                                ===========    ===========   ===========    ===========

See notes to consolidated financial statements.

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

           UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF CASH FLOWS

                                                                SIX-MONTHS ENDED
                                                                   MARCH 31,
                                                            ------------------------
                                                              2001          2000
                                                            ---------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss................................................  $(297,700)   $(1,073,000)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
Common stock options granted for compensation and other
  services................................................         --         24,400
Depreciation expense......................................     54,800         59,600
Amortization of intangible assets.........................    440,100        447,900
Amortization of debt discount and issuance costs..........      8,500         69,800
Provision for obsolete & slow moving inventories..........         --         88,400
Changes in operating assets and liabilities:
  DECREASE (INCREASE) IN:
     Trade receivable.....................................   (113,600)       207,900
     Inventories..........................................         --         55,100
     Prepaid expenses and other assets....................    (10,500)        22,200
  INCREASE (DECREASE) IN:
     Accounts payable.....................................    (17,800)      (464,900)
     Accrued expenses.....................................      6,900        (52,800)
     Unearned revenue.....................................     13,800         (5,000)
                                                            ---------    -----------
  Net cash provided by (used in) operating activities.....  $  84,500    $  (620,400)
                                                            ---------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Software development costs..............................         --    $   (68,200)
                                                            ---------    -----------
Net cash used in investing activities.....................         --    $   (68,200)
                                                            ---------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings................................  $ 395,000    $ 1,000,000
  Principal payments related to:
     Notes payable........................................    (55,800)      (298,700)
     Capital lease obligations............................         --        (25,200)
  Proceeds from exercise of options of common stock.......         --        184,300
                                                            ---------    -----------
Net cash provided by (used in) financing activities.......    339,200        860,400
                                                            ---------    -----------
Net increase/(decrease) in cash and equivalents...........    423,800        171,800
Cash and equivalents, beginning of period.................    330,800        180,000
                                                            ---------    -----------
Cash and equivalents, end of period.......................  $ 754,600    $   351,800
                                                            =========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for interest..................................  $   7,200    $    24,500
                                                            =========    ===========
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Conversion of debentures to common stock, net of
     discount.............................................  $      --    $   373,700

See Notes to Consolidated Financial Statements.

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  BASIS OF PRESENTATION

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these financial statements be read in conjunction with Medical Dynamics, Inc.'s ("MEDY" or the "Company") Form 10-KSB for the year ended September 30, 2000. The results of operations for the period ended March 31, 2001 is not necessarily indicative of operating results for a full year.

     The Consolidated Financial Statements and other information furnished herein reflect all adjustments which are, in the opinion of management of MEDY, necessary for a fair presentation of the results of the interim periods covered by this report. Adjustments to the financial statements were of a normal recurring nature.

NOTE 2.  EARNINGS PER SHARE

     Shares issuable under common stock options and warrants were excluded from the computation of fully diluted earnings per share because the effect was anti-dilutive. At March 31, 2001 MEDY had 2,356,837 of vested common stock options and warrants outstanding. Total common stock options and warrants outstanding (including both vested and unvested) were 3,066,837 at March 31, 2001.

NOTE 3.  INVENTORIES

     Inventories consist of the following:

                                                             MARCH 31,   SEPTEMBER 30,
                                                               2001          2000
                                                             ---------   -------------
Raw materials and replacement parts........................  $ 186,700     $ 186,700
Finished goods.............................................     29,200        29,200
Allowance for obsolescence.................................   (213,400)     (213,400)
                                                             ---------     ---------
                                                             $   2,500     $   2,500
                                                             =========     =========

Inventory is ordered on a "just in time basis" when sales orders are received.

NOTE 4.  UNEARNED REVENUE

     Unearned revenue represents payments received on deferred software support contracts and training fees that have not been earned. The amounts for deferred software support contracts are amortized into revenue on a monthly basis using the straight-line method over the life of the contract. Deferred amounts for training are recognized when the services are performed.

     Costs for software support contracts, installation and training, are charged to expense when those costs are incurred.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates.

SEC registration fee........................................  $    858
Accounting fees and expenses................................    20,000
Legal fees and expenses.....................................    10,000
Printing and engraving expenses.............................     5,000
Transfer Agent and Registrar fees and expenses..............     1,000
Miscellaneous expenses......................................     1,142
                                                              --------
  Total.....................................................  $ 38,000
                                                              ========

14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") generally provides that all directors and officers (as well as other employees and individuals) may be indemnified against expenses (including attorney's fees) judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) actually and reasonably incurred in connection with defense or settlement of an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right which any person may be entitled to under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

     The Registrant's bylaws allow, and in some cases require, the indemnification of directors and officers under certain circumstances and grant our directors and officers a right to indemnification to the full extent permitted by law for all expenses relating to civil, criminal, administrative or investigative procedures to which they are a party (1) by reason of the fact that they are or were the Registrant's directors or officers or (2) by reason of the fact that, while they are or were the Registrant's directors or officers, they are or were serving at the Registrant's request as a director, officer or employee of another enterprise. The Registrant's bylaws further provide that an advancement for any such expenses shall only be made upon delivery to the Registrant by the indemnitee of an undertaking to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified by the Registrant.

     The Registrant has entered into indemnification agreements with its directors and officers. These agreements require the Registrant to indemnify these directors and officers with respect to their activities as its directors or officers or when serving at its request as a director, officer or trustee of another corporation, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in any threatened, pending or completed suit or proceeding to which they are, or are threatened to be made, parties as a result of their service to the Registrant. The Registrant agrees to indemnify each indemnitee for any one or a combination of the following, whichever is most advantageous to the indemnitee: (1) the benefits provided by the Registrant's certificate of incorporation and bylaws in effect on the date of the indemnification agreement; (2) the benefits provided by the Registrant's certificate of incorporation and bylaws at the time expenses are incurred by the indemnitee; (3) the benefits allowable under Delaware law in effect on the date of the indemnification agreement; (4) the benefits allowable under the law of the jurisdiction under which the Registrant exists at the time expenses are incurred by the indemnitee; (5) the benefits available under liability insurance obtained by the Registrant; and (6) such other benefits as may be otherwise available to indemnitee under our existing practices. Under the indemnification agreements, each indemnitee will continue to be indemnified even after ceasing to occupy a position as the Registrant's officer, director, employee or agent with respect to suits or proceedings arising out of acts or omissions during his or her service to the Registrant.

     Each indemnitee agrees to notify the Registrant promptly of any proceeding brought or threatened and not to make any admission or settlement without the Registrant's consent, unless the indemnitee determines to undertake his or her own defense and waives the benefits of the indemnification agreement.

15. RECENT SALES OF UNREGISTERED SECURITIES

     On August 10, 2000, we issued 100 shares of our common stock to InfoCure Systems, Inc., a wholly-owned subsidiary of InfoCure Corporation. This issuance is exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"); pursuant to Section 4(2) of the Securities Act.

     On March 5, 2001, we issued 8,754,937 shares of our common stock to InfoCure. At the time, InfoCure was our sole stockholder. This issuance was exempt under Section 4(2) of the Securities Act.

     Immediately following the issuance of the shares referred to in the paragraph above, InfoCure effected the pro rata distribution of all the issued and outstanding shares of our common stock to the InfoCure stockholders. This offering was effected pursuant to a Registration Statement on Form S-1 with PracticeWorks as a named registrant. We received no proceeds from InfoCure's distribution of our common stock to its stockholders.

     On March 6, 2001, we issued 100,000 shares of our series C convertible redeemable preferred stock for $5.0 million to Crescent in a private placement. This issuance was exempt under Section 4(2) of the Securities Act.

     On March 7, 2001, we issued 32,000 shares of our series A convertible redeemable preferred stock to Ceramco, Inc., a wholly owned subsidiary of DENTSPLY International, Inc. in exchange for all of the outstanding membership interests of SoftDent, LLC, or InfoSoft, the practice management subsidiary of DENTSPLY. The aggregate consideration in connection with this acquisition was approximately $32.0 million. This issuance was exempt pursuant to Section 4(2) of the Securities Act.

     On April 23, 2001, we issued an aggregate of 333,334 shares of our common stock to eight institutional investors in a private placement. The aggregate consideration in connection with this transaction was $1.5 million. This issuance was exempt pursuant to Section 4(2) of the Securities Act.

16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT
NUMBER           DESCRIPTION
-------          -----------
   2.1      --   Agreement and Plan of Distribution, dated as of February 21,
                 2001, by and between InfoCure Corporation and PracticeWorks,
                 Inc. (incorporated by reference to Exhibit 2.1 to
                 PracticeWorks' Current Report on Form 8-K, filed with the
                 Commission on March 22, 2001).
   3.1      --   Certificate of Incorporation of PracticeWorks, Inc.
                 (incorporated by reference to Exhibit 3.1 to PracticeWorks
                 Registration Statement on Form 10, filed with the Commission on August 22, 2000).
   3.2(a)   --   Certificate of Designations of Series A Preferred Stock of
                 PracticeWorks, Inc. issued to Ceramco, Inc. (incorporated by reference to Exhibit 3.2(b) to PracticeWorks' Current Report on Form 8-K, filed with the Commission on March 22, 2001).
   3.2(c)   --   Certificate of Designations of Series C Preferred Stock of
                 PracticeWorks, Inc. issued to Crescent International Ltd.
                 (incorporated by reference to Exhibit 3.2(c) to
                 PracticeWorks' Current Report on Form 8-K, filed with the
                 Commission on March 22, 2001).
   3.3      --   By-Laws of PracticeWorks, Inc. (incorporated by reference to
                 Exhibit 3.1 to PracticeWorks Registration Statement on Form
                 10, filed with the Commission on August 22, 2000).
   4.1      --   Form of Certificate of Designation of PracticeWorks Series B
                 Convertible Redeemable Preferred Stock (Incorporated by
                 reference to InfoCure's and PracticeWorks' joint
                 Registration Statement on Form S-4, filed with the
                 Commission on April 30, 2001).
   4.2      --   Form of certificate representing PracticeWorks, Inc. common stock (incorporated by reference to Exhibit 4.1 to Amendment
                 No. 1 to PracticeWorks' Registration Statement on Form 10,
                 filed with the Commission on December 21, 2000).
   4.3(a)   --   Warrant dated March 5, 2001 by and between PracticeWorks,
                 Inc. and FINOVA Capital Corporation. (incorporated by
                 reference to Exhibit 4.2(a) to PracticeWorks' Current Report on Form 8-K, filed with the Commission on March 22, 2001).
   4.3(b)   --   Warrant dated March 5, 2001 by and between PracticeWorks,
                 Inc. and FINOVA Capital Corporation. (incorporated by
                 reference to Exhibit 4.2(b) to PracticeWorks' Current Report on Form 8-K, filed with the Commission on March 22, 2001).
   4.4      --   Warrant dated March 6, 2001 by and between PracticeWorks,
                 Inc. and Crescent International Ltd. (incorporated by
                 reference to Exhibit 3.2(a) to PracticeWorks' Current Report on Form 8-K, filed with the Commission on March 22, 2001).
   5.1*     --   Opinion of King & Spalding regarding the legality of the
                 PracticeWorks securities being issued.

EXHIBIT
NUMBER           DESCRIPTION
-------          -----------
  10.1      --   Tax Disaffiliation Agreement, dated as of March 5, 2001, by and between InfoCure Corporation and PracticeWorks, Inc.
                 (incorporated by reference to Exhibit 10.1 to PracticeWorks'
                 Current Report on Form 8-K, filed with the Commission on
                 March 22, 2001).
  10.2      --   Transition Services Agreement, dated as of March 5, 2001, by and between InfoCure Corporation and PracticeWorks, Inc.
                 (incorporated by reference to Exhibit 10.2 to PracticeWorks'
                 Current Report on Form 8-K, filed with the Commission on
                 March 22, 2001).
  10.3      --   Agreement and Plan of Distribution (filed as Exhibit 2.3).
  10.4      --   Employee Benefits and Compensation Allocation Agreement,
                 dated as of March 5, 2001, by and between InfoCure
                 Corporation and PracticeWorks, Inc. (incorporated by
                 reference to Exhibit 10.4 to PracticeWorks Current Report on
                 Form 8-K, filed with the Commission on March 20, 2001).
  10.5(a)   --   Intellectual Property License Agreement, dated as of March
                 5, 2001, by and between InfoCure Corporation and
                 PracticeWorks Systems, LLC. (incorporated by reference to
                 Exhibit 10.5(a) to PracticeWorks' Current Report on Form
                 8-K, filed with the Commission on March 22, 2001).
  10.5(b)   --   Intellectual Property License Agreement, dated as of March
                 5, 2001, by and between InfoCure Corporation and
                 PracticeWorks Systems, LLC. (incorporated by reference to
                 Exhibit 10.5(b) to PracticeWorks' Current Report on Form
                 8-K, filed with the Commission on March 22, 2001).
  10.5(c)   --   Assignment of Copyrights, dated as of March 5, 2001, by and between InfoCure Corporation and PracticeWorks Systems, LLC.
                 (incorporated by reference to Exhibit 10.5(c) to
                 PracticeWorks' Current Report on Form 8-K, filed with the
                 Commission on March 22, 2001).
  10.5(d)   --   Assignment of Trademarks, dated as of March 5, 2001, by and between InfoCure Corporation and PracticeWorks Systems, LLC.
                 (incorporated by reference to Exhibit 10.5(d) to
                 PracticeWorks' Current Report on Form 8-K, filed with the
                 Commission on March 22, 2001).
  10.6      --   Amended and Restated PracticeWorks, Inc. 2000 Stock Option
                 Plan (incorporated by reference to Exhibit 10.6 to Amendment
                 No. 1 to PracticeWorks' Registration Statement on Form 10,
                 filed with the Commission on December 21, 2000).
  10.7(a)   --   Indemnification Agreement, dated March 5, 2001, by and
                 between PracticeWorks, Inc. and Richard E. Perlman
                 (incorporated by reference to Exhibit 10.7(a) to
                 PracticeWorks' Current Report on Form 8-K, filed with the
                 Commission on March 22, 2001).
  10.7(b)   --   Indemnification Agreement, dated March 5, 2001, by and
                 between PracticeWorks, Inc. and James K. Price (incorporated by reference to Exhibit 10.7(b) to PracticeWorks' Current
                 Report on Form 8-K, filed with the Commission on March 22,
                 2001).
  10.7(c)   --   Indemnification Agreement, dated March 5, 2001, by and
                 between PracticeWorks, Inc. and James A. Cochran
                 (incorporated by reference to Exhibit 10.7(c) to
                 PracticeWorks' Current Report on Form 8-K, filed with the
                 Commission on March 22, 2001).
  10.7(d)   --   Indemnification Agreement, dated March 5, 2001, by and
                 between PracticeWorks, Inc. and James C. Davis (incorporated by reference to Exhibit 10.7(d) to PracticeWorks' Current
                 Report on Form 8-K, filed with the Commission on March 22,
                 2001).

EXHIBIT
NUMBER           DESCRIPTION
-------          -----------
  10.8(a)   --   Employment Agreement, dated March 5, 2001, by and between
                 PracticeWorks, Inc. and Richard E. Perlman (incorporated by reference to Exhibit 10.8(a) to PracticeWorks' Current
                 Report on Form 8-K, filed with the Commission on March 22,
                 2001).
  10.8(b)   --   Employment Agreement, dated March 5, 2001, by and between
                 PracticeWorks, Inc. and James K. Price (incorporated by
                 reference to Exhibit 10.8(b) to PracticeWorks' Current
                 Report on Form 8-K, filed with the Commission on March 22,
                 2001).
  10.8(c)   --   Employment Agreement, dated March 5, 2001, by and between
                 PracticeWorks, Inc. and James A. Cochran (incorporated by
                 reference to Exhibit 10.8(c) to PracticeWorks' Current
                 Report on Form 8-K, filed with the Commission on March 22,
                 2001).
  10.8(d)   --   Employment Agreement, dated March 5, 2001, by and between
                 PracticeWorks, Inc. and James C. Davis (incorporated by
                 reference to Exhibit 10.8(d) to PracticeWorks' Current
                 Report on Form 8-K, filed with the Commission on March 22,
                 2001).
  10.9+     --   Inventory Control System Development & Marketing Agreement
                 by and between Ormco Corporation and InfoCure Corporation, dated as of June 23, 1999 (incorporated by reference to
                 Exhibit 10.9 to Amendment No. 1 to PracticeWorks'
                 Registration Statement on Form 10, filed with the Commission on December 21, 2000).
  10.10+    --   InfoCure Corporation E-Commerce Agreement by and between
                 United Stationers Supply Co. and InfoCure Corporation, dated as of January 18, 2000 (incorporated by reference to Exhibit
                 10.10 to Amendment No. 1 to PracticeWorks' Registration
                 Statement on Form 10, filed with the Commission on December
                 21, 2000).
  10.11+    --   E-Commerce Agreement by and between Summit Marketing Group,
                 Inc. and InfoCure Corporation, dated as of November 18,
                 1999. (incorporated by reference to Exhibit 10.11 to
                 Amendment No. 1 to PracticeWorks' Registration Statement on
                 Form 10, filed with the Commission on December 21, 2000).
  10.12+    --   Purchase and Marketing Agreement by and between Dell
                 Marketing, L.P. and InfoCure Corporation, dated as of August
                 1, 2000 (incorporated by reference to Exhibit 10.12 to
                 Amendment No. 1 to PracticeWorks' Registration Statement on
                 Form 10, filed with the Commission on December 21, 2000).
  10.13     --   Master Service Agreement by and between Global Center, Inc.
                 and PracticeWorks, Inc., dated as of September 13, 2000
                 (incorporated by reference to Exhibit 10.13 to
                 PracticeWorks' Registration Statement on Form 10, filed with the Commission on November 13, 2000).
  10.14     --   Contribution Agreement, dated as of December 27, 2000, by
                 and between InfoCure Corporation, PracticeWorks, Inc.,
                 DENTSPLY International, Inc., Ceramco, Inc. and SoftDent LLC
                 (incorporated by reference to Exhibit 10.14 to
                 PracticeWorks' Registration Statement on Form S-1, filed
                 with the Commission on January 16, 2001).
  10.15     --   Registration Rights Agreement dated as of March 7, 2001
                 between PracticeWorks, Inc. and Ceramco, Inc. (incorporated by reference to Exhibit 10.15 to PracticeWorks' Current
                 Report on Form 8-K, filed with the Commission on March 22,
                 2001).

EXHIBIT
NUMBER           DESCRIPTION
-------          -----------
  10.16     --   Stock Purchase Agreement dated as of March 5, 2001, between
                 PracticeWorks, Inc. and Crescent International Ltd.
                 (incorporated by reference to Exhibit 10.16 to
                 PracticeWorks' Current Report on Form 8-K, filed with the
                 Commission on March 22, 2001).
  10.17     --   Registration Rights Agreement, dated as of March 5, 2001,
                 between PracticeWorks, Inc. and Crescent International Ltd.
                 (incorporated by reference to Exhibit 10.17 to
                 PracticeWorks' Current Report on Form 8-K, filed with the
                 Commission on March 22, 2001).
 10.18(a)   --   Stock Purchase Agreement, dated as of March 6, 2001, between
                 PracticeWorks, Inc. and Crescent International Ltd.
                 (incorporated by reference to Exhibit 10.18(a) to
                 PracticeWorks' Current Report on Form 8-K, filed with the
                 Commission on March 22, 2001).
 10.18(b)   --   Registration Rights Agreement dated as of March 6, 2001
                 between PracticeWorks, Inc. and Crescent International Ltd.
                 (incorporated by reference to Exhibit 10.18(b) to
                 PracticeWorks' Current Report on Form 8-K, filed with the
                 Commission on March 22, 2001).
  10.19     --   Amended and Restated Agreement and Plan of Merger and
                 Reorganization by and among Medical Dynamics, Inc., InfoCure
                 Corporation and CADI Acquisition Corporation, dated October
                 10, 2000 (incorporated by reference to Exhibit 10.19 to
                 PracticeWorks' Registration Statement on Form S-1, filed
                 with the Commission on January 16, 2001).
  10.20     --   First Amendment to the Amended and Restated Agreement and
                 Plan of Merger and Reorganization by and among Medical
                 Dynamics, Inc., InfoCure Corporation and CADI Acquisition
                 Corporation, dated October 30, 2000 (incorporated by
                 reference to Exhibit 10.20 to PracticeWorks' Registration
                 Statement on Form S-1, filed with the Commission on January
                 16, 2001).
  10.21     --   Second Amendment to the Amended and Restated Agreement and
                 Plan of Merger and Reorganization by and among Medical
                 Dynamics, Inc., InfoCure Corporation and CADI Acquisition
                 Corporation, dated December 19, 2000 (incorporated by
                 reference to Exhibit 10.21 to PracticeWorks' Registration
                 Statement on Form S-1, filed with the Commission on January
                 16, 2001).
  10.22     --   Loan Agreement dated as of March 5, 2001, by and between
                 PracticeWorks, Inc., as borrower, and FINOVA Capital
                 Corporation, as lender. (incorporated by reference to
                 Exhibit 10.22 to PracticeWorks' Current Report on Form 8-K,
                 filed with the Commission on March 22, 2001).
  10.23     --   Incentive Warrant issuable to Crescent International Ltd.
                 (incorporated by reference to Exhibit 10.23 to
                 PracticeWorks' Current Report on Form 8-K, filed with the
                 Commission on March 22, 2001).
  10.24     --   Protective Warrant issuable to Crescent International Ltd.
                 (incorporated by reference to Exhibit 10.24 to
                 PracticeWorks' Current Report on Form 8-K, filed with the
                 Commission on March 22, 2001).
  10.25     --   Letter Agreement, dated as of March 5, 2001, amending
                 certain terms of the Amended and Restated Agreement and Plan of Merger and Reorganization, by and among InfoCure
                 Corporation, CADI Acquisition Corporation and Medical
                 Dynamics, Inc. (incorporated by reference to Exhibit 10.25 to PracticeWorks' Annual Report on Form 10-K for the year
                 ended December 31, 2000).

EXHIBIT
NUMBER           DESCRIPTION
-------          -----------
  10.26     --   Fourth Amendment to the Amended and Restated Agreement and
                 Plan of Merger and Reorganization by and among Medical
                 Dynamics, Inc., InfoCure Corporation and CADI Acquisition
                 Corporation, dated April 16, 2001 (incorporated by reference to Exhibit 10.26 to Amendment No. 1 to InfoCure's and
                 PracticeWorks' joint Registration Statement on Form S-4,
                 filed with the Commission on April 30, 2001).
  10.27     --   Letter Agreement, dated May 30, 2001, and relating to
                 Amended and Restated Agreement and Plan of Merger and
                 Reorganization by and among Medical Dynamics, Inc., InfoCure
                 Corporation and CADI Acquisition Corporation (incorporated by reference to Exhibit 10.71 to Amendment No. 3 to
                 InfoCure's and PracticeWorks' joint Registration Statement on Form S-4, filed with the Commission on June 18, 2001).
  21.1      --   List of Subsidiaries. (incorporated by reference to Exhibit
                 21.1 to PracticeWorks' Current Report on Form 8-K, filed
                 with the Commission on March 22, 2001).
  23.1*     --   Consent of BDO Seidman, LLP
  23.2*     --   Consent of Hein + Associates LLP
  23.3*     --   Consent of King & Spalding (included in Exhibit 5.1)
  24.1*     --   Powers of Attorney (included on signature page)

---------------

* Filed herewith

+ PracticeWorks applied for confidential treatment of portions of these exhibits. Accordingly, portions thereof have been omitted and were filed separately with the Securities and Exchange Commission on November 13, 2000.

     (b)(1) List of Financial Statements. The following financial statements are included in the Registration Statement:

PRACTICEWORKS (A DIVISION OF INFOCURE CORPORATION)
  HISTORICAL FINANCIAL STATEMENTS:
Report of Independent Certified Public Accountants
Balance Sheets as of December 31, 2000 and 1999
Statements of Operations for the years ended December 31,
  2000, 1999 and 1998
Statements of Changes in Divisional Equity and Comprehensive
  Income for the years ended December 31, 2000, 1999 and
  1998
Statements of Cash Flows for the years ended December 31,
  2000, 1999 and 1998
Notes to Financial Statements
PRACTICEWORKS, INC. INTERIM FINANCIAL STATEMENTS FOR THE
  THREE MONTHS ENDED MARCH 31, 2001:
Balance Sheets as of March 31, 2001 (unaudited) and December
  31, 2000
Condensed Consolidated Statements of Operations for the
  three months ended March 31, 2001 and 2000 (unaudited)
Condensed Consolidated Statements of Cash Flows for the
  three months ended March 31, 2001 and 2000 (unaudited)
Notes to Condensed Consolidated Interim Financial Statements
  (unaudited)

PRACTICEWORKS, INC. PRO FORMA FINANCIAL STATEMENTS:
Introduction to Unaudited Pro Forma Condensed Combined
  Financial Statements
Unaudited Pro Forma Condensed Combined Balance Sheet as of
  March 31, 2001
Unaudited Pro Forma Condensed Combined Statement of
  Operations for the three months ended March 31, 2001
Unaudited Pro Forma Condensed Combined Statement of
  Operations for the year ended December 31, 2000
Notes to Unaudited Pro Forma Condensed Combined Financial
  Statements
INFOSOFT (A DIVISION OF CERAMCO, INC., A WHOLLY OWNED
  SUBSIDIARY OF DENTSPLY INTERNATIONAL, INC.)
Report of Independent Certified Public Accountants
Balance Sheets as of December 31, 2000 and 1999
Statements of Income for the years ended December 31, 2000
  and 1999
Statements of Changes in Divisional Equity for the years
  ended December 31, 2000 and 1999
Statements of Cash Flows for the years ended December 31,
  2000 and 1999
Notes to Financial Statements

     (2) Financial Statement Schedule.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULE

Board of Directors
PracticeWorks
(A Division of InfoCure Corporation)

     The audits referred to in our report of PracticeWorks (a Division of InfoCure Corporation), dated February 9, 2001 (except for Note 14, which is as of March 7, 2001) which is contained in the Prospectus constituting a part of this Registration Statement, included an audit of the schedule listed under Item 14(a)(2). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

     In our opinion, such schedule presents fairly, in all material respects, the information set forth therein.

                                          BDO Seidman, LLP

Atlanta, Georgia
February 9, 2001

                                                                     SCHEDULE II

               PRACTICEWORKS (A DIVISION OF INFOCURE CORPORATION)

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                            BALANCE AT   CHARGED TO    CHARGED TO                 BALANCE AT
                            BEGINNING    COSTS AND       OTHER                      END OF
                            OF PERIOD     EXPENSES      ACCOUNTS    DEDUCTIONS      PERIOD
                            ----------   ----------    ----------   ----------    ----------
Allowance for Doubtful
  Accounts
  Year ended December 31,
     2000.................    $1,113       $  611         --          $ (621)(A)    $1,103
  Year ended December 31,
     1999.................       339          998         --            (224)(A)     1,113
  Year ended December 31,
     1998.................        92          504         --            (257)(A)       339
Deferred Tax Asset
  Valuation Allowance
  Year ended December 31,
     2000.................        --        7,362(B)      --              --         7,362
  Year ended December 31,
     1999.................        --           --         --              --            --
  Year ended December 31,
     1998.................       285           --         --            (285)           --

---------------

(A)  Uncollected receivables written off.
(B) Net operating loss carryforwards to remain with InfoCure Corporation as a result of the Distribution.

     All financial statement schedules not listed are omitted because they are inapplicable or the requested information is shown in the financial statements of the Registrant or in the related notes to the financial statements.

17. UNDERTAKINGS

     The registrant hereby undertakes to provide to the Distribution Agent, at the time of the distribution, certificates in such denominations and registered in such names as required to permit prompt delivery to each recipient of shares of PracticeWorks common stock in the distribution.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 10, 2001.

                                          PracticeWorks, Inc.

                                          By:       /s/ JAMES K. PRICE
                                             -----------------------------------
                                              James K. Price
                                              Chief Executive Officer and
                                              President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James K. Price and James A. Cochran, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-1, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the Registrant in the capacities on July 10, 2001.

                SIGNATURE                                      TITLE
                ---------                                      -----

          /s/ RICHARD E. PERLMAN            Chairman of the Board and Director
------------------------------------------
            Richard E. Perlman

            /s/ JAMES K. PRICE              Chief Executive Officer, President and
------------------------------------------  Director (Principal Executive Officer)
              James K. Price

           /s/ JAMES A. COCHRAN             Senior Vice President, Secretary and Chief
------------------------------------------  Financial Officer (Principal Financial
             James A. Cochran               Officer)

                                            Executive Vice President and Director
------------------------------------------
              James C. Davis

         /s/ WILLIAM R. JELLISON            Director
------------------------------------------
           William R. Jellison

                SIGNATURE                                      TITLE
                ---------                                      -----

          /s/ WILLIAM A. SHUTZER                              Director
------------------------------------------
            William A. Shutzer

           /s/ RAYMOND H. WELSH                               Director
------------------------------------------
             Raymond H. Welsh